As filed with the Securities and Exchange Commission on November 13, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Grayscale Investments, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6221	39-2149041
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	290 Harbor Drive, 4th Floor Stamford, Connecticut 06902 (212) 668-1427
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Peter Mintzberg Chief Executive Officer Grayscale Investments 290 Harbor Drive, 4th Floor Stamford, Connecticut 06902 (212) 668-1427
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Joseph A. Hall Daniel P. Gibbons Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Craig Salm Chief Legal Officer Grayscale Investments 290 Harbor Drive, 4th Floor Stamford, Connecticut 06902 (212) 668-1427	Ryan J. Dzierniejko Lorenzo Corte Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2025

PRELIMINARY PROSPECTUS

Shares

Class A common stock
$ per share

We are offering shares of our Class A common stock. This is our initial public offering and no public market exists for our Class A common stock. We anticipate that the initial public offering price of our Class A common stock will be between $ and $ per share.

Upon completion of this offering, we will have two classes of common stock: Class A common stock and Class B common stock. The Class A common stock offered hereby will have one vote per share and economic rights and, subject to the Voting Limitation (as defined herein), the Class B common stock will have ten votes per share but no economic rights. Upon completion of this offering, the Pre-IPO LLC Members (as defined herein), controlled by Digital Currency Group, Inc. (“DCG”), our controlling shareholder, will hold shares of Class A common stock and Class B common stock that in the aggregate will entitle them to % of the combined voting power of our common stock (or % if the underwriters exercise their option to purchase additional shares of Class A common stock in full). As a result, DCG will be able to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger or sale of the Company or substantially all of our assets. As a result, we will be a “controlled company” within the meaning of the New York Stock Exchange (“NYSE”) rules. See “Management—Controlled Company Exemption” and “Risk Factors—Risk Factors Related to Ownership of Our Class A Common Stock and This Offering—Following the completion of this offering, we will be a ‘controlled company’ as defined under the corporate governance rules of the NYSE, and as a result, will qualify for, and rely on, exemptions from certain corporate governance requirements of the NYSE.”

We are a holding company, and our principal asset is our ownership interests in Grayscale Operating, LLC. As the sole managing member of Grayscale Operating, LLC, we operate and control all of the business and affairs of Grayscale Operating, LLC and, through Grayscale Operating, LLC and its subsidiaries, conduct our business. See “Organizational Structure.”

We will use all of the net proceeds we receive from this offering to purchase membership interests of Grayscale Operating, LLC, which we refer to as “LLC Units,” from the Pre-IPO LLC Members, at a price for each LLC Unit equal to the initial public offering price of our Class A common stock after underwriting discounts and commissions. See “Use of Proceeds.” Grayscale Operating, LLC will not receive any proceeds from the sale of LLC Units by the Pre-IPO LLC Members to us.

This offering is being conducted through what is commonly referred to as an “Up-C” structure.

We have applied to list our Class A common stock on the NYSE under the symbol “GRAY.”

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 23.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act and will therefore be subject to reduced reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Grayscale before expenses	$	$

(1)
We have agreed to reimburse the underwriters for certain Financial Industry Regulatory Authority-related expenses. See “Underwriters.”

At our request, the underwriters have reserved up to shares of our Class A common stock, or % of the shares offered in this offering, for sale at the initial public offering price through a directed share program to certain eligible investors in our Grayscale Bitcoin Trust ETF (“GBTC”) and our Grayscale Ethereum Trust ETF (“ETHE”) and certain individuals identified by our officers and directors. See “Underwriters—Directed Share Program.”

We have granted the underwriters the right to purchase up to an additional shares of our Class A common stock at the initial public offering price, less the underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of our Class A common stock offered by this prospectus.

The underwriters expect to deliver the shares to purchasers on or about , 2025.

Morgan Stanley	BofA Securities	Jefferies	Cantor

Wells Fargo Securities	Canaccord Genuity	Piper Sandler	Keefe, Bruyette & Woods A Stifel Company	Needham & Company

Benchmark A StoneX Company	Compass Point

, 2025

OUR MISSION

We bring native expertise, innovation, and discipline to digital asset investing. Our mission is to open the world of digital assets to every investor — from individual enthusiasts to advisors and institutions. Guided by intelligence and purpose, we believe we have everything it takes to lead this industry — now and into the future.

OUR INDUSTRY LEADERSHIP

Proven, trusted leadership spanning the digital asset universe

Assets Under Management (AUM)

$35B

Largest digital asset-focused investment platform in the world

As of September 30, 2025

Market leadership by revenue

No. 1

Globally in Bitcoin and Ethereum investment products and in the U.S. for alternative token investment products

As of September 30, 2025

Products

40+

Tokens

45+

Digital Asset Market Coverage

80%+

All as of September 30, 2025

OUR REVENUE STRENGTH

Market leader by revenue in each key market in which we compete

Bitcoin

~50%
Revenue Capture

50%
36%
9%
5%

~1.4× Nearest Competitor

Ethereum

~70%
Revenue Capture

70%
24%
5%
1%

~2.9x Nearest Competitor

Private Funds*

~86%
Revenue Capture

86%
14%

~5.9× Nearest Competitor

Grayscale | Competitor 1 | Competitor 2 | Other Issuers

As of September 30, 2025

Revenue is calculated as AUM multiplied by fee rate

*Includes Osprey (OSOL, ODOT, OBNB, Osprey BONK Trust) as of 9/30/2025 or latest available data. Excludes Bitwise (BITW) based on their filing and intent to convert BITW into an ETP in the near-term, which is expected to have a fee rate lower than 2.50%

OUR FRAMEWORK

Mapping the Digital Asset Universe

Grayscale Crypto Sectors℠ sets the standard for organizing the digital asset class, helping investors learn, navigate, and invest with confidence.

Currencies

Bitcoin	XRP	Stellar	Bitcoin Cash	Litecoin

Smart Contract Platforms

Ethereum	Binance Coin	Solana	TRON	Cardano

Financials

Hyperliquid	Bitget Token	WhiteBIT Token	Crypto.com Coin	OKB

Consumer & Culture

Dogecoin	Shiba Inu	Pump.fun	PEPE	Immutable Labs

Artificial Intelligence

Story	NEAR	Bittensor	Worldcoin	Artificial Superintelligence Alliance

Utilities & Services

Chainlink	Flare	VeChain	Quant	Filecoin

This reflects the five assets within each crypto sector with the greatest percentage weight as of September 30, 2025

OUR PRODUCTS

ETPs and ETFs

$33.9B

As of September 30, 2025

Efficient, liquid offerings providing investors with strategically designed thematic exposure to digital assets, digital asset ETPs, and equities in a familiar vehicle

Passive

ETPs

- Bitcoin Trust ETF (Ticker: GBTC)
- Bitcoin Mini Trust ETF (Ticker: BTC)
- CoinDesk Crypto 5 ETF (Ticker: GDLC)
- Ethereum Trust ETF (Ticker: ETHE)
- Ethereum Mini Trust ETF (Ticker: ETH)
- Solana Trust ETF (Ticker: GSOL)*

ETFs

- Bitcoin Miners ETF (Ticker: MNRS)
- Bitcoin Adopters ETF (Ticker: BCOR)

Active

ETFs

- Bitcoin Covered Call ETF (Ticker: BTCC)
- Bitcoin Premium Income ETF (Ticker: BPI)
- Ethereum Covered Call ETF (Ticker: ETCO)

*GSOL uplisted to an ETP in October 2025

Private Funds

$1.1B

As of September 30, 2025

Private placement offerings to accredited investors. Private placement investors can gain liquidity by selling shares that have been approved for public trading on the OTC Markets Group

Passive

Private Placements

- Aave Trust
- Avalanche Trust
- Bittensor Trust
- Decentralized AI Fund
- DeepBook Trust
- Dogecoin Trust
- Grayscale Trust II
- Lido DAO Trust
- Optimism Trust
- Pyth Trust
- Smart Contract Fund
- Space and Time Trust
- Story Trust
- Sui Trust
- Walrus Trust
- XRP Trust

Publicly Traded on the OTC Markets Group

- Basic Attention Token Trust (Ticker: GBAT)
- Bitcoin Cash Trust (Ticker: BCHG)
- Chainlink Trust (Ticker: GLNK)
- Decentraland Trust (Ticker: MANA)
- Decentralized Finance (DeFi) Fund (Ticker: DEFG)
- Ethereum Classic Trust (Ticker: ETCG)
- Filecoin Trust (Ticker: FILG)
- Horizen Trust (Ticker: HZEN)
- Litecoin Trust (Ticker: LTCN)
- Livepeer Trust (Ticker: GLIV)
- Near Trust (Ticker: GSNR)
- Stacks Trust (Ticker: STCK)
- Stellar Lumens Trust (Ticker: GXLM)
- Zcash Trust (Ticker: ZCSH)

Active Strategies

- Dynamic Income Fund (GDIF)

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. We and the underwriters are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of Class A common stock.

For investors outside the United States: we and the underwriters have done nothing that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering of the shares of our Class A common stock and the distribution of this prospectus outside of the United States.

Until , 2026, all dealers that buy, sell or trade our shares of Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

A LETTER FROM BARRY SILBERT,
FOUNDER AND CHAIRMAN OF GRAYSCALE

GRAYSCALE

Grayscale: The Ideal Investment Proxy for the Digital Asset Class

When we set out to build Grayscale in 2013, there was no Bitcoin price ticker on CNBC. No Bitcoin-friendly members of Congress, no industry analysts, no regulated exchanges, no Ethereum, no qualified custodians, no exchange-traded funds ("ETFs"). There wasn't even a standard name for the industry—crypto, digital currency, digital assets, cybercurrency? Where others saw a tulip bubble or the next Beanie Baby, we saw the future and, to us, it was inevitable. Today, inevitability has become reality.

Against this backdrop, the global financial system is entering a period of structural change: global debt levels are soaring, macro uncertainty persists, inflation risks lurk around many corners, and the world's central bankers stand ready to inject additional money into the system at the slightest whiff of an economic slowdown—"Money printer go Brr," as they say.

We firmly believe our financial system is going to be transformed over the next decade thanks to the innovation and advances ushered in by Bitcoin, other digital asset protocols, stablecoins, and the tokenization of financial and real-world assets. Money has become digital, global, borderless, frictionless, and accessible to anybody with a mobile device. New rails, built on blockchain technology and powered by digital assets, will enable an improved capital formation process, reduced counterparty risk, higher velocity of money and, over time, a more efficient financial system.

Investors seeking ways to benefit from this transformation—and to hedge against central bank money printing—have discovered that digital assets have moved from speculation to a necessary allocation in their portfolios. Grayscale sits at the center of this financial revolution.

Grayscale was built precisely for this moment

Grayscale is the largest digital asset-focused investment platform in the world and offers the broadest and most diverse suite of investment products for the digital asset class. We are a pioneer that enabled—and helped scale—investor access to the fastest-growing asset class in recent history. Our platform offers investors diversified exposure to the digital asset class that is management fee-based, capital efficient, and cash flow generating. As a first mover, our track record speaks clearly: product innovation, regulatory excellence, operational rigor, prudent risk management, and strategic clarity.

My own conviction in digital assets dates back to 2012, when I bought my first Bitcoin for less than $10. Soon thereafter, I founded Grayscale after identifying both a critical need and a compelling opportunity to provide investor access to this transformative financial technology. At the time, the total market capitalization of the asset class was approximately $1.5 billion. Today that is $4 trillion, as of September 30, 2025, an increase of nearly 3,000 times. Our original thesis has been affirmed as digital assets have developed into an essential component of the global economy and Grayscale's assets under management ("AUM") has grown to approximately $35 billion as of September 30, 2025.

I have spent my career seeking to anticipate and identify new market opportunities before others. Grayscale was built to industrialize access to digital assets in the same way my first company, SecondMarket, unlocked access to private markets and illiquid assets. By identifying where finance is heading next, my companies have established investible markets where none previously existed.

A LETTER FROM BARRY SILBERT,
FOUNDER AND CHAIRMAN OF GRAYSCALE

GRAYSCALE

An ideal investment proxy

Digital assets are redefining the financial system, evolving from a novel asset class into a foundational pillar of global capital markets. Macroeconomic uncertainty has created genuine demand for alternatives. The industry is maturing and institutional adoption is rising: from major global banks and university endowments to governments and publicly traded companies. These shifts are permanent, compounding, and accelerating, with some predicting this asset class growing by over 10x to 100x in the next 20 years.

As investors seek exposure to this fast-growing asset class, we believe that Grayscale offers an unparalleled opportunity for diversified access through a single investment. Our platform spans over 40 investment products across more than 45 tokens, covering over 80% of the digital asset market cap, with recurring management fee-based revenue aligned to asset growth and a growing balance sheet of digital assets that is designed to mirror the overall crypto market.

Furthermore, we believe Grayscale is uniquely positioned to outperform the digital asset class itself. Our recurring AUM-based management fees scale directly with digital asset growth, creating powerful operating leverage. For instance, a 25% rise in crypto prices would not only translate into a similar rise in AUM and revenue, but operating income may increase at an even faster pace due to our low fixed-cost expense base, assuming no net change in flows into or out of our products. We believe Grayscale offers investors recurring revenue, high operating leverage, exposure that grows with the market, and a model built to exceed it. Compared with other public-market proxies for digital assets, we believe Grayscale offers broader diversification than stablecoin issuers, greater capital efficiency than miners, steadier and more scalable economics than exchanges or brokerages, and a superior return on equity to digital-asset treasuries. All of this is thanks to a profitable, capital-light model that can compound with the market rather than relying on dilution.

We have built a durable business, structured to endure periods of volatility. Unlike other crypto investment options like single-token ETFs, pure play digital asset treasuries, direct holdings of crypto, exchanges, or miners, Grayscale offers both diversified exposure and disciplined cost management, enabling us to scale up product creation, marketing, advertising, and infrastructure during periods of asset class growth. Furthermore, during sustained periods of asset class contraction, Grayscale has the potential to throttle down discretionary costs and take advantage of opportunistic market dynamics to invest further for the future.

Pioneering a new asset class

From day one, Grayscale set out to institutionalize digital assets, building rails before others understood the terrain. When most hadn't even heard of Bitcoin, we were already working to convince skeptical institutions of its long-term significance. We pioneered investment product structures, public market access, regulatory clarity, and product innovation. We have been first consistently: first public Bitcoin (Ticker: GBTC) and Ethereum (Ticker: ETHE) funds, first SEC-reporting digital asset investment vehicles, first staking Ethereum exchange-traded products ("ETPs"), and leading the way with transformative legal and regulatory victories. We even secured the BTC and ETH tickers for our innovative, low-cost Bitcoin and Ethereum products. We pioneered and continue to define this category.

Our advantage extends far beyond being a first mover; we have an enduring ability to remain ahead. With a 12-year track record, unmatched scale based on our AUM and the breadth of our investment products, and a deeply embedded culture of forward-looking strategic discipline, we both understand the present and anticipate the future.

A LETTER FROM BARRY SILBERT,
FOUNDER AND CHAIRMAN OF GRAYSCALE

GRAYSCALE

For example, we see increasing momentum around the tokenization of financial and real-world assets—ranging from private stock to private credit to real estate. As the size and scale of the tokenized asset class grows, there is an opportunity to make these instruments accessible, investible, and scalable. The parallels with the development of early crypto markets are clear. Grayscale is structured to adeptly pursue such emerging opportunities with agility and precision when the moment is right.

Grayscale's edge is not only being first to an idea, but also our success in anticipating where access and investability will matter most in the digital asset class. Rather than chase demand, we build proactively for the inevitable. Ahead, there is a vast set of potential opportunities for growth: global expansion, staking strategies, and actively managed products. As the asset class continues to grow and institutionalize, we believe Grayscale is the platform to scale with it.

Designed to outperform

Our business model is designed to seize opportunities in the modern financial world. We are positioned with breadth and structured to compound with the digital asset class itself. We believe that one dollar invested in Grayscale offers the most comprehensive and risk-adjusted exposure to the growth across digital assets as a whole.

Today, we believe Grayscale is the ideal investment proxy for the digital asset class.

I founded Grayscale with the belief that digital assets would become a permanent fixture of the financial system. That view has only strengthened. But conviction alone doesn't build institutions; it takes discipline, leadership, and clarity of purpose.

There are countless people I want to thank for contributing to Grayscale's success. Thank you to Peter Mintzberg, Grayscale's CEO. Peter's focus, drive, and strategic command are scaling Grayscale with precision and ambition. The next phase of our growth is already taking shape under Peter's leadership.

To the Grayscale team: your resilience, rigor, and execution through every cycle have built the foundation this company stands on today. Thank you for your unwavering commitment to bringing our vision for what Grayscale could become into reality.

To our investors and partners: thank you for your conviction, your trust, and your support along the way. You are our constant source of ideas and inspiration.

Thirteen years ago, we envisioned a business built exactly for this moment, and for Grayscale, it's just the beginning.

Barry Silbert

Founder and Chairman of Grayscale

BASIS OF PRESENTATION

On January 1, 2025, we completed the Pre-IPO Reorganization described under “Organizational Structure—The Pre-IPO Reorganization,” pursuant to which, among other things, Grayscale Investments, LLC merged with and into Grayscale Operating, LLC, with Grayscale Operating, LLC surviving the merger. The Pre-IPO Reorganization was treated as a reorganization of companies under common control and has been accounted for as a change in reporting entity between entities under common control, as each entity was controlled by DCG. Accordingly, Grayscale Operating, LLC’s consolidated financial statements included in this prospectus as of and for the years ended December 31, 2024 and 2023 have been presented giving retroactive effect to the Pre-IPO Reorganization in accordance with Accounting Standards Codification (“ASC”) 250-10-45-21.

Grayscale Investments, Inc. (formerly known as GSO Intermediate Holdings I Corporation) was formed as a Delaware corporation on May 2, 2025 and, prior to the closing of the Private Placement (as defined herein) on October 22, 2025, had not conducted any activities other than those incidental to its formation, the Private Placement, the Private Placement Reorganization (as defined herein), the IPO Reorganization, and the preparation of this prospectus and the registration statement of which this prospectus forms a part. In connection with the closing of the Private Placement, we completed the Private Placement Reorganization pursuant to which GSO Intermediate Holdings I Corporation was renamed to Grayscale Investments, Inc. and became the holding company of Grayscale Operating, LLC. Following the Private Placement Reorganization, Grayscale Investments, Inc.’s principal asset is its ownership interests in Grayscale Operating, LLC. See “Organizational Structure—Private Placement Reorganization.” Upon completion of the Private Placement Reorganization, Grayscale Operating, LLC became the predecessor of Grayscale Investments, Inc. for financial reporting purposes.

In this prospectus, unless the context otherwise requires, “Grayscale,” the “Company,” “we,” “us” and “our” refer (i) prior to the consummation of the Pre-IPO Reorganization described under “Organizational Structure—The Pre-IPO Reorganization,” to Grayscale Investments, LLC and its subsidiaries, (ii) after the Pre-IPO Reorganization and prior to the consummation of the Private Placement Reorganization described under “Organizational Structure—Private Placement Reorganization,” to Grayscale Operating, LLC and its subsidiaries, and (iii) after the Private Placement Reorganization described under “Organizational Structure—Private Placement Reorganization,” to Grayscale Investments, Inc. and its subsidiaries. Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the consummation of the Private Placement Reorganization and the IPO Reorganization.

MARKET AND INDUSTRY DATA

This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry, and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. Such data and assumptions, including those relating to a specified market’s projected growth or future performance, are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause future performance to differ materially from such data and estimates. See “Special Note Regarding Forward-Looking Statements.”

TRADEMARKS AND TRADE NAMES

We own or have rights to trademarks, service marks, and trade names that we use in connection with the operation of our business. Other trademarks, service marks, and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, and trade names referred to in this prospectus are listed without the ® or ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks, and trade names.

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NON-GAAP FINANCIAL MEASURES

This prospectus contains non-GAAP financial measures, including Adjusted Operating Income and Adjusted Net Income, which are financial measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for our definitions of these non-GAAP measures, information about how and why we use these non-GAAP measures, and a reconciliation of each of these non-GAAP measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP.

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1

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including the “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections and the consolidated financial statements and the notes to those statements.

Grayscale Overview

Grayscale is the largest digital asset-focused investment platform in the world, with approximately $35 billion in assets under management as of September 30, 2025. Our mission is to make digital asset investing simple and open to every investor. Founded in 2013, we have pioneered regulated access to the digital asset class. Our platform spans the full spectrum of institutional-grade solutions, providing investors with the broadest and most diverse suite of digital asset-focused investment products in the United States based on number of products. Today, we are operating from a position of strength due to our highly differentiated position in the digital asset investment ecosystem:

We believe that Grayscale is the smart way to invest in the digital asset class, just as investing in our products is a smart way to invest in digital assets. The inherent operating leverage underlying our platform has the potential to deliver superior returns relative to digital assets when market values appreciate, while also providing us the flexibility to maintain financial discipline, control costs and opportunistically invest in our growth initiatives should digital asset prices depreciate for sustained periods of time. When compared with the other options investors have to gain digital asset exposure via the public markets, we believe Grayscale offers (1) better diversification than stablecoin issuers due to our comprehensive coverage of the digital asset universe rather than single sector exposure, (2) better capital efficiency than miners due to our lower operating expenses, (3) better economics than digital asset trading platforms because our revenues are derived from more stable management fees on AUM rather than transaction fees, and (4) better return on equity than treasury companies with less risk because our profitable and capital-efficient operating business model can, but does not need to, issue debt or dilutive equity to generate returns. We also have the ability to organically and efficiently compound our exposure to digital assets by accruing tokens through our asset management business, allowing us to retain operating profit in the form of digital assets and further participate in the potential growth of the market.

GRAYSCALE®

We believe Grayscale offers:

Better accessibility and diversification than investing in digital assets directly (e.g. BTC and ETH)

Better diversification than stablecoin issuers

Better capital efficiency than miners

Better return on equity than treasury companies

VS

Digital Assets and Digital Asset Exposure via Public Markets

Digital Assets

Stablecoin Issuers

Miners

Exchange & Brokerages

Digital Asset Treasuries

Pioneering the Digital Asset Revolution

Digital assets and blockchain technology are driving a secular shift in the global financial system, streamlining financial access and democratizing payment rails. Recognizing this transformative potential, we knew investors would need regulated investment vehicles that provide transparent, compliant and secure access. In 2013, we launched the first widely available and institutional-grade Bitcoin investment fund in the world—then known as the “Bitcoin Investment Trust”—to meet this market demand.

Grayscale was the first firm in history to offer a product of this kind, pioneering regulated access to the digital asset class. Our groundbreaking Bitcoin product offered U.S. accredited investors a familiar investment vehicle to gain exposure to the first and largest digital asset protocol in existence. We would go on to make our Bitcoin product the first publicly traded Bitcoin vehicle under the ticker GBTC, the first SEC reporting digital asset investment vehicle, and among the first spot Bitcoin exchange-traded products following our watershed U.S. Court of Appeals ruling in 2023.

Our Bitcoin trust was introduced when Bitcoin had a market capitalization of only approximately $1.5 billion. As of September 30, 2025, the entire digital asset market capitalization is nearly 3,000 times that at approximately $4 trillion. Comparing digital asset market capitalization from September 30, 2024 to September 30, 2025, the asset class has grown approximately 71%.

Since the launch of our Bitcoin trust, we have become deeply embedded within the digital asset investment ecosystem. Through our Capital Solutions Platform—an origination engine through which we partner with entrepreneurs, developers, foundations and protocol teams—we structure products and solutions around what we believe are the most promising emerging technologies. What began with Bitcoin has grown into an entire universe of digital asset sectors including artificial intelligence (“AI”), identity systems, digital artwork, storage, web hosting and gaming. Digital assets are reshaping traditional finance through the tokenization of real-world assets—such as stocks, bonds, real estate, and commodities—and stablecoins have emerged as one of the most prominent use cases of the asset class, removing friction and driving efficiency in payment systems infrastructure.

As digital assets reshape the future of finance, Grayscale is not just participating in the asset class, we are helping unlock its true potential by inventing products and pioneering regulated access for investors. We are doing for digital assets what Vanguard and PIMCO did for the investment management industry with their mutual fund and bond fund in the 1970s and 1980s, and what KKR did for private equity with their leveraged buy-out vehicles in the 1980s.

Our History of Firsts

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2013: Launched the world’s first widely available Bitcoin investment vehicle (Bitcoin Investment Trust, later GBTC)
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2015: GBTC became the first publicly traded Bitcoin fund
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2017: Introduced the first widely available Ethereum investment vehicle (ETHE)
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2019: ETHE became the first publicly traded Ethereum fund
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2021: Brought the first SEC-reporting digital asset vehicles to market (GBTC and ETHE)
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2023: Landmark court victory paving the way for the approval of the first spot Bitcoin ETPs
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2024: Launched one of the first Bitcoin ETPs and one of the first Ethereum ETPs
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2024: Launched Bitcoin and Ethereum “Mini Trusts” (Ticker: BTC and Ticker: ETH), the lowest-cost ETPs in the U.S. market
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2025: Within its first year, BTC surpassed $5 billion in AUM—a milestone achieved by only nine other ETF products
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2025: Launched the first diversified digital asset ETP encompassing multiple digital asset tokens beyond Bitcoin and Ethereum (Ticker: GDLC)
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2025: Launched the first Ethereum staking ETPs (Ticker: ETHE and Ticker: ETH)

Our Market Opportunity

Digital assets are among the fastest-growing asset class of the past decade and now represent a multi-trillion-dollar sector, making it an attractive opportunity for investors. We believe digital assets have reached escape velocity and are poised to further revolutionize traditional financial markets as they gain greater institutional adoption and regulatory clarity to unlock their potential.

Massively Expanding Market

Grayscale has been a pioneer in this massively expanding market and is now working to capitalize on the opportunities that lie ahead. The market capitalization of digital assets as of September 30, 2025 was approximately $4 trillion, according to data from CoinGecko. For comparison, the private credit market, another fast-growing asset class, was approximately $2 trillion at year-end 2024, according to Preqin. Digital assets are the fastest-growing asset class in recent history as compared to other major asset classes, including U.S. equities, gold and U.S. corporate bonds. Using Bitcoin as a proxy for digital assets, from September 30, 2015 to September 30, 2025, the price of Bitcoin increased more than 47,800% per CoinGecko. Comparatively over the same time period, the S&P 500 (per S&P Capital IQ), gold (per S&P Capital IQ), U.S. bonds (as measured by the Bloomberg U.S. Aggregate Total Return Value Unhedged USD Index) and U.S. treasuries (as measured by the BlackRock U.S. iShares Treasury Bond ETF) increased 248%, 245%, 20% and 12%, respectively.

We estimate our total addressable market capitalization is approximately $4 trillion as of September 30, 2025, and we believe that it has potential to grow further. We define our total addressable market today as the market capitalization of all digital assets and our serviceable addressable market as the total amount of capital invested in digital assets through investment vehicles such as ETFs, ETPs, private funds or trusts, publicly quoted private funds or trusts, and actively managed strategies. We estimate this serviceable market opportunity is approximately $365 billion as of September 30, 2025. To calculate this figure, we consider the total assets under management of digital asset exchange-traded products, over-the-counter digital asset investment products, digital asset futures-based funds, digital asset-exposed thematic equity funds, digital asset-exposed hedge funds, digital asset-exposed private equity or venture capital funds, digital asset-exposed private passive funds and tokenized digital asset funds. Our serviceable addressable market is based on a rigorous analysis of products offered by us and our competitors through both exchange-listed and non-exchange-listed products and funds, with data sourced from Bloomberg, Preqin and U.S. regulatory filings.

Going forward, we expect that the total addressable market will continue to grow as well as expand into adjacencies including tokenized real-world assets and other blockchain-enabled technologies. We continue to believe an increasing portion of the total addressable market will be served via regulated investment vehicles as digital asset allocations evolve, positioning Grayscale to deliver growth. In particular, we expect that institutional adoption and advised wealth portfolios will drive inflows into digital asset ETFs and ETPs, popular products that provide robust and regulated investor access and represent a large addressable market compared to other vehicle structures.

Increasing Institutional Adoption

We continue to see investors indicate a growing interest in increasing their exposure to the digital asset investment ecosystem. 83% of institutional investors expect to increase their digital asset allocations in 2025, with 59% expecting to allocate more than 5% of their portfolio to digital assets, according to an independent survey conducted by Ernst & Young.

There is also a shift in investor preference towards digital assets across wealth management channels. Morgan Stanley’s Wealth Management Global Investment Committee in an October 2025 report recommended a digital asset allocation of up to 4% across client portfolios oriented towards opportunistic growth. The proportion of financial advisors recommending allocations toward digital assets for all clients has more than doubled from 8% as of March 2024 to 20% as of December 2024, according to a survey of financial advisors conducted by the Digital Assets Council of Financial Professionals. In addition, 65% of financial advisors have recommended some digital asset allocation to at least 10% of their clients, and more than a third of financial advisors recommend digital asset allocations to at least 50% of their clients. The White House issued Executive Order 14330, titled “Democratizing Access to Alternative Assets for 401(k) Investors,” which aims to expand the range of investment options available to participants in 401(k)s. We believe this will further increase portfolio allocations by allowing the larger than $13 trillion defined contribution plan market, which consists of the larger than $9 trillion 401(k) market, as of June 30, 2025, to invest in digital assets. We expect continued growth in allocations from advised wealth channels as education, awareness, and regulation around digital assets mature.

As digital asset investing penetrates these previously inaccessible, more traditional investment channels, we expect that sophisticated investors will also increasingly purchase digital assets outside of Bitcoin and Ethereum. Emerging tokens provide exposure to a variety of different risk return profiles, offering investors more choice that is not well serviced by traditional asset managers. Our strong brand and existing product infrastructure allow us to go to market quickly and efficiently, positioning us to capture AUM as emerging tokens become part of diversified digital asset portfolios. Today, we have the broadest offering of digital asset-focused investment products in the U.S, with more than 40 products, providing exposure to more than 45 tokens as of September 30, 2025. Most of our competitors have a more limited range of product offerings, with many providing exposure only to Bitcoin and Ethereum.

Improving Regulatory Clarity

Digital asset adoption has gained momentum with increasing alignment across various levels of government and bipartisan lawmakers. Recent examples of key developments fostering digital asset innovation include executive orders, such as Executive Order 14178 titled “Strengthening American Leadership in Digital Financial Technology,” which established the Presidential Working Group on Digital Asset Markets with a mandate to develop a federal regulatory framework for digital assets, and the previously mentioned Executive Order 14330, titled “Democratizing Access to Alternative Assets for 401(k) Investors,” which aims to expand the range of investment options available to participants in defined contribution plans such as 401(k)s. We have also seen a significantly improved regulatory posture, such as the SEC’s formation of a dedicated Crypto Task Force, approval of Generic Listing Standards for Commodity-Based Digital Asset Trusts, announcement of “Project Crypto,” and decision to drop or pause effectively all of its non-fraud related lawsuits and/or investigations against leading digital asset market participants and protocol development teams. More recently, legislative policy has been making its way through Congress that has the potential to bolster the digital asset industry for the long term, including the enactment of the Guiding and Establishing National Innovation for U.S. Stablecoins Act (the “GENIUS Act”) and the U.S. House passage of the Digital Asset Market Clarity Act (the “Clarity Act”). We believe this increased regulatory clarity will enable us to offer more innovative products with more diversified assets to further unlock investor demand and grow AUM.

Unlocking Digital Asset Features

Digital assets have unique features. We believe one of the most prominent examples is staking, an activity with no direct parallel in traditional asset classes. By participating in staking, holders of certain digital assets help secure blockchain networks like Ethereum and Solana, and in return, earn protocol-level rewards for doing so. This mechanism not only enhances network integrity but also enables value creation directly from asset ownership. As of September 30, 2025, we manage one of the largest Ethereum ETP franchises globally, with approximately $7.4 billion in assets under management. In October 2025, after years of advocating for regulatory approval to enable staking, we were the first to stake in Ethereum ETPs. Based on the average annualized staking reward rate of approximately 3% on the Ethereum protocol, we have unlocked substantial value for our shareholders and investors. Additionally, our large scale allows us to extract favorable terms from our staking service providers. We are also staking in our Solana ETP and plan to do so across all of our stakeable investment vehicles as the regulatory environment permits, potentially unlocking further value for shareholders and investors.

Our Growth Opportunities

Our platform spans the full spectrum of institutional-grade solutions, providing investors with the broadest and most diverse suite of digital asset-focused investment products in the United States based on number of products. This platform provides us with multiple growth vectors to capitalize on our market opportunity, including our “Growth” products and other initiatives. We define our “Growth” products as all products other than GBTC and ETHE, which consist of our Bitcoin and Ethereum “Mini Trusts” (Ticker: BTC and Ticker: ETH), the lowest-cost ETPs in the U.S. market, alternative ETPs, ETFs and Private Funds. As of September 30, 2025, we have seen cumulative inflows of approximately $3.7 billion in our Growth products since January 2024. As the digital asset investing market grows and evolves, we believe we are well positioned to continue growing organically through the following strategies:

Build on the Success of Our ETF and ETP Suite

Transition to ETFs and ETPs. ETFs and ETPs are popular products that provide robust and regulated investor access and represent a large addressable market compared to other vehicle structures. We have converted our Bitcoin, Ethereum, Solana and diversified digital asset products to ETPs and plan to do so for our other products to allow for broader investor access and further AUM growth. ETFs and ETPs are the predominant vehicle for advisor platforms that serve U.S. high net worth investors. Our ETFs and ETPs are already approved on major advisor platforms, positioning us to capture rising allocations from these investors. There is a first-mover advantage to launching ETFs and ETPs because existing scale tends to reinforce additional investor flows, and we believe Grayscale is well positioned to capture that advantage for emerging tokens as we have done for Bitcoin and Ethereum. Further, recent regulatory developments are also shortening approval timelines and have begun to permit more sophisticated underlying assets and structures, including multi-asset and staking-enabled ETPs, creating opportunity for incremental revenue and diversifying investor product choice in the sector. Together, these factors position us to extend the success of our flagship ETFs and ETPs and further solidify our leadership position in offering regulated digital asset-focused investment products. As of September 30, 2025, we have experienced approximately $3.3 billion of cumulative net inflows in our ETFs and ETPs (excluding GBTC and ETHE) since the beginning of 2024.

Launch of Mini Products. In July 2024, we launched our Bitcoin and Ethereum “Mini Trusts” (Ticker: BTC and Ticker: ETH), the lowest-cost ETPs in the U.S. market. These products were launched with advised wealth distribution channels in mind and offer fee rates of 0.15%. AUM in these products has grown to $8.5 billion as of September 30, 2025. We expect that this growth will continue as we are added to more advised wealth platforms over time.

Launch of GDLC and Multi-Token Offerings. In September 2025, we were the first to launch a diversified digital asset ETP encompassing multiple tokens beyond Bitcoin and Ethereum (Ticker: GDLC). As digital asset investing matures, we believe demand will become more sophisticated. Bitcoin and Ethereum have been attractive entry points to digital assets, but we expect investor demand will expand to tokens beyond Bitcoin and Ethereum. We launched our GDLC product as a way to provide diversified digital asset exposure to multiple tokens in a single product. AUM in GDLC has grown to $741 million as of September 30, 2025.

Launch of GSOL. In October 2025, we launched Grayscale Solana Trust ETF (Ticker: GSOL) on NYSE Arca as an ETP, making it the first of our staking products to uplist under the new generic listing standards approved by the SEC. With the launch of GSOL on NYSE Arca, we are now among the largest Solana ETP managers in the United States by AUM.

Double-Down on Differentiated Strategies

Our Private Fund franchise offers accredited investors exposure to a wide array of emerging digital assets that are not yet available in a public ETF or ETP format. These Private Funds carry a fee rate that is typically 2.50%. We intend to expand our Private Fund franchise to capture growth in the broader digital asset market, particularly as projects beyond Bitcoin and Ethereum continue to gain awareness and adoption.

Our Private Fund franchise is enabled by our Capital Solutions Platform—an origination engine through which we partner directly with entrepreneurs, developers, foundations and protocol teams. The Capital Solutions team is responsible for identifying and structuring products and solutions around what we believe are the most promising emerging technologies. This process starts with institutional-grade research that combines fundamental diligence with market intelligence to assess the long-term viability of protocols. Following the selection of high-conviction assets, we explore avenues to productize and offer exposure for investors. This process often results in the chosen protocol contributing tokens to seed a corresponding Grayscale investment product. Grayscale typically earns fees on this portion of AUM. The protocol benefits from increased visibility and access to Grayscale’s fund investors. Grayscale fund investors benefit from access to potential returns by investing in the protocol.

Expand into Active Products

We believe there is a significant opportunity to complement the passive strategies of our ETFs, ETPs and Private Funds with actively managed products that can address investor demand for alpha generation, risk management, and income strategies not achievable through passive exposures alone. Active management is well-established in traditional finance, whereas in digital assets active management remains a nascent and fragmented offering with few scaled participants. This creates an opportunity for Grayscale, as a trusted and established provider, to emerge as the category leader. We intend to leverage our balance sheet, distribution capabilities, and brand to accelerate entry into this market, including through potential partnerships or acquisitions of proven investment managers that can be integrated into our fund platform.

Establish Principal Investments

We plan to make Principal Investments that further align our interests with those of our fund investors and have the potential to generate long-term growth for our investors. We believe this initiative is a natural extension of our core business and enhances our inherent leverage to the digital asset investment ecosystem.

We intend to fund these initiatives through a combination of proceeds from the $250 million private placement of our Series A convertible preferred stock, which closed on October 22, 2025, and from retained earnings generated by our operations. In addition, as we are compensated in tokens across many of our investment products, we will actively monitor the retention and utilization of these tokens as a source of funding for our Principal Investments. This may include retaining tokens for direct deployment into strategic initiatives or converting tokens to cash to support additional investments as market conditions warrant.

Our Principal Investments may include digital asset tokens or Grayscale investment products that provide comparable exposure to such assets. This approach enables us to grow our Principal Investments both organically and efficiently, leveraging a mix of capital from traditional sources and the accumulation of digital assets derived from our business operations. We aim to optimize our balance sheet exposure to the digital asset investment ecosystem while maintaining flexibility to pursue long-term strategic opportunities that align with our investors’ interests.

Accelerate Growth Through Strategic Partnerships

We aim to expand our distribution reach and accelerate product innovation through partnerships with platforms, banks, registered investment advisors (“RIAs”), and institutional networks. These channels are often gatekeepers to significant assets that require robust and extensive due diligence to access. Having Grayscale products approved on these platforms and distribution channels positions us for meaningful inflows. We believe that these collaborations also provide opportunities for co-branded products, incentive-based fee structures, and talent acquisition that have the potential to strengthen our long-term growth.

We have completed diligence or are in the diligence process with three of the largest wirehouses in the United States, which collectively managed $14.2 trillion in AUM as of September 30, 2025. Furthermore, in November 2025, one of the largest independent broker-dealer in the United States, with more than 17,500 financial advisors and more than $1 trillion in advisory and brokerage assets, approved our Bitcoin Mini ETF (Ticker: BTC), the lowest-cost Bitcoin ETP in the U.S. market, and Grayscale Ethereum Mini ETF (Ticker: ETH), the lowest-cost Ether ETP in the U.S. market, for purchase on their brokerage and asset management platforms. With the competitive fee rates on our Bitcoin Mini ETF and Ethereum Mini ETF, we believe we are well positioned to capture flows from clients of these institutions as they elect to allocate portfolio composition to digital assets.

In addition to advised wealth channels, we have established partnerships with other product distributors and intermediaries. In August 2025, we announced a partnership with iCapital Network (“iCapital”), which has a network of approximately 6,700 advisor firms, whereby Grayscale will offer iCapital’s network advisor firms access to digital assets through our actively managed investment strategies.

We believe the continued addition of our products to wealth platforms and other partnerships we establish will continue to position us to attract meaningful inflows from these firms and their clients.

Competitive Differentiators of Our Platform

Maintaining our position of strength is a strategic priority. We believe that the competitive differentiators that will enable our leadership in the digital asset industry to continue into the future are:

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Market-Leading Position: We are the largest digital asset-focused investment platform in the world as measured by AUM, with approximately $35 billion in assets under management as of September 30, 2025. We are the:
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#1 Bitcoin investment platform in the world by revenue as compared to other sponsors of spot Bitcoin ETPs.
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#1 Ethereum investment platform in the world by revenue as compared to other sponsors of spot Ethereum ETPs.
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#1 alternative token investment platform in the U.S. by revenue as compared to other sponsors of Private Funds investing in spot digital assets.
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Broadest Product Offering: Our platform spans the full spectrum of institutional-grade solutions, providing investors with the broadest and most diverse suite of digital asset-focused investment products in the United States based on number of products. Our investment products include:
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Private Funds: Private placement products designed to provide exposure to a rapidly evolving asset class securely and conveniently.
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Publicly Traded (OTC): Publicly quoted products (which may, in select cases, become SEC-reporting products) that have transitioned from Private Funds to publicly traded vehicles.
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ETFs and ETPs: Regulated, publicly traded, digital asset exposure through familiar vehicles with seamless accessibility. Our ETFs and ETPs provide investors with a variety of options, including direct token, income-focused and thematic products.

We believe our product breadth positions us to capture incremental inflows across all investor types by providing an array of strategies based on investor demand.

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Capital Solutions Platform: We have over a decade of experience building a trusted platform curated specifically for the rapidly evolving digital asset class. Through our Capital Solutions Platform—an origination engine through which we partner with entrepreneurs, developers, foundations and protocol teams—we structure products and solutions around what we believe are the most promising emerging technologies. The protocol benefits from increased visibility and access to Grayscale’s fund investors. Grayscale fund investors benefit from access to potential returns by investing in the protocol. Our scale, reputation, and trusted position within the digital asset investment ecosystem create meaningful competitive moats. We continue to strengthen and expand this platform through a growing product suite and direct distribution to our Private Fund investors.
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Trusted Brand: Grayscale has established itself as one of the most recognized and trusted brands in the digital asset investment ecosystem. According to a brand health survey commissioned by Grayscale and conducted by Whitman Insight Strategies in December 2024 sampling 1,200 investors in the United States, Grayscale’s brand awareness was approximately twice that of other digital asset-focused investment platforms, including 21Shares, Bitwise, and CoinShares. In a separate survey of independent RIAs conducted by the Financial Times in July 2024, Grayscale ranked second among asset managers RIAs would consider working with. We believe our strong brand position reflects our digital-native investment expertise and our sustained commitment to education, transparency, and partnership across a wide spectrum of investors—from individual participants to financial advisers and institutions—as they evaluate and allocate capital within the digital asset class.
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Client Distribution and Marketing Platform: We operate one of the largest digital asset distribution platforms with a team of digital-native specialists across the country. Education and research content are at the core of our approach to distribution. This includes institutional-grade analyses, discussions with protocol founders, market commentary, thematic studies, and fund-specific reports. Our research combines fundamental analysis, due diligence, and real-time market intelligence and is utilized by a broad range of investors and capital allocators. Through our proprietary Crypto Connect event series, hosted in major U.S. wealth centers, we convene industry leaders, regulatory experts, and product specialists with capital allocators representing significant sources of wealth. Members of our team also regularly speak at leading industry conferences worldwide, sharing insights on the digital asset investment ecosystem. This hands-on, expertise-driven approach has led to prolific platform engagement, resulting in over 7,500 new investor connections via approximately 2,400 meetings and approximately 11,000 calls from March 31, 2024 to March 31, 2025. In addition, our marketing team utilizes targeted omni-channel campaigns, leveraging our proprietary client and prospect database and content to drive adoption of our investment products. This differentiated approach establishes a massive reach across marketing channels, delivering 5.2 billion total advertising impressions, as well as 46 million organic and 206 million paid impressions on social media in 2024.
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Established, Institutional-Grade Infrastructure: We have invested heavily in developing a comprehensive infrastructure that is purpose-built for digital assets. Our products are supported by institutional-grade service providers, including independent custodians and auditors, to ensure best-in-class safekeeping of client assets. Our internal controls, third party service providers, and risk management protocols are designed to adhere to applicable federal securities laws, tax regulations, anti-money laundering (“AML”) and know-your-customer (“KYC”) requirements, and custodial standards. We believe our regulatory track record and reputation for being first or early to market—while engaging in responsible product design that meets regulatory compliance standards—provide meaningful competitive differentiation, particularly as investors demand greater assurance, trust, and governance around digital asset exposure.
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Regulatory Leadership and Industry Advocacy: We believe regulatory engagement is essential to the long-term success of digital assets. Grayscale maintains constructive and proactive relationships with U.S. regulators, and we have demonstrated a willingness to thoughtfully and productively advocate for industry advancement. For example, after years of advocating for regulatory approval to enable staking, we were the first to stake in Ethereum ETPs. Our reputation as a constructive, responsible industry advocate sets us apart. We use our digital-native expertise to create opportunity for traditional investment structures to include digital assets. This perspective has become a key differentiator as we engage with regulators and policymakers to shape the future of digital assets.
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Proven Management Team: Our management team is a rare combination of 130 years of cumulative traditional finance experience and more than 50 years of cumulative digital asset leadership experience—bringing an institutional mindset to the digital asset industry. This convergence of capabilities positions us to deliver investment solutions and client experiences that are both institutionally robust and technologically advanced, which we believe offers a competitive edge that is difficult to replicate.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. The following is a summary of the principal risks we face:

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Declines in the market prices of digital assets have in the past caused, and could in the future cause, our revenues to decrease.
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We are exposed to a concentration of assets in Bitcoin and Ether, and derive a substantial portion of our revenues from Grayscale Bitcoin Trust ETF and Grayscale Ethereum Trust ETF and, as a result, our results of operations are particularly exposed to investor sentiment toward Bitcoin, Ether and these individual trusts in particular.
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Increased competition in the digital asset investment industry, and the investment industry more generally, may cause our AUM and revenues to stagnate or decrease.
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Our Principal Investments initiative will, when implemented, result in us holding digital assets directly or through our investment products, which will expose us to all of the risks associated with digital assets.
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We may not successfully implement our Principal Investments or realize its intended benefits.
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We may be unable to develop new investment products, and the development of new investment products may expose us to additional costs or operational risks.
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If we are unable to successfully distribute our investment products, then our AUM and revenues could be adversely affected.
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If we fail to develop, maintain and enhance our brand and reputation, or if there is any negative publicity about us, our industry peers or in the digital asset industry, then our business, financial condition and results of operations may be adversely affected.
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It may be difficult to evaluate our business and future prospects due to our limited operating history, concentrated exposure and the variability of our operating results.
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The failure of a Custodian (as defined herein) to adequately safeguard the digital assets for which we offer investment products, or any disruptions to a Custodian’s services, could materially adversely affect our business and harm investors in our investment products.
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Our business depends on attracting and retaining our management team and other key personnel, the failure of which could disrupt our operations and adversely affect our business.
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Digital assets represent a new and rapidly evolving industry, and our results of operations may be materially adversely affected by the development, acceptance and adoption of Bitcoin, Ether or other digital assets.
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The prices of digital assets have experienced extreme volatility in recent periods and may continue to do so and could adversely affect our results of operations.
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Due to a lack of familiarity and some negative publicity associated with digital asset trading platforms, existing and potential customers, counterparties and regulators may lose confidence in the digital asset industry.

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Regulatory changes or actions by the U.S. Congress or U.S. federal or state agencies may lead to restrictions in the use of digital assets, mining and validating activity or the operation of digital asset networks or digital asset markets in a manner that adversely affects the prices of digital assets and our results of operations.
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Digital asset trading platforms may experience fraud, market manipulation, business failures, security failures or operational problems, which may adversely affect the prices of digital assets and, consequently, our results of operations.
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A determination that a digital asset is a “security” could adversely affect the value of that digital asset and potentially digital assets generally, and therefore adversely affect our business, financial condition and results of operations.
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A determination that a digital asset is a “security” for purposes of the federal securities laws could have adverse regulatory consequences for us and our investment products with respect to the Investment Company Act (as defined herein) and the Investment Advisers Act (as defined herein), and therefore adversely affect our business, financial condition and results of operations.
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Our process for analyzing whether or not a particular digital asset is a security or a transaction in a particular digital asset is a securities transaction for purposes of the federal securities laws may not yield results that are consistent with subsequent determinations by the SEC or federal courts, or with similar determinations made by our competitors.
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Our failure or inability to comply with government regulations could materially adversely affect our business, financial condition and results of operations.
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We are a holding company and our principal asset after completion of this offering will be our % ownership interest in Grayscale Operating, LLC and we are accordingly dependent upon distributions from Grayscale Operating, LLC to pay dividends, if any, and taxes, make payments under the Tax Receivable Agreement and pay other expenses.
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In certain circumstances, Grayscale Operating, LLC will be required to make distributions to us and the other holders of LLC Units, and the distributions that Grayscale Operating, LLC will be required to make may be substantial.
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We are controlled by DCG, whose interests in our business may be different than yours, and certain statutory provisions afforded to stockholders are not applicable to us. In addition, the dual class structure of our common stock will have the effect of concentrating voting control with DCG for the foreseeable future, which will limit the ability of our other investors to influence corporate matters, including the election of directors and the approval of any change of control transaction.
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We will be required to pay the Pre-IPO LLC Members and any other persons that become parties to the Tax Receivable Agreement for certain tax benefits we may receive, and the amounts we may pay could be significant.
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We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.
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We will be a “controlled company” as defined under the corporate governance rules of the NYSE, and as a result, will qualify for, and rely on, exemptions from certain corporate governance requirements of the NYSE.
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We may be required to make a significant payment to holders of our Convertible Preferred Stock under a make-whole provision, which could adversely affect our financial condition and results of operations.
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When available, our issuance of tokenized Class A common stock may not be accepted by the market, and because of regulatory uncertainty we may never be in a position to enable on-chain trading of tokenized shares, either of which could in turn have an adverse impact on the broader market for our Class A common stock.
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Because of the need to establish and maintain a digital wallet capable of holding tokens on the blockchain, the risks posed by and consequences of self-custody and the multistep process needed to sell tokenized Class A common stock in a regular-way transaction, tokenized Class A common stock, when available, may not be appropriate for all investors.

Before you invest in our Class A common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”

The Pre-IPO Reorganization

On January 1, 2025, we consummated an internal corporate reorganization (the “Pre-IPO Reorganization”) involving the following steps:

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Grayscale Investments, LLC merged into Grayscale Operating, LLC, with Grayscale Operating, LLC surviving the merger as a wholly owned subsidiary of DCG Grayscale Holdco, LLC (“DCG Grayscale Holdco”), which in turn is wholly owned by DCG, our controlling shareholder; and
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DCG Grayscale Holdco transferred limited liability units constituting 10% common ownership interest in Grayscale Operating, LLC to GSO Intermediate Holdings Corporation (“GSOIH”), a wholly owned subsidiary of DCG Grayscale Holdco, and GSOIH became the sole managing member of Grayscale Operating, LLC.

The Pre-IPO Reorganization was treated as a reorganization of companies under common control and has been accounted for as a change in reporting entity between entities under common control, as each entity was controlled by DCG. Accordingly, Grayscale Operating, LLC’s consolidated financial statements included in this prospectus as of and for the years ended December 31, 2024 and 2023 have been presented giving retroactive effect to the Pre-IPO Reorganization in accordance with Accounting Standards Codification (“ASC”) 250-10-45-21.

Recent Developments

Private Placement of Convertible Preferred Stock

On October 22, 2025, we completed a private placement (the “Private Placement”) of our Series A Convertible Preferred Stock, par value $0.0001 per share (the “Convertible Preferred Stock”). Pursuant to a securities purchase agreement, we issued and sold 25,000,000 shares of the Convertible Preferred Stock in the Private Placement for an aggregate purchase price of $250 million. Grayscale Investments, Inc. used the proceeds from the sale to purchase a corresponding number of Preferred Units (as defined below) from Grayscale Operating, LLC at a price per unit equal to $10, and Grayscale Operating, LLC may use a portion of the net proceeds received from the Private Placement to seed our Principal Investments, as described above under “—Our Recent Growth Drivers—Strategic Investments to Align with our Fund Investors.”

Upon the consummation of the offering to which this prospectus relates, each share of Convertible Preferred Stock will automatically convert into a number of shares of our Class A common stock equal to $10 divided by the product of (i) the initial public offering price of the shares of the Class A common stock sold in this offering and (ii) 0.92. Assuming an initial public offering price of $ per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), the 25,000,000 shares of Convertible Preferred Stock will convert into shares of the Class A common stock. At the low and high end of the estimated price range set forth on the cover page of this prospectus, the 25,000,000 shares of Convertible Preferred Stock will convert into shares and shares of the Class A common stock, respectively.

Prior to this offering, holders of the Convertible Preferred Stock are entitled to receive accrued and unpaid dividends at a rate of 8.0% per annum, payable in cash on the first day of each calendar quarter, beginning on January 1, 2026, and upon the closing of this offering.

In connection with the Private Placement, we entered into an investors’ rights agreement (the “Investors’ Rights Agreement”), pursuant to which we granted the holders of Convertible Preferred Stock the right to receive a “make-whole” payment following the consummation of this offering under certain conditions. Whether we are obligated to pay the make-whole and the size of any such make-whole payment are primarily dependent on the trading price of the shares of our Class A common stock during the Make-Whole Reference Period (as defined herein), which is expected to be the 40 trading days beginning approximately seven months after the closing of this offering, as compared to the initial public offering price of the shares of the Class A common stock sold in this offering. If the volume-weighted average trading price of the shares of our Class A common stock during the Make-Whole Reference Period is less than the initial public offering price of the shares of the Class A common stock sold in this offering, then investors under the Investors’ Rights Agreement will likely be entitled to a make-whole payment in cash, and such payment may be significant. See “Certain Relationships and Related Person Transactions—Investors’ Rights Agreement” and “Risk Factors—We may be required to make a significant payment to holders of our Convertible Preferred Stock under a make-whole provision, which could adversely affect our financial condition and results of operations.”

In addition, the Investors’ Rights Agreement provides holders of the Convertible Preferred Stock certain customary demand and piggyback registration rights with respect to the shares of Class A common stock issuable upon the automatic conversion of Convertible Preferred Stock in connection with this offering. See “Certain Relationships and Related Person Transactions—Investors’ Rights Agreement.”

The Private Placement Reorganization

In connection with the Private Placement, we entered into the following series of transactions to implement an internal corporate reorganization, which we collectively refer to as the “Private Placement Reorganization”:

•
GSO Intermediate Holdings I Corporation was renamed to Grayscale Investments, Inc.;
•
Grayscale Investments, Inc.’s certificate of incorporation was amended to authorize the issuance of (i) two classes of common stock: Class A common stock and Class B common stock, which we refer to collectively as our “common stock” and (ii) the Convertible Preferred Stock. Each share of Class A common stock is entitled to one vote per share on all matters submitted to a vote of our stockholders and is entitled to economic rights. Each share of Class B common stock is entitled to a maximum of ten votes per share on all matters submitted to a vote of our stockholders, but is subject to a ratable cutback of votes to the extent necessary to ensure that the outstanding shares of Class B common stock, in the aggregate, are entitled to no more than 70% of the total number of votes to which the shares of our Class A common stock and Class B common stock are entitled. The shares of Class B common stock are not entitled to any economic rights;

•
The LLC Agreement of Grayscale Operating, LLC was amended and restated to, among other things, (i) appoint Grayscale Investments, Inc. as the sole managing member of Grayscale Operating, LLC and (ii) establish the designations, preferences and rights of preferred units (the “Preferred Units”) of Grayscale Operating, LLC. The economic interests attributable to the Preferred Units are substantially identical to the economic rights of the Convertible Preferred Stock;
•
Grayscale Investments, Inc. used the proceeds from the sale of the 25,000,000 shares of Convertible Preferred Stock in the Private Placement to purchase from Grayscale Operating, LLC 25,000,000 Preferred Units at a price per unit equal to $10, the same price per share at which the Convertible Preferred Stock were sold in the Private Placement;
•
GSOIH contributed 3,006,000 LLC Units, representing a 3.34% ownership interest in the LLC Units, to Grayscale Investments, Inc. in exchange for an equal number of shares of Class A common stock;
•
Grayscale Investments, Inc. issued and sold 86,994,000 shares of the Class B common stock to GSOIH at a price per share of $0.0001, corresponding to the 86,994,000 LLC Units held collectively by GSOIH and DCG Grayscale Holdco;
•
GSOIH distributed to DCG Grayscale Holdco 81,000,000 shares of the Class B common stock corresponding to the 81,000,000 LLC Units, representing a 90% ownership interest in the LLC Units, held by DCG Grayscale Holdco;
•
The GSOIH Omnibus Incentive Plan was assumed by Grayscale Investments, Inc., and outstanding equity awards with respect to shares of GSOIH Class A common stock outstanding under the GSOIH Omnibus Incentive Plan were converted, on a one-for-one basis, into awards with respect to shares of Class A common stock of Grayscale Investments, Inc.;
•
Grayscale Investments, Inc. entered into a Tax Receivable Agreement with the Pre-IPO LLC Members (as defined herein) that obligates us to make payments to the Pre-IPO LLC Members and any future party to the Tax Receivable Agreement generally equal to 85% of the applicable cash savings that we actually realize as a result of certain tax basis adjustments resulting from the purchase of LLC Units from the Pre-IPO LLC Members in connection with or after this offering, future taxable redemptions or exchanges of LLC Units by the holders of LLC Units and from payments made under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these tax savings;
•
Grayscale Investments, Inc. and the holders of the Convertible Preferred Stock entered into the Investors’ Rights Agreement. See “Certain Relationships and Related Person Transactions—Investors’ Rights Agreement” for more information; and
•
As sole managing member of Grayscale Operating, LLC, Grayscale Investments, Inc. has sole authority to (a) determine the amount and timing of distributions (other than tax distributions) from Grayscale Operating, LLC and (b) offer LLC Units to future members. Because we manage and operate the business and control the strategic decisions and day-to-day operations of Grayscale Operating, LLC and also have a financial interest in Grayscale Operating, LLC, we consolidate the financial results of Grayscale Operating, LLC, and a portion of our net income is allocated to non-controlling interest to reflect the entitlement of the Pre-IPO LLC Members to a portion of Grayscale Operating, LLC’s net income. In addition, because Grayscale Operating, LLC is under the common control of DCG before and after the Private Placement Reorganization, we have accounted for the Private Placement Reorganization as a reorganization of entities under common control and have initially measured the interests of the Pre-IPO LLC Members in the assets and liabilities of Grayscale Operating, LLC at their carrying amounts as of the date of the completion of the Private Placement Reorganization.

The diagram below depicts our organizational structure immediately following the Private Placement Reorganization. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure.

Digital Currency Group, Inc.
(DCG)
100%
DCG Grayscale
Holdco, LLC
(DCG Grayscale Holdco)
Class B Shares
Private Placement
Investors
Convertible
Preferred Stock
90% LLC
Units
GSO Intermediate
Holdings Corporation
(GSOIH)
Class A and
Class B Shares
Grayscale
Investments, Inc.
6.66% LLC Units
3.34% LLC Units
100% Preferred Units
(sole managing member)
Grayscale Operating, LLC
Subsidiaries

Organizational Structure

Grayscale Investments, Inc. will be the issuer of the Class A common stock offered hereby. We currently conduct our business through Grayscale Operating, LLC and its subsidiaries. All of Grayscale Operating, LLC’s outstanding equity interests are currently owned by the following persons and entities (other than those equity interests owned by us), to whom we refer collectively as the “Pre-IPO LLC Members” and which are both controlled by DCG:

•
DCG Grayscale Holdco; and
•
GSOIH.

In connection with this offering, we intend to enter into the following series of transactions to implement an internal reorganization, which we collectively refer to as the “IPO Reorganization”:

•
Grayscale Investments, Inc.’s certificate of incorporation will be amended to increase the aggregate authorized share capital to shares and to make certain other changes. See “Description of Capital Stock”;
•
The LLC Agreement of Grayscale Operating, LLC will be amended and restated (the “Amended LLC Agreement”) prior to this offering. Under the Amended LLC Agreement, all current and future holders of LLC Units, including the Pre-IPO LLC Members, will have the right, from and after the completion of this offering, to require Grayscale Operating, LLC to redeem all or a portion of their LLC Units for, at our election, newly issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume-weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, reverse splits, stock dividends and other similar events affecting the Class A common stock) in accordance with the terms of the Amended LLC Agreement (the “Redemption Right”). Additionally, in the event of a redemption request by a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. A corresponding number of shares of Class B common stock will be canceled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the Amended LLC Agreement. See “Certain Relationships and Related Person Transactions—Amended LLC Agreement.” Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock;

•
Grayscale Investments, Inc. and the Pre-IPO LLC Members will enter into the Stockholders Agreement, which will, among other things, (i) provide that, for so long as the Pre-IPO LLC Members beneficially hold shares of common stock representing at least % of the combined voting power of our common stock, approval by the Pre-IPO LLC Members will be required for certain corporate actions and (ii) grant the Pre-IPO LLC Members certain director nomination rights. See “Certain Relationships and Related Person Transactions—Stockholders Agreement”;
•
Grayscale Investments, Inc. will issue shares of Class A common stock to the public pursuant to this offering;
•
Grayscale Investments, Inc. will use all of its net proceeds from this offering (including net proceeds received if the underwriters exercise their option to purchase additional shares of Class A common stock in full) to acquire LLC Units from the Pre-IPO LLC Members (or LLC Units if the underwriters exercise their option to purchase additional shares of Class A common stock in full), at a purchase price per LLC Unit equal to the initial public offering price of Class A common stock after underwriting discounts and commissions, and an equal number of shares of Class B common stock will be forfeited by the Pre-IPO LLC Members to Grayscale Investments, Inc. and canceled immediately thereafter; and
•
Upon the consummation of this offering, the 25,000,000 shares of the Convertible Preferred Stock will automatically convert into shares of our Class A common stock (assuming an initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus), and the 25,000,000 Preferred Units of Grayscale Operating, LLC owned by Grayscale Investments, Inc. will automatically convert into LLC Units at the same conversion rate that the Convertible Preferred Stock converts into Class A common stock.

The diagram below depicts our organizational structure immediately following the IPO Reorganization, this offering and the application of the net proceeds from this offering, assuming no exercise of the underwriters’ option to purchase additional shares. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure.

Pre-IPO LLC Members*
Class A Shares and Class B Shares
% vote and % economics
(or % vote and % economics assuming the underwriters exercise their option in full)
Class A Shares
% vote and % economics
(or % vote and % economics assuming the underwriters exercise their option in full)
Public Investors
Grayscale Investments, Inc.
LLC Units
% economics
(or % economics assuming the underwriters exercise their option in full)
LLC Units
Sole managing member and % economics
(or % economics assuming the underwriters exercise their option in full)
Grayscale Operating, LLC
Subsidiaries

*The Pre-IPO LLC Members consist of DCG Grayscale Holdco and GSOIH, each of which is wholly owned by DCG. DCG Grayscale Holdco and GSOIH will hold approximately (%) and (%), respectively, of the economic interests in Grayscale Operating, LLC (or % and %, respectively, if the underwriters exercise their option to purchase additional shares of Class A common stock in full). DCG Grayscale Holdco and GSOIH will hold, through their ownership of Class A common stock and Class B common stock, approximately % and %, respectively, of the combined voting power of our common stock (or % and %, respectively, if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Acquisitions by Grayscale Investments, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering and future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash are expected to produce tax basis adjustments to the assets of Grayscale Operating, LLC that will be allocated to us and thus produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. In connection with the Private Placement Reorganization, we entered into the Tax Receivable Agreement that obligates us to make payments to the Pre-IPO LLC Members and any future party to the Tax Receivable Agreement generally equal to 85% of the applicable cash savings that we actually realize as a result of these tax attributes and tax attributes resulting from payments made under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these tax savings. See “Organizational Structure—Holding Company Structure and the Tax Receivable Agreement.”

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time) in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•
we may present as few as two years of audited financial statements and two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus;
•
we will be exempt from the requirement to obtain an attestation report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002 for up to five years following the completion of this offering or until we no longer qualify as an emerging growth company;
•
we are permitted to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and
•
we are not required to hold non-binding advisory votes on executive compensation.

In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to use this extended transition period, which means that our consolidated financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis.

In this prospectus we have elected to take advantage of some or all of these reduced disclosure requirements, and in the future, we may take advantage of any or all of these exemptions for so long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenue of $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time) or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year.

Digital Currency Group

DCG, our controlling shareholder, is a global investor, builder, and incubator committed to advancing decentralized ecosystems built on blockchain technology. DCG’s principal stockholders include Bain Capital Ventures, FirstMark Capital, RRE Ventures, Ribbit Capital, Social Capital and SoftBank Vision Fund II-1 L.P.

After the closing of this offering, DCG will own shares of Class A common stock and Class B common stock that in the aggregate will entitle them to % of the combined voting power of our common stock (or % if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Corporate Information

Grayscale Investments, Inc. (formerly known as GSO Intermediate Holdings I Corporation) was incorporated in the State of Delaware on May 2, 2025 and, prior to the closing of the Private Placement on October 22, 2025, had not conducted any activities other than those incidental to its formation, the Private Placement, the Private Placement Reorganization, the IPO Reorganization and the preparation of this prospectus and the registration statement of which this prospectus forms a part. Our principal executive offices are located at 290 Harbor Drive, 4th Floor, Stamford, Connecticut 06902 and our telephone number is (212) 668‑1427. Our website is www.grayscale.com. Our website and the information contained therein or connected thereto are not incorporated into this prospectus or the registration statement of which it forms a part.

The Offering

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our Class A common stock. You should carefully read this entire prospectus before investing in our Class A common stock, including the “Risk Factors” section and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

Class A common stock offered by us	shares (or shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).
Class A common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).
Class A common stock to be outstanding after conversion of all LLC Units shares if all outstanding LLC Units held by the Pre-IPO LLC Members were redeemed or exchanged for a corresponding number of newly issued shares of Class A common stock (or shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class B common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).
Total Class A common stock and Class B common stock to be outstanding after this offering	shares.
Voting power held by holders of Class A common stock after giving effect to this offering	30%
Voting power held by holders of Class B common stock after giving effect to this offering	70%
Voting rights after giving effect to this offering

Each share of Class A common stock will entitle its holder to one vote, and, except as described below, each Class B common stock will entitle its holder to ten votes until the occurrence of the Sunset Event. Investors in this offering will hold approximately % of the combined voting power of our common stock (or % if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class A common stock and Class B common stock generally vote together as a single class on all matters submitted to a vote of our stockholders.

Class B common stock is subject to a ratable cutback of votes to the extent necessary to ensure that the outstanding shares of Class B common stock, in the aggregate, are entitled to no more than 70% of the total number of votes to which the shares of our Class A common stock and Class B common stock are entitled.

Following the Sunset Event, holders of Class B common stock will be entitled to one vote per share. The “Sunset Event” will occur at 5:00 p.m., New York time, on the first day on which the number of shares of Class B common stock beneficially owned by DCG and its affiliates together represents less than 20% of the total number of the then outstanding shares of our common stock.

See “Description of Capital Stock.”
Redemption rights of the holders of LLC Units

Under the Amended LLC Agreement, all current and future holders of LLC Units, including the Pre-IPO LLC Members, will have the right, from and after the completion of this offering, to require Grayscale Operating, LLC to redeem all or a portion of their LLC Units for, at our election, newly issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume-weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, reverse splits, stock dividends and other similar events affecting the Class A common stock) in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request by a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. A corresponding number of shares of Class B common stock will be canceled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the Amended LLC Agreement. See “Certain Relationships and Related Person Transactions—Amended LLC Agreement.”

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock.

Tokenized Class A common stock

We intend to explore permitting shareholders to hold their Class A common stock in tokenized form on a blockchain to be selected by Grayscale, as the market for tokenized equities develops. Tokenized Class A common stock is not available in this offering. See “Description of Capital Stock—Tokenized Class A Common Stock.”

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $ million, or approximately $ million if the underwriters exercise their option to purchase additional shares of Class A common stock in full, assuming an initial public offering price of $ per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses.

Each $1.00 increase (decrease) in the public offering price per share would increase (decrease) our net proceeds, after deducting estimated underwriting discounts and commissions, by $ million (assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock).

We intend to use the net proceeds that we receive from this offering to purchase LLC Units (or LLC Units if the underwriters exercise their option to purchase additional shares of Class A common stock in full) from the Pre-IPO LLC Members at a purchase price per LLC Unit equal to the initial public offering price per share of Class A common stock after underwriting discounts and commissions.

Grayscale Operating, LLC will not receive any proceeds from the purchase of LLC Units from the Pre-IPO LLC Members by us.

We estimate that the offering expenses (other than the underwriting discounts and commissions) will be approximately $ . See “Use of Proceeds.”

Controlled Company

Upon the closing of this offering, entities controlled by DCG will beneficially own more than 50% of the voting power for the election of members of our board of directors and will enter into the Stockholders Agreement. Consequently, we will be a “controlled company” under the rules of the NYSE. As a controlled company, we qualify for, and intend to rely on, exemptions from certain corporate governance requirements of the NYSE. See “Management—Controlled Company Exemption.”

Tax Receivable Agreement

Pursuant to the Tax Receivable Agreement that we have entered into with the Pre-IPO LLC Members, we will pay 85% of the amount of certain cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize to the Pre-IPO LLC Members as a result of (i) any increase in tax basis in Grayscale Operating, LLC’s assets resulting from (a) acquisitions by Grayscale Investments, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering, (b) the acquisition of LLC Units from the Pre-IPO LLC Members using the net proceeds from any future offering, (c) future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash or (d) payments under the Tax Receivable Agreement and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement. Our obligations under the Tax Receivable Agreement also apply with respect to any person that becomes a party to the Tax Receivable Agreement in the future. See “Organizational Structure—Holding Company Structure and the Tax Receivable Agreement.”

Dividend policy

Any determination to pay dividends on our Class A common stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant. See “Dividend Policy.”

Following this offering and subject to funds being legally available, we intend to cause Grayscale Operating, LLC to make pro rata distributions to the Pre-IPO LLC Members and us in an amount at least sufficient to allow us and the Pre-IPO LLC Members to pay all applicable taxes, to make payments under the Tax Receivable Agreement we have entered into with the Pre-IPO LLC Members and to pay our corporate and other overhead expenses.

Directed share program

At our request, the underwriters have reserved up to shares of our Class A common stock, or % of the shares offered in this offering, for sale at the initial public offering price through a directed share program to certain eligible investors in our Grayscale Bitcoin Trust ETF (“GBTC”) and our Grayscale Ethereum Trust ETF (“ETHE”) and certain individuals identified by our officers and directors.

In order for investors in GBTC or ETHE to be potentially eligible for the directed share program, they must have held shares of GBTC or ETHE as of October 28, 2025. In addition, eligible participants must reside in the United States and be at least 18 years of age. We will invite investors who held shares of GBTC or ETHE as of October 28, 2025 to pre-register for the directed share program. Investors must pre-register for the directed share program by November 24, 2025 to be considered for eligibility for receiving an allocation of shares in the directed share program, but completing the pre-registration process does not guarantee an allocation in the directed share program. We cannot provide any assurance that any eligible participant will receive an allocation in the directed share program.

Shares purchased through the directed share program will not be subject to the terms of the lock-up agreement or market standoff restrictions.

The number of shares of Class A common stock available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program. We will agree to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the shares reserved for the directed share program. will administer our directed share program.

See “Underwriters—Directed Share Program” for more information.

Risk factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.
Material U.S. Federal Tax Considerations for Non-U.S. Holders of Common Stock

For a discussion of the material U.S. federal income and estate tax consequences that may be relevant to non-U.S. stockholders, see “Material U.S. Federal Tax Considerations for Non-U.S. Holders of Common Stock.”

Proposed stock exchange symbol	We have applied to list our Class A common stock on the NYSE under the symbol “GRAY.”

Unless we indicate otherwise throughout this prospectus, the number of shares of our Class A common stock outstanding after this offering excludes:

•
shares of Class A common stock issuable upon exercise of options outstanding as of , 2025 under the Omnibus Incentive Plan, with a weighted-average exercise price of $ per share of Class A common stock;
•
shares of Class A common stock issuable upon vesting and settlement of restricted stock units granted under the IPO Founder Award and the IPO Executive Awards (each as defined herein) under the Omnibus Incentive Plan. See

“Executive and Director Compensation—Equity Incentive Compensation—IPO Grants” for information regarding the IPO Founder Award and IPO Executive Awards;
•
shares of Class A common stock reserved for issuance upon the exchange of LLC Units that will be held by the Pre-IPO LLC Members;
•
shares of our Class A common stock issuable if the underwriters exercise their option to purchase additional shares of Class A common stock from us;
•
shares of Class A common stock reserved for issuance under the Omnibus Incentive Plan. See “Executive and Director Compensation—Equity Incentive Compensation—Omnibus Incentive Plan” for more information regarding the Omnibus Incentive Plan; and
•
shares of Class A common stock reserved for issuance under the Employee Stock Purchase Plan, which we refer to as the “ESPP.” See “Executive and Director Compensation—Equity Incentive Compensation—Employee Stock Purchase Plan” for information regarding the ESPP.

Unless we specifically state otherwise, all information in this prospectus:

•
except for our historical consolidated financial statements and notes thereto included elsewhere in this prospectus, gives effect to the Private Placement and the Private Placement Reorganization and assumes the consummation of the IPO Reorganization described under “Organizational Structure—The IPO Reorganization”;
•
gives effect to the conversion of all of the outstanding Convertible Preferred Stock into an aggregate of shares of Class A common stock (assuming an initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus);
•
assumes no exercise of the underwriters’ option to purchase additional shares of Class A common stock; and
•
assumes an initial public offering price of $ per share of our Class A common stock (the midpoint of the estimated price range set forth on the cover page of this prospectus).

Summary Consolidated Financial and Other Data

The following tables present the summary consolidated historical financial data for Grayscale Operating, LLC and its consolidated subsidiaries and summary unaudited pro forma condensed consolidated financial information for Grayscale Investments, Inc. for the periods and at the dates indicated. The summary consolidated statements of operations data for the nine months ended September 30, 2025 and 2024 and the summary consolidated statement of financial condition data as of September 30, 2025 are derived from the Grayscale Operating, LLC unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the years ended December 31, 2024 and 2023 and the summary consolidated statement of financial condition data as of December 31, 2024 and 2023 have been derived from the audited consolidated financial statements and notes of Grayscale Operating, LLC and its consolidated subsidiaries included elsewhere in this prospectus. The Pre-IPO Reorganization completed on January 1, 2025 was treated as a reorganization of companies under common control and has been accounted for as a change in reporting entity between entities under common control, as each entity was controlled by DCG. Accordingly, Grayscale Operating, LLC’s consolidated financial statements included in this prospectus as of and for the years ended December 31, 2024 and 2023 have been presented giving retroactive effect to the Pre-IPO Reorganization in accordance with ASC 250-10-45-21.

The summary unaudited pro forma condensed consolidated financial information presented below has been derived from Grayscale Investments, Inc.’s unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. Grayscale Investments, Inc. was formed as a Delaware corporation on May 2, 2025 and, prior to the closing of the Private Placement on October 22, 2025, had not conducted any activities other than those incidental to its formation, the Private Placement, the Private Placement Reorganization, the IPO Reorganization and the preparation of this prospectus and the registration statement of which this prospectus forms a part.

The summary unaudited pro forma condensed consolidated statement of operations data for the nine months ended September 30, 2025 and fiscal year ended December 31, 2024 gives effect to the Pro Forma Transactions, as described under the section titled “Unaudited Pro Forma Condensed Consolidated Financial Information” as if all such transactions had occurred on January 1, 2024. The summary unaudited pro forma condensed consolidated statement of financial condition data as of September 30, 2025 gives effect to the Pro Forma Transactions as if they had occurred on September 30, 2025.

The summary historical financial data and unaudited pro forma condensed consolidated financial information presented below do not purport to be indicative of the results that can be expected for any future period and should be read together with “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus. The presentation of the summary unaudited pro forma condensed consolidated financial information is prepared in conformity with Article 11 of Regulation S-X. The Pro Forma Transactions include various estimates that are subject to material change and may not be indicative of what our operations or financial position would have been had this offering and related transactions taken place on the dates indicated, or that may be expected to occur in the future. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma condensed consolidated financial data.

	Actual Grayscale Operating, LLC				Pro Forma Grayscale Investments, Inc.
	Nine Months Ended September 30,		Year Ended December 31,		Nine Months Ended September 30,	Year Ended December 31,
	2025	2024	2024	2023	2025	2024
	(in thousands)
Total revenues	$318,668	$397,866	$506,157	$512,707
Total operating expenses	116,286	107,270	140,792	100,164
Operating income	202,382	290,596	365,365	412,543
Other income	2,145	4,044	6,363	20,043
Income before provision for income taxes	204,527	294,640	371,728	432,586
Provision for income taxes	1,260	70,953	89,579	107,633
Net income	203,267	223,687	282,149	324,953

Pro forma net income per share of Class A common stock
Basic
Diluted
Pro forma weighted average shares of Class A common stock outstanding
Basic
Diluted

Other Data:
Net cash provided by operating activities	$179,296	$223,379	$289,193	$152,361
Net cash used in investing activities	(396)	(905)	(1,185)	(1,789)
Net cash used in financing activities	(179,129)	(220,151)	(299,298)	(44,806)
Adjusted Operating Income(1)	209,457	299,736	377,584	427,204
Adjusted Net Income(1)	208,157	227,553	286,594	320,910
Weighted-average management fee	1.39%	1.67%	1.61%	2.13%
	AUM (in millions)
Average AUM	30,631	31,751	31,459	24,094

(1) We define Adjusted Operating Income as operating income adjusted for stock-based compensation expense, realized and unrealized gains (losses), net, other income, nonrecurring executive transition-related charges associated with changes to key executive team members and listing expenses related to the Pre-IPO Reorganization and initial public offering process of the Company. We define Adjusted Net Income as net income adjusted for stock-based compensation expense, realized and unrealized gains (losses), net, nonrecurring executive transition-related charges associated with changes to key executive team members and listing expenses related to the Pre-IPO Reorganization and initial public offering process of the Company. Adjusted Operating Income and Adjusted Net Income are non-GAAP financial measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for more information on our non-GAAP financial measures.

	Actual Grayscale Operating, LLC			Pro Forma Grayscale Investments, Inc.
	September 30,	December 31,		September 30,
	2025	2024	2023	2025
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$99,959	$100,188	$111,478
Working capital	96,398	70,746	84,861
Total assets	141,186	123,383	122,382
Total liabilities	40,011	46,349	30,762
Member’s / stockholders’ equity	101,175	77,034	91,620

The following tables provide a reconciliation of operating income to Adjusted Operating Income for the periods presented:

	Nine Months Ended September 30,		Year Ended December 31,
	2025	2024	2024	2023
	(in thousands)
Operating income, as reported	$202,382	$290,596	$365,365	$412,543
Adjusted for the following:
Stock-based compensation	1,155	2,472	2,563	12,725
Non-recurring executive transition-related charges	3,675	3,468	4,392	—
Non-recurring listing expenses	—	215	1,391	—
Other income	2,145	4,044	6,363	20,043
Realized and unrealized losses (gains), net	100	(1,059)	(2,490)	(18,107)
Adjusted Operating Income	$209,457	$299,736	$377,584	$427,204
Adjusted Operating Margin	65.7%	75.3%	74.6%	83.3%

The following tables provide a reconciliation of net income to Adjusted Net Income for the periods presented:

	Nine Months Ended September 30,		Year Ended December 31,
	2025	2024	2024	2023
	(in thousands)
Net income, as reported	$203,267	$223,687	$282,149	$324,953
Adjusted for the following:
Stock-based compensation, net of income taxes	1,147	1,876	1,945	9,559
Non-recurring executive transition-related charges, net of income taxes	3,639	2,632	3,334	—
Non-recurring listing expenses, net of income taxes	—	163	1,056	—
Realized and unrealized losses (gains), net of income taxes	104	(806)	(1,890)	(13,602)
Adjusted Net Income	$208,157	$227,553	$286,594	$320,910
Adjusted Net Income Margin	65.3%	57.2%	56.6%	62.6%

Risk Factors

An investment in our Class A common stock involves a significant degree of risk. You should carefully consider the risks described below, which do not necessarily appear in order of importance, and the other information contained in this prospectus, before making an investment in our Class A common stock. If any of the following risks were to occur, then our business, financial condition, results of operations and cash flow could be materially adversely affected. In that case, the market price of our Class A common stock could decline, and you could lose all or part of your investment.

The following risks are not the only ones facing our company. Additional risks not currently known to us, or that we currently deem immaterial, may also adversely affect us. You are strongly encouraged to consult your own professional advisors before deciding to invest in our Class A common stock.

Risk Factors Related to Our Business

Declines in the market prices of digital assets have in the past caused, and could in the future cause, our revenues to decrease.

Substantially all of our revenues are derived from fees as a percentage of the value of our AUM. Declines in the market prices of digital assets have in the past reduced, and could in the future reduce, the dollar value of fees we earn from our investment products, as fees on our investment products are generally settled in the underlying digital assets. Further, in response to, or otherwise in connection with, declines in the market prices of digital assets, investors in digital assets may sell their shares of our investment products in favor of investments that they perceive to offer greater opportunity or lower risk, thus triggering outflows from our investment products for which we operate a redemption program and further reducing our revenues derived from fees. As a result, our revenues could be adversely affected by declines in the market prices of digital assets. Finally, our Principal Investments may further expose us to the impact of any declines in the market prices of digital assets.

The market prices of digital assets have historically been subject to significant volatility, including steep declines. For example, after reaching then-record highs in November 2021, total digital asset market capitalization declined by approximately 62% in the 21 months ended September 30, 2023, before rebounding by approximately 263% in the 24 months ended September 30, 2025. The collapse of several companies in the digital asset industry, such as BlockFi Inc. (“BlockFi”), Celsius Network LLC (“Celsius”), Voyager Digital Ltd. (“Voyager”), FTX Trading Ltd. (“FTX”) and Three Arrows Capital, as well as Genesis Global Holdco, LLC (“Genesis Holdco”), along with its subsidiaries Genesis Global Capital, LLC (“Genesis Capital”) and Genesis Asia Pacific Pte. Ltd. (“Genesis Asia Pacific,” and together with Genesis Holdco and Genesis Capital, the “Genesis Entities”), impacted the market prices of digital assets in 2022 and the beginning of 2023. Additionally, on October 10, 2025, digital asset prices experienced a sharp, market-wide decline reportedly driven by a cascade of forced liquidations of approximately $20 billion in leveraged positions following a sudden drop in Bitcoin and Ether prices. The resulting sell-off caused abrupt declines across most digital assets and heightened volatility throughout the ecosystem. Any similar failure of companies, such as those of 2022 and 2023, or market-wide liquidations across large leveraged positions, such as those more recently in the digital asset industry in the future could further impact market prices.

The market price of any digital asset continues to be subject to significant uncertainty and volatility and may significantly decline in the future without recovery. For more information on the factors contributing to such uncertainty and volatility, see “—Risk Factors Related to Digital Assets—The prices of digital assets have experienced extreme volatility in recent periods and may continue to do so and could adversely affect our results of operations.” Furthermore, negative perception and a lack of stability and standardized regulation in the digital asset industry may reduce confidence in the digital asset industry and may result in greater volatility in the market prices of digital assets, including a depreciation in value. While we offer some products that are actively managed, most of our current investment products are not actively managed, and we will not take any actions to take advantage, or mitigate the impact, of significant volatility in the market prices of digital assets. Declines in the market price of digital assets have in the past caused, and could in the future cause, our revenues to decrease.

We are exposed to a concentration of assets in Bitcoin and Ether, and derive a substantial portion of our revenues from Grayscale Bitcoin Trust ETF and Grayscale Ethereum Trust ETF and, as a result, our results of operations are particularly exposed to investor sentiment toward Bitcoin, Ether and these individual trusts in particular.

Unlike traditional investment platforms that hold assets across a variety of asset classes, our investment products are invested exclusively in digital assets and highly concentrated in Bitcoin and Ether in particular.

As of September 30, 2025, the Grayscale Bitcoin Trust ETF (“GBTC”) and the Grayscale Ethereum Trust ETF (“ETHE”) accounted for approximately 70% of our AUM collectively. Fees from GBTC and ETHE collectively comprised approximately 88% and 93% of our total revenues for the nine months ended September 30, 2025 and the year ended December 31, 2024, respectively. As a result, our results of operations are particularly exposed to the performance of, and investor sentiment toward, GBTC and ETHE specifically, and Bitcoin and Ether generally. If the prices of Bitcoin and Ether were to decline, then our revenues associated with these investment products would be adversely affected. Further, our Principal Investments may be comprised of substantial amounts of Bitcoin and Ether, causing us to be further exposed to the market prices of these two digital assets. The trading prices of many digital assets, including Bitcoin and Ether, have experienced extreme volatility throughout their existence, including in recent periods, and may continue to do so. Volatility may increase or decrease due to various factors including, but not limited to, token-specific events such as the reduction of mining rewards that occur on a programmatic basis, liquidity in the digital asset markets, organization-specific events for entities that hold, or transact in, a significant value of digital assets such as bankruptcies or litigation. For instance, following significant increases throughout the majority of 2020, digital asset prices, including Bitcoin and Ether, experienced significant volatility throughout 2021 and 2022 in response to, among other factors, the collapse of several digital asset companies, including FTX. In particular, during this period the price of Bitcoin peaked at $67,371.70 in November 2021 before it declined to $16,556.29 at the end of 2022, and the price of Ether peaked at $4,776.95 in November 2021 before it declined to $1,201.33 at the end of 2022. From October 1, 2020 through September 30, 2025, the price of Bitcoin ranged from $10,515.13 to $122,824.79 and the price of Ether ranged from $340.17 to $4,833.89. In addition, during the twelve months ended September 30, 2025, the price of Bitcoin ranged from $59,670.00 to $122,824.79 and the price of Ether ranged from $1,465.40 to $4,833.89.

Furthermore, during the year ended December 31, 2024, GBTC and ETHE each suffered aggregate net outflows of over $21.5 billion and $3.6 billion, respectively. Prior to uplisting to NYSE Arca as ETPs, there was no redemption mechanism for GBTC and ETHE, and, as a result, shares of GBTC and ETHE traded at a discount to the NAV per share on OTCQX. Upon uplisting to NYSE Arca, GBTC and ETHE were permitted to redeem their shares, and GBTC’s and ETHE’s authorized participants were able to earn a profit by purchasing GBTC and ETHE shares at a discount to NAV and redeeming them for Bitcoin and Ether, respectively, resulting in outflows. Following the uplisting to NYSE Arca, the shares of GBTC and ETHE trade closely to the NAV per share, and, as a result, the Company does not expect historical outflows during this period to be indicative of future flows. Additionally, in connection with GBTC and ETHE uplisting to NYSE Arca as ETPs, several other lower cost spot Bitcoin ETPs and spot Ether ETPs also launched, and some investors sold or redeemed their shares of GBTC and ETHE for either lower-fee alternatives or to reduce their exposure to digital assets at that time. During the nine months ended September 30, 2025, GBTC and ETHE experienced net outflows of approximately $2.6 billion and $911 million, respectively. If shareholders of these investment products continue to sell or redeem their shares, whether due to increased fee or other competition or for any other reason, this could trigger further outflows from GBTC and/or ETHE, and our AUM and revenue from these investment products would continue to decline and our results of operations may be adversely affected.

We are exposed to a concentration of assets in a particular asset class, which could increase volatility and market risk.

Unlike traditional investment platforms that hold assets across a variety of asset classes, our investment products are invested exclusively in digital assets. We therefore have concentrated exposure to the digital asset industry, which may be exacerbated by our Principal Investments, and the success of our business is closely tied to conditions in the digital asset markets, which continue to be extremely volatile. For more information on the factors contributing to such volatility, including additional factors that could impact the value of our Principal Investments, see “—Risk Factors Related to Digital Assets—The prices of digital assets have experienced extreme volatility in recent periods and may continue to do so and could adversely affect our results of operations.”

Increased competition in the digital asset investment industry, and the investment industry more generally, may cause our AUM and revenues to stagnate or decrease.

The digital asset investment industry, and the investment industry more generally, is highly competitive. We expect that new services and technologies may continue to emerge and evolve, which may be superior to the digital asset products that we currently provide. We could lose market share to our competitors or new market participants, which would adversely affect our business, operating results, financial condition, and future prospects. We compete with traditional, alternative and digital asset-focused investment platforms that provide investors with exposure to digital assets across various dimensions, including with respect to fee levels, trading liquidity and market breadth of investment product offerings, brand recognition, business reputation and the development of new investment products to meet the changing needs of investors.

We face market pressure on fees in all of our investment products. For example, concurrent with the SEC’s approval of the listing and trading of GBTC on NYSE Arca as an ETP, the SEC also approved the listing and trading of numerous other competing ETPs by both digital asset-focused and traditional investment managers holding Bitcoin on national securities exchanges. These competing investment products charge lower fees than GBTC (and in some cases, initially waived fees altogether), and they are often backed by larger competitors with more diversified businesses that can manage these Bitcoin ETPs at lower costs, either as a result of greater operational efficiencies or economies of scale or as loss leaders due to other revenue sources available to them. Since GBTC and ETHE’s uplistings, these products had experienced approximately $24.1 billion and $4.6 billion of net outflows as of September 30, 2025, respectively. Upon uplisting, we lowered GBTC’s management fee from 2.0% to 1.5% of its net asset value. We maintained ETHE’s management fee at 2.5% of its net asset value. In addition, in connection with the launch of GBTC and ETHE as ETPs, Grayscale spun off a portion of their assets into BTC Mini and ETH Mini, which, as of the date of this prospectus, are the lowest-cost Bitcoin and Ether ETPs, respectively, in the U.S. market, each with a fee of 0.15 % of net asset value. We expect that continued market pressures on fees, and specifically the availability of several lower fee alternatives offering investors the same exposure to Bitcoin and Ether (including, but not limited to, the Mini Trusts) and any other digital assets for which we offer investment products, could lead to additional outflows for GBTC and ETHE and our other digital asset products.

Further, we face competition with respect to the creation of new spot digital asset ETPs. Although in the past the SEC had only approved applications under Rule 19b-4 of the Exchange Act to list spot digital asset ETPs that hold Bitcoin and Ether, as well as GDLC, on July 30, 2025, Cboe BZX Exchange, Nasdaq, and NYSE Arca each filed a proposed rule change with the SEC to amend their respective listing rules to include generic listing standards for shares of certain commodity-based ETPs that satisfy specific requirements. The SEC approved the proposed rule changes on September 17, 2025. As adopted, a commodity ETP that meets an exchange’s generic listing standards are eligible for listing on such exchange without the need to submit a separate Rule 19b-4 application to the SEC, which may streamline the creation of new spot digital asset ETPs both for us and for our competitors. On September 17, 2025, the SEC approved a rule change to enable GDLC to trade on NYSE Arca pursuant to Rule 8.201-E’s generic listing standards. GDLC holds Bitcoin, Ether, XRP, Solana and Cardano. On September 23, 2025, the SEC approved a rule change to enable ETHE and ETH Mini to trade on NYSE Arca pursuant to Rule 8.201-E’s generic listing standards. Additionally, on October 29, 2025, GSOL was listed and began trading on NYSE Arca pursuant to Rule 8.201-E’s generic listing standards. If further spot digital asset ETPs that hold assets other than Bitcoin, Ether, Solana, XRP or Cardano are launched, to the extent such competing digital asset ETPs come to represent a significant proportion of the demand for digital assets generally, demand for, and the price of, Bitcoin, Ether, Solana, XRP or Cardano could be reduced, thus causing the AUM and revenues of our existing ETPs to stagnate or decrease. Such reduced demand could in turn cause our AUM and revenues to further stagnate or decrease if we do not offer, or are slower than our competitors to offer, ETPs for these competing digital assets. Additionally, new digital assets may be created and, even if products investing in such digital assets are not listed on national securities exchanges as ETPs, they may become popular and compete with Bitcoin or Ether in the digital asset market. Whether we are successful in maintaining our competitive position may be impacted by our timing in entering the market relative to competing ETPs or other digital asset products. Our ability to compete with new digital asset products may be inhibited by regulatory requirements and general uncertainty in the law or other factors. If we cannot keep pace with rapid industry changes to provide new and innovative digital asset products, the use of our products, and consequently our net revenue, could stagnate or decline, which could adversely affect our business, operating results and financial condition. There can be no assurance that we will be able to develop new ETPs or other new digital asset products on a timeline sufficient to obtain an early market entry advantage.

Additionally, our competitors may offer features or functionality that we do not. For example, in 2025, the SEC approved digital asset ETPs to offer in-kind creation and redemption mechanisms, which we do not currently offer in our ETPs. The absence of in-kind creation and redemptions could place our ETPs at a competitive disadvantage relative to peer ETPs that have adopted such features. In-kind creations allow authorized participants and institutional investors to contribute underlying tokens directly to form new shares of the ETP, which is often more tax-efficient. ETPs with in-kind creation mechanisms may therefore be more attractive to certain investors seeking to convert their underlying tokens into ETP shares without triggering taxable events. As a result, competing products offering in-kind functionality could experience higher inflows, while our ETPs may miss out on new investments and asset growth opportunities. If we were to offer in-kind creation and redemption in the future--particularly through processes that make redemptions easier to execute and more tax-efficient--investors may be more likely to redeem their shares, leading to greater outflows, which would reduce our AUM and adversely affect our results of operations.

Moreover, our competition may offer a broader range of investment products that better meet the changing needs of investors, command more visible brand recognition or uphold a more positive business reputation. Some of our competitors, such as traditional investment platforms, operate in a more favorable regulatory environment, operate under more established and predictable regulatory frameworks or are subject to less frequent regulatory scrutiny than digital asset-focused firms such as ours or have proprietary products, diversified sources of revenue and distribution channels that may provide them and their investment products with certain competitive advantages, including in pricing their investment products to reflect greater operational efficiencies or economies of scale or as loss leaders. Other competitors may offer investment products that command greater trading liquidity or market breadth. In addition, consolidation within our industry, coupled with emerging technologies and fewer barriers to entry, may also put us at a competitive disadvantage.

Our Principal Investments initiative will, when implemented, result in us holding digital assets directly or through our investment products, which will expose us to all of the risks associated with digital assets.

We anticipate implementing our Principal Investments, and when implemented, this strategy would expose us to various risks, including the following:

•
The price of digital assets we may hold as part of our Principal Investments, either directly or through our investment products, are highly volatile. For example, Bitcoin has traded below $80,000 per Bitcoin and above $120,000 per Bitcoin in the 12 months preceding the date of this prospectus. Similarly, Ethereum has traded below $1,500 per Ether and above $4,500 per Ether in the same period. See “—The prices of digital assets have experienced extreme volatility in recent periods and may continue to do so and could adversely affect our results of operations.”
•
Our Principal Investments, which may include holdings of our investment products, would significantly impact our financial results and the market price of our listed securities. Because we intend to purchase digital assets and otherwise increase our Principal Investments organically through tokens that we accrue from our asset management business, the proportion of total assets represented by our digital asset holdings would increase in the future. As a result, volatility in our earnings may be significantly more than what we have experienced in prior periods, during which we converted the tokens we accrued from our asset management business into cash on a programmatic basis.

•
A significant portion of our total assets would be concentrated in Principal Investments. This concentration of assets would limit our ability to mitigate risks that could otherwise be achieved by holding a more diversified portfolio of treasury assets.
•
To the extent we seek to raise equity or debt financings to fund purchases of digital assets or increase our exposure to digital assets, we may not be able to obtain such financings on favorable terms or at all.
•
Our Principal Investments initiative has not been tested. Although we believe our Principal Investments have the potential to enhance our balance sheet, support our investment products, and serve as a hedge against inflation in the long term, the short-term price of certain digital assets has declined in recent periods during which the inflation rate increased. If digital asset prices were to decrease or our Principal Investments otherwise proves unsuccessful, our financial condition, results of operations, and the market price of our listed securities would be materially adversely impacted.
•
We are subject to counterparty risks, including risks relating to our Custodians, with respect to our Principal Investments. See “—We rely on Coinbase Custody to provide us and our investment products with critical custody services for a substantial amount of the digital assets for which we offer investment products, including the digital assets and investment products that would be part of our Principal Investments. The failure of Coinbase Custody or other custodians to adequately safeguard these digital assets, or any disruptions to its services, could materially adversely affect our business and harm investors in our investment products.”
•
The broader digital assets industry is subject to counterparty risks, which in some instances is concentrated, and which could adversely impact the adoption rate, price, and use of the digital assets, including those we may hold in our Principal Investments. A series of high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events in 2022 and 2023 relating to companies operating in the digital asset industry have highlighted the counterparty risks applicable to owning and transacting in digital assets and would likely, in the short term, negatively impact the adoption rate and use of any digital asset we hold. Future bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry may further negatively impact the adoption rate, price, and use of any digital asset we hold, limit the availability to us of financing collateralized by the digital asset we hold, or create or expose additional counterparty risks.
•
Changes in the accounting treatment of digital asset holdings could have a significant impact on our financial reporting, including increasing the volatility of our results. We have adopted ASU 2023-08 as of January 1, 2024, which requires us to measure any digital asset holdings, including those in any Principal Investments, at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of any digital asset we hold in net income each reporting period beginning January 1, 2024. ASU 2023-08 also requires us to provide certain interim and annual disclosures with respect to our digital asset holdings. Due in particular to the volatility in the price of the digital assets we may hold in our Principal Investments, the adoption of ASU 2023-08 will likely have a material impact on our reported financial results and to affect the carrying value of any digital asset we hold on our balance sheet in future periods.
•
The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.
•
Because our Principal Investments initiative, when implemented, will result in us holding digital assets directly or through our investment products, all of the risks described in “Risk Factors Related to Digital Assets” apply to our Principal Investments.

We may not successfully implement our Principal Investments or realize its intended benefits.

Our Principal Investments initiative has not been tested, and there can be no assurance that we will successfully implement this strategy or realize its intended benefits. We expect our Principal Investments to enhance our balance sheet and support our investment products; however, the success of this strategy depends on our ability to effectively deploy and manage digital assets and on the future performance of those assets. The price of the digital assets we may hold as part of our Principal Investments, either directly or through our investment products, are highly volatile. If the value of these digital assets declines or their performance fails to meet our expectations, our Principal Investments may not increase in value, may not provide the intended hedge against inflation, and may not enhance our financial condition or the market price of our listed securities as anticipated.

In addition, our ability to execute this strategy depends on the adequacy of our operational infrastructure, risk management and compliance controls, and access to financing and custody solutions. If we are unable to effectively implement, manage, or grow our Principal Investments, or if the strategy fails to achieve its intended benefits, our business, financial condition, results of operations, and the market price of our listed securities could be materially adversely affected.

Competition from other methods of investing in digital assets could cause our AUM and revenues to stagnate or decrease.

Investors may invest in digital assets through means other than our investment products, including through direct investments in digital assets and other financial vehicles, such as treasury companies and securities and derivatives products linked to digital assets. Market and financial conditions, among other reasons outside of our control, may cause investors to find it more attractive to gain exposure to digital assets through methods other than our investment products. The SEC and Commodities Futures Trading Commission (“CFTC”) have also issued a joint staff statement providing the respective staffs’ view that current law does not prohibit SEC- or CFTC-registered exchanges from facilitating trading of certain spot digital asset products, which may expose us to additional types of competition.

In addition, to the extent digital asset financial vehicles other than our investment products tracking the market prices of the same digital assets we offer exposure to come to represent a significant proportion of the demand for digital assets, large sales or redemptions of the securities or units of these digital asset financial vehicles, or private funds holding digital assets, could negatively affect our AUM and reduce our revenues.

We may be unable to develop new investment products, and the development of new investment products may expose us to additional costs or operational risks.

Our financial performance depends, in part, on our ability to develop, market and manage new investment products. The development and introduction of new investment products require continued innovative efforts on our part and may require significant time and resources, as well as ongoing support and investment. Any efforts we make to develop and introduce new investment products may ultimately prove unsuccessful. Substantial risks and uncertainties are associated with the introduction of new investment products, including, but not limited to, the implementation of new and appropriate operational controls and procedures, shifting investor and market preferences, identification of appropriate assets to develop new investment products for the introduction of competing investment products, constraints on our ability to manage growth, our investment products’ ability to meet their investment objectives and compliance with changing regulatory and disclosure requirements.

These risks and uncertainties may be heightened due to the nature of the digital asset industry in which we operate. The digital asset industry, and the digital asset economy generally, has been characterized by rapid, significant and disruptive products and technologies. These include decentralized applications, decentralized finance (“DeFi”), yield farming, staking, token wrapping, governance tokens, transaction fee mining and validating programs, trading competitions, airdrops and giveaways, staking reward programs and novel digital asset fundraising and distribution schemes. We expect new products and technologies to continue to emerge and evolve, which may be superior to, or render obsolete, the investment products that we currently provide. We may also attempt to innovate our investment products in a manner that enables investors to gain exposure to such new products or technologies, thereby exposing us to risks relating to the regulatory uncertainty surrounding these products and technologies. We cannot predict the effects of new products or technologies on our business or the way in which the regulatory environment will respond to any such new products or technologies.

A failure to continue to innovate and introduce successful new investment products, or to effectively manage the risks and uncertainties associated with such investment products, may negatively impact our market share and reputation, and cause our AUM and revenues to decline.

Our digital asset-focused investment products that are not ETPs may fail to achieve their investment objective for the foreseeable future, which could limit investor interest in these investment products.

Generally, the investment objective of our digital asset-focused investment products is for the value of their shares (based on digital asset per share) to reflect the value of the underlying digital assets held by the investment product, determined by reference to an index price, less that investment product’s expenses and other liabilities. Due in large part to the lack of redemption programs for these products and our inability to operate ongoing redemption programs in a manner that complies with applicable securities laws, our digital asset-focused investment products that are not ETPs have historically failed to achieve their investment objective, with shares trading at either premiums or discounts to the value of the underlying digital assets, which at times have been substantial. In order to address this we have established and operate redemption programs for our investment products that are listed on NYSE Arca in reliance on Regulation M exemptive relief in connection with the approvals of such products for listing on NYSE Arca, and while we intend to seek approval to list certain of our other investment products on national securities exchanges, there can be no guarantee that we will obtain such approval or that we will be able to obtain the relief necessary to establish redemption programs in connection with our other investment products. As a result, our other investment products may not achieve their investment objective for the foreseeable future, and this failure could limit interest by investors in our other investment products, thereby limiting our AUM and our revenues derived from fees on such investment products.

Despite the approval of the applications under Rule 19b-4 of the Exchange Act to list GBTC, BTC Mini, ETHE, ETH Mini and GDLC as ETPs, there is no guarantee that similar SEC approval will be obtained for our other investment products, even given the circumstances of the evolving regulatory environment. Similarly, although subsequent to such approval, on September 23, 2025, the

SEC approved a rule change to enable ETHE and ETH to trade on the exchange pursuant to Rule 8.201-E’s generic listing standards, which has enabled us to stake the Ether held by such products. While we have successfully listed GSOL under such generic listing standards and we believe that certain of our other products may be eligible for listing under the generic listing rules, there is no guarantee that we will or that we will be able to successfully list our other products through the generic listing standards. We currently have pending applications to list Grayscale Dogecoin Trust, Grayscale Avalanche Trust, Grayscale Litecoin Trust, Grayscale XRP Trust, Grayscale Chainlink Trust, Grayscale Bitcoin Cash Trust and Grayscale Stellar Lumens Trust as ETPs, and have filed applications for new Grayscale Cardano Trust, Grayscale Polkadot Trust and Grayscale Hedera Trust ETPs. There can be no guarantee that any such applications will be approved by the SEC. In particular, as of the date of this prospectus, Bitcoin and Ether are the only digital assets with a significant market capitalization that representatives of the SEC have by name indicated that either they or the SEC do not currently view as a security. The SEC may be unlikely to approve a request to list the shares of a spot ETP that holds a digital asset that the SEC believes is a security. Further, the existence of a futures market regulated by the CFTC for digital assets was central to the prior SEC administration’s approval of any request to list shares of a spot ETP holding such digital asset. As of September 30, 2025, there were CFTC-regulated futures markets for several digital assets, including, among others, Bitcoin, Ether, XRP, Dogecoin, Shiba Inu, Cardano and Solana. However, even if a CFTC-regulated futures market for an asset were to exist or a new framework were to be developed, there can be no guarantee that we will be able to establish a redemption program with respect to any of our other digital asset-focused investment products.

Moreover, our failure to obtain SEC approval to list the shares of some of our investment products on a national securities exchange, and our ability or inability to establish and operate a redemption program, may expose us to litigation. For example, on March 6, 2023, Alameda Research, Ltd. (“Alameda”) filed a suit against us and certain of our affiliates in the Court of Chancery of the State of Delaware, alleging various breach of contract and fiduciary duty claims, in part due to our then-failure to operate a redemption program for shares of GBTC and ETHE. Following GBTC’s uplisting as an ETP and implementation of a redemption program, Alameda voluntarily dismissed this suit on January 19, 2024. In the future, we may face additional litigation related to various factors, including a failure to obtain SEC approval or an inability to establish redemption programs for our investment products.

In addition to the lack of redemption programs, there are a number of other factors that may prevent the price of the shares of our investment products from reflecting the value of their underlying digital assets, less expenses and other liabilities. Such factors include, but are not limited to:

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The holding period under Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”), for shares of our investment products purchased in private placements;
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Any technology - or market-based changes or developments with respect to any of our investment products, including any forks, airdrops or similar events;
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The price volatility of the underlying digital assets;
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Volumes on, or closures of, digital asset trading platforms where the underlying digital assets trade due to fraud, failure, security breaches or otherwise;
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The nonconcurrent trading hours between the over-the-counter market and the global digital asset trading platforms for trading the underlying digital assets; and
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Other factors that we may not be able to predict and/or prevent.

Our investment products may fail to meet their investment objectives for the foreseeable future due to any of these factors, which could limit interest by investors in our investment products and adversely affect our results of operations.

If we are unable to successfully distribute our investment products, then our AUM and revenues could be adversely affected.

To sell our investment products, we primarily rely on our internal sales force and may rely on various third-party distribution channels, including RIAs, wirehouses and institutions. As discussed above, the digital asset industry is volatile and relatively new. As a result, investors often require additional investor education and outreach before deciding to invest in our investment products when compared to traditional asset classes. If we are unable to successfully engage with investors and distribute our investment products, including by educating potential investors through our distribution channels, then our AUM and revenues could stagnate or be adversely affected.

Distribution arrangements may be subject to periodic renegotiation that may result in increased distribution costs to us or reductions in the amount of our investment products being marketed or distributed. Also, new fiduciary regulations applicable to our distribution channels could lead to significant shifts in the business models of the intermediaries through which we distribute our investment products and more limited investment product offerings by such intermediaries, potentially resulting in reduced distribution or marketing of certain of our investment products.

In addition, improper activities, as well as inadequate AML diligence conducted by intermediaries through which we distribute our investment products, could create reputational and regulatory harm to us.

If we fail to develop, maintain and enhance our brand and reputation, or if there is any negative publicity about us, our industry peers or in the digital asset industry, then our business, financial condition and results of operations may be adversely affected.

Our brand and reputation are critical to our business, as our business depends on earning and maintaining the trust and confidence of investors in digital assets, participants in the digital asset industry and regulators. Any harm to our brand or reputation could hamper our ability to maintain and grow our AUM and revenues.

Our brand and reputation may be harmed by, among other factors: unfavorable publicity regarding the characteristics of, or changes to, our investment products (including with respect to our ability or inability to offer redemption programs for certain of our investment products), or the digital asset industry generally; the failure to continue to innovate and introduce successful new investment products or to identify timely tokens to include in any Principal Investments; the failure to adhere to contractual requirements or guidelines; the intentional or unintentional misrepresentation of our investment products in advertising materials; the use of underlying digital assets or digital asset networks for illicit or objectionable ends; litigation or regulatory or enforcement actions or investigations in relation to the digital asset industry and its participants generally or of us or our employees, agents, affiliates of key suppliers or distribution partners; operational failures; any failures to comply with legal, tax and / or regulatory requirements; any perceived or actual weakness in our security, financial strength or liquidity; privacy incidents and data security compromises or breaches, including the loss or theft of private keys; the failure to manage actual or potential conflicts of interest; ineffective management or monitoring of key third-party relationships; employee, agent or affiliate misconduct, alleged misconduct and errors; or the actions of other companies in the digital asset industry generally. The Company, our officers, directors, employees, agents and affiliates may also be the target of social media campaigns criticizing actual or perceived actions or inactions that are disfavored by investors in digital assets, our employees or society at large, which could materially impact potential investors’ decisions to invest in our investment products. Additionally, social media campaigns, negative perceptions of or publicity concerning DCG, its business, its officers or directors, its affiliates, or other entities with which we or DCG have a relationship or association, including as a result of litigation against or investigations of DCG or its affiliates, including DCG’s CEO, Barry Silbert, who is also our founder and chairman of our board of directors, could negatively affect our brand and reputation and the market price of our Class A common stock may be adversely affected and more volatile, which could adversely affect our business, financial condition and results of operations. Any brand or reputational harm as a result of the foregoing may also negatively impact the market share of our investment products and cause our AUM and revenues to decline.

More broadly, because the digital asset industry is relatively nascent, public opinion will continue to evolve and is subject to a loss of confidence. For example, certain events, such as FTX’s collapse and the revelation that it had been misusing customer assets, resulted in a loss of confidence in participants of the digital asset industry generally and a cycle of negative publicity surrounding the digital asset market more broadly. In addition, there has been focus on the environmental, social and governance considerations regarding the use of electricity and other resources for digital asset mining operations, and such increased focus could negatively impact companies in the digital asset industry that are not directly involved in mining operations, including us. Unfavorable publicity in relation to the digital asset industry, including the viability of any particular digital asset or digital asset trading platforms or the societal impact of digital assets and the infrastructure that supports them, could have a cascading impact on digital assets as an investable asset class, or even the digital asset industry generally, and adversely affect our business, financial condition and results of operations.

Lack of liquidity, including wide bid/ask spreads, and market disruptions that halt or disrupt trading or create extreme volatility could undermine investor confidence in our investment products and limit investor acceptance of our investment products.

Shares of GBTC, BTC Mini, ETHE, ETH Mini, GDLC and GSOL, as well as our other ETFs, trade on NYSE Arca, and certain of our other digital asset-focused investment products trade in the over-the-counter market, but there can be no assurance that the trading markets for our investment products will be maintained or continue to develop. In deciding whether or not to invest in our products, investors may consider the liquidity risks associated with trading our investment products, including the potential lack of an active market for shares of our investment products or wide bid/ask spreads (the difference between the prices at which shares of our investment products can be bought and sold), which could impact our AUM and revenue.

These risks can be heightened during periods when there is low demand for our investment products, market conditions are volatile or trading is disrupted. In addition, NYSE Arca or the over-the-counter market can halt the trading of GBTC, BTC Mini, ETHE, ETH Mini, GDLC and GSOL, as well as our ETFs and other investment products, for a variety of reasons, some of which may be outside of our control. Lack of liquidity or disruptions in trading could undermine investor confidence in, and hinder our ability to attract investors to, our investment products, which could impact our AUM and revenue.

Operational risks may materially adversely affect our performance and results of operations, and our risk management strategies may not be effective in mitigating such risks.

Any issue or adverse circumstance surrounding our operational risks may have a material and adverse effect on our performance and results of operations, and we may not be effective in mitigating such risks. We are exposed to material operational risks arising from a number of factors, including, but not limited to, the risk of inadequate or failed internal processes, employee supervision or monitoring mechanisms, service-provider processes (including those of our Custodians), systems and process and system failures or other systems or controls.

We seek to mitigate risk and have established policies for the types of operational risks we face. However, there are inherent limitations to our current and future risk management strategies, including risks that we have not appropriately anticipated, fully or effectively mitigated or identified. Our risk management policies may not adequately prevent or mitigate losses if our practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies to allow for an increase in risk tolerance, which could expose us to the risk of greater losses. Accurate and timely enterprise-wide risk information is necessary to enhance management’s decision-making in times of crisis. Operational errors or process failures may subject us to financial losses, or expose us to financial liability which may be significant. If our risk management framework proves ineffective or our enterprise risk management information is incomplete or inaccurate, then we could suffer unexpected losses or exposure to liability, which could materially adversely affect our business, financial condition and results of operations.

Due to the fact that we operate in the digital asset industry, we are also subject to unique operational risks. For example, digital asset transfers recorded on a blockchain ledger are typically not reversible without the consent and active participation of the recipient of the transaction. Once a transaction has been verified and recorded in a block that has been added to the blockchain, an incorrect transfer or theft of digital assets generally will not be reversible, and we may not be capable of seeking compensation or any recourse for any such transfer or theft. Although we have processes and procedures in place to limit any such incorrect or fraudulent transfers, it is possible that, through computer or human error or theft or criminal action, our digital assets or those of our investment products could be transferred from our or their accounts, whether held by us directly or with our custodial partners, in incorrect amounts or to unauthorized third parties or uncontrolled accounts. Operational errors, process failures or significant operational delays could materially negatively impact our ability to conduct our business, which could adversely affect our results of operations due to potentially higher expenses and lower revenues, create liability for us or negatively impact our reputation. Recurring operational issues, including those of our custodial partners, may raise concerns among regulators regarding our policy, processes, governance and control environment. In addition, these operational errors, process failures or significant operational delays may present the risk of dissatisfaction by investors in digital assets.

We periodically assess our risk profile and risk management processes to identify opportunities for improvement and to consider whether we need to address new technologies and innovations in our risk management processes and policies. While we have not identified any material gaps, we cannot guarantee that our risk management processes will continue to be sufficient or effective in preventing or mitigating losses.

In the event that our employees, agents or affiliates engage in misconduct, suffer process failures or commit errors, our business, results of operations and reputation may be materially adversely affected.

Misconduct, process failure or error by our employees, agents or affiliates could subject us to legal liability, financial losses and regulatory sanctions and materially adversely affect our business, results of operations and reputation.

Employee, agent or affiliate errors, including errors in the transfer of digital assets and / or process failures, could expose us to the risk of material losses even if the errors and / or process failures are detected. Although we have implemented processes and procedures and provide trainings to our employees and agents to reduce the likelihood of error, these efforts may not be successful. Despite our efforts to train and inform our employees and agents, there may still be confusion among employees, agents and affiliates, particularly in a fast-growing company like ours, with respect to process, procedure, and compliance obligations, including confidentiality, data access and conflicts of interest. Misconduct and process failure could include an employee and / or agent, or group of employees and/or agents engaging in improper or unauthorized activities, misappropriating investor funds or information, failing to supervise other employees or service providers, improperly using confidential information, or failing to discharge their obligations as expected pursuant to Company policy.

Moreover, we frequently engage in a wide variety of activities and maintain relationships with a significant number of individuals and companies, including our affiliates and related parties in the digital asset industry. Although we have guidelines in place that are designed to prevent and protect against conflicts of interest, these activities and relationships could create actual or potential conflicts of interests in management decisions that we make.

Inappropriate or unauthorized use of social media platforms, including blogs, social media websites and other forms of internet-based communications, which allow individuals access to a broad audience of consumers and other interested persons by our employees, agents or affiliates, could increase our costs, cause damage to our brand, lead to litigation or, expose us to liability, or result in information leakage. Despite our efforts to clearly define our mission and strategy and accurately characterize our investment products, our employees, agents or affiliates may engage in activities either in their official capacity, or in their unofficial capacities, that conflict with, or are incongruent, with our values. Any instance of such discontinuity could negatively impact our relationships with counterparties and investors in digital assets and our business, results of operations and reputation.

Despite our efforts, it is not always possible to deter misconduct or prevent errors, and the precautions we take to prevent and detect them may not be effective in all cases. If we were found to have not met our regulatory oversight and compliance and other obligations, then we could be subject to regulatory sanctions, financial penalties and restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity, which could seriously damage our reputation. Our employees, agents and affiliates could also commit misconduct or errors that subject us to financial claims for negligence, as well as regulatory actions, or result in financial liability.

It may be difficult to evaluate our business and future prospects due to our limited operating history, concentrated exposure and the variability of our operating results.

We began our operations and introduced our first investment product, GBTC, in 2013 and have a limited operating history. Our historical growth should not be considered indicative of our ability to achieve or maintain growth in future periods. There is no assurance that we will be successful in growing our business, and the likelihood of success must be considered in light of our limited operating history. Even if we accomplish our growth objectives, we may not generate the anticipated cash flows or profits from such growth objectives. Furthermore, we have concentrated exposure to the digital asset industry, which would be further compounded by our Principal Investments for which we have no operating history, see “—We may not successfully implement our Principal Investments or realize its intended benefits”, and our operating results have been and will continue to be closely tied to conditions in the digital asset markets, which continue to be extremely volatile. Our operating results have in the past and may in the future vary considerably as a result of our concentrated exposure to such volatility. This limited operating history may make it difficult for investors to evaluate our business and future prospects.

In addition, our limited operating history may limit our ability to accurately forecast our future results of operations, including our ability to plan for and model future growth, as well as uncertainties and volatility underpinning the digital asset industry. For example, our revenues and expenses may fluctuate due to costs associated with new investment products, which may adversely impact our results of operations. Additionally, we have encountered, and may in the future encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as unforeseen operating expenses, difficulties, complications, delays and other known or unknown factors that may result in losses in future periods. If our results of operations do not meet our expectations in future periods, then our business, financial condition and results of operations may be harmed.

We rely on Coinbase Custody to provide us and our investment products with critical custody services for a substantial amount of the digital assets for which we offer investment products, including the digital assets and investment products that would be part of our Principal Investments. The failure of Coinbase Custody or other custodians to adequately safeguard these digital assets, or any disruptions to its services, could materially adversely affect our business and harm investors in our investment products.

We rely on Coinbase Custody Trust Company, LLC (“Coinbase Custody”), which is a “qualified custodian” for purposes of Rule 206(4)-2(d)(6) under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), with respect to the digital assets underlying our investment products, including the digital assets and investment products that would be part of our Principal Investments, to provide us and our investment products with critical custody services. We have also entered into custody agreements with Anchorage Digital Bank N.A. (“Anchorage”) and BitGo Trust Company, Inc. (“BitGo”), which are also both qualified custodians, and may increase the amount of assets we custody with BitGo and Anchorage or other digital asset custodians in the future. The failure of Coinbase Custody or other custodians to adequately safeguard such digital assets, or any disruptions to its business operations resulting from business failures, financial instability, insolvency, security failures, regulatory changes, operational problems or other factors, could have an adverse impact on our ability to access critical services, be disruptive to our operations and impact our AUM and revenues. Such disruptions could require us to replace the affected Custodian. See “—We rely on third-party service providers, which subjects us to risks that we may not be able to control or remediate.”

If we decide, or are required, to replace Coinbase Custody, Anchorage or BitGo (each a “Custodian” and collectively, the “Custodians”) as the custodian of a particular investment product’s digital assets, then transferring maintenance responsibilities of the custody accounts that store private keys to another custodian may be complex. Such transfer could subject digital assets to the risk of loss. We may be unable to replace the Custodian with respect to us and any of our investment products, in which case we could be required to dissolve that particular investment product and liquidate its assets. Such a scenario could adversely affect our business, operating results and financial condition.

In addition, we rely on the security procedures and infrastructure of the Custodians to safeguard the digital assets underlying our investment products, including the digital assets and investment products that would be part of our Principal Investments, which could be impacted by hacks or other malicious actions directed at the Custodians, thus putting our digital assets at risk. Coinbase Custody’s maximum liability to us in respect of each cold storage address that holds digital asset is limited to $100 million. As a result, the applicable investment product would not have a claim against Coinbase Custody with respect to the digital assets held in such address to the extent the value exceeds $100 million. There is no guarantee that the Custodians will maintain adequate insurance or that insurance coverage will cover such loss. Damage to the infrastructure or the loss of private keys may render the digital assets inaccessible and adversely impact the value of the digital assets in question. In addition, changes to the protocol, like forks, could damage the reputation of digital assets or materially adversely affect our business.

Moreover, the legal rights of investors with respect to digital assets held on their behalf by a third-party custodian, such as the Custodians, are currently uncertain in insolvency proceedings. The custody agreements among us, our investment products and the applicable Custodian contain an agreement to treat the digital assets credited to our custody accounts as financial assets under Article 8 of the Uniform Commercial Code (“Article 8”), in addition to stating that the applicable Custodian will serve as custodian on our and our investment products’ behalf. Coinbase Custody’s parent, Coinbase Global, Inc. (“Coinbase Global”), has stated in its public securities filings that in light of the inclusion in its custody agreements of provisions relating to Article 8, it believes that a court would not treat custodied digital assets as part of its general estate in the event Coinbase Custody were to experience insolvency. However, due to the novelty of digital asset custodial arrangements, courts have not yet considered this type of treatment for custodied digital assets, and it is not possible to predict with certainty how courts would rule in such a scenario. If a Custodian became subject to insolvency proceedings and a court were to rule that the custodied digital assets were part of the Custodian’s general estate (and not our property or the property of our investment products), then we and our investment products could be treated as general unsecured creditors in the Custodian’s insolvency proceedings. We and our investment products could then be subject to the loss of all or a significant portion of their digital assets.

We rely on third-party service providers, which subjects us to risks that we may not be able to control or remediate.

We outsource some of our operational activities and accordingly rely on relationships with many third-party service providers. Our operations could be interrupted if our third-party service providers experience any disruptions to their businesses resulting from business failures, financial instability, security failures including cybersecurity breaches, government-mandated regulation, operational problems or other factors.

We rely on third parties for certain services, including, but not limited to, custodial and brokerage services, creation and redemption of shares of our investment products, marketing, fund administration, IT systems and accounting and index price determination. In particular, we rely on financial intermediaries to facilitate the creation, and if available, the redemption, of shares of our investment products and the purchase and sale of the underlying digital assets in connection with such creation and redemption; marketing agents to review marketing materials and provide prospectuses to financial intermediaries and other marketing services; fund administrators to keep the operational records of our investment products, prepare and file certain regulatory filings and provide accounting services; and index providers to determine the index prices of the underlying digital assets for which we offer investment products.

These third parties may be subject to financial, legal, regulatory, and labor issues, cybersecurity incidents, data theft or loss, break-ins, computer viruses or vulnerabilities in their code, denial-of-service attacks, sabotage, acts of vandalism, loss, disruption, instability of third-party banking relationships, privacy breaches, service terminations, disruptions, interruptions and other misconduct. They are also vulnerable to damage or interruption from human error, power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes, pandemics and similar events.

Because of the inherent risk in our reliance on third parties to provide these services and to facilitate certain of our business activities, we face increased operational risks. See “—Risk Factors Related to Regulation, Litigation, Intellectual Property, Cybersecurity and Data Privacy—Cybersecurity incidents and other issues related to our information systems, technology and data may materially adversely affect us.”

In addition, these third parties may breach their agreements with us, disagree with our interpretation of contract terms or applicable laws and regulations, refuse to continue or renew these agreements on commercially reasonable terms or at all, fail or refuse to process transactions or provide other services adequately, take actions that degrade the functionality of our services, impose additional costs or requirements on us or our investment vehicles, or give preferential treatment to competitors. There can be no assurance that third parties that provide services to us or to our investment vehicles on our behalf will continue to do so on acceptable terms, or at all, or if they will be able to expand their services to meet our needs in the future.

If these third-party service providers experience difficulties or can no longer provide their services or terminate their services for any reason, and we are unable to replace them on a timely basis, then our operations could be interrupted, including for a significant period, and the attractiveness of our investment products could be adversely affected. For example, if an index provider is unable to provide an index price for an investment product or we determine that its index price does not accurately reflect the market price of the underlying digital asset or that, in the event of a fork, it is based on an inappropriate underlying digital asset, then we may be required to use a different index provider, which could adversely affect the operation and attractiveness of our investment products. To the extent that we are unable to find a suitable replacement at all, we may be required to dissolve a particular investment product and liquidate its assets. Any of these events could adversely affect our business, financial condition and results of operations.

There can be no assurance that third parties that provide services to us or to our investment vehicles on our behalf will continue to do so on acceptable terms, or at all. If any third party does not adequately or appropriately provide its services or perform its responsibilities to us or our investment vehicles on our behalf, such as if third-party service providers close their data center facilities without adequate notice, are unable to restore operations and data, fail to perform as expected or experience other unanticipated problems, we may be unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, and we may be subject to business disruptions, losses or costs to remediate any of the deficiencies, customer dissatisfaction, reputational damage, legal or regulatory proceedings or other adverse consequences, which could adversely affect our business, financial condition and results of operations.

Our inability to maintain adequate relationships with third-party banking partners may adversely affect our business, financial condition and results of operations.

We may be harmed by the loss of any third-party banking partners. As a result of the many regulations and regulatory uncertainties applicable to digital assets, the risks of digital assets generally, and pressure from their regulators, many financial institutions have decided, and others may in the future decide or be forced, to not provide bank accounts or access to bank accounts, payment services or other financial services to companies providing investment products holding digital assets. A number of such companies have had their existing bank accounts closed by their banking partners. Any inability to procure or keep banking services would have a material and adverse effect on us. Similarly, continued general banking difficulties may decrease the utility or value of digital assets or harm public perception of these assets.

For example, in March 2023, Silicon Valley Bank and Signature Bank were placed into receivership. Also, in March 2023, Silvergate Bank announced plans to wind down and liquidate its operations. Following these events, a number of companies that provide digital asset-related services have been unable to find banks that are willing to provide them with bank accounts and banking services. Although these events did not have a material impact on Grayscale or any of our investment products, it is possible that a future closing of a bank with which Grayscale or any of our investment products has a financial relationship could subject us or our investment products to adverse conditions and pose challenges in finding an alternative suitable bank to provide Grayscale or our investment products with bank accounts and banking services.

Consequently, if we cannot maintain sufficient relationships with the third-party banking partners that provide these services, banking regulators restrict or prohibit banking of digital asset businesses, or these banking partners impose significant operational restrictions, then it may be difficult for us to find alternative banking partners, which may result in a disruption of our business and have an adverse effect on our reputation, business, financial condition and results of operations.

Our business depends on attracting and retaining our management team and other key personnel, the failure of which could disrupt our operations and adversely affect our business.

Because we operate in a relatively new industry that requires skilled personnel with specific knowledge and expertise, the future success of our business depends on the services of our management team and other key personnel for conducting our business, developing new investment products, managing our Principal Investments, and establishing and maintaining relationships with key business counterparties. Our policy has been to provide members of our management team and other key personnel with a supportive professional working environment and compensation and benefits that we believe are competitive with other companies in the digital asset investment industry. Nonetheless, they may choose to quit Grayscale in favor of other pursuits.

In addition, our ability to recruit and retain new members of our management team and other key personnel depends on a number of factors, including, but not limited to, a competitive labor market, our ability to offer competitive salaries and equity incentive programs, and our brand and reputation. As we grow and evolve, we may need to implement more complex organizational management structures, adapt our corporate culture and work environment, streamline our organization or adjust the size and structure of our workforce to scale and execute our long-term growth plans. These changes could have an adverse impact on our culture and employee morale, which could, in turn, adversely affect our reputation as an employer and harm our ability to recruit and retain high-quality members of our management team and other key personnel.

The loss of any member of our management team or other key personnel, and our inability to recruit individuals to replace them, could disrupt our operations and adversely affect our business.

Our officers, directors, employees and large shareholders may have conflicts of interest with respect to their positions or interests in certain entities and other initiatives.

We frequently engage in a wide variety of transactions and maintain relationships with a significant number of third parties in connection with our platform. These transactions and relationships could create potential conflicts of interest in management decisions that we make. For instance, certain of our officers, directors and employees are active investors in digital asset projects and other growth companies, and may make investment decisions that favor projects in which they have personally invested. Certain of our large shareholders also make investments in these projects. As we expand our operations and the number of offerings on our platform, we may confront increasing numbers of potential conflicts of interest related to our officers’ and directors’ trading activity. If we fail to manage these conflicts of interests, our business may be harmed and our brand, reputation and credibility may be adversely affected.

The success of any of our hedging strategies is subject to risks and uncertainties.

We have in the past used, and may in the future continue to use, a number of financial instruments and derivatives, such as options, swaps and forward contracts, to hedge our exposures, including, but not limited to: protect against possible changes in the market value of our assets resulting from volatility in the digital asset markets and changes in interest rates; protect unrealized gains in the value of our digital assets or our management fees receivable paid in digital assets; facilitate the sale of any of our digital assets; hedge the interest rate risk on any of our assets or liabilities; or to any other end that we deem appropriate.

The success of any of our hedging strategies will depend, in part, on our ability to correctly assess the degree of correlation between the performance of our financial instruments and derivatives and the performance of the assets being hedged. Since the characteristics of many assets change as the markets evolve or time passes, the success of our hedging strategies will also be subject to our ability to continually recalculate, readjust and execute hedges in an efficient and timely manner. In addition, while we may enter into hedging transactions to reduce risks, such transactions may actually increase risks or result in a poorer overall performance for us than if we had not engaged in such transactions.

Any acquisitions, partnerships or joint ventures that we make or enter into could require significant management attention, disrupt our business and harm our financial condition.

We may in the future seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our platform, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not such acquisitions are completed. In addition, we have limited experience in acquiring other businesses. We may not successfully identify desirable acquisition targets, or if we acquire additional businesses, we may not be able to integrate them effectively or obtain the expected benefits of the acquisition on a timely basis or at all. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, as well as unfavorable accounting treatment and exposure to claims and disputes by third parties, including intellectual property claims, indemnification claims, regulatory claims and earn-out obligations, which may not currently exist and cannot be accurately predicted. We may also not generate sufficient financial returns to offset the costs and expenses related to any acquisitions. In addition, if an acquired business fails to meet our expectations, our business, financial condition, cash flows and results of operations may suffer. Further, regulators may scrutinize our proposed business combinations and acquisitions given the regulatory landscape in which we operate, and regulatory approvals may be required for the completion of certain business combinations or acquisitions. We may be unable to pursue opportunities that would be beneficial to our business, which would be harmful to our business and financial condition.

Geopolitical events or macroeconomic conditions outside of our control could adversely affect our AUM, revenues and net income.

Our AUM, revenues and net income are subject to geopolitical events and macroeconomic conditions outside of our control, and their impact on the digital asset markets and investors in digital assets. The United States and other key international economies have experienced cyclical downturns from time to time in which economic activity declined, resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies and overall macroeconomic uncertainty. Such adverse macroeconomic conditions have impacted in the past, and may impact in the future, the digital asset economy, although the extent of such impacts remains uncertain and dependent on a variety of factors, including, but not limited to, market adoption and acceptance of digital assets, global trends in the digital asset economy, central bank monetary policies, instability in the global banking system, volatility and disruptions in the capital and credit markets, and other events beyond our control. For example, in the past, capital and credit markets have experienced extreme volatility and disruptions, resulting in steep declines in the value of digital assets. Geopolitical events, such as trade wars, tariffs and foreign exchange limitations, can also increase the severity and levels of unpredictability globally and increase the volatility of global financial and digital asset markets. To the extent macroeconomic conditions and digital asset markets materially deteriorate, or any decline continues for a prolonged period, our AUM, revenues and net income, as well as our ability to attract investors in our investment products, could be adversely affected. Moreover, even if macroeconomic conditions were to improve or otherwise not deteriorate, there is no guarantee that the digital asset economy would similarly improve or not deteriorate.

Further, in 2022 and 2023, a number of blockchain protocols and digital asset financial companies suffered from insolvency and liquidity crises. Some of these events are alleged, or have been held, to be the result of fraudulent activity by insiders, including misappropriation of customer funds and other illicit activity and internal controls failures. In connection with these events, concerns were raised about the potential for a market condition where the failure of one company leads to the financial distress of other companies in the digital asset industry, which has the potential to depress the prices of digital assets used as collateral by other companies. If such a market condition were to become widespread in the digital asset economy, then we could suffer from reduced interest by investors in our investment products. Further, forced selling of digital assets by distressed companies could lead to lower digital asset prices.

Moreover, actual events involving limited liquidity, defaults, nonperformance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry, or the financial services industry generally, or concerns or rumors about any such events or other similar risks, have in the past, and may in the future, lead to market-wide liquidity problems. For example, in March 2023, Silicon Valley Bank and Signature Bank were accepted into receivership, and Silvergate Bank announced plans to wind down and liquidate its operations. In connection with these issues and issues with other financial institutions, the prices of certain fiat-backed stablecoins were temporarily impacted, which negatively impacted investor perception of digital assets and their perceived riskiness as an asset class and may be similarly impacted again in the future. In addition, a number of digital asset companies were unable to find banks that were willing to provide them with bank accounts and banking services. Although these events did not have a material impact on us, it is possible that a future closing of a bank with which we have a financial relationship could subject us to adverse conditions and pose challenges in finding an alternative suitable bank.

If the unpredictability or volatility resulting from geopolitical events or macroeconomic conditions continues or worsens, then there could be additional negative ramifications, such as additional market-wide liquidity problems or limitations on access to deposits and investments for customers of affected banks and certain banking partners, and our AUM, revenues and net income could be adversely affected.

Catastrophic and unpredictable events could have a material adverse effect on our business, financial condition or results of operations.

An act of terrorism, war, pandemic, cyberattack, power failure, natural disaster or a catastrophic or unpredictable event could have a material adverse effect on our business, financial condition or results of operations. Acts of terrorism, war, labor activism or unrest and other geopolitical events could cause disruptions to our operations or the economy as a whole. In the event of a pandemic, a natural disaster, including a major earthquake, blizzard or hurricane or a catastrophic event, including a cyberattack or power or telecommunications failure, we may be unable to continue our operations and endure reputational harm, delays in the development of new investment products, disruptions in the delivery of mining or validating equipment in connection with the digital assets for which we offer investment products or breaches of data security and loss of critical data, all of which could have an adverse effect on our results of operations. Such events could also affect the health and productivity of our employees. If pandemics, natural disasters or catastrophic events concurrently impact the data centers that we rely on, then our operations may be delayed, and we may suffer additional losses, both financial and otherwise. In addition, a failure of the exchanges on which our investment products’ shares trade to function properly could cause a material disruption to our business. We do not maintain insurance sufficient to compensate us for the potentially significant losses that could result from these disruptions, the effects of which may be further increased if we do not implement a disaster recovery plan.

Further, catastrophic and unpredictable events could affect the ability of our third-party service providers to continue to provide essential services, including, but not limited to, custodial and brokerage services, creation and redemption of shares of our investment products, marketing, fund administration and accounting, index price determination and IT and telecommunications systems. If we or our service providers are unable to respond adequately or in a timely fashion, then these failures may result in a loss of revenues or increased expenses, either of which would have a material adverse effect on our business, financial condition or results of operations.

Risk Factors Related to Digital Assets

Digital assets represent a new and rapidly evolving industry, and our results of operations may be materially adversely affected by the development, acceptance and adoption of Bitcoin, Ether or other digital assets.

Digital assets and their underlying networks and other cryptographic and algorithmic protocols governing the creation, transfer and usage of digital assets represent a new and rapidly evolving industry. For example, the first digital asset, Bitcoin, was launched in 2009. Ether was launched in 2015 and, along with Bitcoin, was one of the first cryptographic digital assets to gain global adoption and critical mass. Our results of operations may be closely correlated with the development, acceptance and adoption of Bitcoin, Ether or other digital assets as the industry continues to evolve. The realization of one or more of the following risks could materially adversely affect our results of operations:

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Generally, digital assets have only recently become selectively accepted as a means of payment by retail and commercial outlets, and use of digital assets by consumers remains limited. Banks and other established financial institutions, whether voluntarily or in response to regulatory feedback, may refuse to process funds for transactions denominated in digital assets; process wire transfers to or from digital asset trading platforms, digital asset-related companies or service providers; or maintain accounts for persons or entities transacting in digital assets. As a result, the prices of digital assets generally may be largely determined by speculators, miners and validators, thus contributing to price volatility that makes retailers less likely to accept digital assets as a form of payment in the future.
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Banks may choose to not provide banking services, or may choose to cut off banking services, to businesses that provide digital asset-related services or that accept digital assets as payment, which could dampen liquidity in the market and damage the public perception of digital assets generally or any one digital asset in particular, and their or its utility as a payment system, which could decrease the prices of digital assets generally or individually.
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Certain digital assets are seen as a potential store of value, in part due to their limited supply, which may attract investors seeking to preserve their wealth during economic downturns. However, adoption of digital assets as a store of value remains limited because of, among other things, the volatility of digital asset prices.
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Users, developers, miners and validators may switch to, or adopt, certain digital asset networks at the expense of their engagement with other networks, which may negatively impact the digital assets supported by latter networks.
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In recent years, several federal and state regulatory bodies, such as the SEC, have brought enforcement actions against participants in the digital asset industry. In addition, several companies in the industry, such as BlockFi, Celsius, Voyager, FTX and Three Arrows Capital in 2022 and the Genesis Entities in 2023, have collapsed. The negative publicity associated with these events has decreased investor confidence in digital assets, and any similar events in the future could result in investors selling their digital assets in favor of investments that they perceive to offer lower risk.
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Many digital asset networks are in the early stages of developing partnerships and collaborations, all of which may not succeed and adversely affect the usability and adoption of the digital assets supported by these networks.
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Many digital asset networks have limited operating histories and are still in the process of developing and making significant decisions that will affect the design, supply, issuance, functionality and governance of their respective digital assets.
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Digital asset networks may not have implemented all software patches, upgrades and other changes required to maintain the safety of their protocols, which could introduce security issues, bugs, software errors or otherwise adversely affect the respective networks.
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A percentage of users and validators of a digital asset network could vote to create a soft or hard fork in a digital asset network, resulting in the operation of multiple separate networks, which could adversely affect their respective digital assets. Further, hard forks can result in contentious outcomes, leading some users to attempt to negatively impact the use or adoption of the digital asset network that forked. For example, in August 2017, Bitcoin forked and a new digital asset, Bitcoin Cash, was created, as a result of a years-long dispute over how to increase the rate of transactions on the Bitcoin network. This hard fork was contentious, and some users of the Bitcoin Cash network may harbor ill will toward the Bitcoin network.
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Certain privacy-preserving features have been or are expected to be introduced to a number of digital asset networks. Digital asset trading platforms or businesses that facilitate transactions in digital assets may be at an increased risk of criminal enforcement or civil lawsuits, or of having banking services cut off if there is a concern that these features interfere with the performance of AML duties and economic sanctions checks, and these features may become the target of government regulation and enforcement.
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Many digital asset networks are developing new features to address fundamental issues with respect to speed, scalability and energy usage. If these issues are not successfully addressed or do not receive widespread adoption, then they could adversely affect their respective digital assets.

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Digital asset mining operations can consume significant amounts of electricity, which may have a negative environmental impact and give rise to public opinion against, or government regulations restricting, the use of electricity for mining operations. Additionally, miners may be forced to cease operations during an electricity shortage or power outage, which could adversely affect digital asset networks.
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Security issues, bugs and software errors have been identified with many digital assets and their underlying networks, some of which have been exploited by malicious actors. There are also inherent security weaknesses in some digital assets, such as when creators of certain digital asset networks use procedures that could allow hackers to counterfeit tokens. Any weaknesses identified with a digital asset could adversely affect its price, security, liquidity and adoption. If a malicious actor or botnet (a collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing or validating power on a digital asset network, as has happened in the past, then it may be able to manipulate transactions on or otherwise alter the underlying network, which could cause financial losses to holders, damage the network’s reputation and security and adversely affect the network’s value. Moreover, the functionality of that network may be negatively affected such that it is no longer attractive to users, thereby dampening demand for the overlying digital asset. Even if another digital asset were affected by similar circumstances, then any reduction in confidence in the source code or blockchain technology underlying digital assets could negatively affect the demand for digital assets generally.
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The development of new technologies for mining, such as improved application-specific integrated circuits (commonly referred to as ASICs), or changes in industry patterns, such as the consolidation of processing or validating power in a small number of large mining or validating pools, could reduce the security of digital asset networks, lead to increased liquid supply of digital assets and reduce a digital asset’s price and attractiveness.
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The open-source structure of many digital asset network protocols means that developers and other contributors, including those whose contributions may be important to the protocol, are not always directly compensated for their contributions in developing and maintaining such protocols. As a result, developers and other contributors of a particular blockchain or digital asset may lack a financial incentive to maintain or develop the network or may lack the resources to adequately address emerging issues. Alternatively, some developers and other contributors may be funded by companies whose interests are at odds with other participants in a particular digital asset network. A failure to properly monitor and upgrade protocols could damage that network.
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Certain blockchains permit concentrated ownership or an “admin key,” allowing a small group of holders to have significant unilateral control and influence over key decisions related to their underlying networks, such as governance decisions and protocol changes, as well as the prices of such digital assets.
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Certain blockchains or protocols use decentralized forms of governance that are evolving and may not be capable of making critical decisions in a timely or organized manner.
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The discovery of technological issues that result in disabled functionalities, exposure of users’ personal information, theft of users’ assets and other negative consequences could require resolution with the attention and efforts of global miner, validator, user and development communities.
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Potential use cases for digital assets, such as smart contracts, remain uncertain, have not received widespread adoption and are subject to additional risks. For example, since smart contracts typically cannot be stopped or reversed, vulnerabilities in their programming or design can have damaging effects. Further, smart contracts have been manipulated, exploited or used in ways that were not intended or envisioned by their creators.

Digital assets, on which our business is based and on which our results of operations may be closely correlated, are a new asset class that represents a technological innovation subject to a high degree of uncertainty, and there is no assurance that digital assets will maintain their value over the long term. The development, acceptance and adoption of digital assets will require greater regulatory clarity and growth in usage and in the underlying blockchain technologies for various applications. In addition, the value of digital assets is subject to risks related to their usage. If growth in usage generally occurs in the near or medium term, then there is no assurance that such usage will continue to grow over the long term. A contraction in usage may result in increased volatility or declines in digital asset prices, which would materially adversely affect our results of operations.

The prices of digital assets have experienced extreme volatility in recent periods and may continue to do so and could adversely affect our results of operations.

The prices of digital assets have historically been highly volatile, based partly on market acceptance, adoption and future expectations, which may or may not be realized. A significant portion of demand for digital assets may be generated by speculators and investors seeking to profit from the short- or long-term holding of these assets. Speculation regarding future appreciation in the value of a digital asset may inflate and make the price of that digital asset more volatile.

Several factors may affect the prices of digital assets and could adversely affect our results of operations, including, but not limited to:

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Global digital asset supply and demand, which can be influenced by increases or decreases in the usage of digital assets and the investment and trading activities of large investors that invest directly or indirectly in digital assets;
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The financial strength of digital market participants generally;
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The availability and cost of funding and capital;
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The availability of banking and payment services to support digital asset-related projects;
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The speed and rate at which a digital asset is able to gain acceptance and adoption as a medium of exchange, utility, store of value, consumptive asset, security instrument or other financial asset, if at all;
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The development and availability of an active derivatives market for digital assets;
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The fees associated with the processing of digital asset transactions and the speed at which such transactions are settled, including on the underlying digital asset networks and digital asset trading platforms;
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The development and launch timeline of new digital asset networks and technologies and forthcoming upgrades designed to improve network scalability;
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Changes in the software, software requirements or hardware requirements underlying a digital asset network, such as a fork. Forks in the future are likely to occur, and there is no assurance that such a fork would not result in a sustained decline in the market prices of digital assets;
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The maintenance, troubleshooting and development of the open-source software protocol of digital assets and the digital asset networks underlying digital assets, including by miners, validators and developers;
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Ongoing technological viability and security of digital assets and their associated smart contracts, applications and networks, including vulnerabilities against hacks and scalability;
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Activities of stablecoin issuers, the ability of stablecoin issuers to substitute underlying assets to back the stablecoins or the decline in value of those underlying assets and future actions relating to the regulatory or accounting treatment of stablecoins;
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Changes in the rights, obligations, incentives or rewards for the various participants in a digital asset network, including in connection with block reward halving events, whereby the fixed reward for solving a new block is automatically halved after a certain number of blocks are solved. For digital assets that rely on miners or validators, sophisticated mining or validating groups may become unduly influential over time if system or bandwidth requirements become too high. Where a single personality or entity exerts an outsize influence, an adverse event impacting that individual or entity, such as an insolvency proceeding, could result in a reduction in the price of a digital asset;
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Concentration of ownership in certain digital assets by an individual or small group of holders or those within one or a small number of jurisdictions. Large sales or distributions by such holders could have an adverse effect on the prices of such digital assets;
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Digital asset trading platforms’ deposit and withdrawal policies and practices, liquidity and increase or decrease in trading volume and interruptions in service from or failures of such trading platforms;
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Increased competition from other digital assets on networks that exhibit better speed, security, scalability or other characteristics, and from other forms of payment services;
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Actual or perceived manipulation of digital asset markets and digital asset trading platforms, many of which may be unregulated;
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Actual or perceived threats that digital assets and related activities, such as mining and validating, have adverse effects on the environment or are tied to illegal activities, or on the other hand, the correlation of the prices of certain digital assets to the price of Bitcoin in particular;
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Negative publicity relating to, and unpredictable media (including social media) coverage of, digital assets and the digital asset industry;
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Listing or other business decisions by digital asset companies relating to specific digital assets;
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The ability of digital assets and digital asset trading platforms to meet user and investor demands and changing consumer preferences;
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Investors’ and users’ overall confidence in the digital asset investment ecosystem and the safety and reliability of digital asset trading platforms and digital wallets that hold digital assets;

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Levels of, and investors’ expectations with respect to, interest rates, rates of inflation of fiat currencies or digital assets and rates of return on digital asset trading platforms;
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Monetary policies of governments, trade restrictions, fiat currency devaluations and revaluations and regulatory measures, changes or enforcement actions that affect the use and value of digital assets, including with respect to the security status of digital assets generally;
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Judicial pronouncements related to digital assets, including the treatment of digital assets in certain types of insolvencies;
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Changing and uncertain regulatory perception and treatment of digital assets;
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The taxation, and tax-related reporting, of transactions involving digital assets by the United States and other jurisdictions; and
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Global or regional political, economic or financial conditions, events and situations, including market conditions across the digital asset industry specifically.

Additionally, some purportedly decentralized digital assets may be more centralized than widely believed, or may become more centralized over time, increasing the risk that an adverse event impacting an individual personality or entity could result in reductions in the prices of digital assets. While digital assets networks may purport to be decentralized without the need for reliance on any single government or institution to create, transmit and determine value, in fact, a single entity may have the ability to exert centralized authority over a network.

Further, some digital assets may be more difficult to value than other investments because such assets may not have a liquid or transparent trading market. For example, some digital asset trading platforms have created their own digital assets and used them in opaque and potentially fraudulent manners to facilitate transactions and trading relationships. In certain circumstances, such digital assets are thinly traded, making it difficult to ascertain the true value of such assets. We may not be able to sell a digital asset promptly or at a reasonable time or price. Although there may be an institutional market for certain digital assets, it is not possible to predict exactly how the market for such assets will develop or whether it will continue to exist. A digital asset that was liquid at the time of purchase may subsequently become illiquid, and its value may decline as a result.

There is no assurance that any digital asset will maintain its long-term value in terms of purchasing power in the future, or that acceptance of digital asset payments by mainstream retail merchants and commercial businesses will continue to grow. Only a limited number of digital assets have sometimes been accepted as a means of payment for some goods and services, and use of digital assets by consumers to pay at retail and commercial outlets remains very limited. In part, this is because many digital assets face scaling obstacles that can lead to high fees or slow transaction settlement times and attempts to increase the volume of transactions may not be effective. Banks and other established financial institutions may refuse to process funds for transactions denominated in digital assets; process wire transfers to or from digital asset trading platforms, digital asset-related companies or service providers; or maintain accounts for persons or entities transacting in digital assets. As a result, the prices of digital assets generally may be largely determined by speculators, miners and validators, thus contributing to price volatility that makes retailers less likely to accept digital assets as a form of payment. A lack of expansion by digital assets into retail and commercial markets, or a contraction of such limited use as has developed to date, may result in increased volatility or a reduction in the value of that digital asset or digital assets generally which may reduce our AUM and negatively affect our results of operations.

Digital asset networks face significant scaling challenges and efforts to increase the volume and speed of transactions may not be successful.

Many digital asset networks face significant scaling challenges due to the fact that public, permissionless blockchains generally face a tradeoff among decentralization, security and scalability. One means through which digital asset networks that utilize public, permissionless blockchains achieve security is through decentralization, meaning that no intermediary is responsible for securing and maintaining these systems. For example, many assert that a greater degree of decentralization of a public, permissionless blockchain generally means a given digital asset network is less susceptible to manipulation or capture. In practice, this typically means that each node on a given digital asset network is responsible for processing every transaction and maintaining a copy of the entire state of the network. As a result, a digital asset network that utilizes a public, permissionless blockchain may be limited in the number of transactions it can process by the computing capabilities of each single fully participating node. Many developers are actively researching and testing scalability solutions for public blockchains that do not necessarily result in lower levels of security or decentralization, such as off-chain payment channels and Layer 2 networks. Off-chain payment channels would allow parties to transact without requiring the full processing or validating power of a blockchain. Layer 2 networks can increase the scalability of a blockchain by allowing users to transact on a second blockchain deployed on top of a “Layer 1” network. There is no guarantee that the scalability solutions that are being researched and tested by developers will be successful.

As corresponding increases in throughput lag behind growth in the use of digital asset networks, average transaction fees and settlement times may increase considerably. For example, the Bitcoin and Ethereum networks have been, at times, at capacity, which has led to increased transaction fees. Since January 1, 2022, average daily transaction fees on the Bitcoin network have ranged from $0.38 per transaction on September 8, 2024, to as high as $124.17 per transaction on April 20, 2024, and average daily transaction fees on the Ethereum network have ranged from $0.56 per transaction, on August 31, 2024, to as high as $200.27 per transaction, on May 1, 2022. As of December 31, 2024, average daily transaction fees on the Bitcoin network stood at $1.79 per transaction, and average daily transaction fees on the Ethereum network stood at $3.52 per transaction. Increased transaction fees and decreased settlement speeds could preclude certain uses for digital assets (e.g., micropayments) and could reduce demand for, and the prices of, digital assets, and could adversely affect our results of operations.

Due to a lack of familiarity and some negative publicity associated with digital asset trading platforms, existing and potential customers, counterparties and regulators may lose confidence in the digital asset industry.

Since the inception of the digital asset economy, numerous digital asset trading platforms have been sued, investigated or shut down due to fraud, manipulative practices, business failure and security breaches. In many of these instances, customers of these platforms were not compensated or made whole for their losses. Larger platforms are more appealing targets for hackers and malware and may also be more likely to be targets of regulatory enforcement actions. For example, in February 2021, Bitfinex settled a long-running legal dispute with the State of New York related to Bitfinex’s alleged misuse of over $800 million of customer assets and, in October 2023, hackers were reported to have stolen $570 million from the BNB Smart Chain, a blockchain linked with Binance Holdings Ltd. (“Binance”), which operates one of the world’s largest digital asset trading platforms. In February 2025, the digital asset trading platform Bybit reportedly lost approximately $1.5 billion in Ether through a hacker-induced transfer from its cold wallet to a wallet address said to be associated with the Lazarus Group (a hacker group believed to be run by the government of North Korea). Further, in 2022 and 2023, each of BlockFi, Celsius, Voyager, Three Arrows Capital, FTX and the Genesis Entities declared bankruptcy. In particular, in November 2022, it was revealed that FTX, at the time one of the world’s largest and most popular digital asset trading platforms, had been misusing customer assets, resulting in a loss of confidence in participants of the digital asset economy and negative publicity surrounding digital assets more broadly. The U.S. Department of Justice subsequently brought criminal charges, including charges of fraud, violations of federal securities laws, money laundering and campaign finance offenses, against FTX’s former CEO and others. In November 2023, FTX’s former CEO was convicted of fraud and money laundering.

The SEC also brought charges against Genesis Capital and Gemini Trust Company, LLC (“Gemini”) in January 2023 for their alleged unregistered offer and sale of securities to retail investors. In March 2024, Genesis Capital settled the charges, agreeing to a final judgment ordering it to pay a $21 million civil penalty.

Further, in June 2023, the SEC initiated lawsuits against Coinbase, Inc. (“Coinbase”) and Binance alleging, among other things, that such firms were operating as unregistered securities exchanges in the United States and identifying a number of digital assets that the SEC alleges to be unregistered securities. In addition, in November 2023, the SEC filed a complaint against Payward, Inc. and Payward Ventures, Inc. (together known as “Kraken”) and brought similar charges, including an allegation that Kraken operated as an unregistered securities exchange, brokerage and clearing agency. In November 2023, Binance pleaded guilty in connection with the Justice Department’s investigations into violations relating to the Bank Secrecy Act of 1970, as amended (“BSA”), and failure to register as a money transmitting business and the International Emergency Economic Powers Act, and the founder of Binance pleaded guilty to failing to maintain an effective AML program in violation of the BSA. As part of the settlement, Binance separately reached resolutions with the CFTC, Financial Crimes Enforcement Network (“FinCEN”) and the Treasury Department’s Office of Foreign Assets Control (“OFAC”). In February 2025, Coinbase and the SEC entered into a court-approved joint stipulation to dismiss the SEC’s lawsuit with prejudice. In March 2025, Kraken and the SEC jointly dismissed the SEC’s lawsuit with prejudice. In May 2024, Binance and the SEC jointly dismissed the SEC’s lawsuit with prejudice. Several other digital assets market participants have also announced that the SEC informed them that the SEC was terminating its investigation or enforcement action into their firm. Further, the Justice Department in April 2025 issued a memorandum indicating that it will prioritize cases related to digital assets’ use in crimes of fraud, terrorism, drugs and human trafficking, organized crime, hacking and gang financing, and that other sorts of cases related to digital assets will be deprioritized. The final outcome of these and other lawsuits (to the extent not yet dismissed), their effect on the broader digital asset investment ecosystem and the reputation impact on industry participants, remain uncertain. Such litigation has led, and this or other litigation in the future may lead, to further volatility in digital asset prices.

In addition, there have been reports that a significant amount of trading volume on digital asset trading platforms is fabricated and false in nature. Such reports may indicate that the market for digital asset trading platform activities is significantly smaller than otherwise understood.

Negative perception, a lack of stability and standardized regulation in the digital asset economy, and the closure or temporary shutdown of digital asset trading platforms due to fraud, business failure, hackers or malware, or government-mandated regulation, and associated losses suffered by customers may reduce confidence in the digital asset economy and result in greater volatility of the prices of digital assets, including significant depreciation in value. Any of these events in the digital asset economy could adversely affect our reputation, business and financial condition.

Many digital asset transactions are irrevocable and stolen or incorrectly transferred digital assets may be irretrievable. As a result, any incorrectly executed digital asset transaction could adversely affect our results of operations.

Digital asset transactions recorded on a blockchain ledger are typically not reversible without the consent and active participation of the recipient of the transaction. Once a transaction has been verified and recorded in a block that has been added to the blockchain, an incorrect transfer or theft of a digital asset generally will not be reversible. We may not be capable of obtaining compensation for any such transfer or theft. Although transfers of digital assets custodied by a Custodian on behalf of our investment products, including the digital assets and investment products that would be part of our Principal Investments, will regularly be made to or from our custody accounts, it is possible that, through computer or human error, or through theft or criminal action, such digital assets could be transferred from our custody accounts in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts.

Such events have occurred in connection with digital assets in the past. To the extent we are unable to seek a corrective transaction with the recipient of an incorrect transfer of digital assets or identify the third party which has received digital assets through theft, we will be unable to revert or otherwise recover such digital assets. We will also be unable to convert or recover any digital assets transferred to uncontrolled accounts. Such loss could materially adversely affect our results of operations.

The U.S. federal income tax treatment of transactions in digital assets is unclear.

Due to the new and evolving nature of digital assets and the absence of comprehensive guidance with respect to digital assets, many significant aspects of the U.S. federal income tax treatment of digital assets are uncertain. Our operations and dealings, in or in connection with digital assets, as well as transactions in digital assets generally, could be subject to adverse tax consequences in the United States, including as a result of development of the legal regimes surrounding digital assets, and the prices of digital assets, as well as our results of operations, could be adversely affected thereby.

Many significant aspects of the U.S. federal income tax treatment of digital assets (including with respect to the amount, timing and character of income recognition) are uncertain. In 2014, the U.S. Internal Revenue Service (the “IRS”) released a notice (the “Notice”) discussing certain aspects of certain digital assets for U.S. federal income tax purposes and, in particular, stating that such digital assets are “property”; are not “currency,” for purposes of the rules relating to foreign currency gain or loss; and may be held as capital assets. In 2019, the IRS released a revenue ruling and a set of “Frequently Asked Questions” (the “Ruling & FAQs”) that provide some additional guidance, including guidance to the effect that, under certain circumstances, hard forks of digital assets are taxable events giving rise to ordinary income and guidance with respect to the determination of the tax basis of digital assets. Moreover, in 2023, the IRS released a revenue ruling that provided guidance on digital asset staking, including guidance to the effect that staking rewards will, under certain circumstances, be treated as giving rise to taxable income (the “Staking Guidance”). However, the Notice, the Ruling & FAQs and the Staking Guidance do not address other significant aspects of the U.S. federal income tax treatment of digital assets. We do not intend to request a ruling from the IRS on these issues, and we will take positions on these and other U.S. federal income tax issues relating to digital assets that we believe to be reasonable. There can be no assurance that the IRS will agree with the positions we take, and it is possible that the IRS will successfully challenge our positions.

For example, certain of our investment products are intended to be grantor trusts for U.S. federal income tax purposes, but there is limited guidance regarding the treatment of investment products holding digital assets. In addition, certain of our investment products may be required to make determinations and take positions regarding uncertain tax consequences arising from digital assets they hold, including with respect to U.S. withholding taxes in respect of income from a fork, airdrop, or similar occurrence. If the IRS were to successfully challenge tax positions taken by any of our investment products, it could give rise to materially adverse tax consequences to both the investment product and its investors. Moreover, regulations, rulings or other guidance regarding digital assets could give rise to adverse tax consequences to our investment products by imposing additional tax on them or their investors or by requiring them to comply with burdensome reporting or withholding requirements.

There can be no assurance that the IRS will not alter its position with respect to digital assets in the future or that a court would uphold the treatment set forth in the Notice, the Ruling & FAQs and the Staking Guidance. It is also unclear what additional guidance on the treatment of digital assets for U.S. federal income tax purposes may be issued in the future. Any such alteration of the current IRS positions or additional guidance could result in adverse tax consequences for us and investors in our investment products and have an adverse effect on the value of digital assets. Because of the evolving nature of digital assets, it is not possible to predict potential future developments that may arise. Such developments may increase the uncertainty with respect to the treatment of digital assets for U.S. federal income tax purposes. For example, the Notice addresses only digital assets that are “convertible virtual currency” (that is, digital assets that have an equivalent value in fiat currency or act as substitutes for fiat currency), and it is conceivable that certain types of digital assets for which we offer investment products are not within the scope of the Notice.

On November 15, 2021, President Biden signed into law the Infrastructure Investment and Jobs Act (the “IIJA”). The IIJA implements a set of comprehensive tax information reporting rules that will apply to persons, including digital asset trading platforms and custodians, that regularly effect transfers of digital assets on behalf of other persons. In particular, these rules will require digital asset trading platforms and custodians to report certain digital asset transactions (including sales, exchanges and other transfers) effected on behalf of other persons on an annual return, in a manner similar to the current reporting rules for brokers that effect stock and other securities transactions on behalf of customers. In addition, the IIJA extends the reporting requirements for businesses that receive more than $10,000 in cash in a transaction (or related transactions) to transactions involving the receipt of digital assets with a fair market value of more than $10,000. However, such extension to transactions involving the receipt of digital assets has been postponed pending the issuance of regulations.

In July of 2024, the IRS and the U.S. Department of the Treasury released final regulations to implement certain of these reporting rules (the “July 2024 final regulations”). The July 2024 final regulations’ definition of the term “broker” is broad and, in a number of respects, is unclear in scope, but generally requires custodial brokers and brokers acting as principals to perform information reporting and backup withholding functions. Under the July 2024 final regulations and a notice released contemporaneously by the IRS and the U.S. Department of the Treasury, such reporting of cost basis information and backup withholding generally will apply in respect of transactions occurring on or after January 1, 2025, but certain transitional relief may be available for transactions occurring prior to January 1, 2026. The July 2024 final regulations do not address all aspects of the IIJA information reporting regime and their application is uncertain in a number of respects, including with respect to the collection and reporting of cost basis information for digital assets and the scope of transactions subject to reporting. In December of 2024, the IRS and the U.S. Department of the Treasury issued separate final regulations describing information reporting rules for noncustodial industry participants (the “December 2024 final regulations”), including the requirement to file information returns and furnish payee statements reporting gross proceeds on dispositions of digital assets effected for customers in certain sale or exchange transactions. The December 2024 final regulations were subsequently repealed under the Congressional Review Act on April 10, 2025, after President Trump signed into law a congressional joint resolution of disapproval providing that the December 2024 final regulations shall have no force or effect.

The effects of the IIJA reporting regime and its application to us may depend in significant part on further regulatory or other guidance from the IRS and could create significant compliance burdens and uncertainties in the digital asset market, and could affect the price of digital assets, which could have an adverse effect on our business.

The state, local and non-U.S. tax treatment of digital assets is unclear.

The taxing authorities of certain states have announced that they will follow the Notice with respect to the treatment of digital assets for state income tax purposes and/or have issued guidance exempting the purchase and/or sale of digital assets for fiat currency from state sales tax. It is unclear what further guidance on the treatment of digital assets for state tax purposes may be issued in the future. Any future guidance on the treatment of digital assets for state or local tax purposes could result in adverse tax consequences to investors in our investment products, adversely affect the prices of digital assets and our business.

The treatment of digital assets for tax purposes by non-U.S. jurisdictions may differ from the treatment of digital assets for U.S. federal, state or local tax purposes. It is possible, for example, that a non-U.S. jurisdiction would impose sales tax or value-added tax on purchases and sales of digital assets for fiat assets. For instance, if a foreign jurisdiction with a significant share of the market of Bitcoin users imposes onerous tax burdens on digital asset users, or imposes sales or value-added tax on purchases and sales of digital assets for fiat assets, then such actions could result in decreased demand for digital assets in such jurisdiction, which could adversely affect the prices of digital assets, our AUM and results of operations.

Regulatory changes or actions by the U.S. Congress or U.S. federal or state agencies may lead to restrictions in the use of digital assets, mining and validating activity or the operation of digital asset networks or digital asset markets in a manner that adversely affects the prices of digital assets and our results of operations.

As digital assets have grown in both popularity and market size, the U.S. Congress and a number of U.S. federal and state agencies (including FinCEN, OFAC, SEC, CFTC, IRS, Federal Deposit Insurance Corporation (“FDIC”), Financial Industry Regulatory Authority (“FINRA”), Consumer Financial Protection Bureau (“CFPB”), Department of Justice (“DOJ”), Department of Homeland Security (“DHS”), Federal Bureau of Investigation (“FBI”), Office of the Comptroller of the Currency (“OCC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and state financial institution and securities regulators) have been examining the operations of digital asset networks, digital asset users and digital asset markets, with particular focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, evade sanctions, or fund criminal or terrorist enterprises and the safety and soundness of trading platforms and other service providers that hold or custody digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. Ongoing and future regulatory actions with respect to digital assets may alter, perhaps to a materially adverse extent, the nature of an investment in our investment products or our ability to continue to operate. Moreover, the failure of FTX in November 2022 and the resulting market turmoil substantially increased regulatory scrutiny in the United States and globally and led to criminal investigations, SEC enforcement actions and other regulatory activity across the digital asset investment ecosystem.

In August 2021, the former chair of the SEC stated that he believed investors using digital asset trading platforms are not adequately protected, and that activities on the platforms can implicate the securities laws, commodities laws and banking laws, raising a number of issues related to protecting investors and consumers, guarding against illicit activity and ensuring financial stability. The former chair expressed a need for the SEC to have additional authorities to prevent transactions, products and platforms from “falling between regulatory cracks,” as well as for more resources to protect investors in “this growing and volatile sector.” The former chair called for federal legislation centering on digital asset trading, lending and DeFi platforms, seeking “additional plenary authority” to write rules for digital asset trading and lending. The SEC under the current administration, however, is taking a different approach to digital assets.

There have been several bills introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets. Certain of these bills passed out of relevant committees and were passed in the House of Representatives in the last Congress, though not the Senate. Some of these bills have since been reintroduced with changes, and continue to be contemplated in the relevant committees, as well as the full House of Representatives and Senate. For example, in July 2025, the GENIUS Act was signed into law and the House of Representatives passed the Clarity Act in an effort to pass laws relating to digital asset market structure. It is difficult to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC or other regulators, what the nature of such additional authorities might be, how additional legislation and/or regulatory oversight might impact the ability of digital asset markets to function or how any new regulations or changes to existing regulations might impact the value of digital assets generally and those held by us specifically. The consequences of increased federal regulation of digital assets and digital asset activities could have a material adverse effect on our business and the market price of our Class A common stock.

Furthermore, changes in U.S. political leadership and economic policies may create uncertainty that materially affects the price of digital assets. For example, on March 6, 2025, President Trump signed an Executive Order to establish a Strategic Bitcoin Reserve and a United States Digital Asset Stockpile. Pursuant to this Executive Order, the Strategic Bitcoin Reserve will be capitalized with Bitcoin owned by the Department of Treasury that was forfeited as part of criminal or civil asset forfeiture proceedings, and the Secretaries of Treasury and Commerce are authorized to develop budget-neutral strategies for acquiring additional Bitcoin, provided that those strategies impose no incremental costs on American taxpayers. Conversely, the Digital Asset Stockpile will consist of all digital assets other than Bitcoin owned by the Department of Treasury that were forfeited in criminal or civil asset forfeiture proceedings, but the U.S. government will not acquire additional assets for the U.S. Digital Asset Stockpile beyond those obtained through such proceedings. The anticipation of a U.S. government-funded strategic cryptocurrency reserve had motivated large-scale purchases of various digital assets in the expectation of the U.S. government acquiring those digital assets to fund such reserve, and the market price of some digital assets decreased significantly as a result of the ultimate content of the Executive Order. Any similar action or omission by the U.S. federal administration or other government authorities may negatively and significantly impact the price of digital assets.

In addition, law enforcement agencies have often relied on the transparency of blockchains to facilitate investigations. However, certain privacy-enhancing features have been, or are expected to be, introduced to a number of digital asset networks. If the digital asset networks were to adopt any of these features, then these features may provide law enforcement agencies with less visibility into transaction-level data. Europol, the E.U.’s law enforcement agency, released a report in October 2017 noting the increased use of privacy-enhancing digital assets like Zcash and Monero in criminal activity. In August 2022, OFAC banned all transactions by U.S. persons or in the United States involving Tornado Cash, a digital asset protocol designed to obfuscate blockchain transactions, by adding Tornado Cash and certain Ethereum wallet addresses associated with the protocol to its Specially Designated Nationals and Blocked Persons List, though it has since removed the Tornado Cash smart contracts from this list. In October 2023, FinCEN issued a notice of proposed rulemaking that identified convertible virtual currency (“CVC”) mixing as a class of transactions of primary money laundering concern and proposed requiring covered financial institutions to implement certain recordkeeping and reporting requirements on transactions that covered financial institutions know, suspect or have reason to suspect involve CVC mixing within or involving jurisdictions outside the United States. In April 2024, the DOJ arrested and charged the developers of the Samourai Wallet mixing service with conspiracy to commit money laundering and conspiracy to operate an unlicensed money transmitting business. In May 2024, a co-founder of Tornado Cash was sentenced to more than five years imprisonment in the Netherlands for developing Tornado Cash on the basis that he had helped launder more than $2 billion worth of digital assets through Tornado Cash. In August 2025, a co-founder of Tornado Cash was convicted of conspiracy to operate an unlicensed money transmitting business, but a mistrial was declared with respect to charges of conspiracy to commit money laundering and conspiracy to violate U.S. sanctions. Additional regulatory action with respect to privacy-enhancing digital assets and protocols is possible in the future.

It is difficult to predict whether, or when, the U.S. Congress will grant additional authorities to the SEC or other regulators, what the nature of such additional authorities might be, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function or how any new regulations or changes to existing regulations might impact the prices of digital assets. The consequences of increased regulation of digital assets, participants in the digital asset industry and digital asset activities could have a material adverse effect on our results of operations.

Regulatory changes or other events in foreign jurisdictions may lead to restrictions in the use of digital assets, mining and validating activity or the operation of digital asset networks or digital asset markets in a manner that adversely affects the prices of digital assets and our results of operations.

Various foreign jurisdictions have adopted, and may continue to adopt, laws, regulations or directives that affect digital asset networks, digital asset markets and their users, particularly digital asset trading platforms and service providers that fall within such jurisdictions’ regulatory scope. For example, if foreign jurisdictions in addition to China were to ban or otherwise restrict mining and validating activity, including by regulating or limiting manufacturers’ ability to produce or sell semiconductors or hard drives in connection with mining and validating, then this would have a material adverse effect on digital asset networks and digital asset markets, and as a result, impact the prices of digital assets and our results of operations.

A number of foreign jurisdictions have recently taken regulatory action aimed at digital asset activities. China has made transacting in cryptocurrencies illegal for Chinese citizens in mainland China, and additional restrictions may follow. Both China and South Korea have banned initial coin offerings entirely, and regulators in other jurisdictions, including Canada, Singapore and Hong Kong, have opined that initial coin offerings may constitute securities offerings subject to local securities regulations. The U.K.’s Financial Conduct Authority (“FCA”) published final rules in October 2020 banning the sale of derivatives and exchange-traded notes that reference certain types of digital assets, contending that they are “ill-suited” to retail investors, citing extreme volatility, valuation challenges and association with financial crime. A new law, the Financial Services and Markets Act 2023 (“FSMA”), received royal assent in June 2023. The FSMA brings digital asset activities within the scope of existing laws governing financial institutions, markets and assets. In addition, the Parliament of the European Union approved the text of the Markets in Crypto Assets Regulation (“MiCA”) in April 2023, establishing a regulatory framework for digital asset services across the European Union. Certain parts of MiCA became effective as of June 2024 and the remainder became effective as of December 2024. MiCA is intended to serve as a comprehensive regulation of digital asset markets and imposes various obligations on digital asset issuers and service providers. The main aims of MiCA are industry regulation, consumer protection, prevention of market abuse and upholding the integrity of digital asset markets.

Foreign laws, regulations or directives may conflict with those of the United States and may negatively impact the acceptance of one or more digital assets by users, merchants and service providers outside the United States and may therefore impede the growth or sustainability of the digital asset economy in the United States and globally, or otherwise negatively affect the value of digital assets. The effect of any future regulatory changes or other events in foreign jurisdictions on the prices of digital assets is impossible to predict, and such changes or events could be substantial and adverse to our results of operations.

Due to the largely unregulated nature and lack of transparency surrounding the operations of digital asset trading platforms, they may experience fraud, market manipulation, business failures, security failures or operational problems, which may adversely affect the prices of digital assets and, consequently, our results of operations.

Digital asset trading platforms are relatively new and, in many ways, are not subject to, or may not comply with, regulation in relevant jurisdictions in a manner similar to other regulated trading platforms, such as national securities exchanges or designated contract markets. While many prominent digital asset trading platforms provide the public with significant information regarding their on-chain activities, ownership structure, management teams, corporate practices, cybersecurity practices and regulatory compliance, many other digital asset trading platforms do not provide this information. Furthermore, while some digital asset trading platforms are and may continue to be subject to federal and state licensing requirements in the United States, digital asset trading platforms do not currently appear to be subject to regulation in a similar manner as other regulated trading platforms, such as national securities exchanges or designated contract markets. As a result, the marketplace may lose confidence in such digital asset trading platforms, including prominent trading platforms that handle a significant volume of digital asset trading, which may adversely impact the value of digital assets and could have a material adverse effect on our results of operations.

Many digital asset trading platforms, both in the United States and abroad, are unlicensed, not subject to, or not in compliance with, regulation in relevant jurisdictions, or operate without extensive supervision by governmental authorities, and therefore may be more susceptible to fraudulent or manipulative acts and practices. In particular, those located outside the United States may be subject to significantly less stringent regulatory and compliance requirements in their local jurisdictions and may take the position that they are not subject to laws and regulations that would apply to a national securities exchange or designated contract market in the United States, or may, as a practical matter, be beyond the ambit of U.S. regulators. As a result, trading activity on, or reported by, these digital asset trading platforms is generally significantly less regulated than trading activity on or reported by regulated U.S. securities and commodities markets, and may reflect behavior that would be prohibited in regulated U.S. trading venues. For example, in 2022 one report claimed that trading volumes on digital asset trading platforms were inflated by over 70% due to false or non-economic trades, with specific focus on unlicensed digital asset trading platforms located outside of the United States. Such reports may indicate that the digital asset trading platform market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the digital asset trading platform market than is commonly understood, or that a much larger portion of digital asset market activity takes place on DeFi platforms than is commonly understood. Nonetheless, any actual or perceived false trading in the digital asset trading platform market, and any other fraudulent or manipulative acts and practices, could adversely affect the prices of digital assets or negatively affect the market perception of digital assets, which could in turn adversely impact our results of operations.

The SEC has also identified possible sources of fraud and manipulation in the digital asset markets generally, including, among others (1) “wash-trading”; (2) persons with a dominant position in a digital asset manipulating pricing in such digital asset; (3) hacking of the underlying digital asset network and trading platforms; (4) malicious control of the underlying digital asset network; (5) trading based on material, non-public information (for example, plans of market participants to significantly increase or decrease their holdings in a digital asset, new sources of demand for a digital asset) or based on the dissemination of false and misleading information; (6) manipulative activity involving purported “stablecoins”; and (7) fraud and manipulation on digital asset markets. The use or presence of such acts and practices in the digital asset markets could, for example, falsely inflate the volume of a digital asset present in the digital asset markets or cause distortions in the price of such digital asset, among other things that could adversely affect any digital assets for which we offer investment products, including the digital assets and investment products that would be part of our Principal Investments. Moreover, tools to detect and deter fraudulent or manipulative trading activities, such as market manipulation, front-running of trades, and wash-trading, may not be available to or employed by digital asset markets, or may not exist at all. Many digital asset markets also lack certain safeguards put in place by exchanges for more traditional assets to enhance the stability of trading on the exchanges and prevent “flash crashes,” such as limit-down circuit breakers. As a result, the prices of digital assets on digital asset markets may be subject to larger and/or more frequent sudden declines than assets traded on more traditional exchanges.

In addition, over the past several years, some digital asset platforms have been closed, been subject to criminal and civil litigation and have entered into bankruptcy proceedings due to fraud and manipulative activity, business failure and/or security breaches. In many of these instances, the customers of such digital asset trading platforms were not compensated or made whole for the partial or complete losses of their account balances in such digital asset trading platforms. In some instances, customers are made whole only in dollar terms as of the digital asset trading platform’s date of failure, rather than on a digital asset basis, meaning customers may still lose out on any subsequent price increase in digital assets.

While smaller digital asset trading platforms are less likely to have the infrastructure and capitalization that make larger digital asset trading platforms more stable, larger digital asset trading platforms are more likely to be appealing targets for hackers and malware and their shortcomings or ultimate failures are more likely to have contagion effects on the digital asset investment ecosystem, including on the price of Bitcoin and Ether, and therefore may be more likely to be targets of regulatory enforcement action. For more information on these events, see “—Due to a lack of familiarity and some negative publicity associated with digital asset trading platforms, existing and potential customers, counterparties and regulators may lose confidence in the digital asset industry.”

Negative perception, a lack of stability and standardized regulation in the digital asset markets and/or the closure or temporary shutdown of digital asset trading platforms due to fraud, business failure, security breaches or government mandated regulation, and associated losses by customers, may reduce confidence in digital asset networks and result in greater volatility in the prices of digital assets. Furthermore, the closure or temporary shutdown of a digital asset trading platform used in calculating the index price of one of our investment products may result in a loss of confidence in such investment product, negatively affecting our AUM and reducing our revenues.

Political or economic crises may motivate large-scale sales of digital assets, which would result in a reduction in values and materially adversely affect our results of operations.

Certain digital assets, as alternatives to fiat currencies that are backed by central governments, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services, and it is unclear how such supply and demand will be impacted by geopolitical events. For example, political or economic crises could motivate large-scale acquisitions or sales of digital assets either globally, regionally or locally. Large-scale sales of certain digital assets would result in a reduction in their value and could materially adversely affect our results of operations.

The value of digital assets may be subject to momentum pricing risk.

Momentum pricing typically is associated with growth stocks and other assets whose valuation, as determined by the investing public, accounts for anticipated future appreciation in value. Digital asset market prices are determined primarily using data from various digital asset trading platforms, over-the-counter markets and derivative platforms. Momentum pricing may have resulted, and may continue to result, in speculation regarding future appreciation in the value of digital assets, inflating and making their market prices more volatile, and such effects may be material and adverse. As a result, digital assets may be more likely to fluctuate in value due to changing investor confidence in future appreciation (or depreciation) in their market prices, which could materially adversely affect our results of operations.

Digital asset networks, digital assets and the digital asset trading platforms on which these assets are traded are dependent on internet and other blockchain infrastructure and susceptible to system failures, security risks and rapid technological change.

The success of digital asset networks and platforms will depend on the continued development of a stable infrastructure, with the necessary speed, data capacity and security and the timely development of complementary products such as high-speed modems for providing reliable internet access and services. Digital assets have experienced, and are expected to continue to experience, significant growth in the number of users and amount of content. Blockchains will continue to be increasingly interconnected with other blockchains and real-world applications. As services and applications continue to be built on top of blockchains, there will be increased reliance on third-party infrastructure providers, including in connection with cross-chain bridges and messaging, liquidity providers, wallets, data feeds and oracles. Reliance on any of these third parties introduces additional risks and points of failure. There is no assurance that the relevant digital asset infrastructure will continue to be able to support the demands placed on it by continued growth of digital asset networks or that the performance or reliability of the technology will not be adversely affected by such continued growth. There is also no assurance that the infrastructure or complementary products or services necessary to make digital assets a viable product for their intended use will be developed in a timely manner, or that such development will not result in the requirement of incurring substantial costs to adapt to changing technologies. The failure of these technologies or platforms or the development of these technologies or platforms could materially adversely affect our results of operations. Any number of technical changes, software upgrades, soft or hard forks, cybersecurity incidents or other changes to the underlying digital asset network may occur from time to time, causing incompatibility, technical issues, disruptions or security weaknesses to our systems and negatively impacting our operations.

If we are unable to identify, troubleshoot and resolve any issues successfully, then we may no longer be able to support certain digital assets, our digital assets or those of our investment products, including the digital assets and investment products that would be part of our Principal Investments, may be frozen or lost and our systems and technical infrastructure may be affected, all of which could adversely impact the success of our business, financial condition and results of operations. Digital assets are created, issued, transmitted and stored according to protocols run by computers in digital asset networks. It is possible these protocols have undiscovered flaws or could be subject to network scale attacks, which could result in losses to us. Advancements in quantum computing could impact the cryptographic rules of protocols that support certain of our digital assets, which could adversely affect our results of operations.

If the digital asset reward or transaction fees for recording transactions on a digital asset network are not sufficiently high to incentivize miners or validators, or certain jurisdictions continue to limit mining or validating activities, then miners or validators may cease expanding processing or validating power or demand high transaction fees, which could negatively impact the value of the digital asset.

If the digital asset rewards for mining or validating blocks or the transaction fees for recording transactions on a digital asset network are not sufficiently high to incentivize miners or validators, or certain jurisdictions continue to limit mining or validating activities, then miners or validators may cease expending processing or validating power to mine or validate blocks and confirmations of transactions on the digital asset’s blockchain could be slowed. The realization of one or more of the following risks, among others, could materially adversely affect our results of operations:

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If the profit margins of digital asset mining and validating operations are not sufficiently high, including due to an increase in electricity costs or the reduction in rewards, including block reward halving events, then digital asset miners and validators are more likely to immediately sell tokens earned by mining or validating, resulting in an increase in liquid supply of that digital asset, which would generally tend to reduce that digital asset’s market price.
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A reduction in digital assets staked by validators or the processing power expended by miners on a digital asset network could increase the likelihood of a malicious actor disrupting or obtaining control of the network. For more information, see “—If a malicious actor or botnet obtains control of more than 50% of the processing or validating power on a digital asset network, or otherwise obtains control over a digital asset network through its influence over core developers or otherwise, then such actor or botnet could manipulate the blockchain of such digital asset.”
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Miners and validators have historically accepted relatively low transaction confirmation fees on most digital asset networks due to income skewed toward the block reward. If miners or validators demand higher transaction fees for recording transactions in the blockchain or a software upgrade automatically charges fees for all transactions on a digital asset network, then the cost of using such digital asset may increase and the marketplace may be reluctant to accept such digital asset as a means of payment. Alternatively, miners and validators could collude in an anti-competitive manner to reject low transaction fees on a digital asset network and force users to pay higher fees, thus reducing the attractiveness of the digital asset network. Higher transaction confirmation fees resulting from collusion or other factors may reduce the attractiveness of the digital asset network, the value of the digital asset and materially adversely affect the value of our digital assets or those of our investment products, including the digital assets and investment products that would be part of our Principal Investments.
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To the extent that any miners or validators cease to record transactions that do not include the payment of a transaction fee in mined or validated blocks or do not record a transaction because the transaction fee is too low, such transactions will not be recorded on the blockchain of a digital asset until a block is mined or validated by a miner or validator who does not require the payment of transaction fees or is willing to accept a lower fee. Any widespread delays in the recording of transactions could result in a loss of confidence in a digital asset network.
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Miners and validators may be able to prioritize certain transactions in return for increased transaction fees, an incentive system known as Maximal Extractable Value (“MEV”), which may lead to an increase in transaction fees on a digital asset network, thereby diminishing its use. For more information on the risks related to MEV, see “—If a malicious actor or botnet obtains control of more than 50% of the processing or validating power on a digital asset network, or otherwise obtains control over a digital asset network through its influence over core developers or otherwise, then such actor or botnet could manipulate the blockchain of such digital asset.”
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Digital asset mining operations can consume significant amounts of electricity, which may have a negative environmental impact and give rise to public opinion against allowing, or government regulations restricting, the use of electricity for mining operations. Additionally, miners may be forced to cease operations during an electricity shortage or power outage.

From time to time, there may be technical issues in connection with changes or upgrades to underlying digital asset networks or protocols of digital assets for which we offer investment products, including the digital assets and investment products that would be part of our Principal Investments, and more broadly, such changes or upgrades may be delayed or unsuccessful, any of which could materially adversely affect our business, financial condition and results of operations.

Rising adoption of digital asset networks leads to network congestion, as space on decentralized ledgers is inherently scarce. From a design standpoint, striking a balance between security, decentralization and scalability (or transactional throughput) is a subject of great debate among innovators and has led to the creation of a variety of networks that make different trade-offs to achieve different outcomes. If network congestion rises to the point where transaction fees make it prohibitively expensive for average users to operate on the network, then those users may stop using the network, and application developers may seek to build on other networks where users can afford to transact.

Any number of anticipated or unforeseen technical changes or software upgrades, soft or hard forks, cybersecurity incidents or other changes to the underlying digital asset network or protocols of digital assets for which we offer investment products, including the digital assets and investment products that would be part of our Principal Investments, may cause incompatibility, technical issues, disruptions or security weaknesses. If the parties responsible for maintaining such networks or protocols are unable to identify, troubleshoot and resolve any such issues successfully, then we may no longer be able to support certain digital assets, or the digital assets custodied by a Custodian on behalf of our investment products, including the digital assets and investment products that would be part of our Principal Investments, may be frozen or lost, all of which could adversely affect the success of our business, financial condition and results of operations.

Changes in the governance of a digital asset network may not receive sufficient support from users and miners or validators, which may negatively affect that digital asset network’s ability to grow and respond to challenges.

The governance of decentralized networks, such as the Bitcoin and Ethereum networks, is by voluntary consensus and open competition. As a result, there may be a lack of consensus or clarity on the governance of any particular decentralized digital asset network, which may stymie such network’s utility and ability to grow and face challenges. The foregoing notwithstanding, the protocols for some decentralized networks, such as the Bitcoin and Ethereum networks, are informally managed by a group of core developers that propose amendments to the relevant network’s source code. Core developers’ roles evolve over time, largely based on self-determined participation. If a significant majority of users and miners or validators adopt amendments to a decentralized network based on the proposals of such core developers, then such network will be subject to new protocols that may adversely affect the value of the relevant digital asset.

As a result of the foregoing, it may be difficult to find solutions or marshal sufficient effort to overcome any future problems, especially long-term problems, on digital asset networks, which could negatively affect our results of operations.

Digital asset networks are developed by a diverse set of contributors, and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset.

Digital asset networks and related protocols are often developed by a diverse set of contributors, but are also often developed by identifiable and high-profile contributors. The perception that certain high-profile contributors may no longer contribute to the applicable digital asset network or protocol may have an adverse effect on the market price of any related digital assets. For example, in June 2017, an unfounded rumor circulated that Ethereum protocol developer Vitalik Buterin had died. Following the rumor, the price of Ether decreased approximately 20% before recovering after Buterin himself dispelled the rumor. Some have speculated that the rumor led to the decrease in the price of Ether.

In the event a high-profile contributor to the Bitcoin, Ethereum or other network, or closely associated supporting infrastructure and applications, is perceived as no longer contributing to such networks due to death, retirement, withdrawal, incapacity or otherwise, whether or not such perception is valid, it could adversely affect the prices of digital assets and our results of operations.

A fork or airdrop could materially adversely affect our results of operations.

Many public digital asset networks operate using open-source protocols, meaning that any user can download the software, modify it and then propose that the users and miners or validators of such network adopt the modification. The development team for a network might propose and implement amendments to a network’s source code through software upgrades altering the original protocol, including fundamental ideas such as the irreversibility of transactions and limitations on the validation of blockchain software distributed ledgers. Such changes to original protocols and software could materially adversely affect our results of operations.

When a modification is introduced and a substantial majority of users and miners or validators consent to the modification, the change is implemented and the network remains uninterrupted. However, if less than a substantial majority of users and miners or validators consent to the proposed modification, and the modification is not compatible with the software prior to its modification, then the consequence would be a hard fork of the network, with one group running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two versions of the network running in parallel, yet lacking interchangeability. For example, Bitcoin Cash is the result of a hard fork of Bitcoin. Some users of the Bitcoin network may harbor ill will toward the Bitcoin Cash network, and vice versa. These users may attempt to negatively impact the use or adoption of the Bitcoin Cash or Bitcoin network. A fork may also occur as a result of an unintentional or unanticipated software flaw in the various versions of otherwise compatible software that users run. Such a fork could lead to users and miners abandoning the digital asset with the flawed software. It is possible, however, that a substantial number of users and miners could adopt an incompatible version of the digital asset while resisting community-led efforts to merge the two chains. This could result in a permanent fork.

Forks may also occur as a network community’s response to a significant cybersecurity breach. For example, in July 2016, Ethereum “forked” into Ethereum and a new network, Ethereum Classic, as a result of the Ethereum network community’s response to a significant cybersecurity breach. In June 2016, an anonymous hacker exploited a smart contract running on the Ethereum network to syphon approximately $60 million of Ether held by The DAO, a distributed autonomous organization, into a segregated account. In response to the exploit, most participants in the Ethereum community elected to adopt a “fork” that effectively reversed the exploit. However, a minority of users continued to develop the original blockchain, referred to as “Ethereum Classic,” with the digital asset on that blockchain now referred to as ETC. ETC now trades on several digital asset trading platforms.

In addition, many developers have previously initiated hard forks in the Bitcoin blockchain to launch new digital assets, such as Bitcoin Cash (as mentioned above), Bitcoin Gold, Bitcoin Silver and Bitcoin Diamond. To the extent such digital assets compete with a digital asset for which we offer an investment product, such competition could impact demand for such digital asset and adversely impact our results of operations.

Furthermore, a hard fork can lead to new cybersecurity concerns. For example, when the Ethereum and Ethereum Classic networks split in July 2016, replay attacks, in which transactions from one network were rebroadcast to nefarious effect on the other network, plagued Ethereum trading platforms through at least October 2016. An Ethereum Classic trading platform announced in July 2016 that it had lost 40,000 ETC, worth about $100,000 at the time, as a result of replay attacks. Similar replay attack concerns occurred in connection with the Bitcoin Cash hard fork that created the Bitcoin Satoshi Vision network in November 2018. Another possible result of a hard fork is an inherent decrease in the level of security due to significant amounts of processing or validating power remaining on one network or migrating instead to the new forked network. After a hard fork, it may become easier for the hashing power of an individual miner, validator or mining or validating pool to exceed 50% of the processing or validating power of the digital asset network that retained or attracted less processing or validating power, thereby making digital assets that rely on proof-of-work or proof-of-stake more susceptible to attack.

Digital asset networks and related protocols may also be cloned. Unlike a fork of a digital asset network, which modifies an existing blockchain and results in two competing digital asset networks, each with the same genesis block, a “clone” is a copy of a protocol’s codebase but results in an entirely new blockchain and new genesis block. Tokens are created solely from the new clone network and, in contrast to forks, holders of tokens of the existing network that was cloned do not receive any tokens of the new network. A clone results in a competing network that has characteristics substantially similar to the network it was based on, subject to any changes as determined by the developer(s) that initiated the clone.

A hard fork or a clone may adversely affect the price of the digital asset at the time of announcement or adoption. For example, the announcement of a hard fork or a clone could lead to increased demand for the pre-fork or pre-clone digital asset, in anticipation that ownership of the pre-fork or pre-clone digital asset would entitle holders to a new digital asset following the fork or clone. The increased demand for the pre-fork or pre-clone digital asset may cause the price of the digital asset to rise. After the hard fork or clone it is possible the aggregate price of the two versions of the digital asset running in parallel would be less than the price of the digital asset immediately prior to the fork or clone. Any future hard fork or clone could adversely affect our business and results of operations.

Moreover, certain digital asset networks have recently implemented, and continue to implement, software upgrades and other changes to their protocols. For example, in September 2022, the Ethereum network activated the long-awaited “Merge” upgrade. The Merge effectively swapped Ethereum’s consensus mechanism away from proof-of-work to proof-of-stake. A digital asset network’s consensus mechanism is a material aspect of its source code, and any failure to properly implement such a change could have a material adverse effect on the value of digital assets that rely on the network, including some of the digital assets for which we offer investment products, including the digital assets and investment products that would be part of our Principal Investments, and the market price of our Class A common stock. It is possible that the Merge introduced a not yet discovered error or vulnerability. It is expected that further developments and forks for the Ethereum network are forthcoming. Any future forks could adversely affect our business and results of operations.

In addition to forks, a digital asset may become subject to a similar occurrence known as an airdrop. In an airdrop, the promoters of a new digital asset announce to holders of another digital asset that such holders will be entitled to claim a certain amount of the new digital asset, generally for free, based on the fact that they hold such other digital asset. We refer to the right to receive any benefits arising from a fork, airdrop or similar event as an “Incidental Right” and any such virtual currency acquired through an Incidental Right as “IR Virtual Currency.”

With respect to any fork, airdrop or similar event, we have implemented policies with respect to GBTC, BTC Mini, ETHE and ETH Mini to cause them to irrevocably abandon the Incidental Rights and any IR Virtual Currency associated with such event. In the event we seek to change our policy with respect to GBTC, BTC Mini, ETHE, ETH Mini or any other investment product that has been approved for trading on NYSE Arca, an application would need to be filed with the SEC by NYSE Arca seeking approval to amend its listing rules to permit us to distribute the Incidental Rights or IR Virtual Currency in-kind to an agent of the stockholders of our products for resale by such agent. We have no current intention to change our policy with respect to forks, airdrops and similar events, but if we did make such a change, there would be no guarantee that NYSE Arca would seek or obtain the necessary approval from the SEC for any of our investment products for which such approval would otherwise be required. With respect to our other investment products that are not listed on NYSE Arca, we generally evaluate each fork, airdrop or similar event on a case-by-case basis and may decide to abandon Incidental Rights or any IR Virtual Currency resulting from a hard fork, airdrop or similar event should we conclude that such abandonment is in the best interests of the particular investment product. As such, investors in our products may not receive the benefits of any forks, and we may not choose, or be able, to participate in an airdrop or similar event. As a result, the attractiveness of our investment products could be reduced, and investors may choose not to invest in our investment products or to sell their positions in favor of direct investments in digital assets to receive any benefits arising from a fork, airdrop or similar event, and our results of operations could thereby be adversely affected.

The prices of digital assets generally may be affected by stablecoins (including Tether and USDC), the activities of stablecoin issuers and their regulatory treatment.

While none of our investment products currently hold stablecoins, and the Custodians do not custody any stablecoins for us or our investment products, we may nonetheless be exposed to certain risks that stablecoins pose for the digital asset market. Stablecoins are digital assets designed to have a stable value over time, as compared to typically volatile digital assets, and are typically marketed as being pegged to the value of a referenced asset, normally a fiat currency, such as the U.S. dollar. Although the prices of stablecoins are intended to be stable compared to their referenced asset, in many cases their prices fluctuate, sometimes significantly, and such prices may deviate significantly across various platforms notwithstanding the mechanisms designed to keep such stablecoins stable, such as arbitrage mechanisms, when particular platforms lack liquidity necessary to effect such mechanisms but other platforms are able to provide functioning markets as intended. This volatility has in the past impacted the prices of certain digital assets, and has at times caused certain stablecoins to lose their “peg” to the underlying fiat currency or to trade at significantly different prices across various digital asset trading platforms. Stablecoins are a relatively new phenomenon, and it is impossible to know all of the risks that they could pose to participants in the digital asset markets or to our business.

In addition, some have argued that some stablecoins are or have been improperly issued without sufficient backing in a way that could cause artificial rather than genuine demand for digital assets, raising their prices. Regulators have also charged stablecoin issuers with violations of law or otherwise required certain stablecoin issuers to cease certain operations. For example, on February 17, 2021, the New York Attorney General (“NYAG”) entered into an agreement with Tether’s operators, requiring them to cease any further trading activity with New York persons and pay $18.5 million in penalties for false and misleading statements made regarding the assets backing Tether. On October 15, 2021, the CFTC announced a settlement with Tether’s operators in which they agreed to pay $42.5 million in fines to settle charges regarding, among others, Tether’s claims that it maintained sufficient U.S. dollar reserves to back every Tether stablecoin in circulation with the “equivalent amount of corresponding fiat currency” held by Tether were untrue.

U.S. Dollar Coin stablecoin (“USDC”) is a reserve-backed stablecoin issued by Circle Internet Financial that is commonly used as a method of payment in digital asset markets. The issuer of USDC holds cash deposits at insured depository institutions and uses the Circle Reserve Fund to hold cash, U.S. Treasury bills, notes and other obligations issued or guaranteed as to principal and interest by the U.S. Treasury, and repurchase agreements secured by such obligations or cash, which serve as reserves backing USDC stablecoins. While USDC is designed to maintain a stable value at 1 U.S. dollar at all times, on March 10, 2023, the value of USDC fell below 1 U.S. dollar (and remained below for multiple days) after Circle Internet Financial disclosed that $3.3 billion of the USDC reserves were held at Silicon Valley Bank, which had entered FDIC receivership earlier that day. Popular stablecoins are reliant on the U.S. banking system and U.S. treasuries, and the failure of either to function normally could impede the function of stablecoins or lead to outsized redemption requests, and therefore could adversely affect the prices of digital assets and our results of operations.

Given the role that stablecoins play in global digital asset markets, their fundamental liquidity can have a dramatic impact on the broader digital asset market. Because a large portion of the digital asset market still depends on stablecoins such as Tether and USDC, there is a risk that a disorderly de-pegging or a run on Tether or USDC could lead to dramatic market volatility in, and/or materially and adversely affect the prices of, digital assets more broadly. Volatility in stablecoins, operational issues with stablecoins (for example, technical issues that prevent settlement), concerns about the sufficiency of any reserves that support stablecoins or regulatory concerns about stablecoin issuers or intermediaries that support stablecoins could impact individuals’ willingness to trade on trading venues that rely on stablecoins and affect the prices of digital assets and our results of operations.

We have an investment product that invests in digital assets associated with DeFi applications and may suffer losses if the DeFi protocols do not function as expected.

We have an investment product, Grayscale Decentralized Finance (DeFi) Fund, that invests in digital assets associated with DeFi applications. DeFi protocols generally operate pursuant to smart contracts, which are self-executing. Some of these DeFi protocols allow users to, for example, transfer digital assets to a pool from which other users can borrow without requiring an intermediate party to facilitate these transactions. Digital assets transferred to a pool generally generate interest that is distributed to the lender based on the rates at which borrowers repay the loan and can generally be withdrawn with no restrictions. However, these DeFi protocols and activities pose heightened regulatory concerns and are subject to various risks, including, but not limited to, the following, any of which could have an adverse effect on our results of operations:

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Digital assets on DeFi platforms may be determined to be securities and DeFi protocols and activities may be determined to be exchanges subject to federal securities laws.
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DeFi protocols, related actors and DeFi activities may be determined to be in violation of the Commodity Exchange Act of 1936 (the “CEA”) and regulations promulgated thereunder.
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Legislative bodies and regulators may otherwise take novel steps to supervise, limit or even prohibit DeFi protocols and activities.
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Traditional financial services intermediaries, the associations that represent them and their legislative allies may actively encourage policymakers and regulatory authorities to take actions that impede the development and use of DeFi protocols and activities.
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Difficulties in verifying the identity of a transaction counterparty could prevent compliance with regulations or controls relating to AML, financing of terrorism or economic sanctions.
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Underlying smart contracts may be subject to technical issues, disruptions or security weaknesses or vulnerabilities, thereby putting funds at risk of theft or loss.
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Malicious actors may exploit the structure of underlying smart contracts or applications by using them in unintended ways, even if such use does not technically constitute exploitation of a security weakness, by, for example, manipulating the prices of certain digital assets that trigger second-order behaviors.
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Core developers with protocol administration rights may make unauthorized or harmful changes to underlying smart contracts.
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Underlying collateral may experience significant market price volatility, resulting in deleveraging that moves market prices dramatically.
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Borrowers may default, resulting in lenders being unable to recover their digital assets.

If any of these risks materialize, then our investment product that invests in digital assets associated with DeFi protocols may be adversely affected.

The growing prominence of memecoins and their promotion by high-profile figures could materially adversely affect our business and the broader digital asset market.

The growing prominence of memecoins and their promotion by high-profile figures present unique risks that could materially affect our business and the broader digital asset market. Memecoins are often characterized by extreme volatility, speculative trading and limited fundamental value, which may lead to sudden and significant price fluctuations. The lack of transparency and potential for market manipulation associated with memecoins could expose investors to increased financial and reputational risks. In 2025 we launched Grayscale Dogecoin Trust, which holds DOGE, a digital asset that has historically been considered a memecoin. In addition, negative perception associated with one or more memecoins could negatively impact perception of the digital assets more generally, even if we do not offer a product associated with such memecoin. As a result, reputational risks associated with memecoins generally could adversely impact our business.

Additionally, the recent trend of U.S. and non-U.S. politicians launching or associating with memecoins introduces further political and regulatory complexities. For example, controversy around the launch of a digital asset known as LIBRA by political figures in Argentina reflects how memecoins are increasingly being used as political tools, which may heighten regulatory scrutiny and create market instability. The perceived or actual alignment of certain digital assets with political agendas could lead to increased government intervention, public backlash or restrictions on trading and offering such assets. Any resulting regulatory actions or shifts in investor sentiment could negatively impact the value of our digital asset products, our operations and our ability to operate or introduce new offerings.

The establishment of a strategic Bitcoin reserve or digital asset stockpile by the U.S. government could introduce significant market and regulatory risks that may adversely affect our business and the broader digital asset market.

On March 6, 2025, President Trump, through executive order, established a Strategic Bitcoin Reserve and Digital Asset Stockpile. The establishment of a Strategic Bitcoin reserve or digital asset stockpile by the U.S. government could introduce significant market and regulatory risks that may adversely affect our business and the broader digital asset market. If the U.S. government were to accumulate and hold significant amounts of Bitcoin or other digital assets, it could influence market liquidity, pricing and overall market stability. Large-scale government acquisitions or liquidations of digital assets could lead to substantial price volatility and disrupt normal market functioning.

Furthermore, the creation of a government-controlled digital asset reserve may lead to increased regulatory oversight and intervention in the digital asset market. Government ownership of strategic digital assets could prompt new legislation, taxation policies and trading restrictions that could alter the competitive landscape and limit our ability to structure and offer digital asset products. Any perceived or actual government influence over the supply and demand dynamics of key digital assets could negatively affect investor confidence and the value of our investment products and our Principal Investments.

If a malicious actor or botnet obtains control of more than 50% of the processing or validating power on a digital asset network, or otherwise obtains control over a digital asset network through its influence over core developers or otherwise, then such actor or botnet could manipulate the blockchain of such digital asset.

If a malicious actor or botnet obtains a majority of the processing or validating power on a digital asset network, as has happened in the past, then it may be able to manipulate transactions on or otherwise alter the underlying network, which could cause financial losses to holders, damage the network’s reputation and security and adversely affect the network’s value. Such an actor or botnet may also be able to alter the blockchain on which transactions in any digital assets rely by constructing fraudulent blocks or preventing certain transactions from completing in a timely manner, or at all. The malicious actor or botnet could also control, exclude or modify the ordering of transactions. Although the malicious actor or botnet would not be able to generate new tokens or transactions using such control, it may be able to “double-spend” its own digital assets (i.e., spend the same tokens in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintained control (over 50%). To the extent that such malicious actor or botnet did not yield its control of the processing or validating power on the relevant digital asset network, or the digital asset community did not reject the fraudulent blocks as malicious, reversing any changes made to the relevant blockchain may not be possible. Further, a malicious actor or botnet could create a flood of transactions in order to slow down the relevant digital asset network.

For example, in August 2020, the Ethereum Classic network, a proof-of-work network, was the target of two double-spend attacks by an unknown actor or actors that gained more than 50% of the processing power of the Ethereum Classic network. The attacks resulted in reorganizations of the Ethereum Classic blockchain that allowed the attacker or attackers to reverse previously recorded transactions in excess of $5.0 million and $1.0 million.

In addition, in May 2019, the Bitcoin Cash network, a proof-of-work network, experienced a >50% attack when two large mining pools reversed a series of transactions to stop an unknown miner from taking advantage of a flaw in a recent Bitcoin Cash protocol upgrade. Although this particular attack was arguably benevolent, certain individuals believe it negatively impacted the Bitcoin Cash network.

Further, a malicious actor or botnet could create a flood of transactions to slow down the relevant digital asset network. For example, on June 2, 2018, the Horizen network was the target of a double-spend attack by an unknown actor that gained more than 50% of the processing power of the Horizen network. The attack was the result of delayed submission of blocks to the Horizen network. The core developers of Zen subsequently implemented mitigation procedures to significantly increase the difficulty of attacks of this nature by introducing a penalty for delayed block submissions.

The possible crossing of the 50% threshold indicates a greater risk that an individual miner, validator or mining or validating pool could exert authority over the mining or validation of digital asset transactions, and this risk is heightened if over 50% of the processing or validating power on the network falls within the jurisdiction of a single governmental authority and is significantly heightened if over 66% falls within such a jurisdiction. If such events occur on the networks of digital assets for which we offer investment products, including the digital assets and investment products that would be part of our Principal Investments, and the network participants, including any core developers and administrators of mining or validating pools, do not ensure greater decentralization of the processing or validating power of such network, then the feasibility of a malicious actor obtaining control of the processing or validating power on such network will increase.

There are also concerns that blockchain “bloat” could also contribute to the conditions leading to a >50% attack. As the size of a blockchain grows larger, it requires greater amounts of resources to initially synchronize and validate the entire blockchain. If some potential miners are excluded because these costs become prohibitive, a digital asset network’s processing power may become more concentrated in a smaller number of parties, increasing the feasibility of a malicious actor to obtain control of the processing power on the digital asset network.

More generally, the practice of exploiting MEV has become standard and widespread across both proof-of-work- and proof-of-stake-based platforms. MEV exploitation is the practice by which miners or validators take advantage of their role in the selection and ordering of transactions in a block of a particular digital asset network to benefit themselves financially, often at the expense of users. MEV techniques include censoring, frontrunning, “sandwiching,” backrunning or otherwise executing arbitrage strategies against transactors. While the practice of MEV may seek to enhance market efficiency, MEV can also reduce the effectiveness of certain blockchain transactions and in turn increase the cost of transacting on networks, which may discourage users from transacting on such networks altogether. There are currently no means to completely mitigate the effects of MEV, and thus, to the extent that we transact on these blockchains, whether for proprietary purposes or on behalf of investors in our investment products, we may be unable to protect ourselves or them from the effects or impacts of MEV, which could include a reduction in the speed, quality or security of trades. Furthermore, if any one digital asset network’s user experience is harmed at scale, then the value of the digital assets carried on that network could decline. The occurrence of any of the aforementioned risks associated with MEV could adversely affect the value of digital assets.

A malicious actor may also obtain control over a digital asset network through its influence over core developers by gaining direct control over a core developer or an otherwise influential programmer. To the extent that the digital asset network does not grow, the possibility that a malicious actor may be able to obtain control of the processing or validating power on the network in this manner will remain heightened.

Any of the above events, as well as others, could materially adversely affect the prices of digital assets and our results of operations.

Competing industries may have more influence with policymakers than the digital asset industry, which could lead to the adoption of laws and regulations that are harmful to the digital asset industry and our business.

Although its influence over public policy is increasing, the digital asset industry is relatively new and may not have the same access to policymakers and lobbying organizations in many jurisdictions compared to industries with which digital assets may be seen to compete, such as banking, payments and consumer finance. Competitors from other, more established industries may have greater access to and influence with governmental officials and regulators and may be successful in persuading these policymakers that digital assets require heightened levels of regulation compared to the regulation of traditional financial services. As a result, new laws and regulations may be proposed and adopted in the United States and elsewhere, or existing laws and regulations may be interpreted in new ways, that disfavor or impose compliance burdens on the digital asset industry, which could adversely impact the prices of digital assets and our results of operations.

As digital assets have grown in both popularity and market size, various U.S. federal, state, local and foreign governmental organizations, consumer agencies and public advocacy groups have been examining the operations of digital asset networks, users and platforms, with a focus on how digital assets can be used to launder the proceeds of illegal activities, circumvent economic sanctions-related restrictions and fund criminal or terrorist enterprises, as well as the safety and soundness of platforms and other service providers that hold digital assets for users. Many of these entities have called for heightened regulatory oversight and have issued consumer advisories describing the risks posed by digital assets to users and investors.

For instance, on September 16, 2022, the U.S. Treasury and Justice Departments released regulatory and legislative recommendations and priorities to address illicit finance risks connected to the digital asset investment ecosystem, following President Biden’s executive order on the regulation of digital assets. The reports reflect the proactive posture that both the U.S. Treasury and Justice Departments have taken toward the enforcement and implementation of AML standards in the digital asset investment ecosystem. The U.K. regulatory framework for crypto assets continues to evolve rapidly, and firms operating in this space face an increasingly complex and restrictive compliance landscape. For example, as part of its AML efforts, the FCA requires crypto asset businesses to be duly registered under the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (as amended). The FCA has also introduced rules to address harm to retail customers arising from the sale of derivatives and exchange-traded notes that reference certain types of crypto assets, contending that they are “ill-suited” to retail consumers due to extreme volatility, valuation challenges and association with financial crimes. The rules, which entered into force on January 6, 2021, prohibit the sale, marketing and distribution to retail clients in the U.K. of derivatives and exchange traded notes that reference certain types of unregulated, transferable crypto assets. The prohibition applies to investment firms, credit institutions and branches in the U.K. of third-country firms that market (among others), distribute or sell digital asset-derivatives or digital asset trading platform traded notes in, or from, the U.K. to retail clients. Many types of crypto assets, including popular cryptocurrencies such as Bitcoin, are also subject to the U.K.’s financial promotions regime. It is a criminal offense for these products to be marketed in the U.K. unless the relevant financial promotion has been approved by an FCA authorized firm or an exemption applies. The exemptions are narrow and will generally only be available to sophisticated investors. In addition, following the Financial Services and Markets Act 2023, the U.K. government and regulators are implementing a new regulatory framework for crypto assets. In April 2025, HM Treasury published draft legislation to bring a wide range of crypto asset activities within the scope of the U.K.’s regulatory perimeter, including operating a crypto asset trading venue, providing custody services, and dealing in crypto assets. The FCA is also consulting on various elements of its forthcoming crypto asset regime. The final rules are expected to come into force in phases from late 2025 into 2026.

Any of the above events, as well as others, could adversely affect the prices of digital assets and our results of operations.

If digital asset networks are used to facilitate illicit activities, then businesses that facilitate transactions in digital assets could be at increased risk of criminal enforcement or civil lawsuits, or of having their services cut off, which could negatively affect the prices of digital assets and our results of operations.

Digital asset networks have in the past been, and may continue to be, used to facilitate illicit activities. If digital asset networks are used to facilitate illicit activities or there are concerns that certain smart contracts could be used to contribute to money laundering or economic sanctions violations, then businesses that facilitate transactions in digital assets could be at increased risk of potential criminal enforcement or civil lawsuits, or of having banking or other services cut off. There is also a risk that certain digital assets could be removed from digital asset trading platforms as a result of these concerns. Other service providers of such businesses may also cut off services if there is a concern that digital assets are being used to facilitate crime. Any of the aforementioned occurrences could increase regulatory scrutiny of the digital asset industry and adversely affect the prices of digital assets and our results of operations.

When we buy, sell or deliver a digital asset, we generally do not transact directly with counterparties other than eligible financial institutions that are subject to federal and state licensing requirements (including entities that are subject to AML and countering the financing of terrorism obligations under the BSA and subject to FinCEN regulation) and that maintain policies, procedures and controls designed to comply with applicable AML and “Know Your Customer” regulations. When such financial institution sources a digital asset in connection with the creation of our investment product’s shares or facilitates transactions in digital assets at our direction, it directly faces another counterparty.

If, despite their and/or our policies, procedures and controls, we or these financial institutions were to transact, directly or indirectly, with a party involved in illicit activity or with a sanctioned person or territory, we and these financial institutions would be at increased risk of potential criminal or civil liability, which could adversely affect our results of operations.

We currently offer investment products associated with certain smart contract-based digital assets. If the underlying smart contracts for these digital assets do not operate as expected, then they could lose value and our business could be adversely affected.

Certain of our investment products, including the investment products that would be part of our Principal Investments, hold digital assets on networks or protocols that support smart contracts, such as ETHE, or rely on smart contracts, such as the Grayscale Decentralized Finance (DeFi) Fund. Smart contracts are software programs that store and transfer value and execute automatically when certain conditions are met. Because smart contracts typically cannot be stopped from self-executing or reversed after self-executing, vulnerabilities in their programming and design can have damaging, and even permanent, ramifications. For instance, in April 2018, a batch overflow bug was found in many Ethereum-based ERC20-compatible smart contract tokens that allowed hackers to create a large number of smart contract tokens, causing multiple digital asset trading platforms worldwide to shut down ERC20-compatible token trading. Similarly, in March 2020, a design flaw in the MakerDAO smart contract caused forced liquidations of digital assets at significantly discounted prices, resulting in millions of dollars of losses to users who had deposited digital assets into the smart contract.

If any such vulnerabilities or flaws come to fruition, then smart contract-based digital assets may suffer negative publicity, be exposed to security vulnerabilities, decline significantly in value and lose liquidity over a short period of time. As smart contract-based digital assets continue to develop and evolve, we may be subject to unintended or unforeseen regulatory risks and regulatory actions, which may be inconsistently applied across jurisdictions.

In some cases, smart contracts can be controlled by one or more “admin keys” that allow a small group of holders to have significant unilateral control and influence over key decisions related to their underlying networks (“super users”). These super users may have the ability to unilaterally make changes to the smart contract, enable or disable features on the smart contract, change how the smart contract receives external inputs and data and make other changes to the smart contract. For smart contracts that hold a pool of assets, these super users may also be able to extract funds from the pool, liquidate assets held in the pool or take other actions that decrease the value of the assets held by the smart contract in reserves. Even for digital assets that have adopted a decentralized governance mechanism, such as smart contracts that are governed by the holders of a governance token, such governance tokens can be concentrated in the hands of a small group of core community members, who would be able to make similar changes unilaterally to the smart contract. If any such super user or group of core members unilaterally make adverse changes to a smart contract, then the design, functionality, features and value of the smart contract and its related digital assets may be harmed. In addition, assets held by the smart contract in reserves may be stolen, misused, burnt, locked up or otherwise become unusable and irrecoverable.

These super users can also become targets of hackers and malicious attackers. If an attacker is able to access or obtain the super user privileges of a smart contract, or a smart contract’s super users or core community members take actions that adversely affect the smart contract, then we and investors in our investment products who hold and transact in the affected digital assets may experience decreased functionality and value of the applicable digital assets, up to and including a total loss of the value of such digital assets. Although we do not control these smart contracts, any such events could cause us or investors in our investment products to seek damages against us for their losses, result in reputational damage to us or adversely affect our business in other ways.

Private keys are often required to access or transfer digital assets held in custody and the loss or misappropriation of such private keys may cause complete loss of the ability to retrieve or transfer such digital assets. If our Custodians are unable to access the private keys and any backups thereto, or it experiences a cybersecurity breach, hack or other data loss that would restrict its ability to access any digital asset held in custody, then we could become subject to reputational harm, legal claims, regulatory scrutiny and other losses.

Digital assets are typically controlled by the holder of the unique private key for the wallet in which the digital assets are held. While public addresses are generally published when used in a transaction on a blockchain, private keys are required to access, retrieve or transfer the digital assets in the wallet. Therefore, protection and safekeeping of private keys are necessary to prevent unauthorized third-party access to or control over the digital assets held in a wallet. If any of the private keys for our wallets are stolen, misappropriated, lost or otherwise compromised or unavailable, and the backup versions of these private keys are not available at the time or have been otherwise stolen or compromised, then our Custodians will not be able to access the digital assets held in the omnibus wallets.

Digital assets, including wallets and other blockchain technologies, can be hacked or otherwise subject to security breaches and other malicious activities, which may result in, among other things, malicious actors obtaining the ability to retrieve, transfer and otherwise misappropriate the digital assets custodied by a Custodian on behalf of our investment products. Misappropriation, loss or theft of private keys for, or hack or other compromise or unavailability of, wallets holding digital assets custodied by a Custodian on behalf of our investment products could adversely affect the ability of investors in digital assets to retrieve, access or transfer the digital asset and could subject us to significant liabilities and financial losses in addition to losing the trust of investors in digital assets and other market participants. For these reasons, any misappropriation, loss or theft of private keys due to a cybersecurity breach, hack, misconduct or error, or any other compromise of the security and confidentiality of the private keys for the wallets holding digital assets could harm our brand and reputation, could result in significant legal liability or other financial losses and could adversely affect our business.

Risk Factors Related to Regulation, Litigation, Intellectual Property, Cybersecurity and Data Privacy

A determination that a digital asset is a “security” could adversely affect the value of that digital asset and potentially digital assets generally, and therefore adversely affect our business, financial condition and results of operations, as well as the market price of our Class A common stock.

The SEC and its staff, at least under the prior administration, took the position that a range of digital assets, products and services fall within the definition of a “security” under the U.S. federal securities laws. Whether or not an asset, product or service is a security or constitutes a securities offering under federal securities laws is ultimately determined by a federal court. Any enforcement action or investigation by the SEC or a state securities regulator, or a court decision or SEC announcement, implying, asserting or finding that a particular digital asset is a security for purposes of the federal or state securities laws would be expected to have an immediate and material adverse impact on the value of that digital asset if it is then generally used or traded in the United States. Depending on the specific characteristics of the digital asset, this could have adverse spillover effects on the value of other digital assets perceived to share similar characteristics. This is because the market structure underpinning most digital assets is incompatible with existing U.S. regulations applicable to securities. If a digital asset is found to be a security, then it is likely to become difficult or impossible for the digital asset to be legally traded, cleared or custodied in the United States through the same channels used by non-security digital assets, which, in addition to materially adversely affecting the value of that digital asset, is likely to significantly impact its liquidity and market participants’ ability to convert the digital asset into U.S. dollars. For example, all transactions in such digital asset would have to be registered with the SEC and potentially state securities regulators, or conducted in accordance with exemptions from registration, which could severely limit its liquidity and usefulness. Moreover, the network on which such digital asset is utilized may be subject to regulation as a securities intermediary, which could effectively render the network impracticable for its existing purposes. To the extent that digital assets held by investment products that we sponsor are implied, asserted or found to be a security, or are impacted by adverse spillover effects from an implication, assertion or finding with respect to another digital asset that is perceived to share similar characteristics, there would likely be an immediate negative impact on the share price of that investment product, and we may be required to dissolve such investment product and liquidate its assets.

Whether a digital asset is a security or offers and sales of a digital asset are securities transactions under the federal securities laws depends on whether it is included in the lists of instruments making up the definition of “security” in the Securities Act, the Exchange Act, the Investment Advisers Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”). Digital assets as such do not appear in any of these lists, although each list includes the terms “investment contract” and “note,” and the SEC has typically analyzed whether a particular digital asset is a security or the offer and sale of a digital asset is a securities transaction by reference to whether it meets the tests developed by the federal courts interpreting these terms, known as the Howey and Reves tests, respectively. For many digital assets, whether or not the Howey or Reves tests are met is difficult to resolve definitively, and substantial legal arguments can often be made both in favor of and against a particular digital asset qualifying as a security or a particular offer and sale of a digital asset qualifying as a securities transaction under one or both of the Howey and Reves tests. Adding to the complexity, the SEC staff has indicated that the security status of a particular digital asset can change over time as the relevant facts evolve.

Certain state regulators or attorneys general have also alleged that certain digital assets are securities under relevant state laws and that digital asset trading platforms’ activities violate state securities laws.

Additional public, though nonbinding, statements by senior officials at the SEC have indicated that the SEC does not consider Bitcoin or Ether and, in certain circumstances, memecoins or some stablecoins, to be securities. In addition, the SEC, by approving the exchange rule filings to list shares of trusts holding Bitcoin and Ether as commodity-based ETPs, appears to have implicitly taken the view that each of Bitcoin and Ether is not a security. Moreover, the SEC has not objected to the trading of futures on various additional digital assets on CFTC-regulated markets under rules designed for futures on non-security commodity underliers. The SEC staff has also provided informal assurances via no-action letters to a handful of promoters that their digital assets are not securities. On the other hand, the SEC under the prior administration brought enforcement actions against the issuers and promoters of several other digital assets on the basis that the digital assets in question are securities, as well as against digital asset trading platforms for operating unregistered securities exchanges on the basis that certain of the digital assets traded on their platforms are securities. In January 2025, the SEC launched a crypto task force dedicated to developing a comprehensive and clear regulatory framework for digital assets led by Commissioner Hester Peirce. Subsequently, Commissioner Peirce announced a list of specific priorities to further that initiative, which included pursuing final rules related to a digital asset’s security status, a revised path to registered offerings and listings for digital assets-based investment vehicles and clarity regarding digital asset custody, lending and staking. Additionally, on July 31, 2025, Chairman Atkins announced “Project Crypto,” a Commission-wide initiative to modernize securities rules for digital assets, reshore innovation in the United States, and implement the recommendations of the report by the interagency working group tasked with “proposing a Federal regulatory framework governing the issuance and operation of digital assets.”

The SEC’s positions on the federal securities law status of particular digital assets are closely watched and can have dramatic effects, whether or not the SEC’s positions prevail in federal court. For example:

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In December 2020, the SEC filed a complaint against the issuer of XRP, Ripple Labs, Inc., and two of its executives, alleging that they raised more than $1.3 billion through XRP sales that should have been registered under the federal securities laws.

Subsequently, in July 2023, the District Court for the Southern District of New York held that while XRP is not a “security,” certain sales of XRP to certain buyers (but not other types of sales to other buyers) amounted to “investment contracts” under the Howey test. The District Court entered a final judgment in the case on August 7, 2024, and the parties each dismissed their appeals to the Second Circuit on August 7, 2025.
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In June 2023, the SEC filed complaints against Coinbase and Binance alleging, among other things, that such firms were operating as unregistered securities exchanges, brokerages and clearing agencies. In its complaints, the SEC asserted that SOL, ADA, MATIC, FIL, ATOM, SAND, MANA, ALGO, AXS, COTI, CHZ, FLOW, ICP, NEAR, VGX, DASH and NEXO are securities under the federal securities laws. The SEC and Coinbase jointly dismissed the SEC’s lawsuit in February 2025 with prejudice, and the SEC and Binance jointly dismissed the SEC’s lawsuit in May 2025 with prejudice.
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In November 2023, the SEC filed a complaint against Kraken, alleging that it operated as an unregistered securities exchange, brokerage and clearing agency. In its complaint, the SEC asserted that ADA, ALGO, ATOM, FIL, FLOW, ICP, MANA, MATIC, NEAR, OMG and SOL are securities under the federal securities laws. In March 2025, Kraken and the SEC jointly dismissed the SEC’s lawsuit with prejudice.

In the days following the announcement of SEC enforcement actions against certain digital asset issuers and trading platforms, the price of various digital assets have declined significantly and may continue to decline as such cases advance through the federal court system. While several other digital assets market participants have also announced that the SEC informed them that the SEC was terminating its investigation or enforcement action into their firm, the final outcome of many of these enforcement and judicial proceedings (to the extent not yet dismissed), their effect on the broader digital asset investment ecosystem and the reputational impact on industry participants, remain uncertain. The SEC’s actions, as well as seemingly inconsistent views of different courts underscore the continuing uncertainty around which digital assets, or transactions in digital assets, are securities and what the correct analysis is to determine each digital asset’s status. For example, the conflicting district court opinions and analyses demonstrate that factors such as how long a digital asset has been in existence, how widely held it is, how large its market capitalization is, the manner in which it is offered, sold or promoted, and whether it has actual use in commercial transactions, ultimately may have limited to no bearing on whether the SEC, a state securities regulator or any particular court will find it to be a security.

As described under “—A determination that a digital asset is a ‘security’ for purposes of the federal securities laws could have adverse regulatory consequences for us and our investment products with respect to the Investment Company Act and the Investment Advisers Act, and therefore adversely affect our business, financial condition and results of operations, as well as the market price of our Class A common stock,” the determination that a digital asset is a security under the federal securities laws could also have adverse regulatory consequences for us and our investment products with respect to the Investment Company Act and Investment Advisers Act.

To the extent any digital asset for which we offer an investment product is impacted by an implication, assertion or finding that the digital asset is a security, our business, financial condition and results of operations would be adversely affected. For example, in response to the SEC’s action against the issuer of the digital asset XRP, certain significant market participants announced that they would no longer support XRP and announced measures, including the delisting of XRP from major digital asset trading platforms, resulting in our conclusion that it was likely to be increasingly difficult for U.S. investors, including in Grayscale XRP Trust (XRP), to convert XRP into U.S. dollars. We subsequently dissolved Grayscale XRP Trust (XRP) and liquidated its assets. In addition, a final determination by the SEC, a state securities regulator or a court that one or more of the digital assets for which we offer investment products are securities may adversely affect the value of such digital assets and result in potentially extraordinary, nonrecurring expenses to, or termination of, one or more of our affected investment products.

Because the fees on our investment products are generally settled in the underlying digital assets, a decline in the price of that digital asset would reduce the dollar value of the fees we earn from that investment product. Further, declines in the prices of digital assets would likely trigger net outflows from our investment products for which we operate a redemption program, further reducing our fees. Depending on which digital asset is affected, these adverse effects could be material to us and to the market price of our Class A common stock.

A determination that a digital asset is a “security” for purposes of the federal securities laws could have adverse regulatory consequences for us and our investment products with respect to the Investment Company Act and the Investment Advisers Act, and therefore adversely affect our business, financial condition and results of operations, as well as the market price of our Class A common stock.

In addition to the potential for adverse effects to our business, financial condition and results of operations described under “—A determination that a digital asset is a ‘security’ could adversely affect the value of that digital asset and potentially digital assets generally, and therefore adversely affect our business, financial condition and results of operations, as well as the market price of our Class A common stock,” a determination that a digital asset is a security under the federal securities laws has implications for the regulatory obligations that apply pursuant to the Investment Company Act and/or the Investment Advisers Act.

The Investment Company Act is intended to protect investors (for example, by preventing insiders from managing investment companies to their benefit and to the detriment of public investors), and it requires an issuer primarily engaged in the business of investing, reinvesting or trading in securities to register as an investment company, unless a valid exemption applies. If one or more digital assets underlying our investment products is determined to be a security, then such investment product may be required to register as an investment company under the Investment Company Act.

If we determine that any of our investment products is likely to be required to register as an investment company under the Investment Company Act, then we may direct the restructuring of such investment product, disposing of digital assets that are determined to be securities and/or acquiring digital assets that are not determined to be securities. These dispositions or acquisitions could be required to take place under unfavorable market conditions and may result in the incurrence of losses by such investment products. Alternatively, we may seek to register such investment product as an investment company under the Investment Company Act. Such additional registration would result in extraordinary, recurring or nonrecurring expenses. It may also be difficult or impossible to operate an investment product investing in digital assets in accordance with the requirements applicable to investment companies registered under the Investment Company Act. For example, among other requirements, the Investment Company Act requires the assets of a registered investment company to be maintained with a custodian that meets the requirements of the Investment Company Act, limits the extent to which certain registered investment companies can hold illiquid assets, imposes requirements on the valuation of the assets of registered investment companies and restricts the ability of registered investment companies to transact with affiliated persons. There is no guarantee that we would be able to take actions to bring our investment products into compliance with the Investment Company Act, in which case we may be forced to dissolve such investment products and liquidate their assets. Further, we and our investment products could be deemed to have participated in illegal offerings of securities in violation of the Investment Company Act, thereby incurring SEC monetary fines and other penalties, including restrictions on the ability to conduct business. In addition, counterparties to contracts to which our investment products are party could seek to avoid their obligations on grounds that contracts with illegally unregistered investment companies are unenforceable.

Even if we are able to register an investment product as an investment company under the Investment Company Act or otherwise restructure an investment product to become compliant with the Investment Company Act, any steps we are able to take to ensure future compliance with the Investment Company Act would not insulate us or our investment products from liability for past violations. Any of these events could adversely affect our business, financial condition and results of operations, as well as the market price of our Class A common stock.

If any of our investment products becomes subject to the Investment Company Act, then we may become subject to registration and regulation as an investment adviser under the Investment Advisers Act, unless a valid exemption applies. If a digital asset is determined to be a security, and we administered an investment product for such digital asset in a manner implicating Investment Advisers Act registration requirements without being so registered or without a valid exemption, then we could incur SEC monetary fines and other penalties, including restrictions on our ability to conduct business.

Moreover, the Investment Advisers Act mandates that if a registered adviser has custody of client funds and securities, it must maintain them with a “qualified custodian” as defined in Rule 206(4)-2(d)(6). Given the characteristics of digital assets and the relative novelty of this asset class, there is a limited number of qualified custodians available at this time, and there can be no assurance that we will be successful in maintaining our digital assets or those of our investment products with the Custodians, or another qualified custodian. There can be no assurance that a Custodian would continue to qualify as a qualified custodian under the final rule. Difficulties in maintaining a qualified custodian could potentially cause us to dissolve an investment product and liquidate its assets.

Our process for analyzing whether or not a particular digital asset is a security or a transaction in a particular digital asset is a securities transaction for purposes of the federal securities laws may not yield results that are consistent with subsequent determinations by the SEC or federal courts, or with similar determinations made by our competitors.

We utilize a process designed to analyze whether any of the digital assets for which we offer investment products could be deemed to be a “security” under the federal securities laws, which evolves to take into account developments in case law, regulatory guidance, facts and technology of which we become aware. To the extent any such development implicates the security status of a particular digital asset for which we offer an investment product, we endeavor to reassess our conclusion with respect to such digital asset. We believe that our process reflects a thoughtful analysis that is reasonably designed to enable us to offer investment products for digital assets that are not securities under the federal securities laws. Our process does not include a state-by-state securities laws analysis. Nonetheless, in light of the inherent uncertainties, continually evolving case law and the fact-based nature of our analysis, we cannot guarantee that a federal court having final determinative authority on the topic will agree with our conclusion with respect to any particular digital asset or transaction in a particular digital asset, or that regulatory or legal action will be precluded.

As part of determining whether a particular digital asset is a security, or a transaction in a particular digital asset by us is a securities transaction, for purposes of the federal securities laws, we take into account a number of factors, including the various definitions of “security” under the federal securities laws and federal court decisions interpreting elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, and their progeny, as well as reports, orders, press releases, public statements and speeches by the SEC, its commissioners and its staff providing guidance on when a digital asset may be a security or when an offer and sale of a digital asset may be a securities transaction for purposes of the federal securities laws.

Finally, we seek advice with respect to the security status of the digital asset with external counsel and receive a memorandum regarding the status of such digital asset under the federal securities laws. Usually drawing on publicly available information, analyses from external counsel typically involve a review of the often complex facts surrounding a particular digital asset’s underlying technology, creation, use case and usage development, distribution and secondary market trading characteristics, as well as contributions of and marketing or promotional efforts by the individuals or organizations who appear to be involved in these activities, among other relevant facts. This publicly available information, usually found on the internet, often includes information that originated with or is attributed to such individuals or organizations, as well as information from third-party sources and databases that may or may not have a connection to such individuals or organizations. We and our external counsel often have no independent means of verifying the accuracy or completeness of such information and must necessarily assume that it is materially accurate and complete for purposes of the Howey and Reves analyses.

After having gathered this information, external counsel typically analyzes it in light of the Howey and Reves tests to inform our judgment as to whether or not a federal court would conclude that the digital asset, or transactions in the digital asset, in question is or is not a security, or are or are not securities transactions, respectively, for purposes of the federal securities laws. Often, certain factors appear to support a conclusion that the digital asset or certain transactions in the digital asset in question is a security or securities transaction, respectively, while other factors appear to support the opposite conclusion. In such cases, external counsel endeavors to weigh the importance and relevance of the competing factors. This analytical process is further complicated by the fact that, at present, federal judicial case law applying the relevant tests to digital assets is limited, and in some situations, inconsistent, with no federal appellate court having substantively analyzed the question on the merits. In addition, as each digital asset presents its own unique set of relevant facts, it is not always possible to directly analogize the analysis of one digital asset to another. Given the relative novelty of digital assets, the challenges inherent in fact-gathering for particular digital assets and the fact that federal courts have only recently been tasked with adjudicating the applicability of federal securities law to digital assets, at present, external counsel is generally not in a position to render a legal “opinion” on the securities law status of any digital asset.

In light of these uncertainties and the fact-based nature of the analysis, we acknowledge that the SEC, or a federal court having final determinative authority on the topic, may take a contrary position to ours for a particular digital asset. Our conclusion, even if reasonable under the circumstances, would not preclude regulatory or legal action based on the determination that a digital asset underlying one of our investment products is a security, which would have a material adverse effect on our business and results of operations.

If we determine that a particular digital asset, or transactions in a particular digital asset, is a security or are securities transactions, respectively, under the federal securities laws, whether this determination is initially made by us, or because a federal court upholds an allegation that a particular digital asset is a security, then we do not intend to permit our investment products to continue holding that digital asset in a way that would violate the federal securities laws. Upon such determination, we would either dispose of such digital asset, dissolve the investment product and liquidate its assets or potentially seek to manage its affairs in a manner that complies with the federal securities laws, including the Investment Company Act. Because the legal tests for determining whether a digital asset, or transactions in the digital asset, is or is not a security, or are or are not securities transactions, respectively, often leave room for interpretation, for so long as we believe there to be good-faith grounds to conclude that an underlying digital asset is not a security, we do not intend to dispose of a digital asset or dissolve or restructure the investment product or liquidate its assets on the basis that any particular digital asset holding could at some future point be determined to be a security.

Moreover, due to the complexities in applying the federal securities laws to digital assets, as well as the fact that different companies doing business in the digital asset industry take varying approaches to digital asset analyses, we expect that competitors may from time to time reach different conclusions from us on the security status of a particular digital asset or digital asset category. Although we anticipate that these differences will narrow over time as the federal courts address the security status of larger numbers of digital assets, as the SEC issues new rules or guidance or as Congress enacts relevant legislation, until that occurs, if competitors conclude that they can hold digital assets in ways that we do not permit, then they may have business and revenue opportunities that are not available to us.

Registration and compliance with CFTC regulations and rulemaking could result in potentially extraordinary and nonrecurring expenses and cause us to dissolve an investment product if it is deemed to be a commodity interest pool under the CEA.

CFTC regulations and rulemaking may impact the manner in which digital assets are treated. In particular, a digital asset may be classified by the CFTC as a “commodity interest” under the CEA, which may subject us to regulation under the CEA and CFTC regulations. To the extent our investment products hold assets that are commodity interests, we may be required to register as a commodity pool operator or commodity trading adviser with the CFTC and become a member of the National Futures Association. We may also be subject to additional regulatory requirements with respect to our investment products, including disclosure and reporting requirements. These additional requirements may result in extraordinary, recurring and/or nonrecurring expenses. If we determine not to comply with such additional regulatory and registration requirements, then we would dissolve the investment product and liquidate its assets. Any such dissolution and liquidation would result in a stagnation or decrease in our AUM and revenues.

Compliance with money services business or money transmitter regulations may force us to incur extraordinary and nonrecurring expenses or subject us to enforcement actions.

To the extent that our activities may cause us to be deemed a money services business (“MSB”) under the regulations promulgated by FinCEN, we may be required to register with FinCEN as an MSB and comply with the BSA and its implementing regulations, as applicable to MSBs, including the AML compliance program, recordkeeping, and reporting requirements applicable to MSBs. Similarly, our activities may require us to be licensed as a money transmitter or as a digital asset business, such as under the New York State Department of Financial Services’ BitLicense regulations, Louisiana’s Virtual Currency Businesses Act or California’s Digital Financial Assets Law, once effective. Compliance with such laws and regulations may force us to incur extraordinary recurring and nonrecurring expenses. If we decided to seek any licenses, there is no guarantee that we would timely receive them. We may decide instead to dissolve an investment product and liquidate its assets, which would result in a stagnation or decrease in our AUM and revenues.

Additionally, to the extent we are found to have operated without appropriate state licenses or federal registration and/or to have failed to comply with the BSA, we may be subject to investigation and to administrative, civil or criminal proceedings, which may lead to monetary fines and penalties and/or equitable relief, and we may face loss of banking or other business relationships and reputational harm.

We are required to comply with certain laws related to economic sanctions.

We are required to comply with laws and regulations related to economic sanctions that are administered and enforced by OFAC and/or the U.S. Department of State. U.S. economic sanctions laws and regulations generally restrict dealings with certain governments, countries or territories that are the target of comprehensive sanctions, as well as blocked persons, including persons on the List of Specially Designated Nationals and Blocked Persons, and any person owned, directly or indirectly, individually or in the aggregate, by one or more such person or persons. While we maintain policies, procedures, and controls to promote compliance with U.S. economic sanctions, there can be no guarantee that these measures will prevent all breaches of U.S. economic sanctions requirements. If we were to be found to have potentially violated U.S. economic sanctions, even inadvertently, we may be subject to investigation and to administrative, civil or criminal proceedings, which may lead to monetary fines and penalties, and may face loss of banking or other business relationships and reputational harm. We may also be required to comply with economic sanctions imposed by countries other than the United States, and noncompliance with such requirements could lead to similar negative consequences and substantial impacts on us.

We are subject to extensive government regulations. Our failure or inability to comply with these regulations could materially adversely affect our business, financial condition and results of operations.

As a digital asset-focused investment platform, we are subject to extensive government regulations. We are guided in significant part by regulatory regimes that might apply to digital assets that are not clear or are not yet developed. To the extent that there is any ambiguity as to whether a digital asset held by our investment products or otherwise under our management is a security, the applicability of many regulations to our business will not be clear.

We regularly rely on exemptions in the United States from various laws, including the Securities Act, in conducting our activities. These exemptions are sometimes highly complex and may, in certain circumstances, depend on compliance by third parties we do not control. If for any reason these exemptions were to become unavailable to us, then we could become subject to additional restrictive and costly registration requirements, regulatory actions or third-party claims, and our business could be materially adversely affected. For example, in offering new investment products, we typically rely on private placement exemptions from registration under the Securities Act, including Rule 506 of Regulation D. However, Rule 506 becomes unavailable to issuers (including our investment products) if the issuer or any of its “covered persons” (certain officers and directors and third parties, including, among others, promoters, placement agents and beneficial owners of 20% of outstanding voting securities of the issuer) has been the subject of a “disqualifying event,” which includes a variety of criminal, regulatory and civil matters (the so-called “bad actor” disqualification). If our investment products or any of the covered persons associated with our investment products is subject to a disqualifying event, then one or more of our investment products could lose the ability to issue shares in a Rule 506 private offering for a significant period of time, which could impair our ability to manage the affairs of our existing investment products and to organize and offer new investment products, and, therefore, materially adversely affect us. In addition, if certain of our employees or any potential investor has been the subject of a disqualifying event, then we could be required to reassign or terminate such employee or to reduce or refuse the investment of such an investor, which could impair our relationships with investors, harm our reputation or make it more difficult to offer investment products.

Further, conflicts of interest may arise among us and our affiliates, including our subsidiaries, on the one hand, and our investment products and their stockholders, on the other hand. We have not established formal procedures to resolve all potential conflicts of interest, and stockholders of our investment products may be dependent on the good faith of the respective parties subject to such conflicts to resolve them equitably. Although we attempt to monitor these conflicts, it is extremely difficult, if not impossible, for us to ensure that these conflicts do not, in fact, result in adverse consequences to our investment products. If we fail, or appear to fail, to deal appropriately with any of these conflicts, then we may face reputational damage, litigation, regulatory proceedings or penalties, fines or sanctions, any of which could materially adversely affect our business, financial condition and results of operations.

We also operate an investment advisory subsidiary, Grayscale Advisors, LLC (“GSA”), and broker-dealer subsidiary, Grayscale Securities, LLC (“GSS”), each of which is subject to additional, specific regulatory schemes. GSA is registered as an investment adviser with the SEC under the Investment Advisers Act and is regulated thereunder, and serves as an advisor to our ETFs and certain Private Funds. Our ETFs are registered under the Investment Company Act and are subject to the Securities Act and the rules and regulations thereunder and GSA’s management of such ETFs and Private Funds is subject to the Investment Advisers Act and the rules and regulations thereunder. The Investment Advisers Act and the Investment Company Act, together with the rules and regulations thereunder and related interpretations of the SEC, impose numerous obligations and restrictions on investment advisers and registered investment companies, including requirements relating to the safekeeping of client funds and securities, limitations on advertising, disclosure and reporting obligations, prohibitions on fraudulent activities, restrictions on certain transactions between an adviser and its clients, and between a registered investment company and its advisers and affiliates, and other detailed operating requirements, as well as general fiduciary obligations. For more information on the risks associated with the Investment Company Act and Investment Advisers Act, see “—A determination that a digital asset is a ‘security’ for purposes of the federal securities laws could have adverse regulatory consequences for us and our investment products with respect to the Investment Company Act and the Investment Advisers Act, and therefore adversely affect our business, financial condition and results of operations, as well as the market price of our Class A common stock.”

GSS is subject to regulatory restrictions and requirements imposed by applicable statutes, regulations and policies in the jurisdictions in which it operates. GSS is registered with the SEC and is a member of FINRA. GSS serves as a placement agent in the creation of shares, as well as the distributor and marketer for a number of our investment products. As a registered broker-dealer, GSS is subject to regulation that covers all aspects of its securities business, including sales and trading methods, trade practices, use and safekeeping of customers’ funds and securities, capital structure and requirements, recordkeeping and the conduct of broker-dealer personnel, including officers and employees. GSS is subject to periodic examinations and investigations by the SEC and FINRA. GSS is also subject to the BSA, as amended, including by the USA PATRIOT Act of 2001, and the implementing regulations thereunder, which require financial institutions, including broker-dealers, to establish AML compliance programs, file suspicious activity and other reports with the U.S. government and maintain certain records. U.S. government agencies and self-regulatory organizations, including state securities commissions, are empowered to enforce these regulatory restrictions and requirements and conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of broker-dealers from registration or membership. Broker-dealers must also implement related customer identification procedures and beneficial ownership identification procedures.

Further, we are also subject to ongoing examinations, oversight and reviews by U.S. federal and state regulators and financial services regulators, all of which have broad discretion to audit and examine our business. We are periodically subject to audits and examinations by these regulatory authorities. As a result of findings from these audits and examinations, regulators have in the past required, are requiring and may in the future require us to take certain actions, including amending, updating or revising our compliance measures from time to time, limiting the kinds of investors which we provide products to, changing, terminating or delaying the introduction of our existing or new investment products, and undertaking further external audit or being subject to further regulatory scrutiny. For example, on April 1, 2014, GBTC launched a program pursuant to which its stockholders could request redemptions from Genesis Global Trading, Inc. (“Genesis Global Trading”), a former affiliate of ours. On September 23, 2014, Genesis Global Trading received a letter from the staff of the SEC’s Office of Compliance Inspections and Examinations summarizing the staff’s findings from an onsite review of Genesis Global Trading’s broker-dealer activities conducted in June 2014. In its exit report, the staff stated that it had concluded that GBTC’s redemption program, in which its stockholders were permitted to request the redemption of their shares through Genesis Global Trading, appeared to violate Regulation M under the Exchange Act because such redemptions took place at the same time that GBTC was in the process of creating shares. On July 11, 2016, Genesis Global Trading and GBTC entered into a settlement agreement with the SEC whereby they agreed to a cease-and-desist order against future violations of Rules 101 and 102 of Regulation M under the Exchange Act. Genesis Global Trading also agreed to pay disgorgement of redemption fees, including pre-judgment interest, of approximately $54,000.

We may receive examination reports citing violations of rules and regulations and inadequacies in existing compliance programs, and requiring us to enhance certain practices with respect to our compliance program, including due diligence, monitoring, training, reporting and recordkeeping. Implementing appropriate measures to properly remediate these examination findings may require us to incur significant costs, and if we fail to properly remediate any of these examination findings, then we could face civil litigation, significant fines, damage awards, forced removal of certain employees including members of our executive team, barring of certain employees from participating in our business in whole or in part, revocation of existing licenses, limitations on existing and new investment products, reputational harm, negative impact to our existing relationships with regulators, exposure to criminal liability or other consequences.

Further, should strict legal and regulatory requirements and additional regulatory investigations and enforcement occur or intensify, it may continue to result in changes to our business, as well as increased costs, and supervision and examination for both us and our agents and service providers. New laws, regulations or interpretations may result in additional litigation, regulatory investigations, and enforcement or other actions, including preventing or delaying us from offering certain investment products offered by our competitors, or could impact how we offer such products. Adverse changes to, or our failure to comply with, any laws and regulations have had, and may continue to have, an adverse effect on our reputation and brand and our business, operating results and financial condition. Such additional requirements could cause us to incur extraordinary expenses, possibly materially adversely affecting our business, financial condition and results of operations.

All of the foregoing laws and regulations, as well as any other laws and regulations we are or may become subject to, are complex and we are required to expend significant resources to monitor and maintain our compliance with such laws and regulations. It is also possible that the current or a new Administration and the current or a new Congress in the United States implement new laws and regulations that we may be required to expend significant resources on understanding and complying with. Any failure on our part to comply with these and other applicable laws and regulations could result in regulatory fines, suspensions of personnel or other sanctions, including revocation of our registration or that of our subsidiaries as an investment adviser or broker-dealer, which could, among other things, require changes to our business practices and scope of operations or harm our reputation, which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

In addition, financial services regulation is constantly changing, and new laws or regulations, or new interpretations of existing laws or regulations, could have a materially adverse impact on our ability to operate as currently intended, or require us to obtain additional or newly created registrations or licenses in the future and cause us to incur significant expense in order to ensure compliance. It is not currently clear to what extent federal and state financial services regulators will continue enforcing existing laws, regulations, and rules and will continue to enhance their supervisory expectations regarding the management of legal and regulatory compliance risks. These potential regulatory changes and uncertainties make our business planning more difficult and could result in changes to our business model and potentially adversely impact our results of operations.

Proposals to change the statutes affecting financial services companies are frequently introduced in Congress and state legislatures that, if enacted, may affect their operating environment and the registrations or licenses we require in substantial and unpredictable ways. In addition, numerous federal and state regulators have the authority to promulgate or change regulations that could have a similar effect. We cannot determine with any degree of certainty whether any such legislative or regulatory proposals will be enacted and, if enacted, the ultimate impact that any such potential legislation or implementing regulations, or any such potential regulatory actions by federal or state regulators, would have upon our business.

New laws, regulations, policy or changes in enforcement of existing laws or regulations applicable to our business, or reexamination of current practices, could adversely impact our profitability, limit our ability to continue existing or pursue new business activities, require us to change certain of our business practices or the registrations or licenses we are required to hold or obtain, affect retention of key personnel, or expose us to additional costs (including increased compliance costs and/or customer remediation). These changes also may require us to invest significant resources, and devote significant management attention, to make any necessary changes and could adversely affect our business.

The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard-setting bodies.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies are being subject to heightened scrutiny by regulators and the public. Further, there have been limited precedents for the financial accounting of digital assets and related valuation and revenue recognition. Moreover, a change in these principles or interpretations could have a significant effect on our reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. For example, in December 2023, the FASB issued Accounting Standards Update No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (ASU 2023-08): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), which represents a significant change in how entities that hold digital assets account for certain of those holdings. Previously, digital assets held were accounted for as intangible assets with indefinite useful lives, which required us to measure digital assets at cost less impairment. Effective as of January 1, 2024, we adopted ASU 2023-08, which requires us to measure digital assets held at fair value at each reporting date, with fair value gains and losses recognized through net income/(loss). Fair value gains and losses can increase the volatility of our net income, especially if the underlying digital asset market is volatile. Additionally, on January 21, 2025, the SEC launched a crypto task force dedicated to developing a comprehensive and clear regulatory framework for digital assets. However, it remains unclear how the actions or recommendations of the task force will influence the financial accounting rules to which we are subject.

Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods and restate our financial statements, thereby impairing our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence and more generally impact our business, operating results and financial condition.

We, our subsidiaries, officers, directors and affiliates have been in the past or currently are and may in the future be subject to substantial litigation, inquiries, investigations or enforcement.

We, our subsidiaries, officers, directors and affiliates have in the past faced or currently are facing and may in the future face: allegations; lawsuits; U.S. and foreign regulatory inquiries (including those related to the bankruptcy of the Genesis Entities), actions, requests, audits or investigations; disputes with our agents, affiliates or third-party service providers; and disputes related to false advertising claims. Responding to such proceedings, regardless of their ultimate outcome, can be time-consuming and expensive and divert the attention of senior management or otherwise be disruptive to normal business operations, and may adversely affect our reputation, business, financial condition and the market price of our Class A common stock. Adverse outcomes with respect to allegations, lawsuits, regulatory inquiries, audits or investigations may result in significant settlement costs or judgments, penalties and fines, or require us to modify our investment products or to stop serving certain customers or geographies, any of which could negatively impact our business. The outcome of such proceedings, and the related expenses, may be difficult to predict or estimate until late in the proceedings, which may last a number of years and be costly for us to maintain.

For example, DCG, who is our controlling shareholder, and DCG’s CEO, Barry Silbert, who is our founder and chairman of our board, have been subject to several lawsuits, regulatory inquiries, and investigations relating to the Genesis Entities, which filed for bankruptcy in January 2023. In January 2023, a securities class action lawsuit was brought against DCG and Mr. Silbert, alleging that DCG and Mr. Silbert caused Genesis to offer unregistered securities and misrepresent its financial condition in violation of the Securities Act. In October 2023, the NYAG brought charges against Gemini, the Genesis Entities, Genesis Capital’s former CEO, DCG and Mr. Silbert alleging violations of the New York Penal Law, New York General Business Law and New York Executive Law. In February 2024, the NYAG amended its complaint to expand the charges against Gemini, the Genesis Entities, Genesis Capital’s former CEO, DCG and Mr. Silbert to include harm to additional investors. Also in February 2024, the Genesis Entities entered into a settlement agreement with the NYAG to resolve the allegations against the Genesis Entities, which settlement was approved by the Bankruptcy Court of the Southern District of New York in May 2024. DCG and Mr. Silbert are subject to civil litigation arising out of the same or similar facts as alleged by the NYAG. On January 17, 2025, DCG agreed to entry of a cease-and-desist order and payment of a $38 million civil money penalty arising out of the SEC’s allegations that (i) DCG negligently engaged in conduct that misled investors about the impact of the default on Genesis Capital’s financial condition and (ii) DCG’s failure to exercise reasonable care in connection with certain statements concerning Genesis Capital’s financial condition created a materially false impression to the public regarding Genesis Capital’s financial health. In May 2025, the Genesis Litigation Oversight Committee (“GLOC”), on behalf of the post-reorganization Genesis Entities, filed a lawsuit in the Delaware Chancery Court against Genesis Capital’s former CEO, DCG, Mr. Silbert and other parties seeking to recover losses in kind of approximately $2.2 billion in digital assets. While we are not named as a party to these lawsuits or regulatory proceedings, there can be no assurance that these lawsuits, or any other lawsuits, regulatory proceedings or investigations that may be brought against our officers, directors or affiliates, will not have an adverse effect on us, including as a result of any negative impact to our brand and reputation due to our affiliation with DCG, Mr. Silbert and the Genesis Entities, which are former affiliates of ours due to the fact that the Genesis Entities were wholly owned by DCG prior to the Genesis Entities’ bankruptcy. Further, in May 2025, the GLOC also filed a lawsuit in the U.S. Bankruptcy Court for the Southern District of New York against DCG, Mr. Silbert and affiliated parties, including Grayscale, seeking to recover losses in kind of approximately $1.2 billion in digital assets and U.S. Dollars, of which Grayscale’s alleged liability is 105 BTC and 37,647.06 ETC (valued at approximately $12.6 million as of September 30, 2025).

The scope, determination and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes and proceedings to which we, our subsidiaries, directors, officers or affiliates are or may in the future be subject cannot be predicted with certainty, and may result in events such as:

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substantial payments to satisfy judgments, fines, penalties or settlement costs;
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substantial outside counsel legal fees and costs;
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additional compliance and license requirements;
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loss or non renewal of existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for our business;
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the imposition of independent monitors or consultants;
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criminal sanctions or consent decrees;
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orders that restrict our business or prevent us from offering certain investment products;
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changes to our business model and practices, including our advertising and marketing efforts;
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delays or changes to planned investment product launches or development;
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damage to our brand and reputation;
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loss of productivity and high demand on director, executive officer and other employee time;
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termination or removal of certain directors, executive officers and other employees;
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barring of directors, executive officers or other employees from participating in our business in whole or in part; and
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“bad actor” disqualification, which could result in one or more of our investment products losing the ability to issue shares in a Rule 506 private offering for a significant period of time, which could impair our ability to manage the affairs of our existing investment products and to organize and offer new investment products.

In addition, certain of our subsidiaries are subject to periodic examination by regulatory authorities. If compliance failures or other violations are found during an examination, then a regulatory agency could initiate actions and impose sanctions for violations, including, for example, regulatory agreements, cease-and-desist orders, civil monetary penalties or termination of a license and lead to litigation by investors, any of which could adversely impact us.

Further, if we or any governmental agency believe that we have accepted investments by, or are otherwise holding digital assets of, any person or entity that is acting directly or indirectly in violation of U.S. or non-U.S. economic sanctions, AML laws, rules, regulations, treaties or other restrictions, or on behalf of any suspected terrorist or terrorist organization, suspected drug trafficker or senior foreign political figure suspected in engaging in foreign corruption, we or such governmental agency may freeze the digital assets of such person or entity. We may also be required to report and remit or transfer those digital assets to a governmental agency.

As a company in the financial services industry, we, our subsidiaries and affiliates depend to a significant extent on our relationships with our investors and counterparties, as well as our reputation for integrity and high-caliber professionalism. If an investor is not satisfied with our investment products, a counterparty has a dispute or if there are allegations of improper conduct by private litigants or regulators, whether the ultimate outcome is favorable or unfavorable to us, or if there is negative publicity and press speculation about us, whether or not valid, then our reputation may be harmed and may be more damaging to our businesses than to businesses in other industries.

Intellectual property rights claims may adversely affect our business and financial condition.

Our commercial success depends, in part, on our ability to develop and commercialize our investment products without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties. In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity in the digital asset industry, as well as litigation, based on allegations of infringement or other violations of intellectual property, including by large financial institutions.

Our use of third-party software and other intellectual property rights may be subject to claims of infringement or misappropriation. The vendors who provide us with technology that we incorporate in our product offerings also could become subject to various infringement claims. We cannot guarantee that our internally developed or acquired technologies and content do not or will not infringe, misappropriate or otherwise violate the intellectual property rights of others.

We are not aware of any intellectual property rights claims that may prevent us from managing our investment products or holding digital assets, and we cannot guarantee our products will not infringe the intellectual property rights of others. Third parties may nonetheless assert intellectual property rights claims relating to the management of our investment products and the mechanics instituted for the investment in, holding of and transfer of digital assets. Any claims that our investment products or processes infringe the intellectual property rights of others, regardless of the merit or resolution of such claims, could cause us to incur significant costs in responding to, defending and resolving such claims, and may divert the efforts and attention of our management. As a result of such intellectual property infringement claims, we could be required or otherwise decide that it is appropriate to:

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pay third-party infringement claims;
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dissolve an investment product or liquidate its assets;
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discontinue using the processes subject to infringement claims;
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develop other intellectual property or investment products not subject to infringement claims, which could be time-consuming and costly or may not be possible; and
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license the intellectual property from the third party claiming infringement, which license may not be available on commercially reasonable terms.

The occurrence of any of the foregoing could result in unexpected expenses, stagnate or reduce our revenues and adversely affect our business and financial condition. Additionally, despite our efforts to ensure that our employees, contractors, consultants, vendors and service providers do not use the intellectual property and other proprietary information or know-how of third parties in their work for us, we may in the future be subject to claims that we, our employees or our contractors, consultants, vendors and service providers have inadvertently or otherwise used or disclosed intellectual property, copyrighted materials, trade secrets or other proprietary information of our competitors, former employers or other parties. Litigation may be necessary to defend against these claims. If we fail in defending against such claims, a court could order us to pay substantial damages and prohibit us from using technologies or features that are essential to our solutions, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of these parties. In addition, we may lose valuable intellectual property rights. Even if we are successful in defending against these claims, such litigation could result in substantial costs and be a distraction to management. In addition, various “non-practicing entities,” and other intellectual property rights holders may in the future attempt to assert intellectual property claims against us or seek to monetize the intellectual property rights they own to extract value through licensing or other settlements.

Any failure to obtain, maintain, protect, defend or enforce our intellectual property rights could adversely affect our business, financial condition and results of operations.

Our success and our ability to compete depend in part upon our ability to obtain, maintain, protect, defend and enforce our intellectual property rights and technology, including our trademarks and domain names. We rely on trademark laws in the United States and internationally, our terms of service and other contractual provisions to protect our intellectual property rights from infringement, misappropriation or other violations.

Although we have registered trademarks and pending trademark applications, including the marks DROP GOLD®, G™, GRAYSCALE®, GRAYSCALE CRYPTO SECTORSˢᵐ, GRAYSCALE CRYPTO MINIS™ and GRAYSCALE INVESTMENTS®, and other intellectual property rights that are registered in the United States, our ability to enforce such intellectual property rights is subject to general litigation risks. Competitors may adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to customer confusion or brand dilution. Additionally, unauthorized third parties may attempt to misuse our trademarks, trade names, domain names or brand identity, including through impersonation schemes or fraudulent activities in certain jurisdictions. While we take steps to address such misuse, our ability to prevent or mitigate these activities may be limited, and such fraudulent actions could harm our business, reputation or customer relationships. Furthermore, our trademarks may be opposed, contested, circumvented or found to be unenforceable, weak or invalid, and we may not be able to prevent third parties from infringing or otherwise violating them or using similar marks in a manner that causes confusion or dilutes the value or strength of our brand.

If we seek to enforce our rights, then we could be subject to litigation, including challenges to our registered intellectual property rights and claims that our intellectual property rights are invalid or are otherwise not enforceable in jurisdictions where our intellectual property rights are not registered. The steps we take to obtain, maintain, protect, defend and enforce our trademarks may be insufficient to effectively prevent third parties from infringing, misappropriating or otherwise violating our intellectual property rights, and there can be no assurance that our intellectual property rights will be sufficient to protect against unauthorized parties offering investment products that are substantially similar to ours.

In order to protect our intellectual property and other proprietary rights, we may be required to expend significant resources to apply for, maintain, monitor and protect these rights. We will not be able to protect our rights if we do not detect their unauthorized use. We may also fail to maintain or be unable to obtain adequate protections for certain of our rights in the United States and abroad. Our rights may not receive the same degree of protection abroad that they would in the United States because of differences in laws, and effective intellectual property protection and enforcement mechanisms may not be available in those jurisdictions, which could make it difficult for us to stop the infringement, misappropriation, dilution or other violation of our intellectual property or marketing of competing products or solutions in violation of our intellectual property rights generally. We may need to expend additional resources to defend our intellectual property in such jurisdictions.

Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our intellectual property rights. If we cannot successfully enforce our rights, then we may lose the value of our brand and reputation and our competitive position or be exposed to significant liabilities or be required to seek licenses that may not be available on commercially acceptable terms, if at all.

Any claim or litigation alleging that we have infringed or otherwise violated intellectual property or other rights of third parties, with or without merit, and whether or not settled out of court or determined in our favor, could be time-consuming and costly to address and resolve, and could divert the time and attention of our management and technical personnel. The outcome of any litigation is inherently uncertain, and there can be no assurances that favorable final outcomes will be obtained in all cases. In addition, third parties may seek, and we may become subject to, preliminary or provisional rulings in the course of any such litigation, including potential preliminary injunctions requiring us to cease some or all of our operations. We may decide to settle such lawsuits and disputes on terms that are unfavorable to us. Similarly, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that may not be reversed upon appeal, including being subject to a permanent injunction and being required to pay substantial monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s intellectual property rights. We may decide to settle such lawsuits and disputes on terms that are unfavorable to us. The terms of such a settlement or judgment may require us to cease some or all of our operations, pay substantial amounts to the other party or admit liability. Moreover, as part of any settlement or other compromise to avoid complex, protracted litigation, we may agree not to pursue future claims against a third party, including for claims related to alleged infringement of our intellectual property rights. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during any litigation regarding the enforcement of intellectual property rights, which may diminish the value of our brand and other intangible assets and allow competitors to more effectively mimic our products and solutions.

If we fail to comply with our obligations under license agreements with third parties or are unable to license rights on reasonable terms, then we may be required to pay damages and could potentially lose license rights that are critical to our business.

We license certain intellectual property and technology from third parties that is important to our business, such as our license agreement with CoinDesk Indices, Inc., pursuant to which we license the use of their digital asset price indices as the index prices for our investment products, and we may enter into additional license agreements in the future that provide us with licenses to valuable intellectual property or technology. If we fail to comply with any of the obligations under our existing license agreements, then we may be required to pay damages and the licensor may have the right to terminate the license. Such termination would cause us to lose valuable rights, and could prevent us from operating and administering our investment products or require us to dissolve an investment product and liquidate its assets. Our business would suffer if any current or future licenses terminate, the licensors fail to abide by the terms of the license, the licensed intellectual property rights are found to be invalid or unenforceable or we are unable to enter into necessary licenses on acceptable terms. Moreover, our licensors may own or control intellectual property that has not been licensed to us, and as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights.

In the future, we may identify additional third-party intellectual property we may need to license to operate our business. However, such licenses may not be available on acceptable terms or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Even if such licenses are available, we may be required to pay the licensor substantial royalties, which could result in potentially higher expenses. In addition, such licenses may be nonexclusive, which could give our competitors access to the same intellectual property licensed to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition and results of operations.

Cybersecurity incidents and other issues related to our information systems, technology and data may materially adversely affect us.

Cybersecurity incidents and cyberattacks have been occurring globally at more frequent and severe levels and will likely continue to increase in frequency and severity in the future. The digital asset industry is a particular target for cyberattacks. Cybersecurity incidents may occur through intentional or unintentional acts by individuals or groups having authorized or unauthorized access to our systems, custody accounts or our counterparties’ information, which may include confidential information. These individuals or groups include employees and third-party service providers, as well as hackers. The information and technology systems used by us and our service providers and other third parties, as well as relevant digital asset networks, are vulnerable to damage or interruption from, among other things: hacking, ransomware, malware and other computer viruses; denial of service attacks; network failures; computer and telecommunication failures; phishing attacks; infiltration by unauthorized persons; security breaches; usage errors by their respective professionals; power outages; terrorism; and catastrophic events such as fires, tornadoes, floods, hurricanes and earthquakes. Additionally, there is a risk that we may experience cybersecurity-related incidents as a result of our employees, service providers and other third parties working remotely on less secure systems and environments.

While we take efforts to protect our systems, custody accounts and data, including establishing internal processes and implementing technological measures designed to provide multiple layers of security, and contract with third-party service providers to take similar steps, we have experienced cybersecurity breaches in the past, and there can be no assurance that our safety and security measures (and those of our third-party service providers) will prevent damage to, or interruption or breach of, our systems, custody accounts, data (including personal data) and operations. We have recently taken steps to expand and enhance our cybersecurity controls and practices and, as cybersecurity-related threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. Nevertheless, it is possible we could suffer an impact or disruption that could materially adversely affect us.

In particular, the digital assets held by us and our investment products may be appealing targets to hackers or malware distributors seeking to destroy, damage or steal our digital assets and will only become more appealing as our digital assets grow. To the extent that we or the Custodians are unable to identify and mitigate or stop new security threats or otherwise adapt to technological changes in the digital asset industry, our digital assets may be subject to theft, loss, destruction or other attack. For more information on the risks related to the custody of digital assets held by us and our investment products, see “—Risk Factors Related to Our Business— We rely on Coinbase Custody to provide us and our investment products with critical custody services for a substantial amount of the digital assets for which we offer investment products, including the digital assets and investment products that would be part of our Principal Investments. The failure of Coinbase Custody or other custodians to adequately safeguard these digital assets, or any disruptions to its services, could materially adversely affect our business and harm investors in our investment products.”

We believe that the security procedures we have in place, including, but not limited to: offline storage, or cold storage, for a substantial portion of our digital assets; multiple encrypted private key “shards”; usernames; and passwords and two-step verification are reasonably designed to safeguard our digital assets. Nevertheless, these security procedures cannot guarantee the prevention of any loss due to a security breach, software defect or catastrophic event. Electronic transmissions of data can be subject to attack, interception, loss or corruption. In addition, computer viruses and malware can be distributed and spread rapidly over the internet and could infiltrate our systems or those of our investment vehicles or third-party service providers. Infiltration of our systems or those of our investment vehicles or third-party service providers could in the future lead to disruptions in systems, accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, use or misuse of or modification of confidential, sensitive or otherwise protected information (including personal data) and the corruption of data. Additionally, because a portion of our digital assets from time to time will be held in hot storage, such digital assets will be more vulnerable to a potential hack or other cyberattack that could lead to a loss of investment product assets.

Our security procedures and operational infrastructure may be breached due to the actions of outside parties, error or malfeasance of an employee, a Custodian or otherwise, and as a result, an unauthorized party may obtain access to a custody account, the relevant private keys (and therefore digital assets) or other data. Additionally, outside parties may attempt to fraudulently induce employees of ours or the Custodians to disclose sensitive information in order to gain access to our infrastructure. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, the Custodians and we may be unable to anticipate these techniques or implement adequate preventative measures. Moreover, the Custodians will not be liable for any claims or losses arising out of or relating to the acts and omissions of any unauthorized third parties, except to the extent such losses are caused by the Custodians’ negligence, fraud or willful misconduct.

An actual or perceived breach of a custody account could harm our operations, result in loss of digital assets, damage our reputation and negatively affect the market perception of our investment products, all of which could adversely affect our results of operations. We may also be required to dissolve a particular investment product and liquidate its assets.

Moreover, there could be public announcements regarding any cybersecurity-related incidents and any steps we take to respond to or remediate such incidents, and if analysts or investors perceive these announcements to be negative, it could, among other things, have a substantial adverse effect on the price of our Class A common stock. Further, any publicized security problems affecting our business or those of third parties with whom we are affiliated or otherwise conduct business may discourage investors from doing business with us, which could have a material and adverse effect on our business, financial condition and results of operations.

It is difficult or impossible to defend against every risk being posed by changing technologies, as well as criminals’ intent to commit cybercrime, and these efforts may be unsuccessful in anticipating, preventing, detecting or stopping attacks or reacting in a timely manner. As technological change occurs, security threats will likely evolve, and previously unknown threats may emerge. The increasing sophistication and resources of cybercriminals and other non-state threat actors and increased actions by nation-state actors make it difficult to keep up with new threats and could result in a breach of security. Such threats may see their frequency increased, and effectiveness enhanced, by the use of AI. Furthermore, we may become a greater target of security threats as our size and reputation increases. If we are unable to identify and mitigate or stop new security threats or we are unable to adapt to technological changes necessary to secure and safeguard our systems, digital assets or data, then our data and our digital assets or those of our investment products may be subject to theft, loss, destruction or other attack, which could result in a loss of such data or digital assets or materially adversely affect our business, financial condition and results of operations. Additionally, we cannot guarantee that our insurance coverage would be sufficient to cover any such losses.

The security of the information and technology systems used by us and our service providers may continue to be subjected to cybersecurity threats that could result in material failures or disruptions in our business. If these systems are compromised, become inoperable for extended periods of time or cease to function properly, then we or a service provider may have to make a significant investment to fix or replace them. The failure of these systems, or any disaster recovery plans we develop, could cause significant interruptions in operations and result in a failure to maintain the security, confidentiality or privacy of sensitive data, including personal information relating to stockholders (and the beneficial owners of stockholders), as well as the security of our digital assets. Such failure could harm our reputation, subject us to legal claims and otherwise materially adversely affect our results of operations.

To the extent the operation of our systems relies on our third-party service providers, through either a connection to, or an integration with, such third parties’ systems, the risk of cybersecurity attacks and loss, corruption, or unauthorized access to or publication of our information or the confidential information and/or personal data of investment vehicles and employees may increase. Third-party risks may include insufficient security measures, data location uncertainty, and the possibility of storing data in jurisdictions where laws or security measures may be inadequate. In addition, certain of our systems are shared with DCG, and any cybersecurity attack against, or loss, corruption, or unauthorized access to information on, DCG’s systems could impact us. Our ability to monitor our third-party service providers’ and DCG’s data security practices may be limited. Although we generally have agreements relating to cybersecurity and data privacy in place with our third-party service providers, such third-party service providers may not comply with such cybersecurity and data security requirements. In addition, we cannot guarantee that such agreements will prevent the accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, use or misuse of or modification of data (including personal data) or enable us to obtain adequate or any reimbursement from our third-party service providers in the event we should suffer any such incidents. Due to applicable laws and regulations or contractual obligations, we may be held responsible for any information security failure or cybersecurity attack attributed to our third-party service providers as they relate to the information we share with them. A vulnerability in a third-party service provider’s or DCG’s software or systems, a failure of our third-party service providers’ or DCG’s safeguards, policies or procedures, or a breach of a third-party service provider’s or DCG’s software or systems could result in the compromise of the confidentiality, integrity or availability of our systems, including those shared with DCG, or the data housed in a solution provided by our third-party service providers, which could materially adversely affect our business, financial condition and results of operations.

Our business depends on our ability to effectively invest in, implement improvements to and properly maintain the uninterrupted operation, security and integrity of our information technology and business systems.

Our business depends on maintaining effective information technology systems as well as the integrity and timeliness of the data we use to operate our business. It is possible that hardware failures or errors in our systems could result in data loss or corruption, or cause the information that we collect to be incomplete, or contain inaccuracies that investors regard as significant. If our data were found to be inaccurate or unreliable, or became inaccessible, whether due to failures, errors or other reasons, or if we, or any of our third-party service providers, especially the software systems of our index providers and the Custodians, were to fail to effectively maintain such information systems and data integrity, then we could experience operational disruptions that may impact our investment products, individuals and service providers and hinder our ability to offer our investment products, retain and attract investors, report financial results timely and accurately and maintain regulatory compliance, among other things.

Our success is dependent, in large part, on maintaining the effectiveness of existing technology systems and continuing to deliver and enhance technology systems that support our business processes in a cost-efficient and resource-efficient manner and enable us to analyze and manage data in a comprehensive manner. Increasing and shifting regulatory and legislative requirements are likely to place additional demands on our information technology infrastructure that could have a direct impact on resources available for other projects tied to our strategic initiatives.

Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses and liabilities arising from security breaches, cyberattacks, and other types of unlawful activity, or any resulting disruptions from such events. System failures or outages could compromise our ability to perform these functions in a timely manner, which could harm our ability to conduct business or delay our financial reporting. Such failures could adversely affect our results of operations and financial condition. In addition, certain of our third-party service providers are required to notify us if they experience a security breach or unauthorized disclosure of certain personal information, or, in some cases, confidential data or information of ours or service providers, and their failure to timely notify us of such a breach or disclosure may cause us to incur significant costs or otherwise harm our business.

Additionally, any actual or perceived breach or cybersecurity attack directed at financial institutions, trading exchanges or similar companies, whether or not we are directly impacted, could lead to a general loss of investor confidence in the security of internet transactions or confidential personal information, which could negatively impact us, including the market perception of the effectiveness of our security measures and technology infrastructure. As a result, our costs and the resources we devote to protecting against these advanced threats and their consequences may continue to increase over time.

Despite our implementation of a variety of security measures, our information technology systems could be subject to physical or electronic compromises and similar disruptions from unauthorized tampering, or to weather-related disruptions where our systems are hosted. Prolonged interruption in the availability, or reduction in the speed or other functionality, of our systems and investment products could materially harm our reputation and business. Frequent or persistent interruptions in accessing our systems and services could cause investors to believe that our systems and services are unreliable, leading them to switch to our competitors, and could permanently harm our reputation and business.

We may need to develop new systems to meet current market standards and keep pace with continuing changes in information processing technology and evolving industry and regulatory standards. Further, system development projects are long term in nature, may be more costly than expected to complete and may not deliver the expected benefits upon completion. In addition, we may not be able to adequately assess the functionality and data integrity and security impacts of new or significantly changed products, services, business processes or infrastructure that we use. Our failure to effectively implement improvements to and properly maintain the uninterrupted operation and integrity of our information technology and other business systems, as well as any write-downs in connection with the obsolescence of our technology, could materially adversely affect our business, financial condition and results of operations.

We are incorporating AI technologies into some of our products and processes. These technologies may present business, compliance, and reputational risks.

We currently use, and expect to continue to use, machine learning (“ML”) and AI, both proprietary and third-party technologies, to improve our products and processes in certain circumstances, such as to increase the efficiency of research and development and information technology functionality, and have plans to expand our use of AI in the future. Our research and development of such technology remains ongoing, and may be costly and yield inefficient results. As with many new and emerging technologies, AI presents numerous risks and challenges that could adversely affect our business. If we fail to keep pace with rapidly evolving AI technological developments, especially in the financial technology sector, our competitive position and business results may suffer.

At the same time, use of AI has recently become the source of significant media attention and political debate. Ineffective or inadequate AI development or deployment practices by us or others could result in incidents that impair the acceptance of AI solutions or cause harm to individuals, customers or society, or result in our platform and services not working as intended. Human review of certain outputs may be required. We may license AI technologies from third parties that use models trained on data that could potentially violate intellectual property, privacy, or other third-party rights or violate law. These AI technologies may also produce results or generate content that is inaccurate or misleading or that cannot be explained by data. These AI technologies may incorporate data from third-party sources, including information they input into the AI tools, which may expose us to risks associated with data rights and protection.

Further, AI and ML models require training on training datasets prior to production use, and in some instances, AI algorithms or training methodologies that may be flawed. Training on incomplete, inadequate, inaccurate, biased, or otherwise poor quality data may result in models failing to provide acceptable results. The introduction of AI technologies, particularly generative AI, that have unintended consequences, unintended usage or customization by our investment vehicles, are contrary to responsible AI principles, or are otherwise controversial because of their impact on human rights, privacy, employment, or other social, economic, or political issues, may cause us to experience brand or reputational harm, adversely affecting our business and consolidated financial statements, including due to enhanced governmental or regulatory scrutiny, litigation, compliance issues, ethical concerns, confidentiality or security risks, as well as other factors that could materially adversely affect our business, financial condition and results of operations.

Our ability to mitigate risks associated with disclosure of our confidential information, including in connection with our use of AI systems, will depend on our implementation, maintenance, monitoring and enforcement of appropriate technical and administrative safeguards, policies and procedures governing the use of AI systems in our business. Additionally, any output created by us using AI tools may not be subject to copyright protection, which may adversely affect our intellectual property rights in, or ability to commercialize or use, any such content. In the United States, a number of civil lawsuits have been initiated related to the foregoing and other concerns, any one of which may, among other things, may require us to limit the ways in which AI systems are used and trained and may affect our ability to develop our AI-powered products and solutions. For example, the output produced by AI tools may include information subject to certain privacy or right of publicity laws or constitute an unauthorized derivative work of the copyrighted material used in training the underlying AI model, any of which could also create a risk of liability for us, or adversely affect our business or operations. AI-related lawsuits to date have generally focused on AI service providers, which may increase our risks of liability. In addition, AI technology in general has resulted in, and may in the future result in, cybersecurity breaches, incidents or disruptions of its users, that have implicated the personal information of such users or their customers. To the extent that we do not have sufficient rights to use the data or other material or content used in or produced by the AI tools used in our business, if we fail to adopt and implement sufficient governance controls over our use of AI, or if we experience cybersecurity incidents in connection with our use of AI, any of the foregoing could adversely affect our reputation and expose us to legal liability or regulatory risk, including with respect to third-party intellectual property, privacy, data protection and cybersecurity, publicity, contractual or other rights.

The regulatory framework governing the use of AI and ML technology is rapidly evolving, and we cannot predict how future legislation and regulation will impact our ability to offer products or services that we develop which leverage AI and ML technology.

The regulatory framework for AI and ML technology is rapidly evolving, and many regulatory bodies and federal, state, and foreign governments have globally introduced or are currently considering new laws and regulations relating to such technology. As a result, implementation standards and enforcement practices are also likely to remain uncertain for the foreseeable future, and we cannot determine the impact future laws, regulations, or standards may have on our business, or how best to respond to them in future.

The Trump administration may continue to rescind federal orders and/or administrative policies relating to AI and ML technology, or may implement new executive orders and/or other rulemaking relating to AI and ML technology in the future. Any such changes at the federal level could require us to expend significant resources to modify our products, services or operations to ensure compliance or remain competitive. U.S. legislation related to AI and ML technologies has been introduced at the federal level and is advancing at the state level.

In Europe, the E.U. AI Act established broad obligations for the development and use of AI-based technologies in the European Economic Area based on their potential risks and level of impact. The E.U. AI Act includes requirements around transparency, conformity assessments and monitoring, risk assessments, human oversight, security, accuracy, general purpose AI and foundation models.

Any failure or perceived failure by us to comply with AI technology-related laws, rules and regulations could result in proceedings or actions against us by individuals, consumer rights groups, government agencies or others. We could incur significant costs in investigating and defending such claims and, if found liable, pay significant damages or fines or be required to make changes to our business. Further, these proceedings and any subsequent adverse outcomes may subject us to significant negative publicity and an erosion of trust. If any of these events were to occur, our business, financial condition and results of operations could be materially adversely affected.

Moreover, it is possible that additional laws and regulations will be adopted in the United States and foreign jurisdictions, or that existing laws and regulations may be interpreted in ways that would affect the way in which we use AI and ML technology. We may need to expend resources to modify our products or services or incur new research and development costs in order to comply with new laws or regulations. Further, the cost of compliance could be significant and may increase our operating expenses, which could materially adversely affect our business, financial condition and results of operations. Changes to existing regulations, their interpretation or implementation or new regulations could impede our use of AI and ML technology and also may increase the burden and cost of research and development in this area.

We are subject to stringent laws and regulations regarding data privacy and cybersecurity in the United States. Many of these laws and regulations are subject to change and reinterpretation and could result in claims, changes to our business practices, monetary penalties, increased cost of operations or other harm to our business.

We and our third-party service providers are subject to a variety of federal, state and local laws, directives, rules, policies, industry standards and regulations, as well as contractual obligations, relating to data privacy and security. This regulatory framework is continuously evolving, and as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain, and may require us to incur additional costs and restrict our business operations, as well as change how we use, collect, store, transfer or otherwise process certain types of data and to implement new processes.

In the United States, federal law restricts certain collection, processing, storage, use and disclosure of personal data, requires notice to individuals of privacy practices and provides individuals with certain rights to prevent the use and disclosure of certain nonpublic or otherwise legally protected information. These rules also impose requirements for the safeguarding and proper destruction of personal data through the issuance of data security standards or guidelines. The U.S. government, including Congress, the Federal Trade Commission (“FTC”), the CFPB and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection, use and other processing of information concerning consumer behavior on the internet, including regulation aimed at restricting certain targeted advertising practices. There is also a risk of enforcement actions in response to rules and regulations promulgated under the authority of federal agencies, state attorneys general, legislatures and consumer protection agencies. In addition, privacy advocates and industry groups have proposed and may propose new and different self-regulatory standards that either legally or contractually apply to us. If we fail to follow these standards, even if no personal data is compromised, then we may incur significant fines or experience a significant increase in costs.

Also, many states have adopted legislation that regulates how businesses operate online, including measures relating to privacy, data security, data breaches and the protection of sensitive and personal information, requiring businesses to provide notice to customers whose personally identifiable information has been disclosed as a result of a data breach. The laws are not consistent, as certain laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts that may become costly in the event of a widespread data breach. Failure to comply with, for example, the California Consumer Privacy Act, as amended by the California Privacy Rights Act of 2020, the California Online Privacy Protection Act or any other similar state or federal law or any future changes in laws or regulations relating to privacy, data protection and information security (particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure), can result in significant liability, including civil penalties and statutory damages as well as a private right of action for certain breaches. The effects of such laws and/or regulations may require us to modify our data processing practices and policies and could greatly increase our expenses, require significant changes to our operations or even prevent us from providing certain investment products in jurisdictions in which we currently operate and in which we may operate in the future, or require us to incur potential liability in an effort to comply with such legislation.

In addition, the New York State Department of Financial Services (“NYDFS”) issued Cybersecurity Requirements for Financial Services Companies, which took effect in 2017, and which require banks, insurance companies and other financial services institutions regulated by the NYDFS to establish and maintain a cybersecurity program designed to protect consumers and ensure the safety and soundness of New York State’s financial services industry. The cybersecurity regulation adds specific requirements for these institutions’ cybersecurity compliance programs and imposes an obligation to conduct ongoing, comprehensive risk assessments. On an annual basis, each institution is required to submit a certification of compliance with these requirements. We may in the future become subject to such NYDFS regulations and requirements, which could subject us to additional investigations and examinations of our compliance programs.

Further, the publication of our privacy policies and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Any failure or perceived failure by us or our third-party service providers to comply with our posted privacy policies or with any applicable federal, state or similar foreign laws, rules, regulations, industry standards, policies, certifications or orders relating to data privacy and security, or any compromise of security that results in theft, unauthorized access, acquisition, use, disclosure or misappropriation of personal data, could result in significant awards, fines, civil or criminal penalties or judgments, proceedings or litigation by governmental agencies or investors, including class action privacy litigation in certain jurisdictions and negative publicity and reputational harm, any of which could have an adverse effect on our reputation, business, financial condition and results of operations.

Evolving compliance and operational requirements impose significant costs, such as costs related to organizational changes, implementing additional protection technologies, training employees and engaging consultants, which are likely to increase over time, and may require us to modify or restrict our data processing practices and policies, distract management or divert resources from other initiatives and projects.

We may face particular privacy, data security and data protection risks in connection with the GDPR and other non-U.S. data protection regulations.

The fact that some of our investors and users of our website are residents of the U.K. and the European Union subjects us or may subject us to the E.U. General Data Protection Regulation (“GDPR”). The GDPR regulates the collection, control, sharing, disclosure, use and other processing of personal data and imposes stringent data protection requirements with significant penalties, and the risk of civil litigation, for noncompliance. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States. We are also subject to the U.K. General Data Protection Regulation (i.e., a version of the GDPR as implemented into U.K. law), exposing us to two parallel regimes, each of which authorizes similar fines and other potentially divergent enforcement actions for certain violations.

If we are unable to implement a valid mechanism for personal data transfers from Europe and the U.K., then we will face increased exposure to regulatory actions, substantial fines and injunctions against processing personal data from Europe and the U.K. Inability to export personal data may also limit our ability to collaborate with third-party service providers outside of Europe and the U.K. or cause us to change the geographical location or segregation of our relevant systems and operations. Further, the current existing framework regarding personal data transfers from Europe and the U.K. is uncertain, and such uncertainty may increase our costs and our ability to efficiently process personal data imported from Europe and the U.K. Additionally, other countries outside of Europe and the U.K. have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of delivering our investment products and operating our business. The types of challenges we face in Europe and the U.K. will likely also arise in other jurisdictions that adopt regulatory frameworks of equivalent complexity. While we have taken steps to mitigate the impact on us with respect to transfers of data, such as implementing standard contractual clauses, the efficacy and longevity of these transfer mechanisms remain uncertain.

Other countries have also passed, or are considering passing, laws requiring local data residency or restricting the international transfer of data. These changes may lead to additional costs and increase our overall risk exposure. Any inability to adequately address data privacy or security-related concerns, even if unfounded, or to comply with applicable laws, regulations, standards and other obligations relating to data privacy and security, could result in litigation, breach notification obligations, regulatory or administrative sanctions, additional cost and liability to us, harm to our reputation and brand, and damage to our relationships with investors and users of our website and have an adverse effect on our business, financial condition and results of operations.

Any theft, loss, damage to or other misappropriation or inadvertent disclosure of, or inappropriate access to, the data that we possess could have an adverse impact on our business and subject us to regulatory actions and litigation.

Our business and relationships with third parties are dependent on our ability to maintain the confidentiality of sensitive information (including data about users of our website and our employees). Although we are not aware of any material incidents to date, unauthorized access, or failure of our controls with respect to granting access, to our systems, or failure of our other data loss prevention controls, have in the past occurred and may occur in the future, resulting in theft, loss, damage to or other misappropriation of such information. Our employees or third-party services providers may in the future, inadvertently or deliberately, disclose confidential information and our systems or systems of our third-party service providers may in the future be inadvertently or deliberately exploited, resulting in disclosure of confidential information.

Any theft, loss, damage to or other misappropriation or inadvertent disclosure of confidential information could have a material adverse impact on our competitive position, our relationships with our investors and third-party service providers and reputation and could subject us to regulatory inquiries, enforcement and fines, civil litigation and possible financial liability or costs. To the extent any of these events involve personal information, the risks of enhanced regulatory scrutiny and the potential financial liabilities are exacerbated, particularly under data protection regulations such as the GDPR.

Risk Factors Related to Our Organizational Structure

We are a holding company and our principal asset after completion of this offering will be our % ownership interest in Grayscale Operating, LLC and we are accordingly dependent upon distributions from Grayscale Operating, LLC to pay dividends, if any, and taxes, make payments under the Tax Receivable Agreement and pay other expenses.

We are a holding company and, upon completion of the IPO Reorganization and this offering, our principal asset will be % of the outstanding LLC Units. See “Organizational Structure.” We have no independent means of generating income from operations. Grayscale Operating, LLC is, and will continue to be, treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to U.S. federal income tax. Instead, the taxable income of Grayscale Operating, LLC will be allocated to holders of LLC Units, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of Grayscale Operating, LLC. We will also incur expenses related to our operations and will have obligations to make payments under the Tax Receivable Agreement. As the sole managing member of Grayscale Operating, LLC, we intend to cause Grayscale Operating, LLC to make distributions to the holders of LLC Units and us, in amounts sufficient to (i) generally cover all applicable taxes payable by us and the holders of LLC Units, (ii) allow us to make any payments required under the Tax Receivable Agreement, (iii) fund dividends to our stockholders in accordance with our dividend policy, to the extent that our board of directors declares such dividends, and (iv) pay any other expenses we may incur.

Deterioration in the financial conditions, earnings or cash flow of Grayscale Operating, LLC and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent that we need funds and Grayscale Operating, LLC is restricted from making such distributions to us under applicable law or regulation or contractual agreements, we may not be able to obtain such funds on terms acceptable to us, or at all, and, as a result, could suffer a material adverse effect on our liquidity and financial condition.

In certain circumstances, Grayscale Operating, LLC will be required to make distributions to us and the other holders of LLC Units, and the distributions that Grayscale Operating, LLC will be required to make may be substantial.

Under the Amended LLC Agreement, Grayscale Operating, LLC will generally be required from time to time to make pro rata distributions in cash to us and the other holders of LLC Units at certain assumed tax rates in amounts that are intended to be sufficient to cover the taxes on our and the other LLC Unit holders’ respective allocable shares of the taxable income of Grayscale Operating, LLC. As a result of (i) potential differences in the amount of net taxable income allocable to us and the other LLC Unit holders and (ii) the favorable tax benefits that we anticipate receiving from (a) acquisitions of interests in Grayscale Operating, LLC in connection with acquisitions by Grayscale Investments, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering and future taxable redemptions or exchanges of LLC Units for shares of our Class A common stock or cash and (b) payments under the Tax Receivable Agreement, we expect that these tax distributions will be in amounts that exceed our tax liabilities and obligations to make payments under the Tax Receivable Agreement. Our board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, dividends, repurchases of our Class A common stock and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. No adjustments to the redemption or exchange ratio of LLC Units for shares of Class A common stock will be made as a result of either (i) any cash distribution by us or (ii) any cash that we retain and do not distribute to our stockholders. To the extent that we do not distribute such excess cash as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to Grayscale Operating, LLC, holders of LLC Units would benefit from any value attributable to such cash balances as a result of their ownership of Class A common stock following a redemption or exchange of their LLC Units. See “Certain Relationships and Related Party Transactions—Amended LLC Agreement.”

We are controlled by DCG, whose interests in our business may be different than yours, and certain statutory provisions afforded to stockholders are not applicable to us. In addition, the dual class structure of our common stock will have the effect of concentrating voting control with DCG for the foreseeable future, which will limit the ability of our other investors to influence corporate matters, including the election of directors and the approval of any change of control transaction.

DCG will control approximately % of the combined voting power of our common stock (or % if the underwriters exercise their option to purchase additional shares of Class A common stock in full) after the completion of this offering and the application of the net proceeds from this offering. Further, pursuant to the Stockholders Agreement we and the Pre-IPO LLC Members will enter into, the Pre-IPO LLC Members, which are controlled by DCG, may approve or disapprove certain matters requiring approval by our stockholders. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Further, upon completion of this offering, subject to the Voting Limitation and until the Class B common stock beneficially owned by DCG and its affiliates represents less than 20% of the total number of the then outstanding shares of our common stock, our Class B common stock will have ten votes per share, and our Class A common stock will have one vote per share. Because of the ten-to-one voting ratio between our Class B common stock and Class A common stock, DCG will control a majority of the combined voting power of all of our Class A common stock and Class B common stock and therefore will be able to control all matters submitted to our stockholders for approval until a significant portion of such shares of outstanding Class B common stock have redeemed or exchanged for shares of Class A common stock. This concentrated control will limit or preclude the ability of our other investors to influence corporate matters for the foreseeable future. For example, DCG will have sufficient voting power to determine the outcome with respect to elections of directors, amendments to our certificate of incorporation, amendments to our bylaws that are subject to a stockholder vote, increases to the number of shares available for issuance under our equity incentive plans or adoption of new equity incentive plans, and approval of any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction requiring stockholder approval for the foreseeable future.

This concentration of ownership and voting power may also entrench our management and our board or delay, defer or even prevent an acquisition by a third party or other change of control of our company, which could deprive you of an opportunity to receive a premium for your shares of Class A common stock and may make some transactions more difficult or impossible without the support of DCG, even if such events are in the best interests of minority stockholders. Furthermore, this concentration of voting power with DCG may have a negative impact on the price of our Class A common stock.

We cannot predict whether our dual-class structure, combined with the concentrated control of DCG, will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. Certain stock index providers exclude or limit the ability of companies with multi-class share structures from being added to certain of their indices. Accordingly, the dual-class structure of our common stock would make us ineligible for inclusion in indices with such restrictions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. In addition, several stockholder advisory firms and large institutional investors have been critical of the use of multi-class structures. Such stockholder advisory firms may publish negative commentary about our corporate governance practices or our capital structure, which may dissuade large institutional investors from purchasing shares of our Class A common stock. As a result, the market price of our Class A common stock could be materially adversely affected.

DCG’s interests may not be fully aligned with yours, or ours, which could lead to actions that are not in your, or our, best interests. Because DCG, via its ownership interests in the Pre-IPO LLC Members, holds a majority of its economic interests in our business through Grayscale Operating, LLC rather than through Grayscale Investments, Inc., it may have conflicting interests with holders of shares of our Class A common stock. For example, DCG may have a different tax position from us, which could influence its decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement that we entered into in connection with the Private Placement Reorganization, and whether and when we should undergo certain changes of control for purposes of the Tax Receivable Agreement or terminate the Tax Receivable Agreement. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to us. Pursuant to the Bipartisan Budget Act of 2015, if the IRS makes audit adjustments to Grayscale Operating, LLC’s federal income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from Grayscale Operating, LLC. If, as a result of any such audit adjustment, Grayscale Operating, LLC is required to make payments of taxes, penalties and interest, Grayscale Operating, LLC’s cash available for distributions to us may be substantially reduced. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

In addition, DCG’s significant ownership in us and resulting ability to effectively control us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of our Class A common stock might otherwise receive a premium for your shares over the then-current market price. Further, DCG is an active investor in other digital asset projects and growth companies, and may make decisions that favor other projects in which it has invested.

We have opted out of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as board approval of the business combination or the transaction which resulted in such stockholder becoming an interested stockholder. Therefore, after the 180-day lock-up period expires, the Pre-IPO LLC Members will be able to transfer control of us to a third party by transferring their shares of our common stock (subject to certain restrictions and limitations), which would not require the approval of our board of directors or our other stockholders.

The doctrine of “corporate opportunity” will have limited application to the Pre-IPO LLC Members, our directors and officers and their respective affiliates.

Our certificate of incorporation and Stockholders Agreement will provide that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” under Delaware law will only apply against the Pre-IPO LLC Members, our directors and officers and their respective affiliates for competing activities related to the same or similar core lines of business in which we or our affiliates now engage in or propose to engage in. This doctrine will not apply to any business activity other than those activities. See “Certain Relationships and Related Party Transactions—Amended LLC Agreement.” Furthermore, the Pre-IPO LLC Members have business relationships outside of our business.

We will be required to pay the Pre-IPO LLC Members and any other persons that become parties to the Tax Receivable Agreement for certain tax benefits we may receive, and the amounts we may pay could be significant.

As described under “Organizational Structure,” acquisitions by Grayscale Investments, Inc. of LLC Units from certain of our existing equityholders in connection with this offering, any future offerings and any future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash, as well as other transactions described herein, are expected to result in tax basis adjustments to the assets of Grayscale Operating, LLC. These tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to Grayscale Investments, Inc. and, therefore, may reduce the amount of U.S. federal, state and local income tax that Grayscale Investments, Inc. would otherwise be required to pay in the future. These tax attributes would not be available to us in the absence of those transactions. The anticipated tax basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

We have entered into the Tax Receivable Agreement with the Pre-IPO LLC Members that provides for the payment by us to the Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in Grayscale Operating, LLC’s assets resulting from (a) acquisitions by Grayscale Investments, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering, (b) the purchase of LLC Units from any of the Pre-IPO LLC Members using the net proceeds from any future offering, (c) redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash or (d) payments under the Tax Receivable Agreement and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement. The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of Grayscale Operating, LLC.

We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of Grayscale Operating, LLC attributable to the redeemed or exchanged LLC Units, the payments that we may make to the existing Pre-IPO LLC Members could be substantial. For example, if we acquired all of the LLC Units of the Pre-IPO LLC Members in taxable transactions as of this offering, based on an initial public offering price of $ per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and on certain assumptions, including that (i) there are no material changes in relevant tax law and (ii) we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the Tax Receivable Agreement, we expect that the resulting reduction in tax payments for us, as determined for purposes of the Tax Receivable Agreement, would aggregate to approximately $ million, substantially all of which would be realized over the next 15 years, and we would be required to pay the Pre-IPO LLC Members 85% of such amount, or $ million, over the same period. The actual increases in tax basis with respect to future taxable redemptions, exchanges or purchases of LLC Units, as well as the amount and timing of any payments we are required to make under the Tax Receivable Agreement in respect of the acquisition of LLC Units from Pre-IPO LLC Members in connection with this offering or future taxable redemptions, exchanges or purchases of LLC Units, may differ materially from the amounts set forth above because the potential future reductions in our tax payments, as determined for purposes of the Tax Receivable Agreement, and the payments we will be required to make under the Tax Receivable Agreement, will each depend on a number of factors, including the market value of our Class A common stock at the time of redemption or exchange, the prevailing federal tax rates applicable to us over the life of the Tax Receivable Agreement (as well as the assumed combined state and local tax rate), the amount and timing of the taxable income that we generate in the future and the extent to which future redemptions, exchanges or purchases of LLC Units are taxable transactions.

Payments under the Tax Receivable Agreement are not conditioned on the Pre-IPO LLC Members’ continued ownership of us. There may be a material negative effect on our liquidity if, as described below, the payments under the Tax Receivable Agreement exceed the actual benefits we receive in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to us by Grayscale Operating, LLC are not sufficient to permit us to make payments under the Tax Receivable Agreement.

In addition, the Pre-IPO LLC Members will not reimburse us for any payments previously made if such tax basis increases or other tax benefits are subsequently disallowed by the IRS, except that any excess payments made to the Pre-IPO LLC Members will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after our determination of such excess. As a result, in such circumstances, we could make payments to the Pre-IPO LLC Members under the Tax Receivable Agreement that are greater than our actual cash tax savings and we may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the Tax Receivable Agreement provides that (1) in the event that we breach any of our material obligations under the Tax Receivable Agreement, (2) upon certain changes of control or (3) if, with the written approval of a majority of our independent directors, we elect an early termination of the Tax Receivable Agreement, our obligations under the Tax Receivable Agreement (with respect to all LLC Units, whether or not LLC Units have been exchanged or acquired before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the Tax Receivable Agreement. These provisions in the Tax Receivable Agreement may result in situations where the Pre-IPO LLC Members have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the Tax Receivable Agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to fund our obligations under the Tax Receivable Agreement.

Our obligations under the Tax Receivable Agreement will also apply with respect to any person that becomes a party to the Tax Receivable Agreement in the future.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement depends on the ability of Grayscale Operating, LLC to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.

Risk Factors Related to Ownership of Our Class A Common Stock and This Offering

The market price of our Class A common stock may be volatile or may decline significantly or suddenly regardless of our operating performance. You may not be able to sell your shares at or above the initial public offering price and lose all or part of your investment.

The initial public offering price for our Class A common stock was determined through negotiations between the underwriters and us, and it may vary from the market price of our Class A common stock following this offering. If you purchase shares of our Class A common stock in this offering, then you may not be able to sell those shares at or above the initial public offering price. The market price of our Class A common stock may fluctuate or decline significantly in response to numerous factors, many of which are beyond our control, including, but not limited to:

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the realization of any of the risk factors described herein;
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actual or anticipated fluctuations in our quarterly financial and other results of operations;
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variations between our actual results of operations and the expectations of analysts, investors and the financial community;
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any forward-looking financial or operating information we may provide to the public or analysts, any changes in this information or our failure to meet expectations based on this information;
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actions of analysts who initiate or maintain coverage of us, changes in financial estimates by analysts who follow us or our failure to meet these estimates or the expectations of investors;
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any significant changes in our management or board of directors;
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investors’ or analysts’ views of our stock structure and the significant voting control of DCG;
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additional shares of our Class A common stock being sold into the market by us or DCG, or the anticipation of such sales, including sales to satisfy tax obligations related to equity awards;
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announcements by us or our competitors of significant investment products, acquisitions, strategic partnerships, joint ventures or capital commitments;
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levels of, and investors’ expectations with respect to, interest rates, rates of inflation of fiat currencies or digital assets and rates of return on digital asset trading platforms;
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changes in operating performance and stock market valuations of participants in the digital asset industry, including our competitors;
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increased competition from other asset managers offering digital asset-focused investment products;
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rumors and market speculation involving us or other participants in the digital asset industry;
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fluctuations in the prices and volumes of digital assets, as well as in the stock market generally, including as a result of trends in the economy as a whole;
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investor preferences and sentiment toward digital assets, particularly Bitcoin and Ethereum;
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the adoption of digital assets as a medium of exchange, utility, store of value, consumptive asset, security instrument or other financial asset;
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our failure to continue to innovate and introduce successful new investment products;
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the liquidity of digital asset markets and any increases or decreases in trading volumes on digital asset markets;
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interruptions in service from, or closures or failures of, major digital asset trading platforms;
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forks, airdrops and similar events with respect to digital assets held by one or more of our investment products;
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manipulative trading activity on digital asset trading platforms;
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decreased confidence in the digital asset industry due to the unregulated nature and lack of transparency surrounding the operations of digital asset trading platforms;
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the extent to which retail and other individual investors (as distinguished from institutional investors) invest in our Class A common stock, which may result in increased volatility;
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litigation threatened or filed against us, participants in the digital asset industry or both;
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developments in new legislation or actions or investigations by regulators against us or other participants in the digital assets industry, including with respect to the security status of the digital assets for which we offer investment products;

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failure to comply with the requirements of the stock exchange on which we intend to list our Class A common stock; and
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other events or factors, including those resulting from war or acts of terrorism or responses to these events.

In addition, the stock market in general, and the market for participants in the digital asset industry in particular, has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to their operating performance. In the past, following periods of volatility in the overall market and the market price of a particular company’s securities, class action litigation has often been instituted against that company. Securities litigation, if instituted against us, could result in substantial costs and divert our management’s attention and resources.

The participation of investors in GBTC and ETHE in this offering through the directed share program could result in increased volatility in the market price of our Class A common stock.

Investors in GBTC and ETHE will have the opportunity to participate in this offering through our directed share program discussed elsewhere in this prospectus, which could result in individual investors, retail or otherwise, constituting a larger proportion of the investors participating in this offering than is typical for an initial public offering. These factors could cause volatility in the market price of our Class A common stock. In addition, high levels of initial interest in our Class A common stock at the time of this offering may result in an unsustainable market price, in which case the market price of our Class A common stock may decline over time.

Further, if the market price of our Class A common stock is above the level that investors determine is reasonable for our Class A common stock, some investors may attempt to short our Class A common stock after trading begins, which would create additional downward pressure on the market price of our Class A common stock.

No public market for our Class A common stock currently exists, and an active public trading market may not develop or be sustained following this offering, which could adversely affect the price and liquidity of our Class A common stock.

No public market for our Class A common stock currently exists. An active public trading market for our Class A common stock may not develop following the completion of this offering, or if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or digital assets by using our shares as consideration.

Future sales of our Class A common stock in the public market could cause the market price of our Class A common stock to decline.

Sales of a substantial number of shares of our Class A common stock, including those issuable upon redemption or exchange of the LLC Units owned by the Pre-IPO LLC Members and those issued upon conversion of the Convertible Preferred Stock, in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our Class A common stock and impair our ability to raise capital through the sale of additional shares. The Pre-IPO LLC Members have substantial unrecognized gains on the value of the equity they hold based upon the price of this offering, and therefore may take steps to redeem or exchange their LLC Units into shares of Class A common stock and sell such shares or otherwise secure the unrecognized gains on those shares. We are unable to predict the timing of or the effect that such sales may have on the prevailing market price of our Class A common stock. All of the Class A common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shared held by our affiliates as defined in Rule 144. The Class A common stock issuable upon redemption or exchange of the LLC Units held by the Pre-IPO LLC Members will be deemed “restricted securities” as that term is defined under Rule 144 of the Securities Act.

All of our directors, executive officers, DCG and the holders of the Convertible Preferred Stock, who together hold all of our outstanding stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock, are subject to lock-up agreements with the underwriters, pursuant to which they have agreed that they will not, and will not publicly disclose an intention to, during the period beginning on the date of this prospectus and continuing through the date that is 180 days after the date of this prospectus (such period, the “Lock-up Period”), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our shares of common stock, any options or warrants to purchase any of our shares of common stock or any securities convertible into or exchangeable for or that represent the right to receive shares of our common stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, provided that Morgan Stanley & Co. LLC on behalf of the underwriters may release any of the securities subject to these lock-up agreements at any time, subject to the applicable notice requirements.

In addition, the Lock-up Period may be shortened with respect to a portion of the locked-up securities held by certain lock-up parties, and the lock-up agreements are subject to a number of exceptions. These agreements are further described in the sections titled “Shares Eligible for Future Sale” and “Underwriting.” If not earlier released, then any shares of Class A common stock issued upon exchange or redemption of the LLC Units held by the Pre-IPO LLC Members will become eligible for sale upon expiration of the Lock-up Period, subject to the requirements of Rule 144 or another applicable exemption under the Securities Act or pursuant to an effective registration statement under the Securities Act.

In addition, after giving effect to the IPO Reorganization, there would have been shares of Class A common stock issuable upon the exercise of options and upon the vesting and settlement of restricted stock units outstanding as of . We intend to register all of the shares of Class A common stock issuable upon exercise of outstanding options, the vesting and settlement of outstanding restricted stock units and other equity incentives we may grant in the future for public resale under the Securities Act. The shares of Class A common stock will become eligible for sale in the public market to the extent such options are exercised or restricted stock units vested and settled, subject to the lock-up agreements described above and compliance with applicable securities laws.

Further, the holders of Convertible Preferred Stock and the Pre-IPO LLC Members will have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares of Class A common stock (including any shares of Class A common stock issuable upon exchange or redemption of the LLC Units or issuable upon conversion of the Convertible Preferred Stock) or to include their shares in registration statements that we may file for us or other stockholders.

Sales, short sales or hedging transactions involving our equity securities, whether before or after this offering and whether or not we believe them to be prohibited, could adversely affect the market price of our Class A common stock.

If you purchase shares of our Class A common stock in this offering, then you will incur immediate and substantial dilution.

The initial public offering price is substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. In addition, the shares of Convertible Preferred Stock will automatically convert at the closing of this offering into shares of Class A common stock at a discount to the initial public offering price. Therefore, if you purchase our Class A common stock in this offering at the initial public offering price of $ per share, you will experience an immediate dilution of $ per share, representing the difference between the price per share you pay for our Class A common stock and our pro forma as adjusted net tangible book value per share as of , 2025 of $ , after giving effect to the issuance by us of shares of our Class A common stock in this offering. and the conversion of the 25,000,000 shares of Convertible Preferred Stock into shares of Class A common stock assuming an initial public offering price of $ per share (the midpoint of the estimated price range set forth on the cover page of this prospectus). In addition, you may also experience additional dilution if options, restricted stock units or other rights to purchase our Class A common stock that are outstanding or that we may issue in the future are exercised, vest or are converted or we issue additional shares of our Class A common stock at prices lower than our net tangible book value at such time.

We may be required to make a significant payment to holders of our Convertible Preferred Stock under a make-whole provision, which could adversely affect our financial condition and results of operations.

In connection with the Private Placement, we granted the holders of Convertible Preferred Stock the right to receive a “make-whole” payment following the consummation of this offering under certain conditions. Whether we are obligated to pay the make-whole and the size of any such make-whole payment are primarily dependent on the trading price of the shares of our Class A common stock during the Make-Whole Reference Period, which is expected to be the 40 trading days beginning approximately seven months after the closing of this offering, as compared to the initial public offering price of the shares of the Class A common stock sold in this offering. If the volume-weighted average trading price of the shares of our Class A common stock during the Make-Whole Reference Period is less than the initial public offering price of the shares of the Class A common stock sold in this offering, then holders of Convertible Preferred Stock will likely be entitled to a make-whole payment in cash, and such payment may be significant. See “Certain Relationships and Related Person Transactions—Investors’ Rights Agreement.”

If we are required to make a make-whole payment, it could have a material adverse effect on our liquidity, cash flows and overall financial position. Any such payment could limit the funds available for our operations, growth initiatives and other corporate purposes, and could require us to obtain additional financing on unfavorable terms or at times when financing may not be available. The existence of this obligation could also adversely affect investor perception of our financial flexibility and adversely affect the market price of our Class A common stock.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, then the market price and trading volume of our Class A common stock could decline.

The market price and trading volume of our Class A common stock following the completion of this offering will be heavily influenced by the way securities and industry analysts interpret our financial information and other disclosures. We do not have control over these analysts. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, then our stock price would be negatively affected. If analysts do not publish research or reports about our business, downgrade our Class A common stock or publish negative reports, then our stock price would likely decline. If any of these analysts cease coverage of us or fail to publish reports on us regularly, then demand for our Class A common stock could decrease, which might cause our stock price to decline and decrease the trading volume of our Class A common stock.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an emerging growth company until the earliest of:

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the end of the fiscal year during which we have total annual gross revenue of $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time) or more;
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the end of the fiscal year following the fifth anniversary of the completion of this offering;
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the date on which we have, during the previous three-year period, issued more than $1.0 billion in non convertible debt; or
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the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

As a result of our “emerging growth company status,” we may take advantage of exemptions from various reporting requirements that would otherwise be applicable to public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Investors may find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, then there may be a less active trading market for our Class A common stock and the market price of our Class A common stock may be adversely affected and more volatile.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the New York Stock Exchange and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

Following the completion of this offering, we will be a “controlled company” as defined under the corporate governance rules of the NYSE, and as a result, will qualify for, and rely on, exemptions from certain corporate governance requirements of the NYSE.

Upon completion of this offering, DCG will continue to own % of the total voting power of our outstanding shares of common stock eligible to vote in the election of our directors (or % if the underwriters exercise in full their option to purchase additional shares of our Class A common stock from us to cover over-allotments). As a result, we will be a “controlled company” as defined under the corporate governance rules of the NYSE, and therefore, will qualify for exemptions from certain corporate governance requirements of the NYSE, including:

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the requirement that our board of directors be composed of a majority of independent directors;
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the requirement that the Nominating and Governance Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or, if no such committee exists, that our director nominees be selected or recommended by independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate;

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the requirement that the Compensation Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
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the requirement for an annual performance evaluation of the Nominating and Governance Committee and the Compensation Committee.

We intend to take advantage of certain of these exemptions following the completion of this offering, including the exemption from the requirement to have a majority of independent directors and the exemption from the requirement that each of our Nominating and Governance Committee and Compensation Committee be composed entirely of independent directors, and may take advantage of other exemptions the from time to time in the future. As a result, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. Investors may find our Class A common stock less attractive because we rely on these exemptions. If some investors find our Class A common stock less attractive as a result, then there may be a less active trading market for our Class A common stock and the market price of our Class A common stock may be adversely affected and more volatile. See “Management—Controlled Company Exemption.”

Following the completion of this offering, DCG will continue to control the direction of our business, and the concentrated ownership of our common stock may prevent you and other stockholders from influencing significant decisions.

Upon completion of this offering, DCG will continue to own % of the total voting power of our outstanding shares of common stock (or % if the underwriters exercise in full their option to purchase additional shares of our Class A common stock from us to cover over-allotments). Investors in this offering generally will not be able to affect the outcome of any matter submitted to our stockholders for approval as long as DCG or its successor-in-interest beneficially owns a majority of the total voting power of our outstanding shares of common stock. As long as DCG or its successor-in-interest beneficially owns a majority of the total voting power of our outstanding shares of common stock, it will generally be able to control, whether directly or indirectly through its ability to remove and elect directors, and subject to applicable law, all matters affecting us without the approval of other stockholders, including:

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determinations with respect to our business direction and policies, including the election and removal of directors and the appointment and removal of officers;
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determinations with respect to corporate transactions, such as mergers, business combinations or dispositions of assets;
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our financing and dividend policies;
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our compensation and benefit programs and other human resources policy decisions;
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termination of, changes to or determinations under our agreements with DCG;
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determinations with respect to tax matters; and
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changes to any other agreements that may adversely affect us.

If DCG does not dispose of its remaining equity interest or purchases shares of our common stock in the open market following the completion of this offering, then it could remain our controlling stockholder for an extended period of time or indefinitely. Even if DCG were to beneficially own less than a majority of the total voting power of our outstanding shares of common stock, it may be able to influence the outcome of corporate actions requiring stockholder approval for as long as it owns a significant portion of our common stock.

DCG’s interests may not be the same as, or may conflict with, the interests of our other stockholders. Actions that DCG takes with respect to us, as a controlling or significant stockholder, may not be favorable to us or our other stockholders.

Our management team has limited experience managing a public company.

Our management team has limited experience managing a public company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies, and may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our management and could divert their attention from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

We will be required to indemnify our directors and certain officers or other agents against a wide range of potential liabilities, and these indemnification obligations could be material.

Our organizational documents will provide for customarily broad rights of indemnification for directors and certain officers or other agents, as well as the possibility of advancement of expenses to such indemnified persons. In addition, we have entered into indemnification agreements with our directors and officers. While rights of indemnification are typically viewed as a key protection and inducement for indemnified persons to serve in senior roles in which they may be exposed to liability, indemnification payments and advancement of expenses may be material and may have an adverse effect on us.

Furthermore, indemnified persons may be subject to derivative or other similar claims brought by us or our stockholders, which claims would generally be expected to be covered by rights of indemnification and, potentially, advancement of expenses. In certain circumstances, subject to applicable laws in the relevant jurisdictions, indemnified persons may be entitled to indemnification even if their liabilities arose from their own negligence or unlawful conduct. We have incurred, and are expected to continue to incur, significant expense to procure directors’ and officers’ liability insurance that both supports our potential indemnification obligations, and in some cases, provides indemnified persons with additional protection beyond the scope of these obligations. If we are unable to maintain adequate insurance, then there could be adverse consequences.

Failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our Class A common stock.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, SEC rules and regulations and the listing rules of the NYSE, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices, and required filing of annual, quarterly, and current reports with respect to our business and results of operations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we maintain internal control over financial reporting that meets applicable standards. We are developing and refining our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs, new internal processes and procedures and significant management oversight. We may err in the design or operation of our controls, and all internal control systems, no matter how well designed and operated, can provide only reasonable assurance that the objectives of the control system are met. Because there are inherent limitations in all control systems, there can be no assurance that all control issues have been or will be detected. If we are unable, or are perceived as unable, to produce reliable financial reports due to internal control deficiencies, investors could lose confidence in our reported financial information and operating results, which could result in a negative market reaction and a decrease in our stock price.

Following our initial public offering, we will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. Such report will not be required until our second annual report filed on Form 10-K. We will need to disclose any material weaknesses identified by our management in our internal control over financial reporting. As an “emerging growth company,” we will avail ourselves of the exemption from the requirement that our independent registered public accounting firm attests to the effectiveness of our internal control over financial reporting under Section 404. However, we may no longer avail ourselves of this exemption when we cease to be an “emerging growth company.” When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404 will correspondingly increase. Our compliance with applicable provisions of Section 404 may require that we incur substantial accounting expense and expend significant management time on compliance-related issues as we implement additional corporate governance practices and comply with reporting requirements. Moreover, if we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

In connection with the audit of our consolidated financial statements for the fiscal year ended December 31, 2023, we identified a material weakness in our internal controls related to the lack of systemically enforced review of journal entries by the general ledger system. In connection with this prior material weakness, we implemented remediation measures by replacing the prior general ledger system with a new general ledger system that has enhanced systemically enforced review control capabilities as well as by hiring additional personnel with experience in the ongoing identification, design and implementation of internal control over financial reporting. This prior material weakness was determined to be fully remediated as of December 31, 2024, and there were no material weaknesses identified in connection with the audit of our consolidated financial statements for the fiscal year ended December 31, 2024.

If we identify new material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we may be late with the filing of our periodic reports, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could be negatively affected. As a result of such failures, we could also become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders and/or unable to remain listed on the NYSE, which could harm our reputation and financial condition or divert financial and management resources from our core business, and would have a material adverse effect on our business, financial condition and results of operations.

Our certificate of incorporation will provide for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, and that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

Our certificate of incorporation and bylaws will provide that:

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Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a claim for, or based on, a breach of a fiduciary duty owed by any of our current or former directors, officers, other employees, agents or stockholders to us or our stockholders including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty; any action asserting a claim against us or any of our current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or any action asserting a claim related to or involving us that is governed by the internal affairs doctrine.
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Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder, although there is uncertainty as to whether a court would enforce this provision.
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Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to these provisions.
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Failure to enforce the foregoing provisions would cause us irreparable harm, and we will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

Nothing in our certificate of incorporation or bylaws will preclude stockholders that assert claims solely under the Exchange Act from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our current or former directors, officers, other employees, agents or stockholders, which may discourage such claims against us or any of our current or former directors, officers, other employees, agents or stockholders and result in increased costs for investors to bring such a claim. We believe these provisions may benefit us by providing increased consistency in the application of the DGCL and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. If a court were to find the choice of forum provision contained in our certificate of incorporation or our bylaws to be inapplicable or unenforceable in an action, then we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition and results of operations.

Our certificate of incorporation includes a provision that suspends the voting rights of a stockholder that is “bad actor” (as defined in Rule 506(d) under the Securities Act) to the extent required to limit such stockholder's voting rights to be no more than 19.9% of the total voting power of our common stock.

Our certificate of incorporation has a provision that restricts voting of shares of our common stock by any stockholder that is “bad actor” (as defined in Rule 506(d) under the Securities Act) to the extent required to limit such stockholder's voting rights to be no more than 19.9% of the total voting power of our common stock. This may make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and otherwise discourage stockholders and potential transferees or other investors from acquiring large positions in our capital stock, any of which could have the effect of negatively impacting the market price and transferability of our Class A common stock provision.

If and when we enable tokenized Class A common stock, this feature may not be accepted by the market, and because of regulatory uncertainty we may never be in a position to enable onchain trading of tokenized shares, either of which could in turn have an adverse impact on the broader market for our Class A common stock.

We intend to explore permitting the issuance, transfer, and recordkeeping of our Class A common stock in tokenized form on a blockchain to be selected by Grayscale, as the market for tokenized equities develops. See “Description of Capital Stock—Tokenized Class A Common Stock.” There is little precedent for the issuance or trading of tokenized equity securities, and it is therefore difficult to foresee all of the complications that such activity may entail, which could be significant. For example, if the network on which such tokenized Class A common stock trades experiences downtime, congestion, forks, or other technical issues, holders of tokenized Class A common shares may be unable to transfer or validate ownership of their shares. Such events could impair confidence in our securities and adversely affect their value and liquidity. See “—Risk Factors Related to Digital Assets—Digital asset networks, digital assets and the digital asset trading platforms on which these assets are traded are dependent on internet and other blockchain infrastructure and susceptible to system failures, security risks and rapid technological change” and “—Risk Factors Related to Digital Assets—A fork or airdrop could materially adversely affect our results of operations.”

The market for tokenized securities is nascent, and there can be no assurance that a liquid or orderly market for tokenized securities will develop or be sustained. Blockchain-based mechanisms, including decentralized exchanges, may have significantly less liquidity, volume, transparency, or regulatory oversight compared to national securities exchanges, such as Nasdaq. This could fragment liquidity across platforms, impair price discovery, widen bid-ask spreads, and lead to prolonged price discrepancies between tokenized and traditional forms of the same security—especially where arbitrage is limited by operational or regulatory constraints.

The application of U.S. federal securities laws, state corporate law, and other regulatory regimes to trading in tokenized equity is unsettled. This is expected to limit the willingness of traditional brokers, dealers and other intermediaries to facilitate liquidity in the market for tokenized equities, including tokenized Class A common stock, and we cannot be sure when or if the regulatory clarity needed for such liquidity will be achieved. Regulators such as the SEC, FINRA, the CFTC, and state authorities may adopt new rules or guidance that impose burdensome requirements or restrictions on issuers, transfer agents and other market intermediaries or on the use of blockchain technology systems, including automated market-makers (“AMMs”) and other permissionless decentralized exchange mechanisms (“DEXs”), that could make on-chain trading of tokenized equities impractical. Any such developments could also increase our compliance costs, restrict our ability to issue or maintain tokenized shares, make it unlikely that we would enable on-chain trading, or require us to unwind tokenization altogether. In this connection, future regulatory action could cause us to suspend or reverse tokenization, including forcibly converting tokenized shares back into traditional format, which could disrupt investors’ trading strategies.

As a result, investors may be unwilling to purchase or hold tokenized shares, which could limit market acceptance, reduce liquidity, and adversely affect the trading price of our tokenized Class A common stock. This could in turn adversely impact liquidity in, and therefore pricing in, the broader trading market for our Class A common stock, and expose holders to wider spreads and greater volatility. Adverse signaling from the market for tokenized Class A common stock could also adversely affect pricing in the broader trading market for our Class A common stock.

Vulnerabilities inherent in investors’ digital wallets and cybersecurity risks could result in theft or loss of tokenized shares, which could result in uninsured investor losses.

If and when we enable tokenization, shareholders who wish to hold tokenized Class A common stock will be required to hold such tokenized shares in their own digital wallets, an arrangement referred to as self-custody. This means that holders of tokenized shares will be required to safeguard private keys to access and transfer their securities. The set-up and maintenance of a digital wallet, including safeguarding the private keys for the digital wallet, is the sole responsibility of the shareholder, and neither Grayscale, the Digital Transfer Agent (as defined under “Description of Capital Stock—Tokenized Class A Common Stock”), nor any other party will have any responsibility therefor. For example, if a holder loses the seed phrase for their wallet or downloads malicious wallet software, the resulting loss of access could be permanent. Self-custodied tokenized Class A common stock would not benefit from regulatory protections and conveniences specifically afforded to holders whose securities are held on their behalf through regulated financial intermediaries, including obligations imposed on such intermediaries for the safe custody of customer assets, insurance or protection schemes, recordkeeping and tax reporting, and corporate action servicing.

If a holder’s private keys are lost, stolen, or otherwise compromised, the holder may lose access to their tokenized shares permanently. Grayscale and its transfer agents may not be able to restore access, and affected holders may therefore be unable to sell their tokenized shares or exercise their rights as shareholders. See “—Risk Factors Related to Digital Assets—Private keys are often required to access or transfer digital assets held in custody and the loss or misappropriation of such private keys may cause complete loss of the ability to retrieve or transfer such digital assets. If our Custodians are unable to access the private keys and any backups thereto, or it experiences a cybersecurity breach, hack or other data loss that would restrict its ability to access any digital asset held in custody, then we could become subject to reputational harm, legal claims, regulatory scrutiny and other losses.” In addition, although we do not intend, at least initially, to enable AMM or DEX trading of tokenized shares, if we enable such functionality in the future, such trading will rely on smart contracts and cryptographic protocols. Undiscovered flaws, programming errors, or malicious attacks involving such contracts and protocols could also result in the theft, loss, or erroneous transfer of tokenized shares. Any of these developments could lead to investor losses that are not covered by Securities Investor Protection Corporation (“SIPC”) protection, which is only available for securities custodied with an SEC-registered broker. Should this occur, it could result in reputational harm and regulatory scrutiny for Grayscale.

Due to the regulatory uncertainty concerning how brokers may interact with tokens, there may be no brokerage tracking your cost basis in tokenized Class A common stock.

The regulatory framework governing broker-dealer activity with respect to digital assets, including tokenized securities, remains uncertain. The SEC has not yet adopted rules or provided definitive guidance clarifying how registered broker-dealers may custody, trade, or otherwise interact with tokens, whether or not such tokens represent securities. As a result, if you hold shares of our Class A common stock in tokenized form, your ownership is not expected to be reflected in a traditional brokerage account, and no broker would be responsible for tracking your cost basis or maintaining customary account records.

This lack of brokerage involvement could make it more difficult for you to determine your taxable gain or loss upon the sale or other disposition of any tokenized shares, may complicate your ability to rely on customary account statements, and could expose you to additional administrative burdens and potential adverse tax consequences. In addition, the absence of clear regulatory requirements increases the risk that the SEC or another regulatory body could impose obligations on Grayscale, intermediaries, or investors that materially affect the liquidity, transferability, or tax treatment of tokenized Class A common stock.

Holders of tokenized Class A common stock may experience settlement delays when selling their shares.

Under Rule 15c6-1 under the Exchange Act, purchases or sales of securities effected through a broker-dealer are generally required to settle within one U.S. business day (T+1), unless the parties to any such transaction expressly agree otherwise. Because there is no established securities settlement infrastructure for tokenized securities in the United States, holders of our tokenized Class A common stock selling their securities through a broker-dealer may not be able to deliver those shares directly to settle regular-way secondary market trades (i.e., trades where the purchaser expects to receive traditional-format securities). Instead, before effecting delivery, selling holders will be required to convert their tokenized shares into traditional-format, non-tokenized Class A common stock. This conversion process involves multiple steps, reliance on third-party intermediaries, and may take additional time beyond the customary one business day (T+1) settlement cycle applicable to equity securities.

As a result, a holder of tokenized Class A common stock selling its shares in the traditional market may experience settlement delays when attempting to sell its shares, which could reduce your ability to trade efficiently, expose you to market risk during the conversion and settlement period, or cause you to incur additional costs. In addition, if you are unable to complete settlement in a timely manner, you could be subject to penalties or claims from your counterparty or intermediaries, and the liquidity and marketability of our tokenized Class A common stock could be materially and adversely affected.

Accordingly, a holder of tokenized Class A common stock who wishes to sell its shares in a transaction through a broker-dealer that will settle in traditional-format Class A common stock (i.e., any transaction other than a transaction between two holders who have each successfully onboarded with the Digital Transfer Agent and intend to trade in tokenized format) may be required, because of the length of time it may take to reformat such tokenized Class A common stock into traditional format (i.e., to de-tokenize), to specify an alternate settlement cycle at the time of any such sale to prevent a failed settlement, with such attendant risks as becoming subject to buy-ins, market loss liability or other penalties for having failed to deliver on time. Any such seller of tokenized Class A common stock should consult their own legal and financial advisors.

See “Description of Capital Stock—Tokenized Class A Common Stock.”

Tokenized Class A common stock, when available, may not be appropriate for all investors.

Because of the need to establish and maintain a digital wallet capable of holding tokens on the blockchain, the risks posed by and consequences of self-custody and the multistep process needed to sell tokenized Class A common stock in a regular-way transaction, in each case as discussed above, tokenized Class A common stock, when available, may not be appropriate for all investors when we introduce this feature. In particular, an investor who does not intend to be a long-term holder of Class A common stock and instead intends to be able to regularly trade their shares, or an investor who is not familiar with, or may be uncomfortable with, the operation of digital wallets on the blockchain, should hold its Class A common stock in traditional format, such as through a traditional brokerage account.

Special Note Regarding Forward-Looking Statements

We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.” You should specifically consider the numerous risks outlined under “Risk Factors.” These risks and uncertainties include, but are not limited to, factors related to:

•
declines in the market prices of digital assets;
•
our exposure to investor sentiment toward digital assets and, in particular, Bitcoin and Ethereum;
•
our exposure to a concentration of assets in the digital asset class;
•
our failure to compete effectively;
•
failure of our investment products to achieve their investment objective for the foreseeable future;
•
our failure to develop, maintain and enhance our brand and reputation;
•
lack of liquidity and market disruptions that disrupt trading or create volatility and undermine investor confidence in our products;
•
our inability to develop new investment products, and the introduction of new competing investment products;
•
the ineffectiveness of our risk mitigation strategies in mitigating new or existing operational risks;
•
actions we may take in managing our Principal Investments;
•
our limited operating history and the variability of our operating results;
•
our reliance on third-party providers, and our inability to maintain adequate relationships with third-party banking partners;
•
the development, public acceptance and adoption of digital assets, including Bitcoin and Ethereum;
•
extreme volatility in the prices of digital assets;
•
unsuccessful efforts to increase the volume, speed and accessibility of digital asset transactions;
•
loss of confidence by customers, counterparties and regulators in the digital asset industry;
•
incorrect execution of digital asset transactions, including errors by our employees in the transfer of digital assets;
•
uncertainties related to the tax treatment of digital assets;
•
regulatory changes or actions in the United States or foreign jurisdictions that lead to restrictions in the use of digital assets or operation of digital asset networks;
•
fraud, market manipulation, business or security failures or other problems in the operations of digital asset trading platforms that adversely affect the prices of digital assets;
•
the use of digital asset networks to facilitate illicit activities;
•
a determination that a digital asset is a security;
•
our failure to comply with the extensive government regulations that we are subject to;
•
our ability to obtain, maintain, protect, defend or enforce our intellectual property rights;
•
our failure to comply with obligations under license agreements, or an inability to license rights on reasonable terms;
•
cybersecurity incidents and other issues related to our information systems, technology and data, including interruptions to the operations and integrity of our systems;
•
our ability to comply with, and changes to, laws and regulations relating to data privacy and security;

•
our dependence on distributions from Grayscale Operating, LLC to fund dividend payments, if any, and our taxes and expenses, including payments under the Tax Receivable Agreement;
•
DCG’s control of us and our status as a controlled company;
•
our ability to realize any benefit from our organizational structure; and
•
the other risk factors described under “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. These statements are based on information available to us as of the date of this prospectus, which may be limited or incomplete. You should not place undue reliance on the forward-looking statements included in this prospectus. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

ORGANIZATIONAL STRUCTURE

The Pre-IPO Reorganization

On January 1, 2025, we consummated an internal corporate reorganization (the “Pre-IPO Reorganization”) involving the following steps:

•
Grayscale Investments, LLC merged into Grayscale Operating, LLC, with Grayscale Operating, LLC surviving the merger as a wholly owned subsidiary of DCG Grayscale Holdco, LLC (“DCG Grayscale Holdco”), which in turn is wholly owned by DCG, our controlling shareholder; and
•
DCG Grayscale Holdco transferred limited liability units constituting 10% common ownership interest in Grayscale Operating, LLC to GSO Intermediate Holdings Corporation (“GSOIH”), a wholly owned subsidiary of DCG Grayscale Holdco, and GSOIH became the sole managing member of Grayscale Operating, LLC.

The Pre-IPO Reorganization was treated as a reorganization of companies under common control and has been accounted for as a change in reporting entity between entities under common control, as each entity was controlled by DCG. Accordingly, Grayscale Operating, LLC’s consolidated financial statements included in this prospectus as of and for the years ended December 31, 2024, and 2023 have been presented giving retroactive effect to the Pre-IPO Reorganization in accordance with Accounting Standards Codification (“ASC”) 250-10-45-21.

The Private Placement Reorganization

Grayscale Investments, Inc. (formerly known as GSO Intermediate Holdings I Corporation) was formed as a Delaware corporation on May 2, 2025. On October 22, 2025, we completed the Private Placement of our Convertible Preferred Stock, as described above under “Prospectus Summary—Recent Developments—Private Placement of Convertible Preferred Stock.” Pursuant to a securities purchase agreement, we issued and sold 25,000,000 shares of the Convertible Preferred Stock in the Private Placement for an aggregate purchase price of $250 million.

In connection with the Private Placement, we entered into the following series of transactions to implement an internal corporate reorganization, which we collectively refer to as the “Private Placement Reorganization”:

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GSO Intermediate Holdings I Corporation was renamed to Grayscale Investments, Inc.;
•
Grayscale Investments, Inc.’s certificate of incorporation was amended to authorize the issuance of (i) two classes of common stock: Class A common stock and Class B common stock, which we refer to collectively as our “common stock” and (ii) the Convertible Preferred Stock. Each share of Class A common stock is entitled to one vote per share on all matters submitted to a vote of our stockholders and is entitled to economic rights. Each share of Class B common stock is entitled to a maximum of ten votes per share on all matters submitted to a vote of our stockholders, but is subject to a ratable cutback of votes to the extent necessary to ensure that the outstanding shares of Class B common stock, in the aggregate, are entitled to no more than 70% of the total number of votes to which the shares of our Class A common stock and Class B common stock are entitled. The shares of Class B common stock are not entitled to any economic rights;
•
The LLC Agreement of Grayscale Operating, LLC was amended and restated to, among other things, (i) appoint Grayscale Investments, Inc. as the sole managing member of Grayscale Operating, LLC and (ii) establish the designations, preferences and rights of preferred units (the “Preferred Units”) of Grayscale Operating, LLC. The economic interests attributable to the Preferred Units are substantially identical to the economic rights of the Convertible Preferred Stock;
•
Grayscale Investments, Inc. used the proceeds from the sale of the 25,000,000 shares of Convertible Preferred Stock in the Private Placement to purchase from Grayscale Operating, LLC 25,000,000 Preferred Units at a price per unit equal to $10, the same price per share at which the Convertible Preferred Stock were sold in the Private Placement;
•
GSOIH contributed 3,006,000 LLC Units, representing a 3.34% ownership interest in the LLC Units, to Grayscale Investments, Inc. in exchange for an equal number of shares of Class A common stock;
•
Grayscale Investments, Inc. issued and sold 86,994,000 shares of the Class B common stock to GSOIH at a price per share of $0.0001, corresponding to the 86,994,000 LLC Units held collectively by GSOIH and DCG Grayscale Holdco;
•
GSOIH distributed to DCG Grayscale Holdco 81,000,000 shares of the Class B common stock corresponding to the 81,000,000 LLC Units, representing a 90% ownership interest in the LLC Units, held by DCG Grayscale Holdco;
•
The GSOIH Omnibus Incentive Plan was assumed by Grayscale Investments, Inc., and outstanding equity awards with respect to shares of GSOIH Class A common stock outstanding under the GSOIH Omnibus Incentive Plan were converted, on a one-for-one basis, into awards with respect to shares of Class A common stock of Grayscale Investments, Inc.;
•
Grayscale Investments, Inc. entered into a Tax Receivable Agreement that obligates us to make payments to the Pre-IPO LLC Members and any future party to the Tax Receivable Agreement generally equal to 85% of the applicable cash savings that we actually realize as a result of certain tax basis adjustments resulting from the purchase of LLC Units from the Pre-IPO LLC Members in connection with or after this offering, future taxable redemptions or exchanges of LLC Units by the holders of LLC Units and from payments made under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these tax savings;
•
Grayscale Investments, Inc. and the holders of the Convertible Preferred Stock entered into the Investors’ Rights Agreement. See “Certain Relationships and Related Person Transactions—Investors’ Rights Agreement” for more information; and
•
As sole managing member of Grayscale Operating, LLC, Grayscale Investments, Inc. has sole authority to (a) determine the amount and timing of distributions (other than tax distributions) from Grayscale Operating, LLC and (b) offer LLC Units to future members. Because we manage and operate the business and control the strategic decisions and day-to-day operations of Grayscale Operating, LLC and also have a financial interest in Grayscale Operating, LLC, we consolidate the financial results of Grayscale Operating, LLC, and a portion of our net income is allocated to non-controlling interest to reflect the entitlement of the Pre-IPO LLC Members to a portion of Grayscale Operating, LLC’s net income. In addition, because Grayscale Operating, LLC is under the common control of DCG before and after the Private Placement Reorganization, we have accounted for the Private Placement Reorganization as a reorganization of entities under common control and have initially measured the interests of the Pre-IPO LLC Members in the assets and liabilities of Grayscale Operating, LLC at their carrying amounts as of the date of the completion of the Private Placement Reorganization.

The diagram below depicts our organizational structure immediately following the Private Placement Reorganization. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure.

Structure Prior to the IPO Reorganization

Grayscale Investments, Inc. will be the issuer of the Class A common stock offered hereby. We currently conduct our business through Grayscale Operating, LLC and its subsidiaries. All of Grayscale Operating, LLC’s outstanding equity interests are currently owned by the following persons and entities (other than those equity interests owned by us), which we refer to collectively as the “Pre-IPO LLC Members” and which are both controlled by DCG:

•
DCG Grayscale Holdco; and
•
GSOIH.

The IPO Reorganization

In connection with this offering, we intend to enter into the following series of transactions to implement an internal reorganization, which we collectively refer to as the “IPO Reorganization”:

•
Grayscale Investments, Inc.’s certificate of incorporation will be further amended to increase the aggregate authorized share capital to shares and to make certain other changes. See “Description of Capital Stock”;
•
The LLC Agreement of Grayscale Operating, LLC will be further amended and restated (the “Amended LLC Agreement”) prior to this offering. Under the Amended LLC Agreement, all current and future holders of LLC Units, including the Pre-IPO LLC Members, will have the right, from and after the completion of this offering, to require Grayscale Operating, LLC to redeem all or a portion of their LLC Units for, at our election, newly issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume-weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, reverse splits, stock dividends and other similar events affecting the Class A common stock) in accordance with the terms of the Amended LLC Agreement (the “Redemption Right”). Additionally, in the event of a redemption request by a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. A corresponding number of shares of Class B common stock will be canceled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the Amended LLC Agreement. See “Certain Relationships and Related Person Transactions—Amended LLC Agreement.” Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock;
•
Grayscale Investments, Inc. and the Pre-IPO LLC Members will enter into the Stockholders Agreement, which will, among other things, (i) provide that, for so long as the Pre-IPO LLC Members beneficially hold shares of common stock representing at least % of the combined voting power of our common stock, approval by the Pre-IPO LLC Members will be required for certain corporate actions and (ii) grant the Pre-IPO LLC Members certain director nomination rights. See “Certain Relationships and Related Person Transactions—Stockholders Agreement”;
•
Grayscale Investments, Inc. will issue shares of Class A common stock to the public pursuant to this offering;
•
Grayscale Investments, Inc. will use all of its net proceeds from this offering (including net proceeds received if the underwriters exercise their option to purchase additional shares of Class A common stock in full) to acquire LLC units from the Pre-IPO LLC Members (or LLC Units, if the underwriters exercise their option to purchase additional shares of Class A common stock in full), at a purchase price per LLC Unit equal to the initial public offering price of Class A common stock after underwriting discounts and commissions, and an equal number of shares of Class B common stock will be forfeited by the Pre-IPO LLC Members to Grayscale Investments, Inc. and canceled immediately thereafter; and
•
Upon the consummation of this offering, the 25,000,000 shares of the Convertible Preferred Stock will automatically convert into shares of our Class A common stock (assuming an initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus), and the 25,000,000 Preferred Units of Grayscale Operating, LLC owned by Grayscale Investments, Inc. will automatically convert into LLC Units at the same conversion rate that the Convertible Preferred Stock converts into Class A common stock.

Effect of the Private Placement Reorganization, the IPO Reorganization and this Offering

The Private Placement Reorganization and the IPO Reorganization are intended to create a holding company that will facilitate public ownership of, and investment in, Grayscale Operating, LLC and is structured in a tax-efficient manner for the Pre-IPO LLC Members. The Pre-IPO LLC Members desire that their investment in Grayscale Operating, LLC maintains its existing tax treatment as a partnership for U.S. federal income tax purposes and, therefore, will continue to hold their ownership interests in Grayscale Operating, LLC until such time in the future as they may elect to cause us to redeem or exchange their LLC Units for a corresponding number of shares of our Class A common stock.

We estimate that the offering expenses (other than the underwriting discounts and commissions) will be approximately $ million. See “Use of Proceeds.”

The diagram below depicts our organizational structure immediately following the IPO Reorganization, this offering and the application of the net proceeds from this offering, assuming an initial public offering price of $ per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and no exercise of the underwriters’ option to purchase additional shares. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure.

Holding Company Structure and the Tax Receivable Agreement

We are a holding company, and immediately after the consummation of the Private Placement our principal asset is, and after the IPO Reorganization and this offering will be, our ownership interests in Grayscale Operating, LLC. The number of LLC Units that we will own directly in the aggregate at any time will equal the aggregate number of outstanding shares of our Class A common stock. The economic interest represented by each LLC Unit that we own directly will correspond to one share of our Class A common stock, and the total number of LLC Units owned directly by us and the holders of our Class B common stock at any given time will equal the sum of the outstanding shares of all classes of our common stock.

We do not intend to list our Class B common stock on any stock exchange.

Acquisitions by Grayscale Investments, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering and future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash are expected to produce tax basis adjustments to the assets of Grayscale Operating, LLC that will be allocated to us and thus produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions.

We have entered into the Tax Receivable Agreement with the Pre-IPO LLC Members that will provide for the payment by us to the Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in Grayscale Operating, LLC’s assets resulting from (a) acquisitions by Grayscale Investments, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering, (b) the acquisition of LLC Units from the Pre-IPO LLC Members using the net proceeds from any future offering, (c) future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash or (d) payments under the Tax Receivable Agreement and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement. Payments under the Tax Receivable Agreement will be based on the tax reporting positions we determine, and the IRS or another tax authority may challenge all or part of the deductions, tax basis increases or other tax attributes subject to the Tax Receivable Agreement, and a court could sustain such challenge. Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the Tax Receivable Agreement, the Pre-IPO LLC Members will not reimburse us for any payments previously made if such basis increases or other benefits are subsequently disallowed, except that excess payments made to the Pre-IPO LLC Members will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after our determination of such excess. Also, the actual state or local tax savings we may realize may be different than the amount of such tax savings we are deemed to realize under the Tax Receivable Agreement, which will be based on an assumed combined state and local tax rate applied to our reduction in taxable income as determined for U.S. federal income tax purposes as a result of the tax attributes subject to the Tax Receivable Agreement. As a result, in such circumstances we could make future payments to the Pre-IPO LLC Members under the Tax Receivable Agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

Our obligations under the Tax Receivable Agreement will also apply with respect to any person that becomes a party to the Tax Receivable Agreement in the future.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $ million, or approximately $ million if the underwriters exercise their option to purchase additional shares in full, assuming an initial public offering price of $ per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses.

Each $1.00 increase or decrease in the assumed initial public offering price of $ per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $ million, assuming that the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We will use all of the net proceeds from this offering (including net proceeds received if the underwriters exercise their option to purchase additional shares of Class A common stock) to acquire LLC Units from the Pre-IPO LLC Members at a purchase price per LLC Unit equal to the initial public offering price of Class A common stock after underwriting discounts and commissions.

Grayscale Operating, LLC will not receive any proceeds from the purchase of LLC Units from the Pre-IPO LLC Members by us.

Dividend Policy

Any determination to pay dividends on our Class A common stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors considers relevant. Moreover, our ability to pay dividends, if and when our board of directors determines to do so, may be restricted by regulatory limits under applicable laws.

Grayscale Investments, Inc. will be a holding company and will have no material assets other than its ownership of LLC Units in Grayscale Operating, LLC, and as a consequence, our ability to declare and pay dividends to the holders of our Class A common stock will be subject to the ability of Grayscale Operating, LLC to provide distributions to us. If Grayscale Operating, LLC makes such distributions, the holders of LLC Units will be entitled to receive equivalent distributions from Grayscale Operating, LLC. However, because we must pay taxes, make payments under the Tax Receivable Agreement and pay our expenses, amounts ultimately distributed as dividends to holders of our Class A common stock are expected to be less than the amounts distributed by Grayscale Operating, LLC to the Pre-IPO LLC Members on a per share basis. See “Certain Relationships and Related Person transactions—Tax Receivable Agreement.”

Assuming Grayscale Operating, LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to our Class A common stockholders out of the portion, if any, of such distributions remaining after our payment of taxes, Tax Receivable Agreement payments and expenses (any such portion, an “excess distribution”) will be made by our board of directors. Because our board of directors may determine to pay or not pay dividends to our Class A common stockholders, our Class A common stockholders may not necessarily receive dividend distributions relating to excess distributions, even if Grayscale Operating, LLC makes such distributions to us.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2025:

•
on an actual basis for Grayscale Operating, LLC;
•
on a pro forma basis for Grayscale Investments, Inc., giving effect to the Private Placement and the Private Placement Reorganization; and
•
on a pro forma as adjusted basis for Grayscale Investments, Inc., giving further effect to the IPO Reorganization, which includes the conversion of Convertible Preferred Stock into shares of Class A common stock (assuming an initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus), and other matters described under “Unaudited Pro Forma Condensed Consolidated Financial Information” as prepared in conformity with Article 11 of Regulation S-X, which includes application of the proceeds from this offering as described in “Use of Proceeds” based upon an assumed initial public offering price of $ per share (the midpoint of the range set forth on the cover page of this prospectus).

The information set forth in the table below is illustrative only and our capitalization following this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. This table should be read in conjunction with the other information contained in this prospectus, including “Organizational Structure,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and the consolidated financial statements of Grayscale Operating, LLC and subsidiaries and related notes thereto included elsewhere in this prospectus.

	September 30, 2025
(in thousands, except share information)	Actual Grayscale Operating, LLC	Pro Forma Grayscale Investments, Inc.	Pro Forma, as adjusted Grayscale Investments, Inc. (1)
Cash and cash equivalents(2)	$99,959	$98,808	$—
Digital assets and investments in digital asset trusts and funds(3)	—	252,450	—
Member’s equity/Stockholders’ equity:
Series A convertible preferred stock (temporary equity)(4)	—	229,707	—
Member’s equity	101,175	—	—
Class A common stock, $0.0001 par value per share, no shares authorized, no shares outstanding, actual; 3,006,000 shares issued and outstanding, pro forma; and shares issued and outstanding, pro forma as adjusted	—	—
Class B common stock, $0.0001 par value per share, no shares authorized, no shares outstanding, actual; 86,994,000 shares issued and outstanding, pro forma; and shares issued and outstanding, pro forma as adjusted	—	9
Additional paid in capital	—	5,046
Retained earnings	—	—
Noncontrolling interest(5)	—	96,683
Total member’s/stockholders’ equity	101,175	331,445
Total capitalization	$101,175	$331,445	$—

(1)
A $1.00 increase or decrease in the assumed initial public offering price of $ per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase or decrease total stockholder’s equity and total capitalization on a pro forma basis by approximately $ million, assuming the number of shares of Class A common stock offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each 1,000,000 increase or decrease in the number of shares of Class A common stock offered in this offering would increase or decrease total stockholder’s equity and total capitalization on a pro forma basis by approximately $ million, based on an assumed initial public offering price of $ per share, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(2)
We will use all of the net proceeds from this offering (including net proceeds received if the underwriters exercise their option to purchase additional shares of Class A common stock) to acquire LLC Units from the Pre-IPO LLC Members at a purchase price per LLC Unit equal to the initial public offering price of Class A common stock after underwriting discounts and commissions. Grayscale Operating, LLC will not receive any proceeds from the purchase of LLC Units from the Pre-IPO LLC Members by us.
(3)
Assumes 65% of the net proceeds from the Private Placement will be used to invest in digital assets directly and 35% will be used to invest in our digital asset trusts and funds as part of our Principal Investments. See note 2A of the “Unaudited Pro Forma Condensed Consolidated Financial Information and Other Data” included elsewhere in this prospectus for more information.
(4)
Represents the Series A Convertible Preferred Stock issued pursuant to the Private Placement which will automatically convert into shares of Class A common stock upon completion of this offering.
(5)
On a pro forma basis, includes the Grayscale Operating, LLC interests not owned by us, which represents approximately % of Grayscale Operating, LLC’s LLC Units after completion of this offering. Certain Pre-IPO LLC Members will hold the non-controlling economic interests in Grayscale Operating, LLC. Grayscale Investments, Inc. will hold approximately % of the economic interest in Grayscale Operating, LLC after the completion of this offering.

Unaudited Pro Forma Condensed Consolidated Financial Information

The unaudited pro forma condensed consolidated statement of financial condition as of September 30, 2025, and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2025, and the fiscal year ended December 31, 2024, present our consolidated financial position and results of operations after giving effect to the following pro forma transactions (the “Pro Forma Transactions”):

•
the Private Placement, as described and defined under “Prospectus Summary—Recent Developments—Private Placement of Convertible Preferred Stock”;
•
the Private Placement Reorganization, as described and defined under “Organizational Structure—Private Placement Reorganization”; and
•
the IPO Reorganization, as described and defined under “Organizational Structure—IPO Reorganization,” including the conversion of all outstanding Convertible Preferred Stock into shares of our Class A common stock, assuming an initial public offering price of $ per share (the midpoint of the price range listed on the cover page of this prospectus), the sale of shares of our Class A common stock pursuant to this offering and the application of the proceeds from this offering as described in “Use of Proceeds,” assuming an initial public offering price of $ per share (the midpoint of the price range listed on the cover page of this prospectus), after deducting underwriting discounts and commissions but before deducting estimated offering expenses.

The following unaudited pro forma condensed consolidated financial information has been derived from, and should be read in conjunction with, Grayscale Investments, Inc.’s (formerly known as GSO Intermediate Holdings I Corporation) and Grayscale Operating, LLC’s audited consolidated financial statements and unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of financial condition as of September 30, 2025, gives effect to the Pro Forma Transactions as if the Pro Forma Transactions occurred on September 30, 2025. The unaudited pro forma condensed consolidated statements of operations for nine months ended September 30, 2025, and fiscal year ended December 31, 2024 give effect to the Pro Forma Transactions as if the Pro Forma Transactions occurred on January 1, 2024.

The presentation of the unaudited pro forma condensed consolidated financial information is prepared in conformity with Article 11 of Regulation S-X using the assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial information.

For purposes of the unaudited pro forma condensed consolidated financial information, we have assumed that we will issue shares of Class A common stock at a price per share of $ (which is the midpoint of the estimated public offering price range set forth on the cover of this prospectus), and, as a result, immediately following the completion of this offering, the ownership percentage represented by LLC Units not held by us will be %, and the net income attributable to LLC Units not held by us will accordingly represent % of our net income. Except as otherwise indicated, the unaudited pro forma condensed consolidated financial information presented assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

As a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. We have not included any pro forma adjustments relating to these expenses.

The unaudited pro forma condensed consolidated financial information is included for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Pro Forma Transactions had been completed as of the dates set forth above, nor is it indicative of the future consolidated results of operations or financial position of the Company. Further, we based the pro forma adjustments on available information and on assumptions that we believe are reasonable under the circumstances to reflect, on a pro forma basis, the impact of the Pro Forma Transactions on the historical financial information of Grayscale Investments, Inc. and Grayscale Operating, LLC. As the unaudited pro forma condensed consolidated financial information has been prepared based on these assumptions, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed consolidated financial information does not reflect any anticipated synergies, operating efficiencies, tax savings, or cost savings.

The unaudited pro forma condensed consolidated financial information should be read together with “Organizational Structure,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Person Transactions,” the audited consolidated financial statements of Grayscale Investments, Inc. and Grayscale Operating, LLC and related notes thereto, and the respective unaudited interim consolidated financial statements and related notes thereto included elsewhere in this prospectus.

GRAYSCALE INVESTMENTS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

AS OF SEPTEMBER 30, 2025

(in thousands)

	Grayscale Investments, Inc. (Historical)	Grayscale Operating, LLC (Historical)	Private Placement Adjustments		As Adjusted Before Private Placement Reorganization and Offering and IPO Reorganization Adjustments	Private Placement Reorganization Adjustments		As Adjusted Before Offering and IPO Reorganization Adjustments	Offering and IPO Reorganization Adjustments		Grayscale Investments, Inc. (Pro Forma)
Assets:
Current assets:
Cash and cash equivalents	$—	$99,959	$239,900	A	$98,808	$—		$98,808		E
			(239,900)	A						F
			(1,151)	B						H
Prepaid expenses and other assets	—	6,680	—		6,680	—		6,680
Digital assets	—	11,555	155,935	A	167,490	—		167,490
Deferred offering costs	—	5,774	(686)	A	5,088	—		5,088		H
Due from affiliates	—	1,088	—		1,088	—		1,088
Total current assets	—	125,056	154,098		279,154	—		279,154
Investments in digital asset trusts and funds	—	995	83,965		84,960	—		84,960
Equity investments	—	1,682	—		1,682	—		1,682
Property and equipment, net	—	1,036	—		1,036	—		1,036
Deferred tax asset, net	—	—	—		—	1,714	D	1,714		J
Right-of-use asset, net	—	12,417	—		12,417	—		12,417
Total assets	$—	$141,186	$238,063		$379,249	$1,714		$380,963
Liabilities, temporary equity, and member’s/stockholders’ equity:
Liabilities:
Current liabilities:
Accounts payable and accrued expenses	$—	$26,722	$817	A	$27,539	$—		$27,539		I
Operating lease liability with affiliate, current portion	—	1,936	—		1,936	—		1,936
Total current liabilities	—	28,658	817		29,475	—		29,475
Operating lease liability with affiliate, net of current portion	—	11,353	—		11,353	—		11,353
Derivative liability	—	—	8,690	A	8,690	—		8,690
TRA liability	—	—	—		—	—		—		J
Total liabilities	—	40,011	9,507		49,518	—		49,518
Temporary equity:
Series A convertible preferred stock	—	—	229,707	A	229,707	—		229,707		G
Member’s/stockholders’ equity:
Member’s equity	—	101,175	—		101,175	(101,175)	C	—
Common stock	—	—	—		—	—		—
Class A common stock	—	—	—		—	—	C	—		E
										G
Class B common stock	—	—	—		—	9	C	9		F
Additional paid-in capital	—	—	(1,151)	B	(1,151)	4,483	C	5,046		E
						1,714	D			F
										G
										H
										I
										J
Retained earnings (deficit)	—	—	—		—	—		—		I
Total equity attributable to Grayscale Investments, Inc.	—	101,175	(1,151)		100,024	(94,969)		5,055
Non-controlling interests	—	—	—		—	96,683	C	96,683		F
Total member’s/stockholders’ equity	—	101,175	(1,151)		100,024	1,714		101,738
Total liabilities, temporary equity and member’s/stockholders’ equity	$—	$141,186	$238,063		$379,249	$1,714		$380,963

See accompanying note to the unaudited pro forma condensed consolidated financial information.

GRAYSCALE INVESTMENTS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

(in thousands, except share and per share amounts)

	Grayscale Investments, Inc. (Historical)	Grayscale Operating, LLC (Historical)	Private Placement Adjustments		As Adjusted Before Private Placement Reorganization and Offering and IPO Reorganization Adjustments	Private Placement Reorganization Adjustments		As Adjusted Before Offering and IPO Reorganization Adjustments	Offering and IPO Reorganization Adjustments		Grayscale Investments, Inc. (Pro Forma)
Operating revenues:
Management fees, related parties	$—	$318,668	$—		$318,668	$—		$318,668
Total revenue	—	318,668	—		318,668	—		318,668

Operating expenses:
Employee compensation and benefits	—	39,131	—		39,131	—		39,131
Stock-based compensation	—	1,155	—		1,155	—		1,155		I
Professional fees	—	38,708	—		38,708	—		38,708
Marketing	—	21,046	—		21,046	—		21,046
General, administrative and other	—	16,246	—		16,246	—		16,246
Total operating expenses	—	116,286	—		116,286	—		116,286

Other income:
Realized and unrealized (losses) gains, net	—	(100)	—		(100)	—		(100)
Dividend income	—	2,061	—		2,061	—		2,061
Other income	—	184	—		184	—		184
Total other income	—	2,145	—		2,145	—		2,145

Income before income taxes	—	204,527	—		204,527	—		204,527

Provision for income taxes	—	1,260	3,564	D	4,824	1,520	D	6,344		J

Net income	—	203,267	(3,564)		199,703	(1,520)		198,183
Net income attributable to non-controlling interests	—	—	—		—	193,033	C	193,033		F
Net income attributable to Grayscale Investments, Inc.	$—	$203,267	$(3,564)		$199,703	$(194,553)		$5,150

Net income per share of Class A common stock
Basic												K
Diluted												K
Weighted-average shares of Class A common stock outstanding
Basic												K
Diluted												K

See accompanying note to the unaudited pro forma condensed consolidated financial information.

GRAYSCALE INVESTMENTS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(in thousands, except share and per share amounts)

	Grayscale Investments, Inc. (Historical)	Grayscale Operating, LLC (Historical)	Private Placement Adjustments	As Adjusted Before Private Placement Reorganization and Offering and IPO Reorganization Adjustments	Private Placement Reorganization Adjustments		As Adjusted Before Offering and IPO Reorganization Adjustments	Offering and IPO Reorganization Adjustments		Grayscale Investments, Inc. (Pro Forma)
Operating revenues:
Management fees, related parties	$—	$506,157	$—	$506,157	$—		$506,157
Total revenue	—	506,157	—	506,157	—		506,157

Operating expenses:
Employee compensation and benefits	—	43,878	—	43,878	—		43,878
Stock-based compensation	—	2,563	—	2,563	—		2,563		I
Professional fees	—	42,309	—	42,309	—		42,309
Marketing	—	32,847	—	32,847	—		32,847
General, administrative and other	—	19,195	—	19,195	—		19,195
Total operating expenses	—	140,792	—	140,792	—		140,792

Other income:
Realized and unrealized gains (losses), net	—	2,490	—	2,490	—		2,490
Dividend income	—	3,812	—	3,812	—		3,812
Other income	—	61	—	61	—		61
Total other income	—	6,363	—	6,363	—		6,363

Income before income taxes	—	371,728	—	371,728	—		371,728

Provision for income taxes	—	89,579	(82,357)	7,222	2,931	D	10,153		J

Net income	—	282,149	82,357	364,506	(2,931)		361,575
Net income attributable to non-controlling interests	—	—	—	—	352,331	C	352,331		F
Net income attributable to Grayscale Investments, Inc.	$—	$282,149	$82,357	$364,506	$(355,262)		$9,244

Net income per share of Class A common stock
Basic											K
Diluted											K
Weighted-average shares of Class A common stock outstanding
Basic											K
Diluted											K

See accompanying note to the unaudited pro forma condensed consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note 1 - Basis of Presentation and Description of Transactions

The Pro Forma Transactions, and the related transaction accounting adjustments, are described in the notes to the unaudited condensed consolidated pro forma financial statements herein. In the opinion of management, all material adjustments have been made that are necessary to present fairly the unaudited condensed consolidated pro forma financial statements in accordance with Article 11 of Regulation S-X.

Grayscale Investments, Inc. (formerly known as GSO Intermediate Holdings I Corporation) was formed as a Delaware corporation on May 2, 2025 and has not, to date, conducted any activities other than those incidental to its formation, the Private Placement, the Private Placement Reorganization, the IPO Reorganization and the preparation of this prospectus and the registration statement of which this prospectus forms a part. After the consummation of the Private Placement Reorganization on October 22, 2025, Grayscale Investments, Inc. became the managing member of Grayscale Operating, LLC and controls and is responsible for all operational, management and administrative decisions relating to Grayscale Operating, LLC’s business and will consolidate the financial results of Grayscale Operating, LLC and will report non-controlling interests in its consolidated financial statements related to the LLC Units that the Pre-IPO Members will own in Grayscale Operating, LLC.

The unaudited pro forma condensed consolidated statement of financial condition as of September 30, 2025 is based on the unaudited interim consolidated statements of financial condition of Grayscale Investments, Inc. and Grayscale Operating, LLC as of September 30, 2025, adjusted to give effect to the Pro Forma Transactions as if they had occurred on September 30, 2025. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2025 and fiscal year ended December 31, 2024 are based on the unaudited interim statements of operations of Grayscale Investments, Inc. and Grayscale Operating, LLC for the nine months ended September 30, 2025 and the audited consolidated statement of operations for the year ended December 31, 2024, as applicable, adjusted to give effect to the Pro Forma Transactions as if they had occurred on January 1, 2024. The unaudited interim financial statements of Grayscale Investments, Inc. as of September 30, 2025 and the audited financial statements Grayscale Investments, Inc. as of June 3, 2025 are included elsewhere in this prospectus. The unaudited interim consolidated financial statements of Grayscale Operating, LLC as of and for the nine months ended September 30, 2025 and the audited consolidated financial statements of Grayscale Operating, LLC for the year ended December 31, 2024 are included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated financial statements assume no exercise by the underwriters of their option to purchase additional shares of Class A common stock. As a public company, Grayscale Investments, Inc. will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Grayscale Investments, Inc. expects to incur additional annual expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC transfer agent fees, hiring additional accounting legal and administrative personnel, increased auditing and legal fees and similar expenses. The unaudited pro forma condensed consolidated financial statements do not reflect any adjustments relating to these expenses.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with Grayscale Investments, Inc.’s and Grayscale Operating, LLC’s audited financial statements and the notes thereto and unaudited interim financial statements and the notes thereto which are included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of what Grayscale Investments, Inc.’s financial position or results of operations would have been had the Pro Forma Transactions taken place on the dates indicated, nor are they indicative of Grayscale Investments, Inc.’s future financial position or results of operations following the Pro Forma Transactions. In addition, future results may vary significantly from those reflected in such statements due to factors discussed in “Risk Factors” included elsewhere in this prospectus.

Private Placement and Private Placement Reorganization

On October 22, 2025, Grayscale Investments, Inc. completed the Private Placement of its Convertible Preferred Stock. Pursuant to a securities purchase agreement, Grayscale Investments, Inc. issued and sold 25,000,000 shares of the Convertible Preferred Stock in the Private Placement for an aggregate purchase price of $250 million. Grayscale Investments, Inc. may use the net proceeds received from the Private Placement to seed its Principal Investments (as described under “Prospectus Summary—Principal Investments”).

Upon the consummation of the offering to which this prospectus relates, each share of Convertible Preferred Stock will automatically convert into a number of shares of our Class A common stock equal to a $10 divided by the product of (i) the initial public offering price of the shares of the Class A common stock sold in this offering and (ii) 0.92. Assuming an initial public offering price of $ per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), the 25,000,000 shares of Convertible Preferred Stock will convert into   shares of the Class A common stock. At the low and high end of the estimated price range set forth on the cover page of this prospectus, the 25,000,000 shares of Convertible Preferred Stock will convert into shares and   shares of the Class A common stock, respectively.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Prior to this offering, holders of the Convertible Preferred Stock are entitled to receive dividends at a rate of 8.0% per annum, payable in cash on the first day of each calendar quarter, beginning on January 1, 2026, and upon the closing of this offering. See “Description of Capital Stock—Preferred Stock” for more detailed description of the terms of Convertible Preferred Stock.

In connection with the Private Placement, Grayscale Investments, Inc. entered into the Investors’ Rights Agreement (as described and defined elsewhere in this prospectus), pursuant to which Grayscale Investments, Inc. granted the holders of Convertible Preferred Stock the right to receive a “make-whole” payment following the consummation of this offering under certain conditions. Whether Grayscale Investments, Inc. is obligated to pay the make-whole and the size of any such make-whole payment is primarily dependent on the trading price of the shares of its Class A common stock during the Make-Whole Reference Period (as described and defined elsewhere in this prospectus), which is expected to be the 40 trading days beginning approximately seven months after the closing of this offering, as compared to the initial public offering price of the shares of the Class A common stock sold in this offering. If the volume-weighted average trading price of the shares of Class A common stock during the Make-Whole Reference Period is less than the initial public offering price of the shares of the Class A common stock sold in this offering, then investors under the Investors’ Rights Agreement will likely be entitled to a make-whole payment in cash.

In connection with the Private Placement, Grayscale Investments, Inc. entered a series of transactions to implement an internal corporate reorganization, collectively referred to as the Private Placement Reorganization, consisting of the following series of transactions: (i) the LLC Agreement of Grayscale Operating, LLC was amended and restated to, among other things, appoint Grayscale Investments, Inc. as the sole managing member of Grayscale Operating, LLC; (ii) Grayscale Investments, Inc.’s certificate of incorporation was amended to authorize the issuance of (a) two classes of common stock: Class A common stock and Class B common stock, which we refer to collectively as our “common stock” and (b) the Convertible Preferred Stock; (iii) GSOIH contributed 3,006,000 LLC Units, representing a 3.34% ownership interest in the LLC Units, to Grayscale Investments, Inc. in exchange for an equal number of shares of Class A common stock; (iv) Grayscale Investments, Inc. issued and sold 86,994,000 shares of the Class B common stock to GSOIH at a price per share of $0.0001, corresponding to the 86,994,000 LLC Units held collectively by GSOIH and DCG Grayscale Holdco; (v) GSOIH contributed to DCG Grayscale Holdco 81,000,000 shares of the Class B common stock corresponding to the 81,000,000 LLC Units, representing a 90% ownership interest in the LLC Units, held by DCG Grayscale Holdco; (vi) the GSOIH Omnibus Incentive Plan was assumed by Grayscale Investments, Inc., and outstanding equity awards with respect to shares of GSOIH Class A common stock outstanding under the GSOIH Omnibus Incentive Plan were converted, on a one-for-one basis, into awards with respect to shares of Class A common stock of Grayscale Investments, Inc.; and (vii) Grayscale Investments, Inc. entered into a Tax Receivable Agreement that obligates it to make payments to the Pre-IPO LLC Members and any future party to the Tax Receivable Agreement generally equal to 85% of the applicable cash savings that are actually realized as a result of certain tax basis adjustments resulting from the purchase of LLC Units from the Pre-IPO LLC Members in connection with or after this offering, future taxable redemptions or exchanges of LLC Units by the holders of LLC Units and from payments made under the Tax Receivable Agreement. Grayscale Investments, Inc. will retain the benefit of the remaining 15% of these tax savings.

Offering and IPO Reorganization

As described elsewhere in this prospectus, in connection with the IPO Reorganization and completion of this offering, Grayscale Investments, Inc. will enter a series of transactions including: (i) Grayscale Investments, Inc. and the Pre-IPO LLC Members will enter into the Stockholders Agreement, which will, among other things, provide that, for so long as the Pre-IPO LLC Members beneficially hold at least % of the aggregate number of outstanding shares of Grayscale Investments, Inc. common stock, approval by the Pre-IPO LLC Members will be required for certain corporate actions; (ii) Grayscale Investments, Inc. will issue shares of Class A common stock to the public pursuant to this offering; (iii) Grayscale Investments, Inc. will use all of its net proceeds from this offering (including net proceeds received if the underwriters exercise their option to purchase additional shares of Class A common stock in full) to acquire LLC units from the Pre-IPO LLC Members (or LLC Units if the underwriters exercise their option to purchase additional shares of Class A common stock in full), at a purchase price per LLC Unit equal to the initial public offering price of Class A common stock after underwriting discounts and commissions, and an equal number of shares of Class B common stock will be forfeited by the Pre-IPO LLC Members to Grayscale Investments, Inc. and canceled immediately thereafter; and (iv) upon the consummation of this offering, the 25,000,000 shares of the Convertible Preferred Stock will automatically convert into   shares of Class A common stock (assuming an initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus), and the 25,000,000 Preferred Units of Grayscale Operating, LLC owned by Grayscale Investments, Inc. will automatically convert into LLC Units at the same conversion rate that the Convertible Preferred Stock converts into Class A common stock.

After giving effect to the Pro Forma Transactions, (a) Grayscale Investments, Inc. will own LLC Units, or an approximate interest in Grayscale Operating, LLC (or LLC Units, or %, if the underwriters’ option to purchase additional shares is fully exercised), and (b) the Pre-IPO LLC Members will own LLC Units, or an approximate % interest in Grayscale Operating, LLC (or LLC Units, or % if the underwriters’ option to purchase additional shares is fully exercised). As sole managing member of Grayscale Operating, LLC, Grayscale Investments, Inc. will consolidate Grayscale Operating, LLC in its consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

For a complete description of the Pro Forma Transactions, see section entitled “Organizational Structure” included elsewhere in this prospectus.

Note 2 - Transaction Accounting Adjustments

The unaudited pro forma condensed consolidated statement of financial condition as of September 30, 2025, and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2025 and year ended December 31, 2024 have been adjusted to reflect the Pro Forma Transactions as follows:

Adjustments related to the Private Placement and Private Placement Reorganization

A.
Represents the issuance of the Convertible Preferred Stock of Grayscale Investments, Inc. in the Private Placement. The Private Placement provided for gross proceeds of $250.0 million, less advisory fees of $10.1 million, which may be used to fund the Company’s Principal Investments, including investments in our digital asset trusts and funds and in digital assets directly. See “Prospectus Summary—Our Growth Opportunities—Establish Principal Investments.” For illustrative purposes only, we have assumed that 65% of the net proceeds from the Private Placement will be used to invest in digital assets directly and 35% will be used to invest in our digital asset trusts and funds. The Convertible Preferred Stock is expected to be classified within temporary equity in accordance with U.S. GAAP and includes embedded derivatives requiring bifurcation from the host instrument. The Convertible Preferred Stock will automatically convert into Class A common stock of Grayscale Investments, Inc. upon consummation of the offering to which this prospectus relates. The estimated fair value of embedded derivatives presented within the derivative liability of $8.7 million represents the “make-whole” provision that will survive the automatic conversion of the Convertible Preferred Stock into Class A common stock, and was valued using a Monte Carlo simulation model. The Company has incurred $1.5 million of non-recurring costs related to the Private Placement reflected as a reduction to the carrying value of the temporary equity upon execution of the Private Placement. Approximately $0.7 million of these costs are included within deferred offering costs in the historical unaudited consolidated statement of financial condition as of September 30, 2025. Accordingly, $0.8 million is reflected within accounts payable and accrued expenses on the pro forma statement of financial condition as of September 30, 2025.
B.
Represents the accrual and payment of cash dividends on the Series A Convertible Preferred Stock. The preferred stock accrues dividends at a rate of 8% per annum payable in cash on the first day of each quarter of each calendar year, beginning on January 1, 2026, and upon completion of this offering. The dividend accrual presented commences upon the closing date of the Private Placement on October 22, 2025 and assumes automatic conversion of the Convertible Preferred Stock into Class A common stock of Grayscale Investments, Inc. on the date of this prospectus.
C.
As described in “Organizational Structure,” upon completion of the Private Placement Reorganization, Grayscale Investments, Inc. will become the sole managing member of Grayscale Operating, LLC, and operate and control all of the business and affairs of Grayscale Operating, LLC. As a result of the Private Placement Reorganization Transactions, Grayscale Investments, Inc. owns approximately 3.34% of the economic interest in Grayscale Operating, LLC, as sole managing member, operates and controls all of the business and affairs of Grayscale Operating, LLC.

Represents adjustments to equity as a result of the Private Placement Reorganization reflecting (i) the par value for Class A common stock and Class B common stock, (ii) the recognition of $96.7 million of non-controlling interests related to the 96.66% economic interest in Grayscale Operating, LLC held by the Pre-IPO LLC Members, and (iii) reclassification of Grayscale Operating, LLC’s historical member’s equity of $101.2 million to additional paid-in capital. Further represents adjustments to net income attributable to non-controlling interests representing the Pre-IPO LLC Members economic interest in the results of operations of Grayscale Operating, LLC.

D.
Subsequent to the Private Placement Reorganization, Grayscale Investments, Inc. has no material assets other than its interest in Grayscale Operating, LLC. Grayscale Operating, LLC will continue to be treated as a partnership for tax purposes and will not be subject to U.S. federal income tax, but may be subject to certain U.S. state and local taxes. Grayscale Investments, Inc. is a domestic corporation that will be subject to U.S. corporate income tax on its earnings, including its allocable share of the income from Grayscale Operating, LLC.

In connection with the Private Placement Reorganization, Grayscale Investments, Inc. will record a deferred tax asset of $1.7 million, with a corresponding adjustment to additional paid-in capital, attributable to its preferred equity and 3.34% economic interest in Grayscale Operating, LLC. Also, Grayscale Investments, Inc. has entered into the Tax Receivable Agreement with the Pre-IPO LLC Members which provides for the payment by Grayscale Investments, Inc. to such Pre-IPO Members of 85% of the applicable realized cash savings on certain tax basis adjustments created with the purchase of LLC Units from the Pre-IPO LLC Members. Grayscale Investments, Inc did not purchase LLC units as part of the Private Placement Reorganization, and the Company has not accrued a tax receivable agreement liability.

Following the Private Placement Reorganization, Grayscale Investments, Inc. will be subject to U.S. federal, state and local income taxes with respect to our 3.34% allocable share of taxable income generated by Grayscale Operating, LLC, in

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

addition to the income received related to the preferred LLC units held. As a result, the unaudited pro forma condensed consolidated statement of operations reflects adjustments to record Grayscale Investments, Inc. income tax expense attributable to its allocable share of income, at a blended U.S. federal and state statutory tax rate of 23.7% and 24.9% for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively . During the year ended December 31, 2024, Grayscale Operating, LLC was a regarded U.S. federal corporation and recorded a provision for income taxes of $89.6 million, resulting in pro forma adjustments of an $82.4 million benefit and $2.9 million provision to reflect total tax expense of $10.2 million following the Private Placement Reorganization. During the nine months ended September 30, 2025, Grayscale Operating, LLC recorded a provision for income taxes of $1.3 million for state and local taxes, resulting in pro forma adjustments of $3.6 million and $1.5 million to reflect total tax expense of $6.3 million following the Private Placement Reorganization.

Adjustments related to the Offering and the IPO Reorganization

E.
Reflects the issuance by Grayscale Investments, Inc. of Class A common stock to the public pursuant to this offering for net proceeds of $ million, based on an assumed midpoint of the price range set forth on the cover of this prospectus after deducting the underwriting discounts and commissions, and the contribution of such proceeds to acquire LLC Units from Pre-IPO LLC Members as described under “Use of Proceeds” included elsewhere in this prospectus.

Gross proceeds
Underwriting discounts and commissions
Net proceeds to acquire LLC Units from Pre-IPO LLC Members
Payments to acquire LLC Units from Pre-IPO LLC Members
Net proceeds
F.
As part of the IPO Reorganization and upon closing of the offering, Grayscale Investments, Inc. will use all the net proceeds from this offering (including net proceeds received if the underwriters exercise their option to purchase additional shares of Class A common stock in full) to acquire LLC Units from the Pre-IPO LLC Members (or LLC Units if the underwriters exercise their option to purchase additional shares of Class A common stock in full) at a price per LLC Unit equal to the initial public offering price of Class A common stock after underwriting discount and commissions. A corresponding number of shares of Class B common stock will be forfeited by the Pre-IPO LLC Members to Grayscale Investments, Inc. and immediately canceled thereafter, which is reflected as an adjustment to the par value for Class B common stock. In addition, a reclassification to non-controlling interests is reflected with respect to the amount attributable to the LLC Units to be held by the Pre-IPO LLC Members subsequent to the IPO Reorganization, with a corresponding decrease to additional paid-in capital. Further represents adjustments to net income attributable to non-controlling interests representing the Pre-IPO LLC Members economic interest in the results of operations of Grayscale Operating, LLC subsequent to the IPO Reorganization.
G.
Represents the automatic conversion of the Series A Convertible Preferred Stock from temporary equity to permanent equity upon closing of this offering and conversion into Class A common stock.
H.
Reflects estimated nonrecurring costs of $ million related to the IPO Reorganization, which primarily represent legal, accounting and other direct costs. Approximately $ million of these costs are deferred and included in the unaudited consolidated statement of financial condition of Grayscale Operating, LLC as of September 30, 2025. These costs will be recorded within additional paid-in capital upon the effective date of the IPO Reorganization.
I.
The Omnibus Incentive Plan, as assumed by Grayscale Investments, Inc. was initially adopted by the board of directors of GSOIH on March 19, 2025, under which employees, non-employee directors, or consultants of the Company are eligible to receive grants of shares as consideration for the provision of certain services to the Company and its subsidiaries and affiliates. The Omnibus Incentive Plan initially provides for the issuances of up to shares of Grayscale Investments, Inc. Class A common stock and Class B common stock for the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other cash-based or stock-based awards.

Stock option and SARs awards outstanding under the Omnibus Incentive Plan vest in accordance with the terms of the individual award agreement. However, both stock options and SARs are exercisable only upon the consummation of an initial public offering or other qualified liquidity event. Upon the effective date of an initial public offering, the Company will accelerate the recognition of compensation expense in the amount of $ million with respect to awards issued and outstanding prior to the completion of this offering, whereas $ million relates to the recognition of the awards under the plan treated as a stock-based compensation liability and $ million relates to the equity treated stock-based compensation recognized in additional paid-in capital, based on the grant-date fair value for stock options and the fair value at each reporting date for SARs.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

J.
Additionally, upon completion of this offering, the Company will award certain restricted stock units pursuant to the IPO Founder Award and the IPO Executive Awards. As a result, the unaudited pro forma condensed consolidated statements of operations reflects adjustments to record stock-based compensation expense of $ million and $ million for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively. The estimated grant date fair value of these awards will be recognized over a service period of and for the IPO Founder Award and the IPO Executive Awards, respectively. Based on an assumed initial public offering price of $ per share (the midpoint of the range set forth on the cover of this prospectus) shares of our Class A common stock are expected to be issuable upon the vesting of such restricted stock units. In connection with the IPO Reorganization, Grayscale Investments, Inc. will record a deferred tax asset adjustment of $ million, with a corresponding adjustment to additional paid-in capital. The deferred tax asset includes (i) $ million related to temporary differences in the book basis as compared to the tax basis that Grayscale Investments, Inc. owns in Grayscale Operating, LLC, and (ii) $ million related to tax benefits from future deductions attributable to payments under the tax receivable agreement. To the extent we determine it is more likely than not that we will not realize the full benefit represented by the deferred tax asset, we will record an appropriate valuation allowance based on an analysis of objective or subjective negative evidence.

Grayscale Investments, Inc. has entered into a Tax Receivable Agreement with the Pre-IPO LLC Members. The tax receivable agreement liability will be accounted for as a contingent liability, with amounts accrued when considered probable and reasonably estimable. We will record a $ million liability, with a corresponding adjustment to additional paid-in capital, based on the Company’s estimate of the aggregate amount that it will pay to the LLC Unit holders under the Tax Receivable Agreement as a result of the IPO Reorganization. Due to the uncertainty in the amount and timing of future exchanges of LLC Units by Pre-IPO LLC Members and purchases of LLC Units from Pre-IPO LLC Members, the unaudited condensed consolidated pro forma financial information assumes that no future exchanges or purchases of LLC Units have occurred.

Following the Private Placement Reorganization and IPO Reorganization, Grayscale Investments, Inc. will be subject to U.S. federal, state and local income taxes with respect to our % allocable share of taxable income generated by Grayscale Operating, LLC. As a result, the unaudited pro forma condensed consolidated statement of operations reflects adjustments to record Grayscale Investments, Inc. income tax expense attributable to its allocable share of income, at a blended U.S. federal and state statutory tax rate of 23.7%. In 2024, Grayscale Operating, LLC will record a pro forma adjustment of $ million to reflect total tax expense of $ million. In 2025, Grayscale Operating, LLC will record a pro forma adjustment of $ million to reflect total tax expense of $ million.

K.
Reflects the basic and diluted pro forma net income per share for the nine months ended September 30, 2025, and for the year ended December 31, 2024, assuming the shares of Class A common stock and potentially dilutive shares in this offering were issued, and other transactions as described herein were consummated, on January 1, 2024, as follows:

Grayscale Investments, Inc.
(in thousands, except share and per share amounts)	For the Nine Months Ended September 30, 2025	For the Year Ended December 31, 2024
Numerator
Net income	—	—
Net income attributable to non-controlling interests	—	—
Net income attributable to Grayscale Investments, Inc.	—	—
Denominator
Weighted average shares of Class A common stock outstanding – basic	—	—
Effect of dilutive shares	—	—
Weighted average shares of Class A common stock outstanding – diluted	—	—
Pro forma net income per share of Class A common stock – basic	—	—
Pro forma net income per share of Class A common stock – diluted	—	—

Dilution

If you invest in our Class A common stock, you will experience dilution to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the pro forma net tangible book value per share attributable to the Pre-IPO LLC Members.

We have presented dilution in pro forma as adjusted net tangible book value per share of Class A common stock to investors in this offering, giving effect to the Private Placement, the Private Placement Reorganization and the IPO Reorganization (including the automatic conversion of Convertible Preferred Stock into our Class A common stock upon the consummation of this offering) and assuming that all of the holders of LLC Units have redeemed or exchanged their LLC Units for a corresponding number of newly issued shares of Class A common stock in order to more meaningfully present the dilutive impact on the investors in this offering.

Our pro forma net tangible book value as of September 30, 2025, would have been approximately $ , or $ per share of our Class A common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, and pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of common stock outstanding, in each case after giving effect to the Private Placement and the Private Placement Reorganization, assuming that the Pre-IPO LLC Members redeem or exchange all of their LLC Units and shares of Class B common stock for newly issued shares of our Class A common stock on a one-for-one basis.

After giving further effect to the sale of shares of Class A common stock in this offering at the assumed initial public offering price of $ per share (the midpoint of the estimated initial price range on the cover page of this prospectus), the use of the net proceeds from this offering and the IPO Reorganization (including the automatic conversion of Convertible Preferred Stock into our Class A common stock upon the consummation of this offering), our pro forma net tangible book value would have been approximately $ , or $ per share, representing an immediate increase in net tangible book value of $ per share to existing stockholders and an immediate dilution in net tangible book value of $ per share to new investors.

The following table illustrates the per share dilution:

Assumed initial public offering price per share of Class A common stock		$
Pro forma net tangible book value per share as of September 30, 2025 before this offering (after giving effect to the Private Placement and Private Placement Reorganization)	$
Increase in pro forma net tangible book value per share attributable to new investors	$
Pro forma as adjusted net tangible book value per share after this offering		$
Dilution in pro forma net tangible book value per share to new investors in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $ per share would increase (decrease) the dilution per share to new investors by $ , in each case assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same.

To the extent the underwriters’ option to purchase additional shares of Class A common stock is exercised, there will be further dilution to new investors.

The following table illustrates, as of September 30, 2025, after giving effect to the Assumed Redemption and the sale by us of shares of our Class A common stock in this offering at the initial public offering price of $ per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus), the difference between the existing Pre-IPO LLC Members, and the investors purchasing shares of our Class A common stock in this offering with respect to the number of shares of our common stock purchased from us, the total consideration paid or to be paid to us, and the average price per share paid or to be paid to us, before deducting underwriting discounts and commissions and the estimated offering expenses payable by us:

	Shares of Class A Common Stock Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Pre-IPO LLC Members		%		$—%	$
Private Placement investors
New investors in this offering
Total		100%		$100%	$

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to holders of our Class A common stock.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes thereto, and other financial information, included elsewhere in this prospectus. The following discussion includes forward-looking statements that reflect our plans, estimates and assumptions and involves numerous risks and uncertainties, including, but not limited to, those described in “Risk Factors.” See “Special Note Regarding Forward-Looking Statements.” Future results could differ significantly from the historical results presented in this section.

The historical financial data discussed below reflect the historical results of operations and financial condition of Grayscale Operating, LLC and its consolidated subsidiaries and do not give effect to the IPO Reorganization. See “Organizational Structure” and “Unaudited Pro Forma Condensed Consolidated Financial Information” included elsewhere in this prospectus for a description of the IPO Reorganization and its effect on our historical results of operations.

Business Overview

Grayscale is the largest digital asset-focused investment platform in the world, with approximately $35 billion in assets under management as of September 30, 2025. Our mission is to make digital asset investing simple and open to every investor.

Founded in 2013, we have pioneered the digital asset class with a platform that spans the full spectrum of institutional-grade solutions, providing investors with the broadest and most diverse suite of investment products in the United States based on number of products. Today, we are operating from a position of strength due to our highly differentiated position in the digital asset investment ecosystem.

For the year ended December 31, 2024, we generated $506 million in revenue and $365 million in operating income, representing an operating income margin of 72%. For the nine months ended September 30, 2025, we generated $319 million in revenue and $202 million in operating income, representing an operating income margin of 64%. As of September 30, 2025, we manage approximately $35 billion in AUM from which we earn management and advisory fees. We have a robust financial profile, and we expect to continue to grow our business over time by attracting more investors to our platform through our diversified portfolio of digital asset-focused investment solutions.

Private Placement Reorganization

Grayscale Investments, Inc. was formed as a Delaware corporation on May 2, 2025 and, prior to the closing of the Private Placement on October 22, 2025, had not conducted any activities other than those incidental to its formation, the Private Placement, the Private Placement Reorganization, the IPO Reorganization and the preparation of this prospectus and the registration statement of which this prospectus forms a part. In connection with the closing of the Private Placement, we completed the Private Placement Reorganization pursuant to which Grayscale Investments, Inc. became the holding company of Grayscale Operating, LLC, and its principal asset is its ownership interests in Grayscale Operating, LLC. For more information, see “Organizational Structure” and “Unaudited Pro Forma Condensed Consolidated Financial Information and Other Data” included elsewhere in this prospectus. All of our business is, and upon completion of this offering, will continue to be, conducted through Grayscale Operating, LLC and its consolidated subsidiaries, and the financial results of Grayscale Operating, LLC and its consolidated subsidiaries will be included in the consolidated financial statements of Grayscale Investments, Inc.

Trends Affecting Our Business

Our business is affected by a variety of factors, including conditions in digital asset and financial markets, and economic, regulatory and political conditions. Changes in global economic conditions and regulatory or other governmental policies or actions can materially affect the investment vehicles we offer and manage, as well as our ability to grow our business through new investment solutions. We believe our disciplined product development and research processes and regulatory and compliance frameworks have historically contributed to strong growth throughout digital asset market cycles.

Our results of operations may be influenced by several factors, including the following:

•
Accelerating demand for digital assets. Our ability to attract investment and inflows into our digital asset products is dependent on the adoption of digital assets by individual and institutional investors and the use cases for digital assets, including store of value and commercial applications. We believe there are trends driving investor demand for digital assets, including improving regulatory clarity, expanding range of investment products across strategy, vehicle and liquidity characteristics and advancements in blockchain technology. However, digital assets are a new asset class that represent a technological innovation subject to a high degree of uncertainty, and investors’ demand for digital assets may fluctuate or slow, which would negatively impact our business and operating results.

•
The price and volatility of digital assets. The price of digital assets directly impacts the dollar value of management fees earned from our investment products, which are generally settled in the digital asset underlying the investment product. In addition, in times of uncertainty for the digital asset industry, exogenous events, changes in investor confidence and resultant fluctuations in the price of digital assets may trigger inflows or outflows from our investment products, impacting our AUM and management fee revenue.
•
The attractiveness of our product offerings to a broad and evolving investor base. Individual and institutional investors have varying levels of digital asset expertise and are in different stages of their digital asset investment journey. Our success depends on our ability to expand and diversify our investment platform to attract an evolving investor base as we see increasing interest and demand for digital asset investments across all clients that we serve, particularly institutional clients, as the asset class experiences increased regulatory clarity and institutionalization. We expect product development to be critical to our growth efforts, and our operating results will depend on our ability to develop, market and manage new investment products that are attractive to investors. Our long-term strategy is centered on doubling-down on our private funds franchise, building on the success of our ETP and ETF product suite, and expanding our active business. Each of these is focused on expanding and diversifying our investment platform across both passive and active strategies, enabling us to meet investors where they are in their digital asset journey and unlock new opportunities. We believe our extensive track record of pioneering access to disruptive, next-generation digital asset tokens for retail and institutional capital is representative of our adaptability and focus on delivering products that our clients seek exposure to, but our new investment products may fail to attract investor demand.
•
Our ability to maintain our competitive advantage relative to competitors. We face market pressures regarding management fee levels in our investment products, which could impact our revenues as well as our AUM. As emerging competitors enter the market following recent regulatory clarity, our ability to maintain our fees and advantage is dependent on a number of factors, including our timing in entering new markets relative to competing ETPs or other digital asset products, our competitors offering lower fee investment products, our ability to expand our distribution capabilities and retaining and developing our talent. Further, we face competition with respect to the creation of new investment products and the enhancement of existing investment products. Our strategy is to leverage our deeply embedded presence in the digital asset investment ecosystem, specialized client engagement professionals and portfolio consultants and prolific investment research to competitively price our products and services, create new products for attractive new digital assets with our digital asset-focused investment platform and enhance existing products. If we are unable to compete through the development of new and existing investment products or if fee pressure increases more rapidly than we anticipate, our operating results may be adversely affected.
•
Increasing regulatory requirements and political uncertainty. The complex and changing regulatory environment could impact our operations and subject us to increased compliance and administrative costs. Our business is subject to the oversight of numerous regulatory agencies in the United States and other jurisdictions, including, but not limited to, the SEC, FINRA and the CFTC. Our strategy is to continue to invest in our finance, legal, compliance, risk and security functions to remain at the forefront of digital asset policy initiatives and regulatory trends. We may experience fluctuations in our operating results as a result of changes in the law and regulations that are applicable to our business, which may limit our ability to develop new investment products or enhance existing investment products.

Key Operating Metrics

Nine Months Ended September 30, 2025 Compared to Nine Months Ended September 30, 2024

Assets Under Management

	Nine Months Ended September 30,
	2025	2024
	(in millions)
GBTC
Beginning of period assets	$19,187.1	$26,352.5
Distribution to BTC Mini(1)	—	(1,756.8)
Inflows/(outflows), net	(2,640.8)	(20,090.5)
Market appreciation/(depreciation)	3,652.6	9,525.1
End of period assets	$20,198.9	$14,030.3

ETHE
Beginning of period assets	$4,740.7	$6,757.6
Distribution to ETH Mini(1)	—	(1,010.9)
Inflows/(outflows), net	(911.0)	(2,907.6)
Market appreciation/(depreciation)	595.9	1,487.9
End of period assets	$4,425.6	$4,327.0

BTC Mini
Beginning of period assets	$3,551.0	$—
Distribution from GBTC(1)	—	1,756.8
Inflows/(outflows), net	1,047.7	422.3
Market appreciation/(depreciation)	862.3	(38.2)
End of period assets	$5,461.0	$2,140.9

ETH Mini
Beginning of period assets	$1,574.5	$—
Distribution from ETHE(1)	—	1,010.9
Inflows/(outflows), net	873.4	294.5
Market appreciation/(depreciation)	554.3	(291.0)
End of period assets	$3,002.2	$1,014.4

Other ETPs and ETFs
Beginning of period assets	$—	$7.6
Uplisting of Private Fund to ETP(2)	921.4	—
Inflows/(outflows), net	(89.4)	0.1
Market appreciation/(depreciation)	(28.7)	0.2
End of period assets	$803.3	$7.9

Private Funds
Beginning of period assets	$1,705.8	$894.0
Uplisting of Private Fund to ETP(2)	(921.4)	—
Inflows/(outflows), net	192.1	168.3
Market appreciation/(depreciation)	111.5	93.0
End of period assets	$1,088.0	$1,155.3

Total assets under management	$34,979.0	$22,675.8

(1)
Represents the distribution of 26,935.83753443 Bitcoin, with a value of approximately $1,756.8 million from GBTC to BTC Mini, completed on July 31, 2024, as well as the distribution of 292,262.98913350 Ether, with a value of approximately $1,010.9 million from ETHE to ETH Mini, completed on July 23, 2024.
(2)
On September 19, 2025, GDLC uplisted to NYSE Arca as an ETP and was reclassified from Private Funds to Other ETPs and ETFs.

As of September 30, 2025, Grayscale had AUM of $34,979.0 million consisting of $20,198.9 million in GBTC, $4,425.6 million in ETHE, $5,461.0 million in BTC Mini, $3,002.2 million in ETH Mini, $803.3 million in Other ETPs and ETFs, and $1,088.0 million in Private Funds.

GBTC

Assets under management in GBTC at September 30, 2025 increased 5.3% to $20,198.9 million from $19,187.1 million at December 31, 2024. The change was primarily due to market appreciation of $3,652.6 million, partially offset by net outflows of $2,640.8 million.

Assets under management in GBTC at September 30, 2024 decreased 46.8% to $14,030.3 million from $26,352.5 million at December 31, 2023. The change was primarily due to net outflows of $20,090.5 million following GBTC uplisting to NYSE Arca as an ETP on January 11, 2024, partially offset by market appreciation of $9,525.1 million. In addition in July 2024, GBTC distributed approximately 26,935.8 Bitcoin with a value of approximately $1,756.8 million to BTC Mini.

Prior to uplisting to NYSE Arca as an ETP, there was no redemption mechanism for GBTC, and, as a result, shares of GBTC traded at a discount to the NAV per share on OTCQX. Upon uplisting to NYSE Arca, GBTC was permitted to redeem its shares, and GBTC’s authorized participants were able to earn a profit by purchasing GBTC shares at a discount to NAV and redeeming them for Bitcoin, resulting in outflows. Following the uplisting to NYSE Arca, the shares of GBTC trade closely to the NAV per share, and, as a result, the Company does not expect historical outflows during this period to be indicative of future flows. Additionally, in connection with GBTC uplisting to NYSE Arca as an ETP, several other lower cost spot Bitcoin ETPs also launched, and some investors sold or redeemed their shares of GBTC for either lower-fee alternatives or to reduce their exposure to digital assets at that time.

ETHE

Assets under management in ETHE at September 30, 2025 decreased 6.6% to $4,425.6 million from $4,740.7 million at December 31, 2024. The change was primarily due to net outflows of $911.0 million, partially offset by market appreciation of $595.9 million.

Assets under management in ETHE at September 30, 2024 decreased 36.0% to $4,327.0 million from $6,757.6 million at December 31, 2023. The change was primarily due to net outflows of $2,907.6 million following ETHE uplisting to NYSE Arca as an ETP on July 23, 2024, partially offset by market appreciation of $1,487.9 million. In addition in July 2024, ETHE distributed approximately 292,263.0 Ether, with a value of approximately $1,010.9 million to ETH Mini.

BTC Mini

Assets under management in BTC Mini at September 30, 2025 increased 53.8% to $5,461.0 million from $3,551.0 million at December 31, 2024. The change was primarily due to net inflows of $1,047.7 million and market appreciation of $862.3 million.

On July 31, 2024, GBTC distributed approximately 26,935.8 Bitcoin with a value of approximately $1,756.8 million to BTC Mini. From July 31, 2024 to September 30, 2024, assets under management in BTC Mini increased 21.9% due to net inflows of $422.3 million, partially offset by market depreciation of $38.2 million.

ETH Mini

Assets under management in ETH Mini at September 30, 2025 increased 90.7% to $3,002.2 million from $1,574.5 million at December 31, 2024. The change was primarily due to net inflows of $873.4 million and market appreciation of $554.3 million.

On July 23, 2024, ETHE distributed approximately 292,263.0 Ether, with a value of approximately $1,010.9 million to ETH Mini. From July 23, 2024 to September 30, 2024, assets under management in ETH Mini increased 0.3% due to net inflows of $294.5 million, partially offset by market depreciation of $291.0 million.

Other ETPs and ETFs

On September 19, 2025, GDLC uplisted to NYSE Arca as an ETP and was reclassified from Private Funds to Other ETPs and ETFs (the “ETP Uplisting Reclassification”). Giving effect to the ETP Uplisting Reclassification as if it had occurred at the beginning of the period, assets under management in Other ETPs and ETFs at September 30, 2025 decreased 12.8% to $803.3 million from $921.4 million at December 31, 2024. The change was primarily due to net outflows of $89.4 million and market depreciation of $28.7 million.

Assets under management in Other ETPs and ETFs at September 30, 2024 increased 3.9% to $7.9 million from $7.6 million at December 31, 2023. The change was primarily due to market appreciation of $0.2 million and net inflows of $0.1 million.

Private Funds

Giving effect to the ETP Uplisting Reclassification as if it had occurred at the beginning of the period, assets under management in Private Funds at September 30, 2025 increased 38.7% to $1,088.0 million from $784.4 million at December 31, 2024. The change was primarily due to net inflows of $192.1 million across several products and market appreciation of $111.5 million.

Assets under management in Private Funds at September 30, 2024 increased 29.2% to $1,155.3 million from $894.0 million at December 31, 2023. The change was primarily due to market appreciation of $93.0 million and net inflows of $168.3 million, which included $108.5 million of net inflows into Grayscale Bitcoin Cash Trust (“BCHG”), Grayscale Litecoin Trust (“LTCN”) and Grayscale Solana Trust (“GSOL”).

Weighted-Average Management Fee

Our weighted-average management fee rate was 1.39% for the nine months ended September 30, 2025 compared to 1.67% for the nine months ended September 30, 2024. The decrease in management fees period over period was primarily driven by net outflows in GBTC and ETHE and the distributions to BTC Mini and ETH Mini, respectively, which resulted in the lower weighted-average management fee rate.

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

Assets Under Management

	Year Ended December 31,
	2024	2023
	(in millions)
GBTC
Beginning of period assets	$26,352.5	$10,467.2
Distribution to BTC Mini(1)	(1,756.8)	—
Inflows/(outflows), net	(21,496.4)	—
Market appreciation/(depreciation)	16,087.8	15,885.3
End of period assets	$19,187.1	$26,352.5

ETHE
Beginning of period assets	$6,757.7	$3,635.2
Distribution to ETH Mini(1)	(1,010.9)	—
Inflows/(outflows), net	(3,640.2)	—
Market appreciation/(depreciation)	2,634.1	3,122.5
End of period assets	$4,740.7	$6,757.7

BTC Mini
Beginning of period assets	$—	$—
Distribution from GBTC(1)	1,756.8	—
Inflows/(outflows), net	819.8	—
Market appreciation/(depreciation)	974.4	—
End of period assets	$3,551.0	$—

ETH Mini
Beginning of period assets	$—	$—
Distribution from ETHE(1)	1,010.9	—
Inflows/(outflows), net	601.0	—
Market appreciation/(depreciation)	(37.4)	—
End of period assets	$1,574.5	$—

Other ETPs and ETFs
Beginning of period assets	$7.6	$3.4
Product closure	(10.4)	—
Inflows/(outflows), net	(1.0)	(0.2)
Market appreciation/(depreciation)	3.8	4.4
End of period assets	$—	$7.6

Private Funds
Beginning of period assets	$894.0	$514.8
Inflows/(outflows), net	219.5	9.4
Market appreciation/(depreciation)	592.3	369.8
End of period assets	$1,705.8	$894.0

Total assets under management	$30,759.1	$34,011.8

(1)
Represents the distribution of 26,935.83753443 Bitcoin, with a value of approximately $1,756.8 million from GBTC to BTC Mini, completed on July 31, 2024, as well as the distribution of 292,262.98913350 Ether, with a value of approximately $1,010.9 million from ETHE to ETH Mini, completed on July 23, 2024.

As of December 31, 2024, Grayscale had AUM of $30,759.1 million consisting of $19,187.1 million in GBTC, $4,740.7 million in ETHE, $3,551.0 million in BTC Mini, $1,574.5 million in ETH Mini, $0.0 million in Other ETPs and ETFs, and $1,705.8 million in Private Funds.

GBTC

Assets under management in GBTC at December 31, 2024 decreased 27.2% to $19,187.1 million from $26,352.5 million at December 31, 2023. The change was primarily due to net outflows of $21,496.4 million following GBTC uplisting to NYSE Arca as an ETP on January 11, 2024 and the distribution of Bitcoin to BTC Mini with an approximate value of $1,756.8 million, partially offset by market appreciation of $16,087.8 million. Prior to uplisting to NYSE Arca as an ETP, there was no redemption mechanism for GBTC, and, as a result, shares of GBTC traded at a discount to the NAV per share on OTCQX. Upon uplisting to NYSE Arca, GBTC was permitted to redeem its shares, and GBTC’s authorized participants were able to earn a profit by purchasing GBTC shares at a discount to NAV and redeeming them for Bitcoin, resulting in outflows. Following the uplisting to NYSE Arca, the shares of GBTC trade closely to the NAV per share, and, as a result, the Company does not expect historical outflows during this period to be indicative of future flows. Additionally, in connection with GBTC uplisting to NYSE Arca as an ETP, several other lower cost spot Bitcoin ETPs also launched, and some investors sold or redeemed their shares of GBTC for either lower-fee alternatives or to reduce their exposure to digital assets at that time.

Assets under management in GBTC at December 31, 2023 increased 151.8% to $26,352.5 million from $10,467.2 million at December 31, 2022. The change was due to market appreciation of $15,885.3 million.

ETHE

Assets under management in ETHE at December 31, 2024 decreased 29.8% to $4,740.7 million from $6,757.7 million at December 31, 2023. The change was primarily due to net outflows of $3,640.2 million resulting from ETHE uplisting to NYSE Arca as an ETP on July 23, 2024 and the distribution of Ether to ETH Mini with an approximate value of $1,010.9 million, partially offset by market appreciation of $2,634.1 million. Prior to uplisting to NYSE Arca as an ETP, there was no redemption mechanism for ETHE, and, as a result, shares of ETHE traded at a discount to the NAV per share on OTCQX. Upon uplisting to NYSE Arca, ETHE was permitted to redeem its shares, and ETHE’s authorized participants were able to earn a profit by purchasing ETHE shares at a discount to NAV and redeeming them for Ether, resulting in outflows. Following the uplisting to NYSE Arca, the shares of ETHE trade closely to the NAV per share, and, as a result, the Company does not expect historical outflows during this period to be indicative of future flows. Additionally, in connection with ETHE uplisting to NYSE Arca as an ETP, several other lower cost spot Ether ETPs also launched, and some investors sold or redeemed their shares of ETHE for either lower-fee alternatives or to reduce their exposure to digital assets at that time.

Assets under management in ETHE at December 31, 2023 increased 85.9% to $6,757.7 million from $3,635.2 million at December 31, 2022. The change was due to market appreciation of $3,122.5 million.

BTC Mini

On July 31, 2024, GBTC distributed approximately 26,935.8 Bitcoin with a value of approximately $1,756.8 million to BTC Mini. From July 31, 2024 to December 31, 2024, assets under management in BTC Mini increased 102.1% due to market appreciation of $974.4 million and net inflows of $819.8 million.

ETH Mini

On July 23, 2024, ETHE distributed approximately 292,263.0 Ether, with a value of approximately $1,010.9 million to ETH Mini. From July 23, 2024 to December 31, 2024, assets under management in ETH Mini increased 55.8% due to net inflows of $601.0 million, partially offset by market depreciation of $37.4 million.

Other ETPs and ETFs

Assets under management in Other ETPs and ETFs at December 31, 2024 decreased to $0.0 million from $7.6 million at December 31, 2023. The change was primarily due to a product closure, net outflows of $1.0 million, partially offset by market appreciation of $3.8 million.

Assets under management in Other ETPs and ETFs at December 31, 2023 increased 123.5% to $7.6 million from $3.4 million at December 31, 2022, primarily driven by market appreciation of $4.4 million.

Private Funds

Assets under management in Private Funds at December 31, 2024 increased 90.8% to $1,705.8 million from $894.0 million at December 31, 2023. The change was primarily due to market appreciation of $592.3 million and net inflows of $219.5 million, which included $136.8 million of net inflows into BCHG, LTCN and GSOL.

Assets under management in Private Funds at December 31, 2023 increased 73.7% to $894.0 million from $514.8 million at December 31, 2022, primarily driven by market appreciation of $369.8 million.

Weighted Average Management Fee

Our weighted-average management fee rate was 1.61% for the year ended December 31, 2024 compared to 2.13% for the year ended December 31, 2023. The decrease in management fees year over year was primarily driven by lower average AUM in GBTC and ETHE due to net outflows and the distributions to BTC Mini and ETH Mini, respectively, which resulted in the lower weighted-average management fee rate.

Quarterly Assets Under Management

	Three Months Ended
(in millions)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
GBTC
Beginning of period assets	$19,951.1	$15,940.1	$19,187.1	$14,030.3	$17,076.5	$23,800.9	$26,352.5	$16,830.8
Distribution to BTC Mini(1)	—	—	—	—	(1,756.8)	—	—	—
Inflows/(outflows), net	(888.8)	(722.7)	(1,029.3)	(1,405.9)	(1,575.7)	(3,747.2)	(14,767.6)	—
Market appreciation/(depreciation)	1,136.6	4,733.7	(2,217.7)	6,562.7	286.3	(2,977.2)	12,216.0	9,521.7
End of period assets	$20,198.9	$19,951.1	$15,940.1	$19,187.1	$14,030.3	$17,076.5	$23,800.9	$26,352.5

ETHE
Beginning of period assets	$2,839.0	$2,222.5	$4,740.7	$4,327.0	$10,016.3	$10,711.0	$6,757.7	$5,007.3
Distribution to ETH Mini(1)	—	—	—	—	(1,010.9)	—	—	—
Inflows/(outflows), net	(246.7)	(137.6)	(526.7)	(732.6)	(2,907.6)	—	—	—
Market appreciation/(depreciation)	1,833.3	754.1	(1,991.5)	1,146.3	(1,770.8)	(694.7)	3,953.3	1,750.4
End of period assets	$4,425.6	$2,839.0	$2,222.5	$4,740.7	$4,327.0	$10,016.3	$10,711.0	$6,757.7

BTC Mini
Beginning of period assets	$4,745.3	$3,345.1	$3,551.0	$2,140.9	$—	$—	$—	$—
Distribution from GBTC(1)	—	—	—	—	1,756.8	—	—	—
Inflows/(outflows), net	429.9	335.1	282.7	397.5	422.3	—	—	—
Market appreciation/(depreciation)	285.8	1,065.1	(488.6)	1,012.6	(38.2)	—	—	—
End of period assets	$5,461.0	$4,745.3	$3,345.1	$3,551.0	$2,140.9	$—	$—	$—

ETH Mini
Beginning of period assets	$1,331.2	$833.6	$1,574.5	$1,014.4	$—	$—	$—	$—
Distribution from ETHE(1)	—	—	—	—	1,010.9	—	—	—
Inflows/(outflows), net	736.1	167.7	(30.4)	306.5	294.5	—	—	—
Market appreciation/(depreciation)	934.9	329.9	(710.5)	253.6	(291.0)	—	—	—
End of period assets	$3,002.2	$1,331.2	$833.6	$1,574.5	$1,014.4	$—	$—	$—

Other ETPs and ETFs
Beginning of period assets	$24.0	$4.6	$—	$7.9	$8.5	$9.0	$7.6	$4.6
Uplisting of Private Fund to ETP(2)	921.4	—	—	—	—	—	—	—
Product closure	—	—	—	(10.4)	—	—	—	—
Inflows/(outflows), net	(112.7)	15.9	7.4	(1.0)	(0.5)	(0.5)	1.0	—
Market appreciation/(depreciation)	(29.4)	3.5	(2.8)	3.5	(0.1)	—	0.4	3.0
End of period assets	$803.3	$24.0	$4.6	$—	$7.9	$8.5	$9.0	$7.6

Private Funds
Beginning of period assets	$1,627.3	$1,287.5	$1,705.8	$1,155.3	$1,210.5	$1,525.5	$894.0	$642.4
Uplisting of Private Fund to ETP(2)	(921.4)	—	—	—	—	—	—	—
Inflows/(outflows), net	78.7	57.9	55.5	51.3	36.7	88.7	42.9	9.4
Market appreciation/(depreciation)	303.4	281.9	(473.8)	499.2	(91.9)	(403.7)	588.6	242.2
End of period assets	$1,088.0	$1,627.3	$1,287.5	$1,705.8	$1,155.3	$1,210.5	$1,525.5	$894.0

Total assets under management	$34,979.0	$30,517.9	$23,633.4	$30,759.1	$22,675.8	$28,311.8	$36,046.4	$34,011.8

(1)
Represents the distribution of 26,935.83753443 Bitcoin, with a value of approximately $1,756.8 million from GBTC to BTC Mini, completed on July 31, 2024, as well as the distribution of 292,262.98913350 Ether, with a value of approximately $1,010.9 million from ETHE to ETH Mini, completed on July 23, 2024.
(2)
On September 19, 2025, GDLC uplisted to NYSE Arca as an ETP and was reclassified from Private Funds to Other ETPs and ETFs.

Components of Our Results of Operations

Revenues

•
Our revenues are comprised of management fees we earn from GBTC, ETHE, BTC Mini, ETH Mini, our Other ETPs and ETFs, and Private Funds. These management fees are calculated based on a percentage of GBTC, ETHE, BTC Mini, ETH Mini, the Other ETPs and ETFs, and Private Funds’ average daily net assets. As of September 30, 2025, the range of management fee rates by product category are as follows:
•
GBTC and ETHE: 150 - 250bps
•
BTC Mini and ETH Mini: 15 bps
•
Other ETPs and ETFs: 59 - 65bps
•
Private Funds:
▪
Passive: 250bps
▪
Active: 50bps + 10% incentive allocation

Our revenues for the period may fluctuate based on our weighted-average management fee rates, market value appreciation or depreciation, and the level of inflows or outflows from our products.

Operating Expenses

•
Employee compensation and benefits includes the salaries, bonuses, and related benefits and payroll costs attributable to our employees. Compensation and benefits packages are benchmarked against relevant industry and geographic peer groups in order to attract and retain qualified personnel.
•
Stock-based compensation includes costs related to equity awards granted to our employees. Our management and board of directors believe that equity awards are an important part of our employees’ overall compensation package and that incentivizing our employees with equity in the Company aligns the interests of our employees with that of our stockholders. As of September 30, 2025, all stock-based compensation expense recognized relate to awards granted to our employees pursuant to the Digital Currency Group, Inc. 2016 Stock Plan (“DCG Plan”), which references the shares of DCG, not the Company.
•
Professional fees consist of fees we pay to corporate advisers including accountants, tax advisers, legal counsel, or other consultants. Professional fees also include sponsor-paid expenses for third-party service providers to operate our products, including custodian fees, index provider fees, ETF sub-advisor fees and fund administrator fees. These expenses fluctuate based on our needs or our requirements at the time and/or levels of assets under management. Certain of these costs are at our discretion and can fluctuate year over year.
•
Marketing expenses include advertising and product promotion campaigns that are initiated to promote our existing and new products and ETPs/ETFs, as well as brand awareness, development and maintenance of our website and creation and preparation of marketing materials.
•
General, administrative and other expenses primarily consist of lease and office overhead expenses, regulatory and filing fees, recruiting fees, as well as other data-related costs.

Other Income

•
Other income includes realized and unrealized gains (losses), dividend income and other income. Realized and unrealized gains (losses) are derived by the monetization of management fees received as non-cash consideration in the form of digital asset tokens, as well as fluctuations in the Company’s holdings of digital assets, digital asset trusts and funds and equity investments in portfolio companies. Dividend income is recognized on an ex-dividend basis when the right to receive payment is established.

Results of Operations

Nine Months Ended September 30, 2025 Compared to Nine Months Ended September 30, 2024

Selected Operating and Financial Information

	Nine Months Ended September 30,
	2025	2024	Change	Percent Change
AUM (in millions)
Average AUM	$30,631	$31,751	$(1,119)	(3.5)%
U.S. GAAP Operating Results (in thousands)
Revenue	$318,668	$397,866	$(79,198)	(19.9)%
Expenses	$116,286	$107,270	$9,016	8.4%
Employee compensation and benefits	39,131	33,276	5,855	17.6%
Stock-based compensation	1,155	2,472	(1,317)	(53.3)%
Professional fees	38,708	30,763	7,945	25.8%
Marketing	21,046	26,957	(5,911)	(21.9)%
General, administrative and other	16,246	13,802	2,444	17.7%
Operating income	$202,382	$290,596	$(88,214)	(30.4)%
Operating margin	63.5%	73.0%
As Adjusted(1)
Adjusted Operating Income	$209,457	$299,736	$(90,279)	(30.1)%
Adjusted Net Income	$208,157	$227,553	$(19,395)	(8.5)%

(1)
Refer to “Non-GAAP Financial Measures” below for reconciliations of U.S. GAAP to as adjusted results.

Revenues

Management fees decreased 19.9% to $318.7 million for the nine months ended September 30, 2025 from $397.9 million for the nine months ended September 30, 2024. Management fees earned from GBTC, ETHE, BTC Mini, ETH Mini, Other ETPs and ETFs, and Private Funds, were $216.3 million, $64.7 million, $5.0 million, $1.7 million, less than $0.3 million, and $30.7 million, respectively, for the nine months ended September 30, 2025. Management fees earned from GDLC were reclassified from Private Funds to Other ETPs and ETFs on September 19, 2025.

Management fees earned from GBTC, ETHE, BTC Mini, Other ETPs and ETFs, and Private Funds, were $222.5 million, $152.7 million, $0.5 million, less than $0.1 million, and $22.1 million, respectively, for the nine months ended September 30, 2024. Effective July 23, 2024, the Company waived a portion of the sponsor’s fee for the first six months of ETH Mini’s operations, so that the fee was 0% of the net asset value (“NAV”) of the trust for the first $2.0 billion of the trust’s assets. Following the expiration date of the six-month waiver period on January 23, 2025 (the “Sponsor’s Fee Waiver Expiration Date”), the sponsor’s fee is 0.15%. For the period from the Sponsor’s Fee Waiver Expiration Date through September 30, 2025, the Company earned management fees of $1.7 million from ETH Mini.

Our weighted-average management fee rate was 1.39% for the nine months ended September 30, 2025 compared to 1.67% for the nine months ended September 30, 2024. The decrease in management fees period over period was primarily driven by net outflows in GBTC and ETHE and the distributions to BTC Mini and ETH Mini, respectively, which resulted in the lower weighted-average management fee rate. This decrease was partially offset by price appreciation resulting in an increase in average AUM across products.

Operating Expenses

	Nine Months Ended September 30,
	2025	2024	Change	Percent Change
	(in thousands)
Employee compensation and benefits	$39,131	$33,276	$5,855	17.6%
Stock-based compensation	1,155	2,472	(1,317)	(53.3)%
Professional fees	38,708	30,763	7,945	25.8%
Marketing	21,046	26,957	(5,911)	(21.9)%
General, administrative and other	16,246	13,802	2,444	17.7%
Total operating expenses	$116,286	$107,270	$9,016	8.4%

	Nine Months Ended September 30,
As a Percent of Revenue:	2025	2024
Employee compensation and benefits	12.3%	8.4%
Stock-based compensation	0.4%	0.6%
Professional fees	12.1%	7.7%
Marketing	6.6%	6.8%
General, administrative and other	5.1%	3.5%
Total operating expenses	36.5%	27.0%

Employee compensation and benefits

Employee compensation and benefits expense increased 17.6% to $39.1 million for the nine months ended September 30, 2025 from $33.3 million for the nine months ended September 30, 2024 primarily due to an increase in employee headcount. Headcount was 122 and 115 at September 30, 2025 and 2024, respectively. The increase in employee headcount reflects investment in the sales and distribution team as well as scaling of all key organizational functions to support the launch and maintenance of an expanding product suite.

Stock-based compensation

Stock-based compensation expense decreased 53.3% to $1.2 million for the nine months ended September 30, 2025 from $2.5 million for the nine months ended September 30, 2024 primarily due to a decrease in the number of awards subject to vesting pursuant to the DCG Plan during the respective periods.

Professional fees

Professional fees increased 25.8% to $38.7 million for the nine months ended September 30, 2025 from $30.8 million for the nine months ended September 30, 2024 primarily due to an increase in accounting and legal fees, as well as an increase in index provider fees and other professional fees related to the increase in the number of Grayscale products.

Marketing expense

Marketing expense decreased 21.9% to $21.0 million for the nine months ended September 30, 2025 from $27.0 million for the nine months ended September 30, 2024 due to higher marketing spending in 2024 related to promoting the uplisting of GBTC and ETHE.

General, administrative and other

General and administrative expenses increased 17.7% to $16.2 million for the nine months ended September 30, 2025 from $13.8 million for the nine months ended September 30, 2024 primarily due to increase in travel and entertainment expenses, regulatory expenses, recruiting fees and data-related costs, partially offset by a decrease in trading fees.

Other Income (Loss)

	Nine Months Ended September 30,
	2025	2024	Change	Percent Change
	(in thousands)
Realized and unrealized (losses) gains, net	$(100)	$1,059	$(1,159)	(109.4)%
Dividend income	2,061	2,891	(830)	(28.7)%
Other income	184	94	90	95.7%
Total other income	$2,145	$4,044	$(1,899)	(47.0)%

Other income decreased 47.0% to $2.1 million for the nine months ended September 30, 2025 from $4.0 million for the nine months ended September 30, 2024 primarily resulting from the change in realized and unrealized (losses) gains, net. Realized and unrealized (losses) gains, net of $(0.1) million decreased by $1.2 million, or 109.4%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024 primarily resulting from the timing of monetizing our management fees received in digital assets and the related digital asset price movements.

Provision for Income Taxes

Our effective income tax rate for the nine months ended September 30, 2024 was 24.1%, resulting in an income tax expense of $71.0 million. For the nine months ended September 30, 2025, the Company did not make a provision for federal or state income taxes because, effective as of the Pre-IPO Reorganization completed on January 1, 2025, it is a limited liability company that has elected to be treated as a partnership for tax purposes, and it is the individual responsibility of each of the Company’s members to separately report their proportionate share of the Company’s taxable income or loss. The Company made a provision for New York City Unincorporated Business Tax in the amount of approximately $1.3 million for the nine months ended September 30, 2025.

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

Selected Operating and Financial Information

	Year Ended December 31,
	2024	2023	Change	Percent Change
AUM (in millions)
Average AUM	$31,459	$24,094	$7,365	30.6%
U.S. GAAP Operating Results (in thousands)
Revenue	$506,157	$512,707	$(6,550)	(1.3)%
Expenses	$140,792	$100,164	$40,628	40.6%
Employee compensation and benefits	43,878	25,701	18,177	70.7%
Stock-based compensation	2,563	12,725	(10,162)	(79.9)%
Provision for related party receivables	—	869	(869)	(100.0)%
Professional fees	42,309	31,035	11,274	36.3%
Marketing	32,847	19,274	13,573	70.4%
General, administrative and other	19,195	10,560	8,635	81.8%
Operating income	$365,365	$412,543	$(47,178)	(11.4)%
Operating margin	72.2%	80.5%
As Adjusted(1)
Adjusted Operating Income	$377,584	$427,204	$(49,620)	(11.6)%
Adjusted Net Income	$286,594	$320,910	$(34,316)	(10.7)%

(1)
Refer to “Non-GAAP Financial Measures” below for reconciliations of U.S. GAAP to as adjusted results.

Revenues

Management fees decreased 1.3% to $506.2 million for the year ended December 31, 2024 from $512.7 million for the year ended December 31, 2023. Management fees earned from GBTC, ETHE, Other ETPs and ETFs, and Private Funds were $290.4 million, $182.4 million, $1.6 million, and $31.7 million, respectively, for the year ended December 31, 2024. Management fees earned from GBTC, ETHE, Other ETPs and ETFs, and Private Funds were $360.6 million, $134.5 million, less than $0.1 million, and $17.6 million, respectively, for the year ended December 31, 2023. Our weighted-average management fee rate was 1.61% for the year ended December 31, 2024 compared to 2.13% for the year ended December 31, 2023.

The decrease in management fees year over year was primarily driven by lower average AUM in GBTC and ETHE due to net outflows and the distributions to BTC Mini and ETH Mini, respectively, which resulted in the lower weighted-average management fee rate. This decrease was partially offset by price appreciation resulting in an increase in average AUM across products.

In addition, effective July 23, 2024, the Company waived a portion of the sponsor’s fee for the first six months of ETH Mini’s operations, so that the fee was 0% of the NAV of the trust for the first $2.0 billion of the trust’s assets. As of December 31, 2024, the trust’s assets did not exceed $2.0 billion and no management fees had been earned.

Operating Expenses

	Year Ended December 31,
	2024	2023	Change	Percent Change
	(in thousands)
Employee compensation and benefits	$43,878	$25,701	$18,177	70.7%
Stock-based compensation	2,563	12,725	(10,162)	(79.9)%
Provision for related party receivables	—	869	(869)	(100.0)%
Professional fees	42,309	31,035	11,274	36.3%
Marketing	32,847	19,274	13,573	70.4%
General, administrative and other	19,195	10,560	8,635	81.8%
Total operating expenses	$140,792	$100,164	$40,628	40.6%

	Year Ended December 31,
As a Percent of Revenue:	2024	2023
Employee compensation and benefits	8.7%	5.0%
Stock-based compensation	0.5%	2.5%
Provision for related party receivables	0%	0.2%
Professional fees	8.4%	6.1%
Marketing	6.5%	3.8%
General, administrative and other	3.8%	2.1%
Total operating expenses	27.8%	19.5%

Employee compensation and benefits

Employee compensation and benefits expense increased 70.7% to $43.9 million for the year ended December 31, 2024 from $25.7 million for the year ended December 31, 2023 due to an increase in headcount and incentive compensation. Headcount was 116 and 73 at December 31, 2024 and 2023, respectively. The increase in employee headcount reflects investment in the sales and distribution team as well as scaling of all key organizational functions to support the launch and maintenance of an expanding product suite.

Stock-based compensation

Stock-based compensation expense decreased 79.9% to $2.6 million for the year ended December 31, 2024 from $12.7 million for the year ended December 31, 2023 primarily due to the change in the intrinsic value of the underlying awards under the DCG Plan.

Provision for related party receivables

Provision for related party receivables was $0.9 million for the year ended December 31, 2023 related to digital asset loans to Genesis Capital, a wholly owned subsidiary of DCG. The Company assessed the likelihood of recognizing benefit from certain digital asset loans due from its affiliates and determined recognition of a reserve on all amounts due from Genesis Capital to be appropriate. The Company did not recognize a provision for the year ended December 31, 2024.

Professional fees

Professional fees increased 36.3% to $42.3 million for the year ended December 31, 2024 from $31.0 million for the year ended December 31, 2023 primarily due to:

•
increase in legal fees related to the uplisting of GBTC and ETHE to NYSE Arca and the initial distribution of BTC Mini and ETH Mini;
•
increase in accounting fees related to the audits completed for the Company as well as an increase in the number of Grayscale products requiring audit and tax services;
•
increase in sponsor-paid expenses for the Company’s investment products, including custodian fees, index provider, ETF sub-advisor fees, and fund administrator fees related to an increase in the number of products and the level of assets under management; and
•
increase in professional fees related to the initial public offering process.

Marketing expense

Marketing expense increased 70.4% to $32.8 million for the year ended December 31, 2024 from $19.3 million for the year ended December 31, 2023 primarily resulting from higher spending related to promoting the uplisting of GBTC and ETHE to NYSE Arca and an increase in brand advertising.

General, administrative and other

General and administrative expenses increased 81.8% to $19.2 million for the year ended December 31, 2024 from $10.6 million for the year ended December 31, 2023 primarily resulting from an increase in lease and office overhead expenses, regulatory and filing fees, trading fees, recruiting fees, and data-related costs.

Other Income (Loss)

	Year Ended December 31,
	2024	2023	Change	Percent Change
	(in thousands)
Realized and unrealized gains, net	$2,490	$18,107	$(15,617)	(86.3)%
Dividend income	3,812	1,606	2,206	137.4%
Other income	61	330	(269)	(81.6)%
Total other income	$6,363	$20,043	$(13,680)	(68.3)%

Other income decreased 68.3% to $6.4 million for the year ended December 31, 2024 from $20.0 million for the year ended December 31, 2023 primarily resulting from the change in realized and unrealized (losses) gains, net. Realized and unrealized gains, net of $2.5 million decreased by $15.6 million, or 86.3%, for the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily resulting from the timing of monetizing our management fees received in digital assets and the related digital asset price movements. In addition, dividend income increased to $3.8 million for the year ended December 31, 2024 from $1.6 million for the year ended December 31, 2023 primarily resulting from a higher average cash balance year over year and optimization of treasury functions.

Provision for Income Taxes

Our effective income tax rate for 2024 was 24.1%, resulting in an income tax expense of $89.6 million. Our effective income tax rate for 2023 was 24.9%, resulting in income tax expense of $107.6 million.

Quarterly Results of Operations

The following table sets forth our unaudited quarterly consolidated results of operations for each of the quarterly periods ended December 31, 2023 through September 30, 2025. These unaudited quarterly results of operations have been prepared on the same basis as our audited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the financial information set forth in the table below reflects all normal recurring adjustments necessary for the fair statement of results of operations for these periods. Our historical results are not necessarily indicative of the results that may be expected in any other period in the future, and the results of a particular quarter or other interim period are not necessarily indicative of the results to be expected for the full year or any other period. You should read the following unaudited quarterly consolidated results of operations together with our consolidated financial statements and related notes, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
AUM (in billions)
Average AUM	$34.9	$27.9	$28.8	$28.6	$24.9	$30.5	$34.1	$29.1
U.S. GAAP Operating Results (in thousands)
Operating revenues:
Management fees, related parties	$119,893	$96,357	$102,418	$108,291	$101,352	$141,336	$155,178	$155,140
Total revenue	119,893	96,357	102,418	108,291	101,352	141,336	155,178	155,140
Operating expenses:
Employee compensation and benefits	12,742	13,841	12,548	10,602	11,172	13,031	9,073	8,677
Stock-based compensation	349	410	396	91	1,183	469	820	12,642
Provision for related party receivables	—	—	—	—	—	—	—	869
Professional fees	13,940	12,765	12,003	11,546	10,061	8,799	11,903	9,003
Marketing	8,402	6,723	5,921	5,890	6,228	9,958	10,771	9,498
General, administrative and other	6,705	5,532	4,009	5,393	3,966	5,263	4,573	3,367
Total operating expenses	42,138	39,271	34,877	33,522	32,610	37,520	37,140	44,056
Operating income	77,755	57,086	67,541	74,769	68,742	103,816	118,038	111,084
Other income:
Realized and unrealized gains (losses), net	316	294	(710)	1,431	(154)	(974)	2,187	3,254
Dividend income	818	656	587	921	1,156	1,049	686	536
Other income	8	21	155	(33)	9	18	67	185
Total other income	1,142	971	32	2,319	1,011	93	2,940	3,975
Income before income taxes	78,897	58,057	67,573	77,088	69,753	103,909	120,978	115,059
Provision for income taxes	419	728	113	18,626	16,833	25,054	29,066	29,444
Net income	$78,478	$57,329	$67,460	$58,462	$52,920	$78,855	$91,912	$85,615
Operating margin	64.9%	59.2%	65.9%	69.0%	67.8%	73.5%	76.1%	71.6%

Non-GAAP Financial Measures

Adjusted Operating Income and Adjusted Net Income are non-GAAP financial measures that are used by management, in addition to GAAP financial measures, to understand and compare our operating results across accounting periods, for risk management and operational decision-making.

Adjusted Operating Income and Adjusted Net Income provide investors with additional information in evaluating the Company’s operating performance. These non-GAAP financial measures have been prepared by, and are the responsibility of, Grayscale’s management, and have not been audited or reviewed by our independent registered public accounting firm. These non-GAAP financial measurements should be considered in context with our GAAP results.

We believe Adjusted Operating Income and Adjusted Net Income, non-GAAP financial performance measures, are useful information to help investors evaluate our operating performance because it enables investors to compare these measures and component adjustments to our past financial performance and provide additional company-specific adjustments for certain items that may be included in income from operations but that we do not consider to be normal, recurring, operating expenses (or income) necessary to operate our business. We believe Adjusted Operating Income and Adjusted Net Income are useful to measure our operating performance without regard to items such as stock-based compensation expense, realized and unrealized gains (losses), net, and other income that can vary significantly from period to period and may not directly correlate to the underlying performance of our business operations.

Adjusted Operating Income and Adjusted Net Income are presented for supplemental informational purposes only and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Adjusted Operating Income adjusts for the following:

•
stock-based compensation expense, a non-cash expense, which we expect to continue to be a significant recurring expense;
•
realized and unrealized gains (losses), net, which may vary significantly period to period due to the timing of management fee monetization and the volatility of digital asset prices;
•
other income, which may vary significantly period to period;
•
nonrecurring executive transition-related charges associated with changes to key executive team members, which we do not expect to be recurring; and
•
nonrecurring listing expenses related to the Pre-IPO Reorganization and initial public offering process of the Company.

Adjusted Net Income adjusts for the following:

•
stock-based compensation expense, a non-cash expense, which we expect to continue to be a significant recurring expense;
•
realized and unrealized gains (losses), net, which may vary significantly period to period due to the timing of management fee monetization and the volatility of digital asset prices;
•
nonrecurring executive transition-related charges associated with changes to key executive team members, which we do not expect to be recurring; and
•
nonrecurring listing expenses related to the Pre-IPO Reorganization and initial public offering process of the Company.

The following tables provide a reconciliation of operating income to Adjusted Operating Income:

	Nine Months Ended September 30,
	2025	2024
	(in thousands)
Operating income, as reported	$202,382	$290,596
Adjusted for the following:
Stock-based compensation	1,155	2,472
Non-recurring executive transition-related charges	3,675	3,468
Non-recurring listing expenses	—	215
Other income	2,145	4,044
Realized and unrealized losses (gains), net	100	(1,059)
Adjusted Operating Income	$209,457	$299,736
Adjusted Operating Margin	65.7%	75.3%

	Year Ended December 31,
	2024	2023
	(in thousands)
Operating income, as reported	$365,365	$412,543
Adjusted for the following:
Stock-based compensation	2,563	12,725
Non-recurring executive transition-related charges	4,392	—
Non-recurring listing expenses	1,391	—
Other income	6,363	20,043
Realized and unrealized (gains), net	(2,490)	(18,107)
Adjusted Operating Income	$377,584	$427,204
Adjusted Operating Income Margin	74.6%	83.3%

The following tables provide a reconciliation of net income to Adjusted Net Income:

	Nine Months Ended September 30,
	2025	2024
	(in thousands)
Net income, as reported	$203,267	$223,687
Adjusted for the following:
Stock-based compensation, net of income taxes	1,147	1,876
Non-recurring executive transition-related charges, net of income taxes	3,639	2,632
Non-recurring listing expenses, net of income taxes	—	163
Realized and unrealized losses (gains), net of income taxes	104	(806)
Adjusted Net Income	$208,157	$227,553
Adjusted Net Income Margin	65.3%	57.2%

	Year Ended December 31,
	2024	2023
	(in thousands)
Net income, as reported	$282,149	$324,953
Adjusted for the following:
Stock-based compensation, net of income taxes	1,945	9,559
Non-recurring executive transition-related charges, net of income taxes	3,334	—
Non-recurring listing expenses, net of income taxes	1,056	—
Realized and unrealized (gains), net of income taxes	(1,890)	(13,602)
Adjusted Net Income	$286,594	$320,910
Adjusted Net Income Margin	56.6%	62.6%

Quarterly Non-GAAP Financial Measures

The following tables provide a reconciliation of operating income to Adjusted Operating Income for each of the quarterly periods ended December 31, 2023 through September 30, 2025:

	Three Months Ended
(in thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Operating income, as reported	$77,755	$57,086	$67,541	$74,769	$68,742	$103,816	$118,038	$111,084
Adjusted to exclude the following:
Stock-based compensation	349	410	396	91	1,183	469	820	12,642
Non-recurring executive transition-related charges	1,067	2,408	200	924	890	2,578	—	—
Non-recurring listing expenses	—	—	—	1,176	215	—	—	—
Other income	1,142	971	32	2,319	1,011	93	2,940	3,975
Realized and unrealized (gains) losses, net	(316)	(294)	710	(1,431)	154	974	(2,187)	(3,254)
Adjusted Operating Income	$79,997	$60,581	$68,879	$77,848	$72,195	$107,930	$119,611	$124,447
Adjusted Operating Income Margin	66.7%	62.9%	67.3%	71.9%	71.2%	76.4%	77.1%	80.2%

The following tables provide a reconciliation of net income to Adjusted Net Income for each of the quarterly periods ended December 31, 2023 through September 30, 2025:

	Three Months Ended
(in thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Net income, as reported	$78,478	$57,329	$67,460	$58,462	$52,920	$78,855	$91,912	$85,615
Adjusted to exclude the following:
Stock-based compensation, net of income taxes	347	405	395	69	898	356	623	9,407
Non-recurring executive transition-related charges, net of income taxes	1,061	2,378	200	701	675	1,956	—	—
Non-recurring listing expenses, net of income taxes	—	—	—	892	163	—	—	—
Realized and unrealized (gains) losses, net of income taxes	(314)	(290)	709	(1,085)	117	739	(1,662)	(2,421)
Adjusted Net Income	$79,572	$59,821	$68,764	$59,038	$54,773	$81,906	$90,873	$92,601
Adjusted Net Income Margin	66.4%	62.1%	67.1%	54.5%	54.0%	58.0%	58.6%	59.7%

Liquidity and Capital Resources

Our principal sources of liquidity are our cash and cash equivalents and cash flows from operating activities. Cash and cash equivalents totaled $100.0 million and $100.2 million as of September 30, 2025 and December 31, 2024, respectively, exclusive of restricted cash, and primarily consisted of cash on hand, cash on trading platforms, cash held at brokers, demand deposits, money market funds and short-term highly liquid investments with original maturities of three months or less. Cash flows from operating activities were $289.2 million and $152.4 million for the years ended December 31, 2024 and 2023, respectively. Cash flows from operating activities were $179.2 million and $223.4 million for the nine months ended September 30, 2025 and 2024, respectively.

On October 22, 2025, we completed the Private Placement of our Convertible Preferred Stock, pursuant to which we issued and sold 25,000,000 shares of the Convertible Preferred Stock for an aggregate purchase price of $250 million. We may use the net proceeds received from the Private Placement to seed our Principal Investments. See “Prospectus Summary—Recent Developments—Private Placement of Convertible Preferred Stock.”

We intend to use the net proceeds that we receive from this offering to purchase LLC Units from the Pre-IPO LLC Members at a purchase price per LLC Unit equal to the initial public offering price per share of Class A common stock after underwriting discounts and commissions. Accordingly, we will not receive any proceeds from the purchase of LLC Units from the Pre-IPO LLC Members by us.

Our principal liquidity needs have been, and we expect them to continue to be, primarily related to employee compensation and benefits and payments owed to vendors and third parties in the normal course of business for operating expenses.

We do not currently have any material debt obligations; however we do have future minimum operating lease payments that are further detailed in the notes to our financial statements included within this prospectus. Further, in connection with the IPO Reorganization, we may incur additional liabilities as a result of the Tax Receivable Agreement.

We currently anticipate that our cash and cash equivalents, together with anticipated cash flows from operating activities, will be sufficient to meet our operational cash needs for the foreseeable future.

Our future capital requirements will depend on many factors, including investor demand for digital assets, any acquisitions or investments we may make from time to time, continuing market acceptance of our products, expansion of sales and marketing activities and overall economic conditions. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. In the event that additional financing is required from outside sources, there is a possibility we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

Credit Agreement

On May 15, 2023, we entered into an amended Coinbase Post-Trade Financing Agreement with Coinbase Credit, Inc. (the “Credit Agreement”) providing for a $45 million post-trade line of credit which may be drawn upon at any time. The Credit Agreement provides for the extension of trading credits used in connection with intraday trading of digital assets on Coinbase’s trading platform. Trading credits are settled by way of delivery of the applicable digital assets traded and are typically settled within one business day of the trade order. Borrowings under the Credit Agreement bear interest at a fixed rate of 0.04% simple interest per calendar day to be paid on the basis of the aggregate maximum amount drawn by the Company in the same type of digital asset for which the post-trade line of credit was utilized. As of September 30, 2025 and December 31, 2024, there were no amounts outstanding under the Credit Agreement.

Cash Flows

The following table reflects our changes in cash flows for the nine months ended September 30, 2025 and 2024:

	Nine Months Ended September 30,
	2025	2024
	(in thousands)
Net cash provided by (used in) operating activities	$179,296	$223,379
Net cash provided by (used in) investing activities	(396)	(905)
Net cash provided by (used in) financing activities	(179,129)	(220,151)
Net change in cash and cash equivalents	$(229)	$2,323

Operating activities

Net cash provided by operating activities was $179.3 million for the nine months ended September 30, 2025. Our net cash provided by operating activities reflected net income of $203.3 million and non-cash adjustments of $(7.8) million, which primarily consisted of $(318.6) million in revenue recognized from management fees. This was partially offset by $307.9 million in proceeds from sale of digital assets and $1.2 million of stock-based compensation. In addition to these changes were changes in operating assets and liabilities of $(16.4) million.

Net cash provided by operating activities was $223.4 million for the nine months ended September 30, 2024. Our net cash provided by operating activities reflected net income of $223.7 million and non-cash adjustments of $73.5 million, which primarily consisted of $398.5 million in proceeds from sale of digital assets, net and $71.0 million provision for income taxes. This was partially offset by $(397.8) million in revenue recognized from management fees and $(1.1) million in realized (gains) on sale of digital assets, net. In addition to these changes were changes in operating assets and liabilities of $(73.8) million.

Investing activities

Net cash used in investing activities of $(0.4) million for the nine months ended September 30, 2025, which consisted of $(0.2) million and $(0.2) million in purchases of equipment and purchases of investments in digital asset trusts and funds, respectively.

Net cash used in investing activities of $(0.9) million for the nine months ended September 30, 2024 primarily related to $(0.5) million and $(0.4) million in purchases of equipment and purchases of investments in digital asset trusts and funds, respectively.

Financing activities

Net cash used in financing activities of $(179.1) million for the nine months ended September 30, 2025, which consisted of $(173.3) million in distributions to affiliates and $(5.8) million in deferred offering costs.

Net cash used in financing activities of $(220.2) million for the nine months ended September 30, 2024, which consisted of $(220.2) million in distributions to DCG.

Cash Flows

The following table reflects our changes in cash flows for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
	(in thousands)
Net cash provided by (used in) operating activities	$289,193	$152,361
Net cash provided by (used in) investing activities	(1,185)	(1,789)
Net cash provided by (used in) financing activities	(299,298)	(44,806)
Net change in cash and cash equivalents	$(11,290)	$105,766

Operating activities

Net cash provided by operating activities was $289.2 million for the year ended December 31, 2024. Our net cash provided by operating activities reflected net income of $282.2 million, non-cash adjustments of $5.1 million, which primarily consisted of $507.7 million in proceeds from sale of digital assets, $2.8 million in deferred income tax benefit, net, and $2.6 million in stock-based compensation. This was partially offset by $(506.1) million in revenue recognized from management fees. In addition to these changes were changes in operating assets and liabilities of $1.9 million.

Net cash provided by operating activities was $152.4 million for the year ended December 31, 2023. Our net cash provided by operating activities reflected net income of $325.0 million, offset by non-cash adjustments of $(215.4) million, which primarily consisted of $(512.7) million in revenue recognized from management fees and $(17.2) million in realized (gains) on sale of digital assets, net. This was partially offset by $300.1 million in proceeds from sale of digital assets and $12.7 million in stock-based compensation. In addition to these changes were changes in operating assets and liabilities of $42.8 million.

Investing activities

Net cash used in investing activities of $(1.2) million for the year ended December 31, 2024, which consisted of $(0.6) million and $(0.6) million in purchases of equipment and purchases of investments in digital asset trusts and funds, respectively.

Net cash used in investing activities of $(1.8) million for the year ended December 31, 2023 primarily related to $(1.5) million and $(0.3) million in purchases of equipment and purchases of investments, respectively.

Financing activities

Net cash used in financing activities of $(299.3) million for the year ended December 31, 2024, which consisted of $(299.3) million in distributions to DCG.

Net cash used in financing activities of $(44.8) million for the year ended December 31, 2023, which consisted of $(44.8) million in distributions to DCG.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing or other arrangements and have neither created nor are party to any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating our business.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk associated with changes in the market value of assets and liabilities resulting from broad market movements, such as changes in the general level of interest rates, equity prices, foreign exchange rates, and commodity prices. The Company’s material market risks are outlined below.

Digital Asset Price Risk

A significant portion of our revenue is derived from fees based on a percentage of the value of the digital assets under management. Digital assets are accounted for using the fair value of the underlying digital assets and are sensitive to changes in market prices. Any reduction in the market prices would decrease our AUM and the fees we earn on such AUM. In addition, declines in digital asset prices may cause investors to withdraw funds from our investment products in favor of investments that they perceive as offering greater opportunity or lower risk, thereby compounding the impact on our revenues.

Our management fees from our investment products are accrued daily in U.S. dollar at fair value; however, we receive non-cash consideration in the form of digital asset tokens. This form of consideration introduces digital asset price risk between the daily management fee accrual and the date of receipt of the digital asset tokens from our investment products. To minimize this risk, we may enter into forward contracts periodically throughout the month to deliver a fixed quantity of digital asset tokens at a fixed price to trading counterparties.

We held digital assets with fair value of $11.6 million and $0.3 million as of September 30, 2025 and December 31, 2024, respectively. In addition, we held investments in digital asset trusts and funds with fair value of $1.0 million and $1.3 million as of September 30, 2025 and December 31, 2024, respectively. A 10% decrease in the price of such digital assets and investments in digital asset trusts and funds would not have had a material impact on our results of operations.

Counterparty Risk

To source digital assets underlying our products and monetize our management fees received in digital asset tokens, we rely on a group of approved liquidity providers.

We seek to limit our counterparty risk across custodial services. In addition, we perform due diligence on our liquidity providers. Our due diligence procedures include, but are not limited to, internal control procedures around on-boarding new platforms, which includes review of their AML and KYC policies by our Chief Compliance Officer, periodic review of market information regarding security and solvency risk, setting balance limits for each platform account based on risk exposure thresholds and having a fail-over plan to move cash and digital assets held on a platform in instances where risk exposure significantly changes.

While we intend to only transact with counterparties that we believe to be creditworthy, there can be no assurance that a counterparty will not default and that we will not sustain a material loss on a transaction as a result.

Critical Accounting Policies and Estimates

Revenue Recognition

We primarily generate revenue from management fees for acting as the sponsor for the trusts and funds. Revenue is recognized when services are delivered to a customer. The amount of revenue recognized reflects the consideration that we expect to receive in exchange for these goods or services. We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers. The revenue recognition guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance requires an entity to follow a five-step model to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or as) the entity satisfies a performance obligation.

The performance obligation is the management of the trusts and funds. While the individual activities that comprise the performance obligation can vary day to day, the nature of the overall performance obligation to provide management service is the same and considered by the Company to be a series of services that have the same pattern of transfer to the customer and the same method to measure progress toward satisfaction of the performance obligation. The daily series of distinct services represents a single performance obligation that is satisfied over time. The Company recognizes revenue ratably as the trusts and funds receive and consume the benefits as they are provided by the Company. Consideration for the Company’s services is generally in the form of variable consideration because fees are based on agreed-upon management service fee percentages ranging from 0.15% - 2.5% of the digital asset holdings fee basis amount or NAV of the trusts and funds (as defined in the respective trust agreements and LLC agreements). Such fees are affected by changes in the digital asset holdings fee basis amount or NAV of the trusts and funds, including market appreciation or depreciation and net inflows or outflows. The Company includes variable consideration in revenue when it is no longer probable of significant reversal, i.e., when the associated uncertainty is resolved.

In exchange for the daily performance of management services, the Company accrues management fees in U.S. dollars, which are payable in the underlying digital asset token of the Trusts and Funds. As a result, the Company receives non-cash consideration in the form of units of the digital asset which are typically settled by the end of the month in which they are earned. Changes in the fair value of the non-cash consideration that is delivered for settlement of the manager’s fee is recorded in realized and unrealized (losses) gains, net, on the Consolidated Statements of Operations. In performing management services, the Company has discretion to involve third parties in providing services to the Trusts and Funds. The Company is deemed to be the principal in the arrangement because the Company controls the promised services before they are transferred to customers, and accordingly presents the revenue gross of related costs.

The digital asset tokens received by the Company as non-cash consideration for the U.S. dollar denominated management fees are converted nearly immediately into cash. Any unrealized or realized gain or loss on the difference between the daily U.S. dollar accrual and the value of the digital asset tokens received as settlement of the U.S. dollar-based liability are record in realized and unrealized (losses) gains, net, on the Consolidated Statements of Operations.

Recent Accounting Pronouncements

See Note 1 to the consolidated financial statements of Grayscale Operating, LLC included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the dates of the statements of financial condition included elsewhere in this prospectus.

Emerging Growth Company Status

Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We intend to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

Business

Grayscale Overview

Grayscale is the largest digital asset-focused investment platform in the world, with approximately $35 billion in assets under management as of September 30, 2025. Our mission is to make digital asset investing simple and open to every investor. Founded in 2013, we have pioneered regulated access to the digital asset class. Our platform spans the full spectrum of institutional-grade solutions, providing investors with the broadest and most diverse suite of digital asset-focused investment products in the United States based on number of products. Today, we are operating from a position of strength due to our highly differentiated position in the digital asset investment ecosystem:

We believe that Grayscale is the smart way to invest in the digital asset class, just as investing in our products is a smart way to invest in digital assets. The inherent operating leverage underlying our platform has the potential to deliver superior returns relative to digital assets when market values appreciate, while also providing us the flexibility to maintain financial discipline, control costs and opportunistically invest in our growth initiatives should digital asset prices depreciate for sustained periods of time. When compared with the other options investors have to gain digital asset exposure via the public markets, we believe Grayscale offers (1) better diversification than stablecoin issuers due to our comprehensive coverage of the digital asset universe rather than single sector exposure, (2) better capital efficiency than miners due to our lower operating expenses, (3) better economics than digital asset trading platforms because our revenues are derived from more stable management fees on AUM rather than transaction fees, and (4) better return on equity than treasury companies with less risk because our profitable and capital-efficient operating business model can, but does not need to, issue debt or dilutive equity to generate returns. We also have the ability to organically and efficiently compound our exposure to digital assets by accruing tokens through our asset management business, allowing us to retain operating profit in the form of digital assets and further participate in the potential growth of the market.

Pioneering the Digital Asset Revolution

Digital assets and blockchain technology are driving a secular shift in the global financial system, streamlining financial access and democratizing payment rails. Recognizing this transformative potential, we knew investors would need regulated investment vehicles that provide transparent, compliant and secure access. In 2013, we launched the first widely available and institutional-grade Bitcoin investment fund in the world—then known as the “Bitcoin Investment Trust” —to meet this market demand.

Grayscale was the first firm in history to offer a product of this kind, pioneering regulated access to the digital asset class. Our groundbreaking Bitcoin product offered U.S. accredited investors a familiar investment vehicle to gain exposure to the first and largest digital asset protocol in existence. We would go on to make our Bitcoin product the first publicly traded Bitcoin vehicle under the ticker GBTC, the first SEC reporting digital asset investment vehicle, and among the first spot Bitcoin exchange-traded products following our watershed U.S. Court of Appeals ruling in 2023.

Our Bitcoin trust was introduced when Bitcoin had a market capitalization of only approximately $1.5 billion. As of September 30, 2025, the entire digital asset market capitalization is nearly 3,000 times that at approximately $4 trillion. Comparing digital asset market capitalization from September 30, 2024 to September 30, 2025, the asset class has grown approximately 71%.

Since the launch of our Bitcoin trust, we have become deeply embedded within the digital asset investment ecosystem. Through our Capital Solutions Platform—an origination engine through which we partner with entrepreneurs, developers, foundations and protocol teams—we structure products and solutions around what we believe are the most promising emerging technologies. What began with Bitcoin has grown into an entire universe of digital asset sectors including AI, identity systems, digital artwork, storage, web hosting and gaming. Digital assets are reshaping traditional finance through the tokenization of real-world assets—such as stocks, bonds, real estate, and commodities—and stablecoins have emerged as one of the most prominent use cases of the asset class, removing friction and driving efficiency in payment systems infrastructure.

As digital assets reshape the future of finance, Grayscale is not just participating in the asset class, we are helping unlock its true potential by inventing products and pioneering regulated access for investors. We are doing for digital assets what Vanguard and PIMCO did for the investment management industry with their mutual fund and bond fund in the 1970s and 1980s, and what KKR did for private equity with their leveraged buy-out vehicles in the 1980s.

Our History of Firsts

•
2013: Launched the world’s first widely available Bitcoin investment vehicle (Bitcoin Investment Trust, later GBTC)
•
2015: GBTC became the first publicly traded Bitcoin fund
•
2017: Introduced the first widely available Ethereum investment vehicle (ETHE)
•
2019: ETHE became the first publicly traded Ethereum fund
•
2021: Brought the first SEC-reporting digital asset vehicles to market (GBTC and ETHE)
•
2023: Landmark court victory paving the way for the approval of the first spot Bitcoin ETPs
•
2024: Launched one of the first Bitcoin ETPs and one of the first Ethereum ETPs
•
2024: Launched Bitcoin and Ethereum “Mini Trusts” (Ticker: BTC and Ticker: ETH), the lowest-cost ETPs in the U.S. market
•
2025: Within its first year, BTC surpassed $5 billion in AUM—a milestone achieved by only nine other ETF products
•
2025: Launched the first diversified digital asset ETP encompassing multiple digital asset tokens beyond Bitcoin and Ethereum (Ticker: GDLC)
•
2025: Launched the first Ethereum staking ETPs (Ticker: ETHE and Ticker: ETH)

Our Market Opportunity

Digital assets are among the fastest-growing asset class of the past decade and now represent a multi-trillion-dollar sector, making it an attractive opportunity for investors. We believe digital assets have reached escape velocity and are poised to further revolutionize traditional financial markets as they gain greater institutional adoption and regulatory clarity to unlock their potential.

Massively Expanding Market

Grayscale has been a pioneer in this massively expanding market and is now working to capitalize on the opportunities that lie ahead. The market capitalization of digital assets as of September 30, 2025 was approximately $4 trillion, according to data from CoinGecko. For comparison, the private credit market, another fast-growing asset class, was approximately $2 trillion at year-end 2024, according to Preqin. Digital assets are the fastest-growing asset class in recent history as compared to other major asset classes, including U.S. equities, gold and U.S. corporate bonds. Using Bitcoin as a proxy for digital assets, from September 30, 2015 to September 30, 2025, the price of Bitcoin increased more than 47,800% per CoinGecko. Comparatively over the same time period, the S&P 500 (per S&P Capital IQ), gold (per S&P Capital IQ), U.S. bonds (as measured by the Bloomberg U.S. Aggregate Total Return Value Unhedged USD Index) and U.S. treasuries (as measured by the BlackRock U.S. iShares Treasury Bond ETF) increased 248%, 245%, 20% and 12%, respectively.

We estimate our total addressable market capitalization is approximately $4 trillion as of September 30, 2025, and we believe that it has potential to grow further. We define our total addressable market today as the market capitalization of all digital assets and our serviceable addressable market as the total amount of capital invested in digital assets through investment vehicles such as ETFs, ETPs, private funds or trusts, publicly quoted private funds or trusts, and actively managed strategies. We estimate this serviceable market opportunity is approximately $365 billion as of September 30, 2025. To calculate this figure, we consider the total assets under management of digital asset exchange-traded products, over-the-counter digital asset investment products, digital asset futures-based funds, digital asset-exposed thematic equity funds, digital asset-exposed hedge funds, digital asset-exposed private equity or venture capital funds, digital asset-exposed private passive funds and tokenized digital asset funds. Our serviceable addressable market is based on a rigorous analysis of products offered by us and our competitors through both exchange-listed and non-exchange-listed products and funds, with data sourced from Bloomberg, Preqin and U.S. regulatory filings.

Going forward, we expect that the total addressable market will continue to grow as well as expand into adjacencies including tokenized real-world assets and other blockchain-enabled technologies. We continue to believe an increasing portion of the total addressable market will be served via regulated investment vehicles as digital asset allocations evolve, positioning Grayscale to deliver growth. In particular, we expect that institutional adoption and advised wealth portfolios will drive inflows into digital asset ETFs and ETPs, popular products that provide robust and regulated investor access and represent a large addressable market compared to other vehicle structures.

Increasing Institutional Adoption

We continue to see investors indicate a growing interest in increasing their exposure to the digital asset investment ecosystem. 83% of institutional investors expect to increase their digital asset allocations in 2025, with 59% expecting to allocate more than 5% of their portfolio to digital assets, according to an independent survey conducted by Ernst & Young.

There is also a shift in investor preference towards digital assets across wealth management channels. Morgan Stanley’s Wealth Management Global Investment Committee in an October 2025 report recommended a digital asset allocation of up to 4% across client portfolios oriented towards opportunistic growth. The proportion of financial advisors recommending allocations toward digital assets for all clients has more than doubled from 8% as of March 2024 to 20% as of December 2024, according to a survey of financial advisors conducted by the Digital Assets Council of Financial Professionals. In addition, 65% of financial advisors have recommended some digital asset allocation to at least 10% of their clients, and more than a third of financial advisors recommend digital asset allocations to at least 50% of their clients. The White House issued Executive Order 14330, titled “Democratizing Access to Alternative Assets for 401(k) Investors,” which aims to expand the range of investment options available to participants in 401(k)s. We believe this will further increase portfolio allocations by allowing the larger than $13 trillion defined contribution plan market, which consists of the larger than $9 trillion 401(k) market, as of June 30, 2025, to invest in digital assets. We expect continued growth in allocations from advised wealth channels as education, awareness, and regulation around digital assets mature.

As digital asset investing penetrates these previously inaccessible, more traditional investment channels, we expect that sophisticated investors will also increasingly purchase digital assets outside of Bitcoin and Ethereum. Emerging tokens provide exposure to a variety of different risk return profiles, offering investors more choice that is not well serviced by traditional asset managers. Our strong brand and existing product infrastructure allow us to go to market quickly and efficiently, positioning us to capture AUM as emerging tokens become part of diversified digital asset portfolios. Today, we have the broadest offering of digital asset-focused investment products in the U.S, with more than 40 products, providing exposure to more than 45 tokens as of September 30, 2025. Most of our competitors have a more limited range of product offerings, with many providing exposure only to Bitcoin and Ethereum.

Improving Regulatory Clarity

Digital asset adoption has gained momentum with increasing alignment across various levels of government and bipartisan lawmakers. Recent examples of key developments fostering digital asset innovation include executive orders, such as Executive Order 14178 titled “Strengthening American Leadership in Digital Financial Technology,” which established the Presidential Working Group on Digital Asset Markets with a mandate to develop a federal regulatory framework for digital assets, and the previously mentioned Executive Order 14330, titled “Democratizing Access to Alternative Assets for 401(k) Investors,” which aims to expand the range of investment options available to participants in defined contribution plans such as 401(k)s. We have also seen a significantly improved regulatory posture, such as the SEC’s formation of a dedicated Crypto Task Force, approval of Generic Listing Standards for Commodity-Based Digital Asset Trusts, announcement of “Project Crypto,” and decision to drop or pause effectively all of its non-fraud related lawsuits and/or investigations against leading digital asset market participants and protocol development teams. More recently, legislative policy has been making its way through Congress that has the potential to bolster the digital asset industry for the long term, including the enactment of the Guiding and Establishing National Innovation for U.S. Stablecoins Act (the “GENIUS Act”) and the U.S. House passage of the Digital Asset Market Clarity Act (the “Clarity Act”). We believe this increased regulatory clarity will enable us to offer more innovative products with more diversified assets to further unlock investor demand and grow AUM.

Unlocking Digital Asset Features

Digital assets have unique features. We believe one of the most prominent examples is staking, an activity with no direct parallel in traditional asset classes. By participating in staking, holders of certain digital assets help secure blockchain networks like Ethereum and Solana, and in return, earn protocol-level rewards for doing so. This mechanism not only enhances network integrity but also enables value creation directly from asset ownership. As of September 30, 2025, we manage one of the largest Ethereum ETP franchises globally, with approximately $7.4 billion in assets under management. In October 2025, after years of advocating for regulatory approval to enable staking, we were the first to stake in Ethereum ETPs. Based on the average annualized staking reward rate of approximately 3% on the Ethereum protocol, we have unlocked substantial value for our shareholders and investors. Additionally, our large scale allows us to extract favorable terms from our staking service providers. We are also staking in our Solana ETP and plan to do so across all of our stakeable investment vehicles as the regulatory environment permits, potentially unlocking further value for shareholders and investors.

Industry Background

The digital asset industry has evolved significantly in recent years as the regulatory environment and market infrastructure underpinning the industry have continued to develop and improve, and digital asset adoption has soared. We expect capital inflows across digital asset-focused investment products to accelerate, supported by constructive regulatory tailwinds and growing institutional demand for the asset class.

Grayscale’s Landmark Victory – A Catalyst for Institutional Adoption

One of the most significant catalysts to institutional adoption was the approval of Bitcoin and Ethereum-based ETPs in the United States, in which Grayscale played a critical role. In 2023, we continued our journey of unlocking the transformative potential of digital assets through a U.S. Court of Appeals ruling that led to the SEC approval of spot Bitcoin ETPs. This was a watershed moment for the industry that opened avenues for institutional investors to gain exposure to digital assets through regulated, traditional investment vehicles. We brought the first regulated spot Bitcoin and Ethereum investment vehicles to the U.S. market, strengthening our position as a trusted pioneer in the digital asset industry.

Grayscale’s landmark victory marked a pivotal milestone for the digital assets industry, coinciding with Bitcoin surpassing its then all-time high. Within several months, on the same basis of approving spot Bitcoin ETPs, spot Ethereum ETPs were approved, further unlocking secure and regulated access to digital assets through traditional investment vehicles, significantly expanding the pool of potential investors and reinforcing the viability of digital assets as an institutional asset.

Pro-Digital Asset Regulatory Tailwinds

Following the successful launches of Bitcoin and Ethereum ETPs, the U.S. now finds itself in the most pro-digital asset innovation administration to date. The current administration has demonstrated a proactive approach to integrating digital assets into the financial system, marking a departure from previous regulatory postures. Recent key developments in 2025 include:

Executive

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Executive Order 14178, titled “Strengthening American Leadership in Digital Financial Technology,” established the Presidential Working Group on Digital Asset Markets with a mandate to develop a federal regulatory framework for digital assets. The Working Group released a report in July 2025 outlining the administration's recommendations to Congress and various agencies reflecting the administration’s “pro-innovation mindset toward digital assets and blockchain technologies.” In particular, the report recommends that Congress enact legislation regarding self custody of digital assets, clarify the applicability of Bank Secrecy Act obligations with respect to digital asset service providers, grant the CFTC authority to regulate spot markets in non-security digital assets, prohibit the adoption of a CBDC, and clarify tax laws as relevant to digital assets. In addition, the report recommends that agencies reevaluate existing guidance on digital asset activities, use existing authorities to enable the trading of digital assets pursuant to laws and regulations at the federal level, embrace DeFi, launch or relaunch digital asset innovation efforts, and promote U.S. private sector leadership in the responsible development of cross-border payments and financial markets technologies, among others.
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Executive Order 14233, titled “Establishment of the Strategic Bitcoin Reserve and United States Digital Asset Stockpile,” instructed the Secretary of the Treasury and Secretary of Commerce to develop strategies for maintaining Bitcoin and other digital assets, such as Ethereum, Solana, XRP and Cardano, that the U.S. Government already holds and develop strategies for acquiring more Bitcoin in a budget neutral manner.
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H.J.Res.25, a Congressional Review Act disapproval resolution, overturned the previous administration’s rule that would have hampered the digital asset industry by creating unworkable tax reporting requirements for decentralized finance platforms.

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Executive Order 14330, titled “Democratizing Access to Alternative Assets for 401(K) Investors,” aims to expand the range of investment options available to participants in 401(k) and other defined contribution plans to include alternative assets such as digital assets. It directs the Department of Labor (“DOL”) to review its guidance under ERISA regarding alternative asset investments in 401(k) plans and clarify fiduciary duties related to asset allocation funds that include these investments. Additionally, the SEC is instructed to consider revising regulations related to “accredited investor” and “qualified purchaser” definitions to facilitate broader access to alternative assets such as digital assets, which would also expand access for our private placement offerings.

Regulatory

The SEC, under new leadership, has taken steps to provide regulatory clarity, including the formation of a dedicated Crypto Task Force that aims to develop a comprehensive and clear regulatory framework for digital assets, focusing on fostering innovation while ensuring investor protection. Further signaling its shift away from regulation by enforcement and toward regulation by guidance and rulemaking, on February 20, 2025, the SEC replaced its previous enforcement unit, Crypto Assets and Cyber Unit, with the Cyber and Emerging Technologies Unit.

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The SEC withdrew SAB 121, removing a significant barrier for public financial institutions to safeguard digital assets and opening up the market for regulated digital asset custodians.
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The SEC withdrew several digital asset-focused proposed rulemakings, including SEC Rule 3b-16, which would have redefined certain terms used in the statutory definition of “exchange” in a manner that could sweep in various types of digital asset activity, including decentralized finance or DeFi, effectively shutting these activities down.
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On July 31, 2025, Chairman Atkins announced “Project Crypto,” a Commission-wide initiative to modernize securities rules for digital assets, reshore innovation in the United States, and implement the recommendations of the report by the interagency working group tasked with “proposing a Federal regulatory framework governing the issuance and operation of digital assets.” Chairman Atkins had directed the SEC’s policy divisions to work with the crypto task force to draft “clear and simple rules of the road for crypto asset distributions, custody, and trading,” and also stated that the Commission and SEC staff will consider using interpretive, exemptive, and other authorities with respect to digital asset markets.
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The CFTC launched a “crypto sprint” to implement the recommendations in the President’s Working Group on Digital Asset Markets report in August 2025. The CFTC’s announcement highlighted its Crypto CEO Forum, discussions with market participants, and withdrawal of “outdated” staff advisories and release of new guidance to improve regulatory clarity. The announcement also highlighted the CFTC’s planned coordination with the SEC.
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The SEC and CFTC issued a joint staff statement on September 2, 2025, providing the respective staffs’ view that current law does not prohibit SEC- or CFTC-registered exchanges from facilitating trading of certain spot crypto asset products. The statement indicated that the SEC and the CFTC are coordinating efforts to facilitate the trading of certain spot crypto asset products on registered exchanges.
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On September 5, 2025, the SEC and CFTC issued a joint statement and, on September 29, 2025, held a joint roundtable on regulatory harmonization opportunities. Potential areas of coordination identified include 24/7 markets, event contracts, perpetual contracts, portfolio margining, and innovation exemptions and DeFi.
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The DOL’s Employee Benefits Security Administration rescinded its prior guidance, which discouraged fiduciaries from including digital assets in 401(k) retirement plans. The administration’s prior guidance, released in 2022, directed plan fiduciaries to exercise “extreme care” before adding digital assets to investment menus. By rescinding this guidance, the administration unlocks significant opportunity for digital asset allocation from individuals and institutional wealth management platforms.

Judicial

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The SEC dropped or paused over a dozen of its high-profile lawsuits and/or investigations against digital asset market participants and protocol development teams including Binance, Coinbase, ConsenSys, Crypto.com, Cumberland, Gemini, Kraken, Robinhood, Ripple, DRW, Uniswap, and Tron Foundation. These actions eliminate regulatory overhang and allow the SEC Crypto Task Force to reassess how it applies securities laws to digital assets, while also looking to Congress to fill regulatory gaps.

Legislative

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The GENIUS Act was signed into law in July 2025. This landmark legislation aims to establish a clear federal framework for regulating an important use-case of digital assets in the United States: payment stablecoins. It focuses on protecting consumers, ensuring transparency, and promoting innovation in the stablecoin market by setting rules for issuers, reserve requirements, and marketing practices. The former Executive Director of the President’s Council of Advisers on Digital Assets, Bo Hines, suggested this legislation may result in the digital asset industry increasing approximately four to six times in value.
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The U.S. House of Representatives passed the Clarity Act of 2025. This comprehensive landmark legislation aims to provide regulatory clarity for digital assets by delineating responsibilities between the CFTC and the SEC. Under the Clarity Act, the CFTC would oversee digital assets classified as commodities, while the SEC would regulate digital assets classified as securities. The bill also imposes comprehensive customer disclosure, asset safeguarding, and operational requirements on digital asset market participants required to be registered with the CFTC and/or the SEC. The Clarity Act represents a significant step towards establishing a regulatory framework for the digital asset market in the United States.
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The U.S. Senate Banking Committee released a discussion draft of the Responsible Financial Innovation Act of 2025 (“RFIA”) in July 2025. The RFIA proposes a comprehensive regulatory framework for digital assets aimed at clarifying jurisdiction, enhancing consumer protections and fostering innovation. It seeks to resolve whether digital assets should be regulated as securities or commodities by introducing a classification system based on decentralization and functionality. Under this classification system, more decentralized digital assets would be regulated by the CTFC and more centralized digital assets would be regulated by the SEC. Digital assets’ classification under the RFIA would be able to change over time under the classification system.

Institutional Adoption and Asset Class Legitimization

The confluence of executive action, judicial decisions and legislative reforms has dramatically reshaped the digital asset landscape, creating a clear regulatory roadmap and unlocking institutional interest. We have witnessed a dramatic shift in the perception and role of digital assets in global capital markets. Institutional investors—including asset managers, corporations, pensions, endowments and sovereign wealth funds—have moved beyond exploratory allocations and are now integrating digital assets into core investment strategies.

This transformation is particularly significant in light of the historic reluctance by legacy investment platforms to engage with digital assets. These platforms were not structurally or technologically equipped to navigate blockchain infrastructure, assess token-based investment vehicles, or provide compliant trading solutions tailored to digital assets. However today, continued institutional adoption, increasing regulatory clarity and advancements in the underlying technology have transformed digital assets into a core strategic allocation for a growing share of institutional portfolios.

We believe the growing demand for digital asset exposure—driven by macroeconomic diversification, generational wealth transition, and regulatory normalization—will continue to accelerate. Looking ahead, we believe platforms like Grayscale-with the right combination of technical fluency, regulatory compliance, and fiduciary discipline-are uniquely positioned to capitalize on the next wave of capital inflows.

Our Growth Opportunities

Our platform spans the full spectrum of institutional-grade solutions, providing investors with the broadest and most diverse suite of digital asset-focused investment products in the United States based on number of products. This platform provides us with multiple growth vectors to capitalize on our market opportunity, including our “Growth” products and other initiatives. We define our “Growth” products as all products other than GBTC and ETHE, which consist of our Bitcoin and Ethereum “Mini Trusts” (Ticker: BTC and Ticker: ETH), the lowest-cost ETPs in the U.S. market, alternative ETPs, ETFs and Private Funds. As of September 30, 2025, we have seen cumulative inflows of approximately $3.7 billion in our Growth products since January 2024. As the digital asset investing market grows and evolves, we believe we are well positioned to continue growing organically through the following strategies:

Build on the Success of Our ETF and ETP Suite

Transition to ETFs and ETPs. ETFs and ETPs are popular products that provide robust and regulated investor access and represent a large addressable market compared to other vehicle structures. We have converted our Bitcoin, Ethereum, Solana and diversified digital asset products to ETPs and plan to do so for our other products to allow for broader investor access and further AUM growth. ETFs and ETPs are the predominant vehicle for advisor platforms that serve U.S. high net worth investors. Our ETFs and ETPs are already approved on major advisor platforms, positioning us to capture rising allocations from these investors. There is a first-mover advantage to launching ETFs and ETPs because existing scale tends to reinforce additional investor flows, and we believe Grayscale is well positioned to capture that advantage for emerging tokens as we have done for Bitcoin and Ethereum. Further, recent regulatory developments are also shortening approval timelines and have begun to permit more sophisticated underlying assets and structures, including multi-asset and staking-enabled ETPs, creating opportunity for incremental revenue and diversifying investor product choice in the sector. Together, these factors position us to extend the success of our flagship ETFs and ETPs and further solidify our leadership position in offering regulated digital asset-focused investment products. As of September 30, 2025, we have experienced approximately $3.3 billion of cumulative net inflows in our ETFs and ETPs (excluding GBTC and ETHE) since the beginning of 2024.

Launch of Mini Products. In July 2024, we launched our Bitcoin and Ethereum “Mini Trusts” (Ticker: BTC and Ticker: ETH), the lowest-cost ETPs in the U.S. market. These products were launched with advised wealth distribution channels in mind and offer fee rates of 0.15%. AUM in these products has grown to $8.5 billion as of September 30, 2025. We expect that this growth will continue as we are added to more advised wealth platforms over time.

Launch of GDLC and Multi-Token Offerings. In September 2025, we were the first to launch a diversified digital asset ETP encompassing multiple tokens beyond Bitcoin and Ethereum (Ticker: GDLC). As digital asset investing matures, we believe demand will become more sophisticated. Bitcoin and Ethereum have been attractive entry points to digital assets, but we expect investor demand will expand to tokens beyond Bitcoin and Ethereum. We launched our GDLC product as a way to provide diversified digital asset exposure to multiple tokens in a single product. AUM in GDLC has grown to $741 million as of September 30, 2025.

Launch of GSOL. In October 2025, we launched Grayscale Solana Trust ETF (Ticker: GSOL) on NYSE Arca as an ETP, making it the first of our staking products to uplist under the new generic listing standards approved by the SEC. With the launch of GSOL on NYSE Arca, we are now among the largest Solana ETP managers in the United States by AUM.

Double-Down on Differentiated Strategies

Our Private Fund franchise offers accredited investors exposure to a wide array of emerging digital assets that are not yet available in a public ETF or ETP format. These Private Funds carry a fee rate that is typically 2.50%. We intend to expand our Private Fund franchise to capture growth in the broader digital asset market, particularly as projects beyond Bitcoin and Ethereum continue to gain awareness and adoption.

Our Private Fund franchise is enabled by our Capital Solutions Platform—an origination engine through which we partner directly with entrepreneurs, developers, foundations and protocol teams. The Capital Solutions team is responsible for identifying and structuring products and solutions around what we believe are the most promising emerging technologies. This process starts with institutional-grade research that combines fundamental diligence with market intelligence to assess the long-term viability of protocols. Following the selection of high-conviction assets, we explore avenues to productize and offer exposure for investors. This process often results in the chosen protocol contributing tokens to seed a corresponding Grayscale investment product. Grayscale typically earns fees on this portion of AUM. The protocol benefits from increased visibility and access to Grayscale’s fund investors. Grayscale fund investors benefit from access to potential returns by investing in the protocol.

Expand into Active Products

We believe there is a significant opportunity to complement the passive strategies of our ETFs, ETPs and Private Funds with actively managed products that can address investor demand for alpha generation, risk management, and income strategies not achievable through passive exposures alone. Active management is well-established in traditional finance, whereas in digital assets active management remains a nascent and fragmented offering with few scaled participants. This creates an opportunity for Grayscale, as a trusted and established provider, to emerge as the category leader. We intend to leverage our balance sheet, distribution capabilities, and brand to accelerate entry into this market, including through potential partnerships or acquisitions of proven investment managers that can be integrated into our fund platform.

Establish Principal Investments

We plan to make Principal Investments that further align our interests with those of our fund investors and have the potential to generate long-term growth for our investors. We believe this initiative is a natural extension of our core business and enhances our inherent leverage to the digital asset investment ecosystem.

We intend to fund these initiatives through a combination of proceeds from the $250 million private placement of our Series A convertible preferred stock, which closed on October 22, 2025, and from retained earnings generated by our operations. In addition, as we are compensated in tokens across many of our investment products, we will actively monitor the retention and utilization of these tokens as a source of funding for our Principal Investments. This may include retaining tokens for direct deployment into strategic initiatives or converting tokens to cash to support additional investments as market conditions warrant.

Our Principal Investments may include digital asset tokens or Grayscale investment products that provide comparable exposure to such assets. This approach enables us to grow our Principal Investments both organically and efficiently, leveraging a mix of capital from traditional sources and the accumulation of digital assets derived from our business operations. We aim to optimize our balance sheet exposure to the digital asset investment ecosystem while maintaining flexibility to pursue long-term strategic opportunities that align with our investors’ interests.

Accelerate Growth Through Strategic Partnerships

We aim to expand our distribution reach and accelerate product innovation through partnerships with platforms, banks, registered investment advisors (“RIAs”), and institutional networks. These channels are often gatekeepers to significant assets that require robust and extensive due diligence to access. Having Grayscale products approved on these platforms and distribution channels positions us for meaningful inflows. We believe that these collaborations also provide opportunities for co-branded products, incentive-based fee structures, and talent acquisition that have the potential to strengthen our long-term growth.

We have completed diligence or are in the diligence process with three of the largest wirehouses in the United States, which collectively managed $14.2 trillion in AUM as of September 30, 2025. Furthermore, in November 2025, one of the largest independent broker-dealer in the United States, with more than 17,500 financial advisors and more than $1 trillion in advisory and brokerage assets, approved our Bitcoin Mini ETF (Ticker: BTC), the lowest-cost Bitcoin ETP in the U.S. market, and Grayscale Ethereum Mini ETF (Ticker: ETH), the lowest-cost Ether ETP in the U.S. market, for purchase on their brokerage and asset management platforms. With the competitive fee rates on our Bitcoin Mini ETF and Ethereum Mini ETF, we believe we are well positioned to capture flows from clients of these institutions as they elect to allocate portfolio composition to digital assets.

In addition to advised wealth channels, we have established partnerships with other product distributors and intermediaries. In August 2025, we announced a partnership with iCapital Network (“iCapital”), which has a network of approximately 6,700 advisor firms, whereby Grayscale will offer iCapital’s network advisor firms access to digital assets through one of our actively managed investment strategies.

We believe the continued addition of our products to wealth platforms and other partnerships we establish will continue to position us to attract meaningful inflows from these firms and their clients.

Digital Asset-Focused Investment Platform

We are the largest digital asset-focused investment platform in the world as measured by AUM with approximately $35 billion in assets under management as of September 30, 2025. We offer the broadest selection of digital asset-focused investment products in the United States, based on number of products, with more than 40 products covering over 45 tokens as of September 30, 2025, whereas the closest competitor offers less than half the number of digital asset-focused investment products compared to Grayscale as of September 30, 2025. Our digital asset market coverage, as measured by the total market capitalization of the tokens we cover through our investment products relative to the total market capitalization of the digital asset universe, is approximately 80% as of September 30, 2025. We consider digital asset-focused investment platforms to be investment platforms that have provided services related to digital assets since their inception and currently primarily generate revenue from such digital asset-related services.

Our investment platform provides a robust and compelling suite of investment solutions across a range of liquidity profiles, designed to bridge investor access to digital assets through traditional investment vehicles, removing the storage, reporting and other logistical challenges associated with holding digital assets directly. In addition, our products enable investors to use tax-advantaged accounts such as individual retirement accounts and 401(k) retirement plans. We continue to invest in and expand this platform to further enhance our product offerings and extend our market leadership.

We are a trailblazer in developing innovative solutions that bridge our clients to digital asset innovation. Throughout our history, we have pioneered a comprehensive suite of investment solutions spanning single asset, diversified and thematic strategies across the complete liquidity spectrum. Our investment solutions platform consists of ETPs, ETFs and Private Funds across both active and passive strategies.

OUR PRODUCTS

ETPs and ETFs

$33.9B

As of September 30, 2025

Efficient, liquid offerings providing investors with strategically designed thematic exposure to digital assets, digital asset ETPs, and equities in a familiar vehicle

Passive

ETPs

- Bitcoin Trust ETF (Ticker: GBTC)
- Bitcoin Mini Trust ETF (Ticker: BTC)
- CoinDesk Crypto 5 ETF (Ticker: GDLC)
- Ethereum Trust ETF (Ticker: ETHE)
- Ethereum Mini Trust ETF (Ticker: ETH)
- Solana Trust ETF (Ticker: GSOL)*

ETFs

- Bitcoin Miners ETF (Ticker: MNRS)
- Bitcoin Adopters ETF (Ticker: BCOR)

Active

ETFs

- Bitcoin Covered Call ETF (Ticker: BTCC)
- Bitcoin Premium Income ETF (Ticker: BPI)
- Ethereum Covered Call ETF (Ticker: ETCO)

*GSOL uplisted to an ETP in October 2025

Private Funds

$1.1B

As of September 30, 2025

Private placement offerings to accredited investors. Private placement investors can gain liquidity by selling shares that have been approved for public trading on the OTC Markets Group

Passive

Private Placements

- Aave Trust
- Avalanche Trust
- Bittensor Trust
- Decentralized AI Fund
- DeepBook Trust
- Dogecoin Trust
- Grayscale Trust II
- Lido DAO Trust
- Optimism Trust
- Pyth Trust
- Smart Contract Fund
- Space and Time Trust
- Story Trust
- Sui Trust
- Walrus Trust
- XRP Trust

Publicly Traded on the OTC Markets Group

- Basic Attention Token Trust (Ticker: GBAT)
- Bitcoin Cash Trust (Ticker: BCHG)
- Chainlink Trust (Ticker: GLNK)
- Decentraland Trust (Ticker: MANA)
- Decentralized Finance (DeFi) Fund (Ticker: DEFG)
- Ethereum Classic Trust (Ticker: ETCG)
- Filecoin Trust (Ticker: FILG)
- Horizen Trust (Ticker: HZEN)
- Litecoin Trust (Ticker: LTCN)
- Livepeer Trust (Ticker: GLIV)
- Near Trust (Ticker: GSNR)
- Stacks Trust (Ticker: STCK)
- Stellar Lumens Trust (Ticker: GXLM)
- Zcash Trust (Ticker: ZCSH)

Active Strategies

- Dynamic Income Fund (GDIF)

ETPs and ETFs

Our ETPs and ETFs are efficient, liquid investment vehicles that provide retail and institutional investors with strategically designed thematic exposure to digital assets, digital asset ETPs and equities. We have laid the foundation for how trusted institutions engage with regulators to bring digital assets into the mainstream—building solutions that prioritize access, security and innovation. Following our landmark victory in a U.S. Court of Appeals ruling in our favor as we sought to convert our Bitcoin trust into a spot Bitcoin ETP, we paved the way for the digital asset ETP ecosystem in the United States. In 2024, we were among the first to uplist our publicly traded Bitcoin investment trust, GBTC, and publicly traded Ethereum investment trust, ETHE, as ETPs.

As of September 30, 2025, we managed $33.9 billion in AUM in ETPs and ETFs across 7 passive products and 3 active products.

ETPs

Our ETP segment highlights our proven track record of innovation. In January 2024, GBTC was among the first spot Bitcoin ETPs to commence trading in the United States, and, in July 2024, ETHE was among the first spot Ethereum ETPs to commence trading in the United States. In addition, in July 2024, we launched the Mini Trusts to complement our existing product offerings; these Mini Trust products are the lowest fee ETPs for Bitcoin and Ethereum investors as of September 30, 2025.

We operate one of the largest Bitcoin ETP franchises and one of the largest Ethereum ETP franchises globally by AUM. Together, these digital assets and their associated investment vehicles comprise the largest segment of our AUM. Additionally, we converted GDLC to an ETP, which was the first diversified digital asset ETP encompassing multiple digital asset tokens beyond Bitcoin and Ethereum, and are in the process of filing to convert Avalanche Trust, Dogecoin Trust, Solana Trust (Ticker: GSOL), XRP Trust, Litecoin Trust (Ticker: LTCN), Chainlink Trust (Ticker: GLNK), Bitcoin Cash Trust (Ticker: BCHG) and Stellar Lumens Trust (Ticker: GXLM) to ETPs. We have also filed for new Cardano Trust, Polkadot Trust and Hedera Trust ETPs, as we continue to pioneer access to disruptive, next-generation digital protocols for retail and institutional investors.

ETFs

We are constantly iterating to develop new ways for investors to receive differentiated exposure to the digital asset industry. We have directly launched ETFs that provide curated exposure to the digital asset industry with varying strategies and risk, namely Grayscale Bitcoin Miners ETF (Ticker: MNRS) and Grayscale Bitcoin Adopters ETF (Ticker: BCOR).

Active ETFs

We were also one of the first firms approved for options-tiered products. In April 2025, we launched Grayscale Bitcoin Covered Call ETF (Ticker: BTCC) and Grayscale Bitcoin Premium Income ETF (Ticker: BPI), active ETFs offering investors the ability to access the volatility characteristics of Bitcoin as a differentiated source of income by virtue of our investments in derivatives on exchange-traded vehicles using our GBTC and BTC products. Additionally, in September 2025, we launched Grayscale Ethereum Covered Call ETF (Ticker: ETCO), which offers investors the ability to access the volatility characteristics of Ethereum as a differentiated source of income as well as using derivatives on our ETHE and ETH products. We are considering additional active ETFs utilizing this same model for other digital assets beyond Bitcoin and Ethereum.

Private Funds

We are a pioneer in integrating digital assets into regulated investment frameworks and vehicles, enabling investor access to the fastest-growing asset class in the past decade. Since launching our first private fund in September 2013—the Grayscale Bitcoin Trust—we have leveraged the private placement structure to deliver innovative, first-to-market investment offerings.

As of September 30, 2025, we managed $1.1 billion in AUM in Private Funds across 32 products spanning both passive and active strategies.

Private Placements

Building on the tremendous success of our first Bitcoin investment product in September 2013, we expanded our product suite by launching several other first-of-their-kind products alongside digital asset innovation, including our first Ethereum investment product in December 2017. Since then, we have continued to expand and diversify our product suite to provide accredited investors the opportunity to meaningfully gain digital asset exposure in early-stage protocols through a private placement format.

Our private placement products are deliberately designed to provide exposure to a rapidly evolving asset class securely and conveniently. We rely on a research-driven, multi-faceted asset selection process to continue to deliver innovative private placement offerings.

Publicly Traded

We pioneered the process of obtaining public quotations for unrestricted shares of digital asset investment offerings. In May 2015, GBTC began publicly trading, making it the first publicly traded Bitcoin fund in the world. In 2019, ETHE began publicly trading, making it the first publicly traded Ethereum fund in the world. Public quotations provide liquidity to existing private placement investors by allowing them to continue to hold their shares in their brokerage account or sell them through their broker in a liquid public quotation market. This also expands access to retail investors, removing holding period restrictions and allowing broader participation beyond accredited investors—further diversifying the investor base for our products that are publicly traded.

In addition, we proactively registered certain of our products under the Exchange Act, establishing the first SEC reporting digital asset vehicles in the industry. In 2020, GBTC became the first SEC reporting digital asset investment vehicle in the world, and ETHE became the first SEC reporting Ethereum investment vehicle in the world, providing increased transparency and regulatory oversight for investors.

Active Strategies

Established in 2023, our Active Strategies offering further diversified and deepened our innovative suite of digital asset solutions. In 2023, we launched Grayscale Dynamic Income Fund (“GDIF”), our first actively managed fund offering, which provides investors exposure to a rewards-optimized portfolio of stakeable digital assets. GDIF optimizes staking rewards from its digital asset holdings, which include name brands such as Solana, Sui and Near, and distributes income on a quarterly basis.

We plan to build upon our existing actives strategy by providing investors additional solutions-oriented products tailored to meet their unique financial goals, risk tolerances and personal preferences. We believe that our Active Strategies offering represents a growth opportunity for our investment platform and will further complement our innovative, spot and passive digital asset offerings, while differentiating the business.

Capital Solutions

We marry capital with the most promising opportunities to help unlock the transformative potential of blockchain technology. We work directly with protocol teams to source and structure investment products around what we believe are the most promising emerging protocols.

We are deeply embedded in the digital asset investment ecosystem, engaging directly with protocol teams and founders, digital asset foundations and developer communities. We provide differentiated early insights and access supported by institutional-grade research where we combine deep fundamental diligence with real-time market intelligence. We evaluate assets by identifying protocols aligned with key thematic tailwinds and by applying a disciplined, long-term investment lens.

Our systematic, dual-focused approach applies a digital asset-focused lens in conjunction with traditional investment analysis to evaluate projects and uncover what we believe are the highest value opportunities among over 10 million tokens. From a traditional investment perspective, we analyze product-market fit, roadmap visibility, sector dominance, user behavior, technical architecture and team strength. Through our digital asset-focused lens, we analyze developer engagement, wallet activity, on-chain data, total value locked (“TVL”), token design, protocol revenue, governance and value ratios to determine intrinsic value relative to market capitalization.

Our investment process combines traditional finance discipline with market-leading digital asset expertise

Combination of Rigorous Quantitative and Qualitative Analysis

Quantitative

- DAUs
- Developer Activity
- Total Value Locked (“TVL”)
- DEX Volume
- Lending TVL
- Stablecoin Activity
- **Valuation Metrics**
  - Market Capitalization / Protocol Fees
  - TVL / Market Capitalization

Qualitative

- Technical Edge (e.g., MOVE vs. Haskell)
- Product-Market Fit
- Credible Governance and Roadmaps

On-Chain Diligence

- Token Supply
- Unlock Events
- Inflation Rate
- Liquidity Dynamics
- Wallet Analysis

Following the selection of high-conviction assets, we explore strategic avenues to engage with projects to unlock access and create meaningful exposure for investors. We evaluate investment vehicle suitability to launch the product in an optimal structure to satisfy investor demand. Our digital asset selection and expertise enable us to create and deliver innovative, forward-looking investment opportunities.

Our digital asset selection process is research-driven and multi-faceted, designed to identify digital assets and strategies that offer compelling investment potential. Led by our Product and Research teams, our systematic, dual-focused approach leverages an institutional framework that draws upon our digital asset expertise and traditional finance principles to identify what we believe are best-in-class protocols around which we build products. We consider a range of items, including the following:

•
Product-Market Fit, Roadmap Visibility and Sector Dominance: In assessing assets, we evaluate product use cases and demand, protocol founders, project roadmaps, market share and more. We analyze roadmaps to ensure a current thesis remains viable in the future, informing us of any potential pivot in market fit. We target assets with a growing market share and/or continued dominance in their category. We use a similar framework to assess investment vehicles and strategies, evaluating market use cases and demand to determine market fit.
•
Blockchain Technology and Programming Languages: Our asset selection evaluates use case applicability through the evaluation of blockchain technology, including direct testing of blockchains and applications. We also assess programming languages, targeting those with lower barriers of entry for developers and application development.
•
User Base and On-Chain Data Analysis: Our evaluation of assets includes analysis of metrics such as TVL, daily active users and total number of wallets, developer activity and application usage. We evaluate asset prices relative to intrinsic value (like price-to-earnings multiples or enterprise value to EBITDA in traditional finance). These metrics can help indicate if projects are potentially overvalued or undervalued.

•
Token Design: We analyze token utility, supply dynamics, incentive structures and initial distribution to evaluate digital assets. We seek assets with value accrual mechanisms to tokenholders.

Our investment framework allows us to systematically evaluate a broad universe of digital asset protocols and to identify assets, strategies and vehicles that align with market demand and emerging structural trends. This approach emphasizes fundamental quality and positions us to maintain a leadership role in the digital asset industry.

As we identify digital assets for inclusion in our products, we consider where they fall within our Grayscale Crypto Sectors℠, a standardized framework for categorizing digital assets that enables investors to better understand the evolving landscape and allows us to analyze and systematically develop investment opportunities as the asset class evolves. Crypto Sectors is a proprietary taxonomy of digital assets and a set of rigorous index tools developed in partnership with FTSE/Russell. In equity markets, investors typically organize listed assets according to the Global Industry Classification Standard (“GICS”)—developed by MSCI and S&P Dow Jones Indices—and this taxonomy is the basis for many investible products. Like the GICS, Crypto Sectors provides a systematic and exhaustive classification system for investible assets. Crypto Sectors measures the universe of digital assets listed on centralized exchanges that meet minimum thresholds for market capitalization and liquidity. Each of these assets is then categorized into one of six distinct sectors and 24 subsectors. Grayscale applies this framework to evaluate each asset’s performance and fundamentals against an appropriate peer group. By comparing blockchains and/or related applications to peers with similar business models, Grayscale can systematically identify potential investment opportunities.

For example, the Grayscale Product and Research team has used Crypto Sectors to create a valuation framework for smart contract platforms (as described in its piece The Battle for Value in Smart Contract Platforms, June 2024) and for investors, Grayscale offers a Grayscale Smart Contract Platform Fund and single asset trusts for the smart contract platforms Ethereum, Solana, Sui and Avalanche. Similarly, earlier this year Grayscale and FTSE/Russell created a new Decentralized Artificial Intelligence (AI) Crypto Sector. This new market segment can be used for peer group analysis for AI-related blockchain projects, as described in Introducing the Artificial Intelligence Crypto Sector, May 2025. For investors, Grayscale offers a Decentralized AI Fund and single asset trusts for the decentralized AI-focused digital assets, Bittensor, Near and Filecoin. Using Crypto Sectors as an organization framework, every quarter the Grayscale Product and Research team publishes a Top 20 list of high-potential crypto assets for prospective investors.

OUR FRAMEWORK

Mapping the Digital Asset Universe

Grayscale Crypto Sector	Assets Currently in our Product Suite	Assets Under Consideration
Currencies Includes crypto assets that serve at least one of three fundamental roles — as a medium of exchange, store of value, and unit of account	Bitcoin (BTC) Bitcoin Cash (BCH) Litecoin (LTC) Stellar Lumens (XLM) XRP (XRP) Zcash (ZEC)	
Smart Contract Platforms Includes crypto assets that serve as the baseline platforms upon which self-executing contracts are developed and deployed	Avalanche (AVAX) Cardano (ADA) Ethereum (ETH) Ethereum Classic (ETC) Hedera Hashgraph (HBAR) Horizen (ZEN)* Optimism (OP) Solana (SOL) Stacks (STX) Sui (SUI)	Aptos (APT) Arbitrum (ARB) Binance Coin (BNB) Celo (CELO) Mantle (MNT) MegaETH* Monad* Polkadot (DOT) Toncoin (TON)
Financials Includes crypto assets that seek to deliver financial transactions and services	Aave (AAVE) Aerodrome (AERO) Curve (CRV) DeepBook (DEEP) Ondo Finance (ONDO) Uniswap (UNI)	Ethena (ENA) Euler (EUL) Hyperliquid (HYPE) Jupiter (JUP) Kamino Finance (KMNO) Lombard (BARD) Maple Finance (SYRUP) Morpho (MORPHO) Pendle (PENDLE) Plume Network (PLUME) Sky (SKY)
Consumer & Culture Includes crypto assets that support consumption-centric activities across a variety of goods and services	Basic Attention Token (BAT) Decentraland (MANA) Dogecoin (DOGE)	Bonk (BONK) Playtron*
Artificial Intelligence Includes crypto assets related to the development, production, or application of artificial intelligence technology	Bittensor (TAO) Livepeer (LPT) Near (NEAR) Render (RENDER) Story (IP)	Flock (FLOCK) Grass (GRASS) Kaito (KAITO) Prime Intellect* Virtuals Protocol (VIRTUAL) Worldcoin (WLD)
Utilities & Services Includes crypto assets that aim to deliver practical and enterprise-level applications and functionalities	Chainlink (LINK) Filecoin (FIL) Lido DAO (LDO) Pyth (PYTH) Space and Time (SXT) The Graph (GRT) Walrus (WAL)	Geodnet (GEOD)* Jito (JTO) Layer Zero (ZRO) Wormhole (W)

As of September 30, 2025

*Assets not included in Grayscale Crypto Sectors as of September 30, 2025.

Our Client Distribution and Marketing Platform

We aim to be the platform of choice for investors to navigate the evolving digital asset investment ecosystem. We operate one of the largest digital asset distribution platforms with a team of digital-native specialists across the country. Unlike other investment platforms, for whom digital assets may be one of many asset classes they focus on selling to their clients, digital assets are our only focus. Our prolific engagement platform provides coast-to-coast U.S. coverage in key wealth centers and is further enhanced by our full suite of sales infrastructure technology and exclusive client insights and events, including our series of hosted Crypto Connect events that bring together hundreds of advisors representing significant sources of wealth. In 2024, we published 37 research reports and hosted numerous events bringing together hundreds of finance professionals.

Our client distribution and marketing platform is supported by three pillars of focus:

1.
Distribution: Our digital asset-specialized client engagement team adopts a bespoke, consultative approach with clients to build brand loyalty and trust and to drive net new assets. Our specialized team includes experts that combine digital asset-specific knowledge, investment solutions expertise, portfolio construction and a personalized approach to educate and empower clients to build better portfolios. Our digital asset expertise is rooted in a comprehensive understanding of blockchain technology, the market for specific digital asset tokens and our related investment solutions. Our digital asset-specialized team is equipped with proprietary insights, tools, research, analytics, customized asset allocation services and strategic guidance to provide consultative and value-added solutions to clients.
2.
Marketing: Our distribution capabilities are supplemented by our marketing efforts, which seek to enhance our global brand awareness and position us as the platform of choice for current and prospective clients. We are purposefully investing in marketing at a pivotal time in the digital asset industry to drive client engagement, capture market share and continue building the most trusted brand in the industry.

Our marketing team utilizes targeted omni-channel campaigns, leveraging our proprietary client and prospect database and content to drive adoption of our solutions and awareness of our events. Our client engagement statistics reflect the considerable investment we have made in our platform. In 2024, we achieved massive reach across channels—delivering 5.2 billion advertising impressions. On social media, we drove 46 million organic and 206 million paid impressions, underscoring the strength and visibility of our brand across key digital touchpoints. We are the premier brand in the digital asset investment ecosystem: according to market research consultancy firm Whitman Insight Strategies, Grayscale’s brand awareness is approximately 2x greater than other digital asset-focused investment platforms 21Shares, Bitwise and CoinShares (based on a brand health survey commissioned by Grayscale, sampling 1,200 investors in the United States in December 2024). By strategically aligning our distribution and marketing efforts with client relationships, we believe we are well positioned to attract new clients and serve existing clients.

3.
Public Relations, Communications and Events: We provide digital asset education to clients at every stage of their investment journey. We host our Crypto Connect events, a series of exclusive events around the U.S. designed for financial professionals to receive relevant and up-to-date information on digital assets. We bring together our client engagement and research teams, as well as a network of industry leaders, regulatory experts and executives to educate hundreds of professional buyers, advisors, platforms and capital allocators in key wealth centers. Our appearances and events demonstrate our client engagement teams’ ability to seamlessly bridge technical digital asset concepts with traditional finance, reinforcing our expertise and role as a thought leader in the sector.

Moreover, our senior leadership complements our client engagement efforts through public events, showcasing our digital asset expertise and thought leadership. Our leadership team participates in industry conferences, webinars, podcasts and media engagements to articulate the value of our sector and investment products, educating and empowering clients to build better portfolios.

We believe these three core pillars of client engagement are critical to us continuing to be an indispensable partner for investors at every stage of digital asset investing.

Our Clients

We serve a diversified investor base seeking exposure to a rapidly evolving alternative asset class with a market-leading and trusted brand. Our clients include both individual and institutional investors, principally concentrated in the United States. We categorize our client base across four distinct segments today:

1.
U.S. Self-Directed Retail: U.S. self-directed online brokerage platforms, where efforts are largely focused on marketing, public relations and advertising with direct distribution to high-net-worth (“HNW”) and ultra-high-net-worth (“UHNW”) individuals. We are seeing rising demand among these sophisticated individuals who seek secure, trusted and tax-efficient access to digital assets. These investors often operate through personal entities, trust structures or multi-family offices and value direct ownership, liquidity and product optionality.

2.
U.S. Wealth Management Intermediary: U.S. RIAs, family offices, robo-advisors, broker-dealers, wealth management platforms and private banks. Our efforts are largely focused on traditional wholesaler distribution. We believe RIAs, broker-dealers, and wealth management platforms represent a significant growth opportunity, encompassing over $40 trillion of AUM. We are actively engaged with many of the top advisors and wealth platforms who have taken a strong interest in our innovative products and want to better understand how they should allocate investments in digital assets. According to a study by Harris Poll, 78% of high-net-worth investors under the age of 50 have expressed interest in digital assets as an investment option. Additionally, over 50% of high-net-worth Americans under the age of 50 believe their investment portfolio will include digital assets in the future. Grayscale is committed to meeting advisors and investors where they are in their digital asset journey, providing the tools, access and education they need to succeed in the next era of investing.
3.
U.S. Institutional: U.S. hedge funds, pensions, endowments, sovereign wealth funds, insurance companies, foundations and asset managers. Institutional adoption of digital assets is still in nascent stages with significant opportunity to become one of the largest long-term drivers for our business. We are focused on educating institutional investors that seek exposure to digital assets in a trusted, risk-managed, and compliant framework. We believe that as more institutions seek to diversify portfolios, enhance returns and hedge against macroeconomic risks, Grayscale’s products and infrastructure offer a compelling solution that provides the bridge between traditional finance and the digital asset economy.
4.
Non-U.S.: Primarily institutional clients, as well as UHNW individuals based outside of the U.S., who are often seeking liquidity and/or regulatory clarity in U.S. markets. Our efforts are largely focused on partnerships, targeted distribution and capital markets.

We undertake a personalized, data-driven approach to distribution and client engagement across our four client segments. We deliver innovative investment opportunities to clients regardless of their level of digital asset expertise or where they are in their digital asset investment journey. We provide clients with a differentiated experience through three core pillars of enablement, all of which are underpinned by our specialized digital asset expertise:

1.
Client Insights and Analytics: We aggregate and transform comprehensive transaction, interaction and client data into actionable intelligence, developing dynamic client profiles that enhance our opportunity segmentation and prioritization. This enables our specialized distribution team to allocate resources toward the highest value or most meaningful opportunities.
2.
Product Strategy and Research: We leverage insights uncovered through our deeply embedded presence in the digital asset investment ecosystem. We engage with protocols and their developers throughout the protocol’s lifecycle, providing differentiated insights into the sector. Our data-driven, analytical approach to asset selection and full suite of sales infrastructure and technology help clients make informed investment decisions. Our research team and capabilities are multi-faceted: we combine tenets of traditional investing and a deep understanding of the blockchain ecosystem, tokens and protocols. Our prolific investment research is highly trusted and commercially accessible, providing our digital asset-specialized client engagement professionals and portfolio consultants with a multitude of insights, analytics and expertise across market commentary, reports, videos, webinars and whitepapers. Our differentiated perspective around digital asset products, markets and ecosystem is a competitive advantage for us and supports our client engagement efforts.
3.
Capital Markets: We continuously optimize the design and structure of our products based on market trends, investor feedback and regulatory shifts to meet capital market demand. In addition, we provide consultative execution support and liquidity services to assist clients with portfolio strategy and implementation. We deliver comprehensive capital markets support, ensuring accessibility at brokerage firms, and undertake strategic corporate actions (e.g., stock splits) to drive value for investors.

We believe we are uniquely positioned at the intersection of traditional and digital asset markets, enabling us to continue to deliver investment solutions across a range of current and future clients. We are digital asset specialists and seek to become the trusted partner for investors regardless of where they are in their investment journey.

Principal Investments

We plan to make Principal Investments that further align our interests with those of our fund investors and have the potential to generate long-term growth for our investors. We believe this initiative is a natural extension of our core business and enhances our inherent leverage to the digital asset investment ecosystem.

We intend to fund these initiatives through a combination of proceeds from the $250 million private placement of our Series A convertible preferred stock, which closed on October 22, 2025, and from retained earnings generated by our operations. In addition, as we are compensated in tokens across many of our investment products, we will actively monitor the retention and utilization of these tokens as a source of funding for our Principal Investments. This may include retaining tokens for direct deployment into strategic initiatives or converting tokens to cash to support additional investments as market conditions warrant.

Our Principal Investments may include digital asset tokens or Grayscale investment products that provide comparable exposure to such assets. This approach enables us to grow our Principal Investments both organically and efficiently, leveraging a mix of capital from traditional sources and the accumulation of digital assets derived from our business operations. We aim to optimize our balance sheet exposure to the digital asset investment ecosystem while maintaining flexibility to pursue long-term strategic opportunities that align with our investors’ interests.

Our Principal Investments draw on our deep domain expertise as the largest digital asset-focused investment platform, as measured by assets under management. The initial cohort of assets may be periodically rebalanced through our institutional-grade asset selection and investment processes to optimize value appreciation and risk management. Through this approach, we believe our balance sheet has the potential to serve not only as a financial resource but also as a strategic instrument that directly links Grayscale’s operational and financial profile to the long-term performance of the digital asset investment ecosystem.

This structure enables us to optimize our exposure to the digital asset investment ecosystem in a disciplined and capital-efficient manner while maintaining the flexibility to fund future investments organically through retained earnings and operational profitability.

Going forward, we believe we have multiple levers to grow the scope and impact of our Principal Investments:

•
Organic Growth and Retained Earnings: We accrue our management fees in U.S. dollars, but the fees are settled in tokens across many of our investment products. This process naturally generates retained earnings in the form of digital assets, which can be strategically redeployed—rather than simply held—to fund future Principal Investments. GBTC and ETHE, for instance, represent two of the largest pools of Bitcoin and Ethereum in the United States through which we can accrue such tokens. We may also leverage our strong free cash flow to conduct opportunistic token purchases or conversions to cash to support our investment initiatives.
•
Staking to Earn Yield: Principal Investments held in our stakeable products such as ETHE, ETH Mini and GSOL will generate yield. Additionally proof-of-stake protocol assets held in our holdings will be delegated to institutional validators, with staking yield reinvested to expand our deployable capital base and enhance alignment with network growth and long-term value creation.
•
Financing: Grayscale operates a profitable business with no outstanding debt and a simple capital structure, providing the flexibility to access and deploy capital through a range of equity and debt-like instruments as strategic opportunities arise.
•
M&A and Strategic Expansion: Principal Investments may result in the acquisition or consolidation of other operators or investment vehicles. Grayscale’s credibility, scale, and sector expertise position us to act as a consolidator of choice and to deliver diversified digital asset exposure through our Principal Investments platform.

Competitive Differentiators of Our Platform

Maintaining our position of strength is a strategic priority. We believe that the competitive differentiators that will enable our leadership in the digital asset industry to continue into the future are:

•
Market-Leading Position: We are the largest digital asset-focused investment platform in the world as measured by AUM, with approximately $35 billion in assets under management as of September 30, 2025. We are the:
o
#1 Bitcoin investment platform in the world by revenue as compared to other sponsors of spot Bitcoin ETPs.
o
#1 Ethereum investment platform in the world by revenue as compared to other sponsors of spot Ethereum ETPs.
o
#1 alternative token investment platform in the U.S. by revenue as compared to other sponsors of Private Funds investing in spot digital assets.
•
Broadest Product Offering: Our platform spans the full spectrum of institutional-grade solutions, providing investors with the broadest and most diverse suite of digital asset-focused investment products in the United States based on number of products. Our investment products include:
o
Private Funds: Private placement products designed to provide exposure to a rapidly evolving asset class securely and conveniently.

o
Publicly Traded (OTC): Publicly quoted products (which may, in select cases, become SEC-reporting products) that have transitioned from Private Funds to publicly traded vehicles.
o
ETFs and ETPs: Regulated, publicly traded, digital asset exposure through familiar vehicles with seamless accessibility. Our ETFs and ETPs provide investors with a variety of options , including direct token, income-focused and thematic products.

We believe our product breadth positions us to capture incremental inflows across all investor types by providing an array of strategies based on investor demand.

•
Capital Solutions Platform: We have over a decade of experience building a trusted platform curated specifically for the rapidly evolving digital asset class. Through our Capital Solutions Platform—an origination engine through which we partner with entrepreneurs, developers, foundations and protocol teams—we structure products and solutions around what we believe are the most promising emerging technologies. The protocol benefits from increased visibility and access to Grayscale’s fund investors. Grayscale fund investors benefit from access to potential returns by investing in the protocol. Our scale, reputation, and trusted position within the digital asset investment ecosystem create meaningful competitive moats. We continue to strengthen and expand this platform through a growing product suite and direct distribution to our Private Fund investors.
•
Trusted Brand: Grayscale has established itself as one of the most recognized and trusted brands in the digital asset investment ecosystem. According to a brand health survey commissioned by Grayscale and conducted by Whitman Insight Strategies in December 2024 sampling 1,200 investors in the United States, Grayscale’s brand awareness was approximately twice that of other digital asset-focused investment platforms, including 21Shares, Bitwise, and CoinShares. In a separate survey of independent RIAs conducted by the Financial Times in July 2024, Grayscale ranked second among asset managers RIAs would consider working with. We believe our strong brand position reflects our digital-native investment expertise and our sustained commitment to education, transparency, and partnership across a wide spectrum of investors—from individual participants to financial advisers and institutions—as they evaluate and allocate capital within the digital asset class.
•
Client Distribution and Marketing Platform: We operate one of the largest digital asset distribution platforms with a team of digital-native specialists across the country. Education and research content are at the core of our approach to distribution. This includes institutional-grade analyses, discussions with protocol founders, market commentary, thematic studies, and fund-specific reports. Our research combines fundamental analysis, due diligence, and real-time market intelligence and is utilized by a broad range of investors and capital allocators. Through our proprietary Crypto Connect event series, hosted in major U.S. wealth centers, we convene industry leaders, regulatory experts, and product specialists with capital allocators representing significant sources of wealth. Members of our team also regularly speak at leading industry conferences worldwide, sharing insights on the digital asset investment ecosystem. This hands-on, expertise-driven approach has led to prolific platform engagement, resulting in over 7,500 new investor connections via approximately 2,400 meetings and approximately 11,000 calls from March 31, 2024 to March 31, 2025. In addition, our marketing team utilizes targeted omni-channel campaigns, leveraging our proprietary client and prospect database and content to drive adoption of our investment products. This differentiated approach establishes a massive reach across marketing channels, delivering 5.2 billion total advertising impressions, as well as 46 million organic and 206 million paid impressions on social media in 2024.
•
Established, Institutional-Grade Infrastructure: We have invested heavily in developing a comprehensive infrastructure that is purpose-built for digital assets. Our products are supported by institutional-grade service providers, including independent custodians and auditors, to ensure best-in-class safekeeping of client assets. Our internal controls, third party service providers, and risk management protocols are designed to adhere to applicable federal securities laws, tax regulations, AML and KYC requirements, and custodial standards. We believe our regulatory track record and reputation for being first or early to market—while engaging in responsible product design that meets regulatory compliance standards—provide meaningful competitive differentiation, particularly as investors demand greater assurance, trust, and governance around digital asset exposure.
•
Regulatory Leadership and Industry Advocacy: We believe regulatory engagement is essential to the long-term success of digital assets. Grayscale maintains constructive and proactive relationships with U.S. regulators, and we have demonstrated a willingness to thoughtfully and productively advocate for industry advancement. For example, after years of advocating for regulatory approval to enable staking, we were the first to stake in Ethereum ETPs. Our reputation as a constructive, responsible industry advocate sets us apart. We use our digital-native expertise to create opportunity for traditional investment structures to include digital assets. This perspective has become a key differentiator as we engage with regulators and policymakers to shape the future of digital assets.
•
Proven Management Team: Our management team is a rare combination of 130 years of cumulative traditional finance experience and more than 50 years of cumulative digital asset leadership experience—bringing an institutional mindset to the digital asset industry. This convergence of capabilities positions us to deliver investment solutions and client experiences that are both institutionally robust and technologically advanced, which we believe offers a competitive edge that is difficult to replicate.

Competition

The digital asset investment industry is highly competitive, with significant competition across product offerings, fees, brand recognition and service quality. We face competition from other digital asset and alternative investment platforms as well as from larger traditional investment firms with broader distribution channels, resources and diversified revenue streams that offer investments with exposure to digital assets. Many of our larger competitors have extensive sales organizations and can attract clients through retail bank networks, broker-dealer networks and other channels not available to us.

In addition, because we operate in the rapidly evolving digital asset industry we expect competition to further intensify in the future as existing competitors introduce new products or enhance existing products, and as new competitors emerge.

We compete against a number of companies operating both within the United States and abroad, both those that focus on traditional financial services and those that focus on digital asset-based services that provide both retail and institutional clients passive, active and venture exposure to digital assets and blockchain companies in the ecosystem.

Investment products such as ETPs, ETFs and private funds now span nearly every asset class, including digital assets. As the market matures, existing and new players are introducing investment products that often resemble our strategies. However, we believe that significant opportunities for innovation remain across both passive and active digital asset strategies. Our approach emphasizes being an early entrant into compelling digital asset protocols, which can provide a significant advantage. In particular, the first ETP in a category to attract scale in AUM and trading liquidity is generally viewed as the most attractive product.

Fee reductions by competitors have been a persistent trend, with some larger firms able to offer lower fees or even use products as loss leaders due to other revenue sources. New entrants also often seek to compete by offering lower-fee investment products, such as ETPs. We generally consider our product pricing to be well positioned within the competitive landscape. For example, as of September 30, 2025, management fees for the largest eight spot Bitcoin ETPs (other than GBTC and BTC Mini) and the largest six spot Ethereum ETPs (other than ETHE and ETH Mini) ranged from 0.19% to 0.25%.

Our competitive success will largely depend on our ability to offer innovative products that are attractive to investors, maintain strong internal controls and risk management infrastructure to foster customer trust and build distribution relationships. Additionally, we focus on strengthening our brand and attracting and retaining talented sales professionals and employees.

Culture and Employees

Our employees are the foundation of our success and one of the most valuable assets of our organization. Our management team is a rare combination of decades of traditional finance work experience, with over 130 years of cumulative experience, and digital asset leadership, with over 50 years of cumulative experience. Our team brings an institutional mindset to the maturing digital asset industry. This convergence of capabilities positions us to deliver investment solutions and client experiences that are both institutionally robust and technologically advanced, which we believe offers a competitive edge that is difficult to replicate.

To support this strategy, we place a strong emphasis on hiring exceptionally driven individuals who are motivated to build at the frontier of innovation and who share our long-term vision for the future of digital assets. This combination of institutional discipline and entrepreneurial energy informs our product development, decision-making, and client engagement, positioning us to meet the evolving needs of investors in the rapidly evolving digital asset investment ecosystem.

Our corporate culture is anchored in fiduciary responsibility, regulatory compliance and operational excellence. We maintain a rigorous compliance framework supported by institutional-grade infrastructure and enterprise-level risk management protocols. Regulatory best practices and operational resilience are embedded into the foundation of our firm. This culture of compliance is an integral part of how we pursue innovation responsibly.

We take pride in the high-performing, inclusive culture we have built. Our employee retention rate of 96% from January 2023 through September 30, 2025, excluding involuntary separations and non-regrettable attrition, reflects the strength of our values, the clarity of our mission, and the opportunities we provide for career advancement.

As of September 30, 2025, we employed 122 professionals, approximately 53% of whom serve in product, research, technology engineering, marketing and legal roles—key functions that support innovation and drive strategic growth. None of our employees are represented by a labor union or are subject to collective bargaining agreements.

To attract and retain top-tier talent, we strive to offer a highly competitive total rewards program. This includes market-aligned base salaries, annual performance-based cash bonuses, and equity incentives that enable employees to share in the long-term success of our company. Our compensation philosophy is designed to reward both individual and company performance while aligning employee interests with shareholder value.

We also provide a comprehensive benefits package that supports the well-being, financial security, and work-life balance of our employees. Benefits include fully paid medical, dental, and vision insurance; a 401(k) plan with company matching contributions; and paid time off.

Our employees work in a state-of-the-art headquarters designed to foster collaboration, innovation, and well-being. The facility features a gourmet chef, an on-site fitness center, and a range of thoughtfully curated amenities that enhance the daily workplace experience. We believe that creating an exceptional working environment is fundamental to sustaining high levels of engagement, productivity, and long-term retention.

We are also committed to the continuous development of our talent. We have established Grayscale University, a proprietary in-house learning and development platform designed to support professional growth at every stage of an employee’s career. This platform delivers programming focused on technical skills, industry knowledge, and leadership development. It is complemented by structured team-building initiatives that foster collaboration and organizational cohesion. In addition, all employees have access to LinkedIn Learning, a global repository of self-directed educational content that supports personalized development aligned with individual goals. We believe that investing in our people is critical to driving innovation and delivering sustainable long-term value.

As we continue to scale, we remain committed to fostering a culture anchored in excellence, accountability and continuous learning, while maintaining the highest standards of integrity and operational discipline.

Our Policies and Procedures

We have various policies and procedures designed to prevent self-dealing and to identify and address other potential conflicts of interest by employees of Grayscale.

We have implemented policies and procedures that are designed to prevent, detect and manage conflicts of interest and breaches of information barriers. We maintain a “restricted list” of companies or tokens for which we may be in possession of, or are likely to come into possession of, material non-public information through some form of engagement or involvement. When a company or token is placed on our restricted list, trading in the securities or other instruments of such company and tokens will be prohibited either on a principal or agency basis, absent special authorization, until that company or token is removed from the restricted list.

We devote significant resources to overseeing the effectiveness of the policies and procedures used to identify, monitor and manage our risks relating to conflicts of interest. However, it is possible that our policies and procedures may not always be effective and/or we may not always be successful in monitoring and evaluating the risks to which we are or may be exposed in all market environments or against all types of risks in these areas, including unidentified or unanticipated risks. For more information, see the section titled “Risk Factors—Risks Factors Related to Our Business—Operational risks may materially adversely affect our performance and results of operations, and our risk management strategies may not be effective in mitigating such risks.”

Safekeeping of Digital Assets

Grayscale does not itself hold digital assets in custody or hold customer digital assets on digital asset trading platforms on behalf of our digital asset products. All of our digital asset products hold digital assets in their own names and are not commingled with our funds or the funds of our affiliates. In accordance with each digital asset product’s governing documents, digital assets are held in omnibus and/or segregated accounts at digital asset custodians. Aggregate client omnibus account balances held with custodians can be viewed on the blockchain; however, specific client ownership of assets is not delineated or viewable on the blockchain. We maintain separate wallets for purposes of facilitating our non-client businesses. Similarly, separate bank accounts are maintained for our fiat currencies that are segregated from our clients, and our affiliates’ bank accounts.

We rely on Coinbase Custody, Anchorage and BitGo, which are “qualified custodians” for purposes of Rule 206(4)-2(d)(6) under the Investment Advisers Act with respect to the digital assets underlying our investment products (each a “Custodian” and collectively, the “Custodians”), to custody digital assets on behalf of us and our investment products. See the sections titled “Risk Factors—Risks Factors Related to Our Business— We rely on Coinbase Custody to provide us and our investment products with critical custody services for a substantial amount of the digital assets for which we offer investment products, including the digital assets and investment products that would be part of our Principal Investments. The failure of Coinbase Custody or other custodians to adequately safeguard these digital assets, or any disruptions to its services, could materially adversely affect our business and harm investors in our investment products” and “Risk Factors—Risk Factors Related to Digital Assets—Private keys are often required to access or transfer digital assets held in custody and the loss or misappropriation of such private keys may cause complete loss of the ability to retrieve or transfer such digital assets. If our Custodians are unable to access the private keys and any backups thereto, or it experiences a cybersecurity breach, hack or other data loss that would restrict its ability to access any digital asset held in custody, then we could become subject to reputational harm, legal claims, regulatory scrutiny and other losses” for a description of certain risks associated with safekeeping of digital assets.

Description of the Coinbase Prime Broker Agreements

Coinbase and certain of our investment products, including, GBTC, ETHE and the Mini Trusts, have entered into certain Prime Broker Agreements (the “Prime Broker Agreements”), which establish the parties’ rights and responsibilities with respect to the digital assets held in accounts on behalf of the investment products.

Under the Prime Broker Agreements, all such digital assets, other than those which are credited to a settlement balance maintained with Coinbase, are held in custody accounts maintained on the books of Coinbase Custody (together with Coinbase, the “Coinbase Entities”), as to which Coinbase Custody controls the private keys which allow for the transfer of ownership or control of the digital assets on the investment products’ behalf (the “Vault Balance”). The Prime Broker Agreements provide that the investment products’ Vault Balance will be held by the Coinbase Custody in segregated wallets or accounts. Coinbase Custody is required to keep all of the private keys associated with the investment product’s digital assets held in the Vault Balances in an offline manner, in cold storage. The term “cold storage” refers to a safeguarding method where the storage of private keys may involve keeping such keys’ materials on a non-networked computer or electronic device or storing the private keys on a storage device.

Coinbase Custody is required to use commercially reasonable efforts to keep in safe custody on our investment products’ behalf all of the digital assets received by it. All of the digital assets credited to the Vault Balances will (i) be held in a Vault Balance at all times, and the Vault Balance will be controlled by the Coinbase Custody; (ii) be labeled or otherwise appropriately identified as being held for the respective investment product; (iii) be held on a non-fungible basis; (iv) not be commingled with other digital assets held by the Coinbase Custody, whether held for the Coinbase Custody’s own account or the account of other clients other than our investment products; and (v) not without our prior written consent be deposited or held with any third-party depositary, custodian, clearance system or wallet.

Pursuant to the terms of the Prime Broker Agreements, Coinbase Custody is required to maintain insurance in such types and amounts as are commercially reasonable for the custodial services it provides. Coinbase Custody has advised us that it has insurance coverage pursuant to policies held by Coinbase Global, which procures fidelity (or crime) insurance coverage at commercially reasonable amounts for the custodial services provided. This insurance coverage is limited to losses of the digital assets that Coinbase Custody custodies on behalf of its clients, including our investment products’ digital assets, resulting from theft, including internal theft by employees of Coinbase and its subsidiaries and theft or fraud by a director of Coinbase if the director is acting in the capacity of an employee of Coinbase or its subsidiaries. Although Coinbase is not required to maintain insurance under the terms of the Prime Broker Agreements, we have been advised that it maintains insurance coverage pursuant to such policies held by Coinbase Global. Coinbase has represented in securities filings that the total value of crypto assets in its possession and control is significantly greater than the total value of insurance coverage that would compensate Coinbase in the event of theft or other loss of funds. As a result, there is no guarantee that insurance coverage will cover all losses of the digital assets that Coinbase Custody custodies on behalf of us or our investment products.

In addition, Coinbase Custody’s maximum liability to Grayscale under the Prime Broker Agreements in respect of each cold storage address that holds digital assets is limited to $100 million (the “Cold Storage Threshold”). Grayscale monitors the value of digital assets deposited in cold storage addresses for whether the Cold Storage Threshold has been met by determining the U.S. dollar value of digital assets deposited in each cold storage address on business days. Although the Cold Storage Threshold has to date not been met for a given cold storage address, to the extent it is met, the applicable investment product would not have a claim against Coinbase Custody under the Prime Broker Agreements with respect to the digital assets held in such address to the extent the value exceeds the Cold Storage Threshold.

The Coinbase Entities provide for: (i) holding of our investment products’ digital assets in the Vault Balances and the settlement balances; (ii) transfer of our investment products’ digital assets between the relevant Vault Balances and the settlement balances; (iii) the deposit of digital assets from a public blockchain address into the respective account or accounts in which the Vault Balances or the settlement balances are maintained; and (iv) the withdrawal of digital assets from the Vault Balances to public blockchain addresses that our investment products control (each such transaction is a “Custody Transaction”). Coinbase Custody reserves the right to refuse to process or to cancel any pending Custody Transaction as required by law or in response to a subpoena, court order, or other binding government order or to enforce transaction, threshold, and condition limits, in each case as communicated to us as soon as reasonably practicable where Coinbase Custody is permitted to do so, or if Coinbase Custody reasonably believes that the Custody Transaction may violate or facilitate the violation of an applicable law, regulation or applicable rule of a governmental authority or self-regulatory organization. The Coinbase Entities may suspend, restrict or terminate our access to the such services, and/or suspend, restrict or close the accounts associated with our Vault Balances and settlement balances (the “Accounts”) if we or our investment products have taken certain actions, including any prohibited use or prohibited business as set forth in the Prime Broker Agreement, or if either or both of the Coinbase Entities are required to do so by a subpoena, court order, or other binding government order.

Coinbase Custody will keep timely and accurate records as to the deposit, disbursement, investment and reinvestment of the digital assets in the Vault Balances. The Prime Broker Agreements also provide that Coinbase Custody must permit, to the extent it may legally do so, our third-party representatives, upon 30 days’ notice, to inspect, take extracts from and audit the records that it maintains, take such steps as necessary to verify that satisfactory internal control systems and procedures are in place, as we may reasonably request.

We and the Coinbase Entities have agreed to indemnify one another from and against certain claims or losses, subject to customary exceptions and limitations.

Each of the Prime Broker Agreements will remain in effect until either party terminates the agreement. We may terminate the agreement (i) in whole or in part upon 30 days’ prior written notice to the applicable Coinbase Entity; and (ii) for Custodian Cause (as defined in the Prime Broker Agreements) at any time by written notice to Coinbase, effective immediately, or on such later date as may be specified in such notice. We are also entitled to terminate the Prime Broker Agreements in the event that the Coinbase Entities do not deliver a SOC 1 Report or SOC 2 Report, as applicable. The Coinbase Entities may terminate the Prime Broker Agreements (i) upon 180 days’ prior written notice to us; and (ii) for Cause at any time by written notice to us, effective immediately, or on such later date as may be specified in the notice.

Government Regulation

Below is a description of the regulations, requirements or regimes that are, or are expected to be, applicable to our businesses by jurisdiction.

The worldwide regulation of investing and financial businesses is extremely complex. In addition, regulation of digital assets is a relatively new and rapidly evolving space. We are expected to be guided in significant part by regulatory regimes that are not clear or are not yet developed. We intend to use our internal legal and compliance expertise, in consultation with our outside counsel, to determine how to engage in our business activities so as to obtain the appropriate licenses or to be able to rely on an exception or exemption from any relevant registration requirement. We will continue to monitor the laws and guidance issued in these jurisdictions that may be applicable to our business.

United States

Our business is subject to multiple complex regulatory regimes in the United States. For a discussion of certain U.S. regulatory risks, see relevant risk factors under “Risk Factors—Risk Factors Related to Regulation, Litigation, Intellectual Property, Cybersecurity and Data Privacy.”

Securities Regulation Generally

A key question that we face is whether the digital assets for which we offer investment products are “securities,” or whether the offers and sales of such digital assets are securities transactions, under the federal securities laws. Whether a particular digital asset is a security under the federal securities laws depends on whether it is included in the lists of instruments making up the definition of “security” in the Securities Act, the Exchange Act, the Investment Advisers Act and the Investment Company Act. Digital assets as such do not appear in any of these lists, although each list includes the terms “investment contract” and “note,” and the SEC has typically analyzed whether a particular digital asset is a security by reference to whether it meets the tests developed by the federal courts interpreting these terms, known as the Howey and Reves tests, respectively. For many digital assets, whether or not the Howey or Reves tests are met is difficult to resolve definitively, and substantial legal arguments can often be made both in favor of and against a particular digital asset qualifying as a security under one or both of the Howey and Reves tests. Adding to the complexity, the SEC staff has indicated that the security status of a particular digital asset can change over time as the relevant facts evolve. Public, though non-binding, statements by senior officials at the SEC have indicated that they or the SEC does not consider Bitcoin or Ether and, in certain circumstances, memecoins or some stablecoins, to be securities. For a further discussion on SEC’s position on this topic, see “Risk Factors—Risk Factors Related to Regulation, Litigation, Intellectual Property, Cybersecurity and Data Privacy—A determination that a digital asset is a ‘security’ could adversely affect the value of that digital asset and potentially digital assets generally, and therefore adversely affect our business, financial condition and results of operations, as well as the market price of our Class A common stock.”

We believe that our process to determine whether a particular digital asset is a security reflects a thoughtful analysis that is reasonably designed to facilitate consistent application of available legal guidance to digital assets. As part of determining whether a particular digital asset is a security for purposes of the federal securities laws, we take into account a number of factors, including the various definitions of “security” under the federal securities laws and federal court decisions interpreting elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as reports, orders, press releases, public statements and speeches by the SEC, its commissioners and its staff providing guidance on when a digital asset may be a security for purposes of the federal securities laws. Finally, we discuss the security status of the digital asset with external counsel and receive a memorandum regarding the status of such digital asset under the federal securities laws. Given the relative novelty of digital assets, the challenges inherent in fact-gathering for particular digital assets and the fact that federal courts have only recently been tasked with adjudicating the applicability of federal securities law to digital assets, at present, external counsel is generally not in a position to render a legal “opinion” on the securities law status of any digital asset. In light of these uncertainties and the fact-based nature of the analysis, we acknowledge that the SEC may take a contrary position and our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on the presence of a security.

If we determine that a digital asset held by an investment product, or transactions in such digital asset, is a security, or are securities transactions, respectively, under the federal securities laws, whether that determination is initially made by us, or because a federal court upholds an allegation that such digital asset is a security, we do not intend to permit such investment product to continue holding such digital asset in a way that would violate the federal securities laws and therefore would either dissolve such investment product or potentially seek to operate such investment product in a manner that complies with the federal securities laws, including the Investment Company Act. Because the legal tests for determining whether a digital asset, or transactions in the digital asset, is a security or are securities transactions, respectively, often leave room for interpretation, for so long as we believe there to be good faith grounds to conclude that an underlying digital asset is not a security, we do not intend to dissolve or restructure such investment product on the basis that such digital asset could at some future point be determined to be a security.

If a digital asset underlying an investment product is a “security” under the federal securities laws, then the investment product holding such digital asset may be an unregistered “investment company” under the Investment Company Act. In such a scenario, there is no guarantee that we would be able to register such investment product as an “investment company,” and we may be forced to liquidate the investment product. See “Risk Factors—Risk Factors Related to Regulation, Litigation, Intellectual Property, Cybersecurity and Data Privacy—A determination that a digital asset is a “security” for purposes of the federal securities laws could have adverse regulatory consequences for us and our investment products with respect to the Investment Company Act and the Investment Advisers Act, and therefore adversely affect our business, financial condition and results of operations, as well as the market price of our Class A common stock.”

Moreover, whether or not we or the investment product were subject to additional regulatory requirements as a result of any determination that the investment product’s assets include securities or the investment product’s transactions in digital assets constitute securities transactions, we may nevertheless decide to terminate the investment product, in order, if possible, to liquidate the investment product’s assets while a liquid market still exists. For example, in response to the SEC’s action against the issuer of the digital asset XRP, certain significant market participants announced they would no longer support XRP and announced measures, including the delisting of XRP from major digital asset trading platforms, resulting in our conclusion that it was likely to be increasingly difficult for U.S. investors, including Grayscale XRP Trust (XRP), to convert XRP into U.S. dollars. We subsequently dissolved Grayscale XRP Trust (XRP) and liquidated its assets. We have since established a new investment vehicle that holds XRP, Grayscale XRP Trust. If a federal court upholds an allegation that a digital asset an investment product holds is a security, or transactions in a digital asset an investment product holds are securities transactions, it is likely that the value of the shares of such investment product would decline significantly, which could adversely impact our reputation and the price of our Class A common stock.

Regulatory Framework of the ETP Industry and Digital Assets Business

ETPs

Not all ETPs are ETFs. ETFs are a distinct type of security with features that are different than other ETPs. ETFs are open-end investment companies or unit investment trusts regulated by the Investment Company Act. This regulatory structure is designed to provide investor protection within a pooled investment product. For example, the Investment Company Act requires certain of the trustees for each ETF to be unaffiliated with the fund’s investment manager. ETFs also operate under regulations that prohibit affiliated transactions, are subject to standard pricing and valuation rules and have mandated compliance programs. ETPs can take a number of forms in addition to ETFs, including exchange-traded notes, grantor trusts or limited partnerships. ETPs that are not ETFs, including GBTC, BTC Mini, ETHE and ETH Mini, which are structured as grantor trusts, are not regulated under the Investment Company Act. Instead, these ETPs are registered under the Exchange Act and file periodic reports with the SEC, and public offerings conducted by these ETPs are required to be registered with the SEC in accordance with the Securities Act.

Digital Assets

As digital assets have grown in both popularity and market size, the U.S. Congress and a number of U.S. federal and state agencies (including FinCEN, OFAC, SEC, CFTC, IRS, FDIC, FINRA, CFPB, DOJ, DHS, FBI, OCC, the Federal Reserve and state financial institution and securities regulators) have been examining the operations of digital asset networks, users and markets, with particular focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, evade sanctions, or fund criminal or terrorist enterprises and the safety and soundness of trading platforms and other service providers that hold or custody digital assets. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries and international bodies have issued rules or guidance about the treatment of digital asset transactions or requirements for businesses engaged in digital asset activity. Moreover, the failure of FTX in November 2022 and the resulting market turmoil substantially increased regulatory scrutiny in the United States and globally and led to criminal investigations, SEC enforcement actions and other regulatory activity across the digital asset investment ecosystem.

There have been several bills introduced in, and in the case of the GENIUS Act passed by, Congress that propose to establish additional regulation and oversight of the digital asset markets. It is difficult to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC or other regulators, what the nature of such additional authorities might be, how additional legislation and/or regulatory oversight might impact the ability of digital asset markets to function or how any new regulations or changes to existing regulations might impact the value of digital assets generally and those held by us specifically. In addition, on January 23, 2025, President Trump issued an executive order titled “Strengthening American Leadership in Digital Financial Technology,” aimed at supporting “the responsible growth and use of digital assets, blockchain technology, and related technologies across all sectors of the economy.” The executive order established an interagency working group tasked with “proposing a Federal regulatory framework governing the issuance and operation of digital assets” in the United States. Pursuant to this executive order, the working group released a report in July 2025 outlining the administration’s recommendations to Congress and various agencies reflecting the administration’s “pro-innovation mindset toward digital assets and blockchain technologies.” The consequences of increased federal regulation of digital assets and digital asset activities could have a material adverse effect on our business and the market price of our Class A common stock.

Broker-Dealer Regulation

The Exchange Act requires that any person who is acting as a broker or dealer effecting or inducing securities transactions must register with the SEC. A broker is defined as “any person engaged in the business of effecting transactions in securities for the account of others,” while a dealer is defined as “any person engaged in the business of buying and selling securities for such person’s own account,” in each case, subject to regulatory exceptions. In order to sell and market investment products, we formed GSS, a registered broker-dealer. Broker-dealers are subject to regulation, examination, investigation, and disciplinary action by the SEC, FINRA, state securities regulators, and other relevant governmental authorities and self-regulatory organizations with which they are registered or licensed or of which they are a member. In addition to being a member of FINRA, GSS is registered as a broker-dealer in 53 U.S. states and territories and with the SEC. The regulation of broker-dealers encompasses all aspects of their business and operations, including sales and trading practices, client onboarding, advertising and marketing, research publication and distribution, best execution of customer orders, public offerings, order handling, suitability, fee arrangements, conflicts of interest, disclosures to clients, registration and supervision of personnel, capital adequacy, financial reporting, business continuity planning and information security, including data protection and cybersecurity. Broker-dealers must also comply with AML rules and requirements issued by FinCEN under the BSA (collectively, the “Anti-Money Laundering Rules”). See “—Anti-Money Laundering Rules” below for a description of the specific requirements.

Investment Adviser Regulation

The Investment Advisers Act defines an investment adviser as “any person who, for compensation, engages in the business of advising others, either directly or through publications or writings, as to the value of securities or as to the advisability of investing in, purchasing, or selling securities, or who, for compensation and as part of a regular business, issues or promulgates analyses or reports concerning securities.” GSA, one of our subsidiaries, is an SEC-RIA. To the extent that GSA has discussions with potential investors, it intends to follow the applicable selling restrictions for each such jurisdiction. In addition, GSA will be subject to the Anti-Money Laundering Rules. See “—Anti-Money Laundering Rules” below for a description of the specific requirements.

Our investment adviser is subject to, among other things, the anti-fraud provisions of the Investment Advisers Act and fiduciary duties derived from these provisions, which apply to our relationships with our advisory clients. These provisions and duties impose restrictions and obligations on us with respect to our dealings with our clients and the investments we manage, including for example disclosure of conflicts of interest. Our investment adviser has in the past been, and will in the future be, subject to periodic SEC examinations. A regular or routine SEC examination will typically involve, at a minimum, a careful review of the adviser’s books and records and may include interviewing employees. The SEC examination staff may also conduct more frequent examinations focusing on a limited number of specific issues or conduct an examination “for cause.” Our investment adviser is also subject to other requirements under the Investment Advisers Act and related regulations primarily intended to protect advisory clients. These additional requirements include maintaining effective and comprehensive compliance programs and written policies and procedures, record-keeping, reporting and disclosure, advertising and solicitation rules, safeguards for protecting client funds and securities, limitations on agency cross and principal transactions between an adviser and its advisory clients, restrictions on advisory contract assignments, privacy protection regulations, and anticorruption rules relating to investors associated with U.S. state or local governments. The Investment Advisers Act generally grants the SEC broad administrative powers, including the power to limit or restrict an investment adviser from conducting advisory activities in the event it fails to comply with federal securities laws. Additional sanctions that may be imposed for failure to comply with applicable requirements include the prohibition of individuals from associating with an investment adviser, the revocation of registrations, significant monetary penalties, disgorgement of gains, cease-and-desist orders and other censures. The SEC may bring civil actions against investment advisers, and seek damages or other relief, in a U.S. district court or before an administrative law judge. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by the SEC were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing clients or fail to gain new clients.

CFTC Regulation

The CFTC regulates markets in listed futures and various types of over-the-counter derivatives on commodities, when traded in, into or from the United States. The CFTC has taken the position that certain digital assets are commodities for purposes of the regulatory scheme of the CEA. Generally speaking, trading in a principal capacity in commodities in the “spot” or “cash” markets would not subject a person to a licensing or regulation requirement under the CEA. The CFTC has jurisdiction over these spot commodity trading activities with respect to its anti-fraud and anti-manipulation authority under the CEA. The CEA imposes registration and regulatory requirements, including disclosure, reporting, and other requirements, on market participants engaged in commodity derivatives dealing activities. Under the CEA, commodity derivatives may include swaps, futures, and leveraged retail commodity transactions. GSA, which is a member of the National Futures Association, is subject to its rules, including, but not limited to, anti-fraud and anti-manipulation rules, diligent supervision requirements and disclosure requirements related to certain digital assets activities.

Anti-Money Laundering Rules

We are subject to various AML and counter-terrorist financing laws. As a broker-dealer we are subject to, and on January 1, 2026 as an investment adviser we will be subject to, the Anti-Money Laundering Rules and are generally required to, among other things, implement and maintain a risk-based AML program, provide an AML-related training program, report certain suspicious activities and transactions to FinCEN, comply with certain other reporting and recordkeeping requirements, and collect and maintain information about our customers, in each case subject to applicable exemptions. In addition, the BSA requires us to comply with certain customer due diligence requirements as part of our AML obligations, including developing risk-based policies, procedures, and internal controls reasonably designed to verify a customer’s identity. Many states and other countries impose similar, and, in some cases, more stringent requirements related to AML and counter-terrorist financing. We have implemented a compliance program to reduce the risk that our platform is used to facilitate money laundering, terrorist financing, and other illicit activity in countries, or with persons or entities, included on designated lists promulgated by OFAC and equivalent foreign authorities. Our compliance program includes policies, procedures, reporting protocols, and internal controls, and is designed to address legal and regulatory requirements as well as to assist us in managing risks associated with money laundering and terrorist financing. AML regulations are constantly evolving and vary from jurisdiction to jurisdiction. We continuously monitor our compliance with AML and counter-terrorist financing regulations and industry standards and implement policies, procedures, and controls in light of the most current legal requirements.

Consumer Protection

A number of U.S. federal, state and local regulatory agencies, the FTC and the CFPB chief among them, regulate financial products and have broad consumer protection mandates and discretion in enforcing consumer protection laws, including matters related to unfair, deceptive or abusive acts and practices. They also promulgate, interpret and enforce rules and regulations that could affect our business.

Economic Sanctions

We must comply with economic and trade sanctions administered by the United States and other foreign governments in jurisdictions in which we operate. These sanctions can prohibit or restrict transactions involving certain countries, regions, governments, individuals, and entities or other property. For instance, OFAC includes certain cryptocurrency addresses on the list of Specially Designated Nationals and Blocked Persons, which are blocked and with which U.S. persons are generally prohibited from dealing. Changes to sanctions could affect our business.

Privacy and User Data

There are a number of laws, rules, directives and regulations relating to the collection, use, retention, security, processing and transfer of personally identifiable information about customers and employees. Because of that, much of the data we process, including certain financial information associated with individuals, is regulated by various privacy and data protection laws. These laws can apply, not only to third-party transactions, but also to information transferred between us, our subsidiaries and other commercial parties.

Foreign Jurisdictions

Various foreign jurisdictions have adopted, and may continue to adopt, laws, regulations or directives that affect a digital asset network, the digital asset markets and their users, particularly digital asset trading platforms and service providers that fall within such jurisdictions’ regulatory scope. For example:

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China has made transacting in cryptocurrencies illegal for Chinese citizens in mainland China, and additional restrictions may follow. China has banned initial coin offerings and there have been reports that Chinese regulators have taken action to shut down a number of China-based digital asset trading platforms.
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South Korea determined to amend its Financial Information Act in March 2020 to require virtual asset service providers to register and comply with its AML and counter-terrorism funding framework. These measures also provide the government with the authority to close digital asset trading platforms that do not comply with specified processes. South Korea has also banned initial coin offerings.
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The Reserve Bank of India in April 2018 banned the entities it regulates from providing services to any individuals or business entities dealing with or settling digital assets. In March 2020, this ban was overturned in the Indian Supreme Court, although the Reserve Bank of India is currently challenging this ruling.
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The United Kingdom’s Financial Conduct Authority published final rules in October 2020 banning the sale of derivatives and exchange-traded notes that reference certain types of digital assets, contending that they are “ill-suited” to retail investors citing extreme volatility, valuation challenges and association with financial crime. A new law, the FSMA, received royal assent in June 2023. The FSMA brings digital asset activities within the scope of existing laws governing financial institutions, markets and assets.
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The Parliament of the European Union approved the text of MiCA in April 2023, establishing a regulatory framework for digital asset services across the European Union. MiCA is intended to serve as a comprehensive regulation of digital asset markets and imposes various obligations on digital asset issuers and service providers. The main aims of MiCA are industry regulation, consumer protection, prevention of market abuse and upholding the integrity of digital asset markets. MiCA was formally approved by the European Union’s member states in 2023 and came into effect in 2024.

There remains significant uncertainty regarding foreign governments’ future actions with respect to the regulation of digital assets and digital asset trading platforms. Such laws, regulations or directives may conflict with those of the United States and may negatively impact the acceptance of digital assets by users, merchants and service providers outside the United States and may therefore impede the growth or sustainability of the digital asset investment ecosystem in the United States and globally, or otherwise negatively affect the value of digital assets held by investment products. The effect of any future regulatory change on an investment product or the digital assets held by such investment product is impossible to predict, but such change could be substantial and adverse to such investment product and therefore our AUM.

Legal Proceedings

In the ordinary course of business, we and our subsidiaries may be threatened with, named as defendants in, or made parties to pending and potential legal actions. We are also subject to regulatory oversight by numerous state, federal and foreign regulators.

We are not presently a party to any legal proceedings that in the opinion of our management, if determined adversely to us, would be expected, either individually or in the aggregate, to have a material adverse effect on our business, financial condition or results of operations. However, it often is not possible to predict the ultimate outcome of a legal proceeding and our assessment of the materiality of a legal proceeding, including any accruals taken in connection therewith, may not be consistent with the ultimate outcome of the legal proceeding. In addition, our current estimates of the potential impact of legal proceedings on our business, results of operations or financial condition could change from time to time in the future.

Intellectual Property

Our success depends in part upon our ability to obtain and maintain intellectual property protection for our brand, technology and inventions, to preserve the confidentiality of our trade secrets, to defend and enforce our intellectual property and proprietary rights and to operate without infringing, misappropriating or otherwise violating the valid and enforceable patent and other intellectual property rights of third parties.

We rely on a combination of trademarks, service marks, trade secrets, confidential know-how, proprietary research, tools and analytics, domain names and other proprietary technology and intellectual property in our business. Additionally, we rely in part upon employee confidentiality, non-disclosure and intellectual property assignment agreements (along with efforts to continue technological innovation and growth), to develop and maintain our competitive position. However, our proprietary technology and other intellectual property assets are difficult to protect. We seek to control access to and distribution of our confidential and proprietary information, including designs, and business processes, through physical, technical, and administrative security measures and contractual restrictions. For example, we seek to limit access to our confidential and proprietary information on a “need to know” basis and enter into confidentiality and nondisclosure agreements with our employees, consultants, customers and vendors that may receive or otherwise have access to any confidential or proprietary information or intellectual property. We also obtain written assignment agreements from our employees, consultants, and vendors that assign to us all right, interest and title to work products developed during their employment or service engagement with us. However, these agreements and controls may not provide meaningful protection. Further, these agreements may be breached or insufficient, or our controls circumvented, and we may not have an adequate remedy for any such breach, insufficiency or circumvention.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our technology or obtain and use information that we regard as proprietary, or our technology and proprietary information could be unintentionally or intentionally misused by our employees. In such cases, third parties may independently develop the same or similar proprietary information or technology or may otherwise gain access to our proprietary information or technology. As a result, we may be unable to meaningfully protect our trade secrets and proprietary information. Our intellectual property rights, and the strategies we use to protect and maintain them, may not address all potential threats to our competitive advantage. See “Risk Factors—Risk Factors Related to Regulation, Litigation, Intellectual Property, Cybersecurity and Data Privacy” for a description of risks related to our intellectual property and information technology systems.

Properties

Our principal office is located in a leased office at 290 Harbor Drive, 4th Floor, Stamford, Connecticut 06902 and consists of approximately 42,254 square feet.

Management

Executive Officers and Directors

Set forth below are the names, ages and positions of our directors, director nominees and executive officers as of the date of this prospectus. We intend to appoint additional directors prior to the consummation of this offering. References below to tenure on our board for each of our directors include their service on the board of GSOIH prior to the Private Placement Reorganization and the board of Grayscale Investments, LLC prior to the Pre-IPO Reorganization.

Name	Age	Position
Peter Mintzberg	57	Chief Executive Officer and Director
Edward McGee	42	Chief Financial Officer and Director
Diana Zhang	41	Chief Operating Officer
Craig Salm	37	Chief Legal Officer
Barry Silbert	49	Chairman
Mark Shifke	66	Director
Simon Koster	44	Director

Executive officers

Peter Mintzberg has been the Chief Executive Officer and served as a director of Grayscale since August 2024. Prior to joining Grayscale, Mr. Mintzberg served as the Global Head of Strategy for Goldman Sachs Asset & Wealth Management Division since 2023 and as the Global Head of Strategy for Goldman Sachs Asset Management Division from 2021 to 2023. Previously, he was Global Head of Investor Relations at Apollo from 2020 to 2021. Prior to Apollo, he held global leadership roles in Strategy, M&A, and Investor Relations at OppenheimerFunds and BlackRock. With deep knowledge across a broad base of client types and asset classes, Mr. Mintzberg has over two decades of experience developing and executing strategy and innovating to drive growth. Mr. Mintzberg was recognized as a Latino leader in Finance by The Alumni Society in 2018 and was selected as a David Rockefeller Fellow in the 2016-2017 Class by The Partnership for New York City. He earned a Bachelor’s degree in Engineering from Universidade Federal Rio de Janeiro and an MBA from Harvard University.

Edward McGee has been the Chief Financial Officer of Grayscale since January 2022 and has served as a director of Grayscale since January 2024. Before serving as CFO, Mr. McGee was Vice President, Finance and Controller of Grayscale from June 2019 to January 2022. Prior to taking on his role at Grayscale, Mr. McGee served as a Vice President, Accounting Policy at Goldman, Sachs & Co. providing coverage to their SEC Financial Reporting team facilitating the preparation and review of their financial statements and provided U.S. GAAP interpretation, application and policy development while servicing their Special Situations Group, Merchant Banking Division and Urban Investments Group from 2014 to 2019. From 2011 to 2014, Mr. McGee was an auditor at Ernst & Young providing assurance services to publicly listed companies. Mr. McGee earned his Bachelor of Science degree in accounting from the John H. Sykes College of Business at the University of Tampa and graduated with honors while earning his Master of Accountancy in Financial Accounting from the Rutgers Business School at the State University of New Jersey. Mr. McGee is a Certified Public Accountant licensed in the state of New York.

Diana Zhang has been the Chief Operating Officer of Grayscale since May 2025. Before joining Grayscale, she served as the COO of BlockTower Capital from 2023 to 2024. Previously, she spent more than 15 years at Bridgewater Associates, where she held several senior leadership positions, including Deputy to the co-CEO from 2015 to 2020. She also co-founded NeighborShare, a technology-driven nonprofit that helps families through pivotal moments of need that would otherwise go unmet. She currently sits on the board of directors of the nonprofits Connecticut Foodshare and NeighborShare. Ms. Zhang earned her BA in Economics and Government from Dartmouth College, where she graduated summa cum laude.

Craig Salm has been the Chief Legal Officer of Grayscale since January 2018. Prior to joining Grayscale, Mr. Salm was a corporate associate at Paul Weiss and a member of its Capital Markets & Securities Group—primarily focused on representing issuers, private equity sponsors, investment banks, hedge funds and other stakeholders in corporate finance transactions, as well as advising on securities law and corporate governance matters. Mr. Salm earned his Bachelor of Science from the University of Michigan and his Juris Doctor from the Benjamin N. Cardozo School of Law. Mr. Salm serves as a member of the Blockchain Association and a member of the Crypto Ratings Council (CRC).

Directors (who are not executive officers)

Barry Silbert is the founder and CEO of DCG and has served as chairman of the board of directors of Grayscale since August 2025. Mr. Silbert has served as CEO and on the board of directors of DCG since 2015, and has served as CEO and on the board of directors of Yuma, a decentralized Al-focused DCG subsidiary, since November 2024. Mr. Silbert was an advisor to the board of directors of Grayscale from May 2024 to May 2025, during which time he provided general advisory services on business operations. Mr. Silbert previously served on the board of directors of Grayscale from February 2020 to December 2023. Mr. Silbert has served on the board of directors of Digital Currency Group International Investments Ltd. since April 2021. Mr. Silbert graduated with honors from the Goizueta Business School of Emory University.

Mark Shifke is the Chief Financial Officer of DCG and has served on the board of directors of Grayscale since January 2024. Since March 2021, Mr. Shifke has served on the board of directors of Dock Ltd., a full-stack payments and digital banking platform. Since September 2023, Mr. Shifke has served on the board of directors of Luno, a cryptocurrency platform. Mr. Shifke has nearly four decades of financial and fintech experience and more than eight years of CFO experience leading two publicly traded companies. Prior to joining DCG in 2023, Mr. Shifke served as CFO of Billtrust, a company focused on providing accounts receivable and cloud-based solutions around payments, from 2020 to 2023, and as CFO of Green Dot (NYSE: GDOT), a mobile banking company and payments platform, from 2015 to 2019. Previously, Mr. Shifke led teams at JPMorgan Chase and Goldman Sachs, specializing in M&A Structuring and Advisory, as well as Tax Asset Investments. Mr. Shifke also served as the Head of International Structured Finance Group at KPMG. Mr. Shifke began his career at Davis Polk, where he was a partner. He is a graduate of Tulane University (B.A./J.D.) and the New York University School of Law (LL.M. in Taxation).

Simon Koster is the Chief Strategy Officer of DCG and has served on the board of directors of Grayscale since October 2025. Mr. Koster has served as the Chief Strategy Officer at DCG since September 2022. Before serving as Chief Strategy Officer, he was the CEO of DCG Real Estate from September 2021 to September 2022. Prior to joining DCG, Mr. Koster served as CEO of The Collective from May 2021 to September 2021 and as a director from October 2019 to May 2021. Prior to The Collective, he served as principal at JDS Development Group, where he was instrumental in the acquisition and development of residential, hospitality and mixed-use projects in New York City and Miami. Mr. Koster is a graduate of Rutgers University (B.S.) and holds a Master’s degree in Engineering from the University of Michigan.

Controlled Company Exemption

Upon completion of this offering, DCG will control approximately % of the combined voting power of our common stock (or % if the underwriters exercise in full their option to purchase additional shares of Class A common stock). As a result, we will be a “controlled company” as defined under the corporate governance rules of the NYSE and, therefore, will qualify for, and rely on, exemptions from certain corporate governance requirements of the NYSE. Accordingly, we will not be required to have a majority of “independent directors” on the board of directors as defined under the rules of the NYSE, and we will not be required to have a compensation committee or a nominating and corporate governance committee, in each case composed entirely of independent directors. We intend to take advantage of certain of these exemptions following the completion of this offering, including the exemption from the requirement to have a majority of “independent directors” and the exemption from the requirement that each of our Nominating and Governance Committee and Compensation Committee be composed entirely of independent directors. As a result, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

The “controlled company” exemption does not modify the independence requirements for the Audit Committee, and we intend to comply with the applicable requirements of the Exchange Act and the NYSE within the applicable transition periods. As a result, we expect that the Audit Committee will be composed of (1) at least one independent director on the effective date of the registration statement of which this prospectus is a part, (2) a majority of independent directors within 90 days following the effective date of the registration statement of which this prospectus is a part and (3) exclusively independent directors within one year following the effective date of the registration statement of which this prospectus is a part.

In the event that we cease to be a “controlled company,” to the extent we have not done so already, we will be required to fully implement the corporate governance requirements of the NYSE within the applicable transition periods.

Board Structure and Compensation of Directors

Upon completion of this offering, our board of directors will consist of members. Our board has determined that is independent under applicable NYSE rules.

Our directors will be divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2026, 2027 and 2028, respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. Our directors will be divided among the three classes as follows:

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the Class I directors will be , and , whose terms will expire at the annual stockholders’ meeting to be held in 2026;

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the Class II directors will be , and , whose terms will expire at the annual stockholders’ meeting to be held in 2027; and
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the Class III directors will be , and , whose terms will expire at the annual stockholders’ meeting to be held in 2028.

This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

The compensation that our directors will receive in respect of their service on our board of directors is described under “Executive and Director Compensation—Compensation of our Directors” below.

Board Committees

Audit Committee

will serve as the initial member of our audit committee. is independent under the current NYSE listing standards and SEC rules and regulations, and is financially literate. We intend to appoint one additional independent director to our audit committee within 90 days from the date of the listing of our Class A common stock on NYSE and another independent director during the one-year period following the date of the listing of our Class A common stock on NYSE pursuant to the NYSE phase-in provisions for initial public offerings. In addition, our board of directors has determined that is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on them any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

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selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
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ensuring the independence of the independent registered public accounting firm;
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discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
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establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
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considering the adequacy of our internal controls and internal audit function;
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reviewing material related person transactions or those that require disclosure; and
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approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The members of our compensation committee will be , and , and will be the chairperson of our compensation committee. Because we are a “controlled company,” our compensation committee does not need to be comprised entirely of independent directors. Our compensation committee is responsible for, among other things:

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reviewing and approving the compensation and terms of any compensatory agreements of our executive officers;
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reviewing and recommending to our board of directors the compensation of our directors;
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reviewing and approving, or making recommendations to our board of directors with respect to, executive incentive compensation and equity plans; and
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reviewing our overall compensation philosophy.

Nominating and Governance Committee

The members of our nominating and governance committee will be , and , and will be the chairperson of our nominating and governance committee. Because we are a “controlled company,” our nominating and governance committee does not need to be comprised entirely of independent directors. Our nominating and governance committee is responsible for, among other things:

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identifying and recommending candidates for membership on our board of directors;
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reviewing and recommending our corporate governance guidelines and policies;
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overseeing the process of evaluating the performance of our board of directors; and
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assisting our board of directors on corporate governance matters.

Code of Business Conduct and Ethics

In connection with this offering, our board of directors will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. Upon completion of this offering, the full text of our code of business conduct and ethics will be posted on the investor relations section of our website. We intend to disclose future amendments to our code of business conduct and ethics, or any waivers of such code, on our website or in public filings.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation will provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. We will establish directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. Our amended and restated certificate of incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit. We will enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, will require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Executive and Director Compensation

This section discusses the material components of the executive compensation program for our executive officers who were “named executive officers” for fiscal 2024. For fiscal 2024, our “named executive officers,” or “NEOs,” and their positions were as follows:

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Peter Mintzberg, current Chief Executive Officer;
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Edward McGee, Chief Financial Officer and Interim Principal Executive Officer;
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David LaValle, former Sr. Managing Director, Global Head of ETFs;
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Hugh Ross, former Chief Operating Officer; and
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Michael Sonnenshein, former Chief Executive Officer.

Summary Compensation Table

The following table sets forth information concerning the compensation paid to our NEOs during our fiscal year ended December 31, 2024.

Name and Principal Position	Year	Salary	Bonus(6)	Stock Awards	Option Awards		All Other Compensation		Total
Peter Mintzberg
Chief Executive Officer(1)	2024	$225,000	$1,200,000	—	—	$			$1,425,500
Edward McGee(2)
Chief Financial Officer and Interim Principal Executive Officer	2024	$500,000	$1,000,000	—	—		$17,250	(7)	$1,517,250
David LaValle(3)
Former Sr. Managing Director, Global Head of ETFs	2024	$550,000	$800,000	—	—		$17,250	(7)	$1,367,250
Hugh Ross(4)
Former Chief Operating Officer	2024	$550,000	$700,000	—	—		$17,250	(7)	$1,267,250
Michael Sonnenshein(5)
Former Chief Executive Officer	2024	$217,853	—	—	—		$6,845,692	(7)(8)	$7,063,545

(1)
Mr. Mintzberg commenced employment as our Chief Executive Officer effective August 15, 2024.
(2)
Mr. McGee served as interim principal executive officer from May 16, 2024 until August 15, 2024.
(3)
Mr. LaValle’s employment with us terminated on July 29, 2025.
(4)
Mr. Ross’ employment with us terminated on May 31, 2025.
(5)
Mr. Sonnenshein served as our Chief Executive Officer until May 16, 2024.
(6)
Represents discretionary annual performance bonuses earned and paid in 2025 for 2024 performance. For additional detail, see “2024 Cash Incentive Bonuses” below.
(7)
Includes $17,250 in 401(k) matching contributions on behalf of our named executive officers.
(8)
Includes the following payments made in connection with Mr. Sonnenshein’s termination of employment: (i) a $78,145.02 health and welfare payment; (ii) $750,272.82 for the value of accelerated vesting of outstanding DCG Options (as defined below); and (iii) $6,000,024.14 for DCG equity repurchased in 2024.

Employment Agreements & Restrictive Covenants

The following summaries describe the terms of the employment arrangements with each of our current NEOs. Please see “—Separation Agreements with Former Executive Officers” below for a description of the arrangements entered into in connection with Mr. Sonnenshein’s and Mr. Ross’s separations of employment.

Peter Mintzberg Employment Agreement

On May 16, 2024, we entered into an employment agreement with Mr. Mintzberg, pursuant to which he commenced employment as our CEO effective August 15, 2024, and which was amended and restated effective as of March 19, 2025, and further amended and restated October 16, 2025 (the “Mintzberg Employment Agreement”).

The Mintzberg Employment Agreement provides for Mr. Mintzberg’s employment as our CEO for an indefinite term, with an annual base salary of $600,000, an annual target bonus opportunity for 2025 of $2,200,000, an initial award of stock options to purchase shares of Class A common stock of GSOIH (“Grayscale Options”) and eligibility to participate in our long-term equity incentive program on such terms as determined by the board of directors or the compensation committee. The terms of the Grayscale Options are described under “Equity Incentive Compensation—Grayscale Equity Awards” below. Beginning in 2026, the board of directors may review Mr. Mintzberg’s aggregate annual target incentive compensation opportunity (comprised of annual bonus and annual long-term equity award) (the “Annual Target Incentive Opportunity”) and make adjustments to such Annual Target Incentive Opportunity, the mix between annual bonus and annual long-term equity award and any related performance conditions.

In the event of a termination of Mr. Mintzberg’s employment by us without “cause” or by Mr. Mintzberg for “good reason” (each as defined in the Mintzberg Employment Agreement), other than in connection with a change in control (as described below), subject to Mr. Mintzberg’s timely execution and non-revocation of a general release of claims, Mr. Mintzberg will be entitled to receive: (i) a lump sum cash severance payment equal to two times his then-current base salary (the “Cash Severance”), (ii) payment of or reimbursement for the amount of any Company-provided premiums pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under our medical and dental benefit plans until the earliest to occur of (x) 12 months following the termination date and (y) the date on which he becomes eligible for group health coverage from another employer (the “COBRA Continuation”), (iii) a lump sum pro-rata target bonus equal to 50% of the annual bonus portion of the Annual Target Incentive Opportunity (the “Mintzberg Pro-Rata Target Bonus”), (iv) accelerated vesting of any then-outstanding equity awards as though he had remained employed through the first anniversary of the termination date and (v) a lump sum payment in the amount of any earned but unpaid bonus for the year prior to termination (the “Prior Year Bonus”).

If Mr. Mintzberg’s employment is terminated by us without cause or by Mr. Mintzberg for good reason, in each case during the period beginning as of the entry into a definitive agreement that would result in a “change in control” (as defined in the Omnibus Incentive Plan (as defined below)) and ending 24 months following such change in control, subject to Mr. Mintzberg’s timely execution and non-revocation of a general release of claims, Mr. Mintzberg will be entitled to receive: (i) the Cash Severance, (ii) the COBRA Continuation, (iii) the Mintzberg Pro-Rata Target Bonus, (iv) the Prior Year Bonus and (v) any then-outstanding equity awards will vest in full (the “Mintzberg Full Equity Acceleration”).

If Mr. Mintzberg’s employment is terminated due to his death or “disability” (as defined in the Mintzberg Employment Agreement), subject to Mr. Mintzberg’s (or Mr. Mintzberg’s estate, as applicable) timely execution and non-revocation of a general release of claims, Mr. Mintzberg (or Mr. Mintzberg’s estate, as applicable) will receive: (i) the COBRA Continuation, (ii) the Mintzberg Pro-Rata Target Bonus, (iii) the Prior Year Bonus and (iv) the Mintzberg Full Equity Acceleration.

Edward McGee Employment Agreement

On October 22, 2025, we entered into an employment agreement with Mr. McGee (the “McGee Employment Agreement”). The McGee Employment Agreement provides for Mr. McGee’s employment as our Chief Financial Officer for an indefinite term, with an annual base salary of $500,000, an annual target bonus opportunity of up to 150% of base salary and eligibility to participate in our long-term equity incentive program on such terms as determined by our board of directors.

In the event of a termination of Mr. McGee’s employment by us without “cause” or by Mr. McGee for “good reason” (each as defined in the McGee Employment Agreement), other than in connection with a change in control (as described below), subject to Mr. McGee’s timely execution and non-revocation of a general release of claims, Mr. McGee will be entitled to receive: (i) an amount in cash equal to the sum of his base salary and target bonus for the year of termination, paid over 12 months following his termination date, (ii) the COBRA Continuation, (iii) a lump sum pro-rata target bonus for the year of termination (the “McGee Pro-Rata Target Bonus”), (iv) accelerated vesting of any then-outstanding equity awards (other than any DCG Options or DCG SARs (each as defined below)) that would have vested had he remained employed through the first anniversary of the termination date and (v) the Prior Year Bonus.

If Mr. McGee’s employment is terminated by us without cause or by Mr. McGee for good reason, in each case during the period beginning as of the entry into a definitive agreement that would result in a change in control and ending 24 months following such change in control, subject to Mr. McGee’s timely execution and non-revocation of a general release of claims, Mr. McGee will be entitled to receive: (i) an amount in cash equal to the sum of his base salary and target bonus for the year of termination, paid in a lump sum, (ii) the COBRA Continuation, (iii) the McGee Pro-Rata Target Bonus, (iv) the Prior Year Bonus and (v) any then-outstanding equity awards (other than any DCG Options or DCG SARs) will vest in full (the “McGee Full Equity Acceleration”).

If Mr. McGee’s employment is terminated due to his death or “disability” (as defined in the McGee Employment Agreement), subject to Mr. McGee’s (or Mr. McGee’s estate, as applicable) timely execution and non-revocation of a general release of claims, Mr. McGee (or Mr. McGee’s estate, as applicable) will receive: (i) the COBRA Continuation, (ii) the McGee Pro-Rata Target Bonus, (iii) the Prior Year Bonus and (iv) the McGee Full Equity Acceleration.

Restrictive Covenants

As a condition to employment with us, each of our current NEOs is subject to restrictive covenants regarding confidentiality (in perpetuity), non-solicitation of customers and employees (during employment and for 12 months post-termination), non-competition (during employment and for 12 months post-termination) and assignment of intellectual property.

2024 Cash Incentive Bonuses

Each of our NEOs was eligible to receive a cash incentive bonus in 2024 on terms approved by the board of directors. For 2024, target bonus opportunities for each of our current NEOs were as follows: (i) Mr. Mintzberg, up to 200% of base salary, (ii) Mr. McGee, 150% of base salary, (iii) Mr. LaValle, 200% of base salary and (iv) Mr. Ross, 200% of base salary. Bonuses are generally paid to our NEOs in January of the following year based on the determination of the board of directors, in its discretion, of Company and individual performance and subject to the individual’s continued employment through the payment date. For 2024, factors that were considered by the board of directors in determining the achievement of Company performance included Company revenue, EBITDA, assets under management, capital raised and number of products launched. Our NEOs received the following cash incentive bonuses for 2024: (i) Mr. Mintzberg, $1,200,000; (ii) Mr. McGee, $1,000,000; (iii) Mr. LaValle, $800,000; and (iv) Mr. Ross, $700,000. As noted above, for 2024, Mr. Mintzberg’s bonus was guaranteed at target levels. In connection with his separation of employment, Mr. Sonnenshein did not receive a 2024 bonus.

In connection with this offering, subject to approval by our board of directors, we intend to adopt a management cash incentive plan which will govern the grant of cash-based incentive compensation for performance periods beginning after the completion of this offering.

Equity Incentive Compensation

DCG Equity Awards

Prior to 2025, our NEOs were eligible to receive awards of stock options to purchase shares of DCG common stock under the Digital Currency Group, Inc. 2016 Stock Option and Grant Plan (“DCG Options”) and/or stock appreciation rights (“SARs”) in respect of DCG common stock under the DCG Stock Appreciation Rights Plan (“DCG SARs”). The terms of each of the DCG Options and DCG SARs provide generally that they will vest as to 25% on either the grant date or the first anniversary thereof and will vest as to 6.5% of the remaining DCG Options or DCG SARs, as applicable, on each three-month anniversary of the initial vesting date. The number of outstanding DCG Options and DCG SARs held by each NEO that were outstanding as of December 31, 2024 are set forth in the “Outstanding Equity Awards at Fiscal Year-End” table below.

Grayscale Equity Awards

On March 19, 2025, the board of directors approved the adoption of the GSO Intermediate Holdings Corporation Omnibus Incentive Plan (the “GSOIH Omnibus Incentive Plan”) for the purpose of granting equity awards to our employees with respect to shares of GSOIH Class A common stock. On October 22, 2025, in connection with the Private Placement Reorganization, Grayscale Investments, Inc. assumed the GSOIH Omnibus Incentive Plan and outstanding awards thereunder, and adopted the Grayscale Investments, Inc. Omnibus Incentive Plan (the “Omnibus Incentive Plan”) as its successor. In connection with such assumption, each award of Grayscale Options and Grayscale SARs (as defined below) was equitably adjusted on a one-for-one basis to become an award with respect to shares of our Class A common stock. The material terms of the Omnibus Incentive Plan are described under “Omnibus Incentive Plan” below.

The board of directors approved grants of Grayscale Options to each of our current NEOs under the GSOIH Omnibus Incentive Plan, each with a $24.24 per share exercise price, as follows:

Name	Grayscale Options (#)
Peter Mintzberg	1,000,000 (Tranche 2)
Edward McGee	33,684 (Tranche 1)
206,589 (Tranche 2)
David LaValle	35,526 (Tranche 1)
237,884 (Tranche 2)
Hugh Ross	35,526 (Tranche 1)
173,084 (Tranche 2)

The Grayscale Options noted as “Tranche 1” in the table above have a vesting commencement date of January 1, 2025 and were 25% vested as of such date, with the remaining 75% vesting as to 6.25% every three months thereafter such that the Grayscale Options will vest in full on January 1, 2028, subject to the NEO’s continued employment through each vesting date (except as described below). The Grayscale Options noted as “Tranche 2” in the table above have a vesting commencement date of January 1, 2025 (or August 15, 2024 in the case of Mr. Mintzberg) and vest as to 25% on the first anniversary of the vesting commencement date, with the remaining 75% vesting as to 6.25% every three months thereafter, such that the Grayscale Options will vest in full on the fourth anniversary of the vesting commencement date, subject to the NEO’s continued employment through each vesting date (except as described below). The terms of the Grayscale Options provide generally that they are not exercisable by the NEO without the consent of the board of directors prior to an initial public offering of GSOIH (or its successor in an IPO, which includes Grayscale Investments, Inc.). As a result, it is expected that following the completion of this offering, any Grayscale Options that are or have become vested will be freely exercisable by the NEO (subject to the terms and conditions of the Grayscale Options).

In the event of the NEO’s termination of employment due to his death or “disability” (as defined in the Omnibus Incentive Plan) on or following the date of this offering, (i) any Grayscale Options that would have vested during the 12-month period following the termination date will vest and (ii) any Grayscale Options that are or become vested as of the termination date will remain outstanding and be exercisable by the NEO for a period of one year following the termination date (subject to earlier expiration of the term). In the event of a termination of employment by us for “cause” (as defined in the Omnibus Incentive Plan) or a restrictive covenant breach, any Grayscale Options, whether vested or unvested, will be immediately forfeited for no consideration. In the event of a termination of employment for any other reason, any Grayscale Options that are unvested as of the termination date will be forfeited and any Grayscale Options that are vested as of the termination date will remain outstanding and be exercisable in accordance with its terms.

In the event of a “change in control” (as defined in the Omnibus Incentive Plan), any Grayscale Options that are vested as of immediately prior to such change in control will be canceled in exchange for a payment based on the same consideration that is paid to shareholders generally (with any cash payment based on the excess (if any) of the fair market value of our shares of Class A common stock over the exercise price).

IPO Grants

Grant to our Founder and Chairman

Our board of directors and our shareholders have approved the material terms of a grant to our founder and Chairman of our board, Barry Silbert, to be made upon the consummation of this offering under our Omnibus Incentive Plan (the “IPO Founder Award”). The primary purposes of the IPO Founder Award are to recognize Mr. Silbert’s significant contributions in building our company to its current state and to motivate his continued involvement in our business as we transition into becoming a public company. The IPO Founder Award will be granted in the form of restricted stock units (“RSUs”) with respect to a number of shares of our Class A common stock equal to 2% of our fully diluted shares outstanding as of immediately prior to the closing of this offering, and will vest in equal quarterly installments over eight years from the grant date, subject to Mr. Silbert’s continued service on our Board through the applicable vesting date, except as described below.

In the event of a termination of Mr. Silbert’s service as a member of our board by us without “cause” (as defined in the award agreement governing the IPO Founder Award and including any removal from the board or failure to nominate Mr. Silbert to the board, in either case other than under circumstances constituting cause), the RSUs will continue to vest over the 12-month period following the termination date and any RSUs that remain unvested at the end of such 12-month period will be forfeited. If his service is terminated due to his death or disability (as defined in the award agreement), then the RSUs will continue to vest in accordance with the vesting schedule, disregarding any continued service requirement. If his service is terminated for cause, then the RSUs, whether vested or unvested, will be immediately forfeited. Upon a termination of service for any other reason not described above, any portion of the

RSUs that is unvested as of the termination date will be forfeited. In the event that, during the period beginning after the entry into a definitive agreement resulting in a “change in control” (as defined in the Omnibus Incentive Plan) and ending 24 months following the completion of a change in control, Mr. Silbert’s service as a member of our board is terminated by us other than for “cause”, then the RSUs will accelerate and vest in full.

Grants to our Named Executive Officers

On October 16, 2025, the board of directors of GSOIH preliminarily approved, subject to final approval by our board of directors, grants of RSUs to each of our executive officers to be made upon the consummation of this offering under the Omnibus Incentive Plan (the “IPO Executive Awards”). The primary purposes of the IPO Executive Awards are to recognize the executives’ contributions toward a successful initial public offering and to motivate their continued efforts toward growing our business as a public company. Each IPO Executive Award will vest in two equal installments on each of the second and third anniversaries of the grant date, subject to the executive’s continued employment through the applicable vesting date, except as described below. Upon vesting, the RSUs subject to the IPO Executive Awards will be settled in shares of our Class A common stock.

In the event of a termination of the executive’s employment due to his or her death or disability, the portion of the RSUs that would have vested during the 12-month period following the termination date will immediately vest and any portion of the RSUs that remain unvested will be forfeited. If the executive’s employment is terminated by the Company for cause or if the executive breaches his or her restrictive covenant obligations, then the RSUs, whether vested or unvested, will be immediately forfeited. Upon a termination of employment for any other reason, any portion of the RSUs that is unvested as of the termination date will be forfeited. Notwithstanding the foregoing, the RSUs will be subject to any additional vesting provisions that are included in the executive’s applicable employment or service agreement with us (as described under “—Employment Agreements & Restrictive Covenants” above) or any additional vesting provisions as determined by the Board or the compensation committee in its discretion. In the event of a change in control, the IPO Executive Awards will be treated in accordance with the terms of the Omnibus Incentive Plan.

The grant date values of the IPO Executive Awards granted to Messrs. Mintzberg and McGee are $3,850,000 and $750,000, respectively.

Omnibus Incentive Plan

The board of directors adopted the GSOIH Omnibus Incentive Plan in March 2025 for the purpose of granting awards to our executives and key employees with respect to shares of Class A common stock of GSOIH. On October 22, 2025, in connection with the Private Placement Reorganization, Grayscale Investments, Inc. assumed the GSOIH Omnibus Incentive Plan and outstanding awards thereunder, and adopted the Omnibus Incentive Plan as its successor. As of September 30, 2025, there were outstanding under the Omnibus Incentive Plan Grayscale Options with respect to 2,973,765 shares and SARs in respect of Class A common stock of GSOIH (“Grayscale SARs”) with respect to 1,060,203 shares, each having an exercise or hurdle price, as applicable, of $24.24 per share. In connection with the Private Placement, the outstanding Grayscale Options and Grayscale SARs were converted into options and SARs, respectively, with respect to shares of our Class A common stock, with the number of shares and the exercise or hurdle price, as applicable, adjusted on a proportionate, one-for-one, basis. In connection with this offering, subject to approval by our board of directors and our stockholders, we intend to amend and restate the Omnibus Incentive Plan to govern the terms of long-term equity incentive compensation following this offering. The following summary describes the material terms of the Omnibus Incentive Plan, as intended to be amended and restated.

Types of Awards. Awards under the Omnibus Incentive Plan will be made in respect of shares of our Class A common stock and will include stock options (including options intended to qualify as incentive stock options under Section 422 of the Code (“ISOs”)), and nonqualified stock options, SARs, restricted stock, RSUs, performance awards, other cash-based awards and other share-based awards. We refer to such awards together as “Awards.”

Plan Administration. The Omnibus Incentive Plan will be administered by the compensation committee (the “Administrator”), to the extent designated by the board of directors. To the extent permitted by applicable law, the Administrator may delegate some or all of its authority under the Omnibus Incentive Plan, including the authority to grant Awards, to one or more officers of the Company, or to a subcommittee or subcommittees of the board of directors (which may consist of solely one board member); provided that any such delegation will not apply to any Award for a person then covered by Section 16 of the Exchange Act.

Eligibility. Employees, non-employee directors, and consultants are eligible to be selected to participate in the Omnibus Incentive Plan.

Authorized Shares. Subject to adjustment as described below, the maximum number of shares of our Class A common stock authorized for issuance under the Omnibus Incentive Plan may not exceed shares of our Class A common stock. The number of shares reserved for issuance under the Omnibus Incentive Plan will be increased on the first day of each fiscal year of our Company following the effective date of this offering by a number equal to the lesser of (i) 5% of the outstanding number of shares of our Class A common stock and Class B common stock on the last day of the immediately preceding fiscal year and (ii) such number of shares determined by the compensation committee in its discretion. The maximum number of shares that may be issued upon the exercise of ISOs under the Omnibus Incentive Plan is shares.

In general, to the extent that any Awards are forfeited, canceled, expire or otherwise lapses or are settled, in whole or in part, without the delivery of shares, those shares will again become available for grant under the Omnibus Incentive Plan. In addition, shares withheld in respect of taxes relating to any Award and shares tendered or withheld to pay the exercise price of stock options will again become available for issuance under the Omnibus Incentive Plan.

Director Compensation Limit. No non-employee director who participates in the Omnibus Incentive Plan will receive compensation for services on the board of directors for any calendar year (including the year in which they are first elected or appointed to the board of directors) in excess of $750,000 in the aggregate, including cash payments and Awards (which will be calculated based on the grant date fair value for financial reporting purposes). The independent members of the board of directors may make exceptions to this limit for a non-executive chair of the board of directors, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Stock Options. The Administrator is permitted to grant stock options under the Omnibus Incentive Plan. The exercise price of a stock option may not be less than the fair market value of a share on the grant date (other than in the case of Awards granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines, which we refer to as “Substitute Awards”). Each stock option will expire no later than the tenth anniversary of the date the stock option is granted.

Share Appreciation Rights. The Administrator is permitted to grant SARs under the Omnibus Incentive Plan. The exercise or hurdle price of a SAR may not be less than the fair market value of a share on the grant date (other than in the case of Substitute Awards). Each SAR will expire no later than the tenth anniversary of the date the SAR is granted.

Restricted Stock and Restricted Stock Units. The Administrator is permitted to grant restricted stock awards and RSUs under the Omnibus Incentive Plan. A restricted stock award is an award of shares that is subject to restrictions on transfer and a substantial risk of forfeiture. An RSU is an award that is granted with respect to one share or has a value equal to the fair market value of one such share. RSUs may be paid in cash, shares, other Awards, other property or any combination thereof, as determined in the full and sole discretion of the Administrator.

Performance Awards. The Omnibus Incentive Plan permits the grant of performance-based stock and/or cash Awards. The Administrator may structure Awards so that shares, cash, other property or any combination thereof will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period determined by the Administrator.

Other Cash-Based and Other Share-Based Awards. The Administrator is permitted to grant other equity or equity-based Awards and cash-based Awards on such terms and conditions as the Administrator will determine, subject to limitations under applicable law. For Awards in the nature of a purchase right, the shares will be purchased by such methods and in such forms as determined by the Administrator.

Changes in Capitalization. If the Administrator determines that, as a result of a change affecting the Company or its securities, an adjustment is necessary or advisable in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Omnibus Incentive Plan or to otherwise account for changes in the share capital and structure of the Company, the Administrator will equitably adjust any or all of (i) the number and type of shares (or other securities) which thereafter may be made the subject of Awards under the Omnibus Incentive Plan (including the share limit and the ISO limit) and (ii) the terms of any outstanding Award, including the exercise price, the number or type of shares or other securities of the Company or other property subject to outstanding Awards and/or other terms and conditions of outstanding Awards, including the performance criteria of any performance awards.

Effect of Termination of Service or a Change in Control. The Administrator may provide, by rule or regulation or in any applicable Award agreement, or may determine in any individual case, an Award may be exercised, settled, vested, paid, repurchased or forfeited in the event of a participant’s termination of service prior to the vesting, exercise or settlement of such Award.

Upon a change in control (as defined in the Omnibus Incentive Plan), the Administrator may take any one or more of the following actions with respect to any outstanding Award (which need not be uniform across Awards or participants): (i) continuation or assumption of Awards by the successor or surviving entity or its parent, (ii) substitution or replacement of Awards by the successor or surviving entity or its parent with cash, securities, rights or other property with substantially the same terms and value as such Awards, (iii) acceleration of the vesting of Awards and the lapse of any restrictions thereon and, in the case of stock options or SARs, acceleration of the right to exercise such Award during a specified period, in each case either (A) immediately prior to or as of the date of the change in control, (B) upon a participant’s involuntary termination of service on or within a specified period prior to or following the change in control or (C) upon the failure of the successor or surviving entity to continue or assume such Award on no less favorable terms and conditions, (iv) in the case of a performance Award, the determination of the level of attainment of the applicable performance condition(s), and (v) cancellation of such Award in consideration of a payment in cash, securities or other property or, in certain circumstances, for no consideration.

Lock-Up Period. Any shares acquired by a participant pursuant to an Award may be subject to transfer, sale or similar restrictions until the expiration of a lock-up period not to exceed 180 days following an initial public offering.

Clawback. Under the Omnibus Incentive Plan, Awards (including any amounts or benefits arising from such Awards) will be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Administrator may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and will, to the extent required, cancel or require reimbursement of any Awards or any shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of shares underlying such Awards including any policies necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes.

Amendment. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award agreement or in the Omnibus Incentive Plan, our board of directors may amend, alter, suspend, discontinue or terminate the Omnibus Incentive Plan or any portion thereof at any time; provided that no such amendment, alternation, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or stock market or exchange rules or (ii) subject to certain exceptions, the consent of the affected participant of the Omnibus Incentive Plan, if such action would materially adversely affect the rights of such participant under any outstanding Award.

Term. No Award may be granted under the Omnibus Incentive Plan after the earliest of (i) the ten-year anniversary of its effective date, (ii) the date the maximum number of shares available for issuance under the Omnibus Incentive Plan have been issued or (iii) the date the board of directors terminates the Omnibus Incentive Plan. Previously granted Awards are permitted to extend beyond the termination date of the Omnibus Incentive Plan.

Employee Stock Purchase Plan

In connection with this offering, we intend to adopt, subject to approval by our board of directors and our stockholders, the Grayscale Investments, Inc. Employee Stock Purchase Plan (the “ESPP”). If adopted and approved, we expect that the ESPP will become effective following this offering. The following summary describes the material terms of the ESPP.

The ESPP will provide our employees and employees of participating subsidiaries with an opportunity to acquire a proprietary interest in our company through the purchase of shares of our Class A common stock. Initially, the ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423(b) of the Code. From and after such date as the compensation committee, in its discretion, determines that the ESPP is able to satisfy the requirements under Section 423 of the Code and that it will operate the ESPP in accordance with such requirements, the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and the ESPP will be interpreted in a manner that is consistent with that intent.

Administration. The ESPP will be administered by our compensation committee, which will have the authority to take any actions necessary or desirable for the administration of the ESPP, including adopting sub-plans applicable to particular participating subsidiaries or locations, or special rules applicable to participants employed by particular participating subsidiaries or in particular locations. The compensation committee may change the minimum and maximum amounts of compensation (as defined in the ESPP) for payroll deductions, the frequency with which a participant may elect to change his or her rate of payroll deductions, the dates by which a participant is required to submit an enrollment form, the effective date of a participant’s withdrawal from the ESPP due to a termination or transfer of employment or change in employment status and the extent and manner in which we withhold amounts from a participant’s compensation in order to satisfy applicable tax withholding obligations.

Shares Reserved. Subject to adjustment as described below, the total number of shares of our Class A common stock authorized for issuance under the ESPP will not exceed shares. The number of shares reserved for issuance under the ESPP will be increased on the first day of each fiscal year of our Company following the effective date of the ESPP by a number equal to the lesser of (i) 1% of the outstanding number of shares of our Class A common stock and Class B common stock on the last day of the immediately preceding fiscal year; and (ii) the number of shares of Class A common stock determined by the compensation committee in its discretion; provided that the maximum number of shares of our Class A common stock that may be issued under the ESPP in any event will be shares (subject to adjustment as described below).

Eligibility. Unless otherwise determined by the compensation committee, any employee of the Company or a participating subsidiary who is customarily employed for at least 20 hours per week and more than five months in any calendar year, is eligible to participate in an offering period. An eligible employee will not be granted an option if, as a result of such grant, the employee would (i) own 5% or more of the total combined voting power or value of all classes of our and our subsidiaries’ stock, or (ii) be permitted to purchase our and our subsidiaries’ stock, based on market value of the stock on the date of grant, at a rate that exceeds $25,000 for any calendar year in which such option is outstanding.

Offering Periods and Purchase Dates. Unless otherwise determined by the compensation committee, each offering period under the ESPP will have a duration of twelve months commencing on January 1 and ending on December 31 of the applicable year. The initial offering period under the ESPP will commence on a date to be specified by the compensation committee following the completion of this offering. Unless determined otherwise by the compensation committee, each offering period under the ESPP will have two purchase dates (each, a “purchase date”); one on the six-month anniversary of the beginning of the offering period and one on the last day of the offering period.

Participation. Participation in the ESPP is voluntary. Unless determined otherwise by the compensation committee, eligible employees may elect to participate in the ESPP by completing an enrollment form and submitting it within the 45-day period prior to the beginning of an offering period, in accordance with the enrollment procedures established by the compensation committee, upon which the employee authorizes payroll deductions from his or her paycheck on each payroll date during the offering period in an amount equal to at least 1% and at most 15% of such participant’s eligible compensation. The deduction rate selected for an offering period will remain in effect for subsequent offering periods unless the participant (i) submits a new enrollment form authorizing a new rate of payroll deductions, (ii) withdraws from the ESPP, or (iii) terminates employment or otherwise becomes ineligible to participate in the ESPP.

Grant and Exercise of Options. Each participant will be granted, on the first trading day of an offering period (the “grant date”) an option to purchase, on each purchase date during the offering period, a number of shares of our Class A common stock determined by dividing the participant’s accumulated payroll deductions by the applicable purchase price. Unless determined otherwise by the compensation committee, the purchase price for the option will equal the lesser of (i) 85% of the fair market value of a share of our Class A common stock on the grant date and (ii) 85% of the fair market value of a share of our Class A common stock on the purchase date. A participant’s option will be exercised automatically on the purchase date to purchase the maximum number of whole shares of our Class A common stock that can be purchased with the amounts in the participant’s notional account. The maximum number of shares of our Class A common stock that may be purchased by a participant during a single offering period may not exceed shares, subject to adjustment.

Withdrawal. Participants may withdraw from an offering by submitting a revised enrollment form indicating his or her election to withdraw at least 15 days before the purchase date (or another date determined by the compensation committee). The accumulated payroll deductions held on behalf of the participant in his or her notional account will be paid to the participant as soon as administratively feasible following such withdrawal, and the participant’s option to purchase shares of Class A common stock in respect of the applicable offering period will be automatically terminated. A participant’s election to withdraw from an offering period will not have any effect on his or her eligibility to participate in succeeding offering periods.

Termination of Employment; Change in Employment Status; Transfer of Employment. On a termination of a participant’s employment for any reason, or a change in the participant’s employment status following which the participant is no longer an eligible employee, unless otherwise determined by our compensation committee, the participant will be deemed to have withdrawn from the ESPP effective as of the date of such termination of employment or change in status, the accumulated payroll deductions remaining in the participant’s notional account will be returned to the participant, and the participant’s option will be automatically terminated.

Oversubscribed Offerings. If the compensation committee determines that, on a particular purchase date, the number of shares of our Class A common stock with respect to which options are to be exercised either exceeds the number of shares of our Class A common stock available under the ESPP or the maximum aggregate number of shares of our Class A common stock that may be purchased in an offering (to the extent such a limit is imposed by the compensation committee), the shares of our Class A common stock purchasable on such purchase date will be allocated pro rata in a manner as uniform as practicable and as the compensation committee deems equitable.

Changes in Capitalization. In the event of any dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of our company or other change in our company’s structure affecting our Class A common stock, then in order to prevent dilution or enlargement of the benefits intended to be made available under the ESPP, the compensation committee will make equitable adjustments to the number and class of shares that may be issued under the ESPP, the purchase price per share of our Class A common stock, the number of shares of our Class A common stock covered by each outstanding option and applicable numerical plan limits. In the event of a corporate transaction (as defined in the ESPP), each outstanding option will be assumed (or an equivalent option substituted) by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute such option, the offering period will be shortened by setting a new purchase date on which the offering period will end. The new purchase date for the offering period will occur before the date of the corporate transaction and participants’ options will be exercised automatically on such date (subject to earlier withdrawal).

Dissolution or Liquidation. Unless otherwise determined by the compensation committee, in the event of a proposed dissolution or liquidation of our company, any offering period in progress will be shortened by setting a new purchase date and the offering period will end immediately prior to the proposed dissolution or liquidation. Participants will be provided with written notice of the new purchase date and that the participant’s option will be exercised automatically on such date, unless before such time the participant has withdrawn from the offering.

Amendment and Termination. The compensation committee may, in its sole discretion, amend, suspend or terminate the ESPP at any time and for any reason. The compensation committee may elect, upon termination of the ESPP, to terminate any outstanding offering period either immediately or once shares have been purchased on the next purchase date or permit the offering period to expire in accordance with its terms.

Term. The ESPP will become effective on the later of the date on which the registration statement covering this offering is declared effective by the SEC and a date to be determined by the compensation committee and, unless terminated earlier by the compensation committee (as described above), will have a term of ten years.

Retention Bonuses

In July 2024, each of Messrs. McGee, LaValle and Ross was awarded a cash retention bonus in the amount of $250,000, $183,333 and $183,333, respectively (the “Retention Bonuses”), pursuant to the terms of a retention letter which provided for payment of the retention bonus on May 16, 2025, subject to the NEO’s continued employment and performance of duties through such date. In the event of the NEO’s termination of employment prior to the payment date for any reason other than for “cause” (as defined in the applicable retention letter), the NEO would have received payment of the full amount of the Retention Bonus within 30 days of the termination date. Each of the Retention Bonuses has been paid in full pursuant to the terms of the retention letters.

Separation Agreements with Former Executive Officers

Mr. Sonnenshein Separation Agreement

On June 25, 2024, we entered into a separation agreement with Mr. Sonnenshein which governed the terms and conditions of his separation of employment effective as of May 16, 2024 (the “Sonnenshein Separation Agreement”). The Sonnenshein Separation Agreement provided for Mr. Sonnenshein’s receipt of the following separation pay and benefits, subject to his execution and non-revocation of a release of claims and compliance with post-employment restrictive covenants: (i) a cash payment in the amount of $2,500,000, which was paid on the one-year anniversary of the termination date; (ii) a supplemental health and welfare payment of $78,145.02, payable upon execution of the Sonnenshein Separation Agreement; (iii) one year of additional vesting in respect of unvested DCG Options and DCG SARs; (iv) payment in the amount of approximately $6 million in respect of repurchased DCG SARs and shares of DCG Class B common stock; (v) payment in the amount of approximately $2.5 million in respect of additional shares of DCG Class B common stock, which was paid upon the first anniversary of the termination date; (vi) extension of the expiration date of outstanding DCG Options through the remainder of their original term; (vii) settlement of any remaining DCG SARs in shares of DCG common stock; (viii) a right to cause DCG to repurchase any remaining DCG Options, DCG SARs or shares of DCG common stock upon a Grayscale liquidity event in an amount up to $1,000,000 (provided that the liquidity event is an initial public offering) and (ix) in the event of a sale of DCG, any remaining DCG Options, DCG SARs or shares of DCG common stock may not be canceled without payment equal to the fair market value per share less the applicable exercise price.

Under the Sonnenshein Separation Agreement, Mr. Sonnenshein was subject to post-employment restrictions on confidentiality (in perpetuity), non-competition (for 12 months post-termination), non-solicitation of clients and employees (for 24 months post-termination) and non-disparagement (in perpetuity).

Mr. Ross Separation Agreement

On April 28, 2025, we entered into a separation agreement with Mr. Ross which governed the terms and conditions of his separation of employment effective as of May 31, 2025 (the “Ross Separation Agreement”). The Ross Separation Agreement provided for Mr. Ross’ receipt of the following separation pay and benefits, subject to his execution and non-revocation of a release of claims and compliance with post-employment restrictive covenants: (i) a cash severance payment in the amount of $1,250,000, payable in substantially equal installments over the 12-month period following Mr. Ross’ separation date; (ii) a cash payment in the amount of

$191,666.67, representing a pro-rata portion of Mr. Ross’ annual bonus for the 2025 calendar year; (iii) a cash payment in the amount of $183,833, representing Mr. Ross’ unpaid Retention Bonus, payable within 30 days of Mr. Ross’ separation date; (iv) reimbursement for any COBRA premiums paid by Mr. Ross until the earlier of (x) 12 months following Mr. Ross’ separation date and (y) the date on which Mr. Ross becomes eligible for group health coverage from another employer; (v) one year of additional vesting in respect of unvested Grayscale Options; and (vi) payment in the amount of $160,239 in respect of repurchased DCG SARs and shares of DCG common stock.

Under the Ross Separation Agreement, Mr. Ross is subject to post-employment restrictions on confidentiality (in perpetuity), non-competition (for 12 months post-termination), non-solicitation of clients and employees (for 12 months post-termination) and non-disparagement (in perpetuity).

Retirement and Health and Welfare Benefits

We maintain a tax-qualified defined contribution plan (the “401(k) Plan”), in which our employees, including our NEOs, are eligible to participate. Under the 401(k) Plan, participants may defer a portion of their annual compensation on a pre-tax basis, and we will make matching contributions of 100% of the first 5% of a participant’s deferrals. All of our full-time employees, including our NEOs, are also eligible to participate in customary health and welfare plans.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for our named executive officers as of the end of our fiscal year ended December 31, 2024. Mr. Mintzberg did not hold any such awards as of December 31, 2024.

	Option/SAR Awards
Name	Number of Securities Underlying Unexercised Options/SAR (#) Exercisable		Number of Securities Underlying Unexercised Options/SAR (#) Unexercisable		Option/SAR Exercise Price ($)	Option/SAR Expiration Date
Edward McGee	17,500	(1)	—		$8.58	7/1/2026
	2,925	(1)	675	(1)	$112.05	9/21/2031
	3,358	(1)	5,596	(1)	$27.93	5/29/2033
David LaValle	5,443	(1)	1,257	(1)	$112.05	6/14/2031
	3,358	(1)	5,596	(1)	$27.93	5/29/2033
Hugh Ross	11,790	(1)	3,610	(1)	$65.02	1/14/2031
	3,358	(1)	5,596	(1)	$27.93	5/29/2033
	5,035	(2)	2,290	(2)	$136.52	3/3/2032
Michael Sonnenshein	15,400	(3)	—		$65.02	2/12/2031
	7,700	(3)	—		$65.02	2/12/2031
	47,661	(3)	—		$136.52	3/4/2032
	4,475	(3)	—		$55.87	5/16/2034

(1)
Represents DCG SARs held by the NEOs with respect to shares of DCG common stock. See “Equity Incentive Compensation—DCG Equity Awards” above for a description of the vesting terms applicable to these awards.
(2)
Represents DCG Options held by Mr. Ross with respect to shares of DCG common stock. See “Equity Incentive Compensation—DCG Equity Awards” above for a description of the vesting terms applicable to these awards.
(3)
Represents DCG Options that are fully vested.

Compensation of Our Directors

We currently do not maintain a director compensation program or policy in which our non-employee directors participate, and in 2024, none of our non-employee directors received any compensation in respect of their services to the Company.

In connection with this offering, we intend to adopt, subject to approval by our board of directors, a director compensation policy which will govern the annual compensation paid to our non-employee directors following this offering. Our director compensation policy will be administered by our compensation committee and will provide each of our non-employee directors with an annual cash retainer for service on the board of directors of $100,000. In addition, any non-employee director serving as lead independent director of the board of directors will be paid an additional annual cash retainer of $25,000, and any non-employee director serving as non-executive chairperson of the board of directors will be paid an additional annual cash retainer of $100,000. Non-employee directors will also receive cash retainers for service as the chair of a committee of the board of directors as follows: (i) audit committee chair - $25,000; (ii) compensation committee chair - $20,000; and (iii) nominating and corporate governance committee chair - $15,000. In addition, non-employee directors will receive (i) for each individual serving as a non-employee director on the first trading day following each annual stockholder meeting, an annual grant of RSUs having an aggregate grant date value of $175,000 and (ii) for each newly appointed or elected non-employee director, an initial grant of RSUs having an aggregate grant date value of $175,000, which may be pro-rated for the director’s partial year of service. The RSUs will vest on the earliest to occur of the one-year anniversary of the date of grant and the date of the next annual stockholder meeting. Directors who are also full-time officers or employees of our company will receive no additional compensation for serving as directors.

Certain Relationships and Related Person Transactions

We describe below transactions and series of similar transactions, since January 1, 2022 or currently proposed, to which we were a party or will be a party, in which:

•
the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Management—Board Structure and Compensation of Directors” and “Executive and Director Compensation.”

Investors’ Rights Agreement

On October 22, 2025, in connection with the Private Placement, we entered into the Investors’ Rights Agreement with the investors of the Convertible Preferred Stock.

Under the Investors’ Rights Agreement, holders of the Convertible Preferred Stock are entitled to request a “make-whole” payment from the us, as described below. If, following the 40 trading days (such 40 trading day period, the “Make-Whole Reference Period”) beginning immediately after the one-month anniversary of the first date upon which both (i) any lock-up agreement applicable to such holders have expired or terminated and (ii) all shares of Class A common stock issued upon conversion of the Convertible Preferred Stock (the “Conversion Shares”) have been registered for resale under the Securities Act and/or are otherwise freely tradeable under Rule 144 (the date upon which both clauses (i) and (ii) are satisfied, the “Free Trading Date”), the “Total Proceeds” (which is equal to the sum of (i) the total proceeds received by a holder from any sales of Conversion Shares or short sales of shares of Class A common stock during the Make-Whole Reference Period and (ii) the product of (x) the number of Conversion Shares retained by such holder at the end of the Make-Whole Reference Period (excluding any shares of Class A common stock sold short by such holder) and (y) the average daily volume-weighted average trading price of shares of Class A common stock during the Make-Whole Reference Period) is less than the “Minimum Proceeds” (which is equal to the product of (i) the number of Conversion Shares held by such holder as of the start of the Make-Whole Reference Period and (ii) the initial public offering price of Class A common stock in this offering), then we will be required to pay in cash to such holders a “make-whole” payment in an amount equal to (i) the Minimum Proceeds less (ii) the Total Proceeds (such amount, the “Make-Whole Amount”). Because we are required under the Investors’ Rights Agreement to register for resale the Conversion Shares as promptly as reasonably practical following this offering, we expect the Free Trading Date to occur upon the expiration of the applicable lock-up agreements, which is 180 days after the closing of this offering, in which case the Make-Whole Reference Period would begin approximately seven months after the closing of this offering. The Make-Whole Amount will be payable within five business days after the conclusion of the Make-Whole Reference Period, and any portion of the Make-Whole Amount that is not paid within five business days shall accrue interest at an annualized rate of 24% until paid in full. The obligation to pay the Make-Whole Amount is guaranteed by Grayscale Operating, LLC. From the closing of this offering through the expiration of the Make-Whole Reference Period, the Investors’ Rights Agreement prevents us from declaring any dividend or distribution on shares of our Class A common stock.

In addition, the Investors’ Rights Agreement grants holders of the Convertible Preferred Stock the right to purchase their pro rata portion of the lesser of (x) $100 million of the shares of our Class A common stock and (y) 20% of the shares of our Class A common stock sold in this offering at a price per share equal to the initial public offering price for our Class A common stock. Under certain circumstances in which a holder of Convertible Preferred Stock is unable to participate in this offering, we are required to offer such holders shares of Class A common stock through a separate private placement to be concurrent with this offering.

Under the Investors’ Rights Agreement, holders of the Convertible Preferred Stock have certain registration rights with respect to the Conversion Shares issued to them upon conversion of the Convertible Preferred Stock, as described below.

Under the Investors’ Rights Agreement, holders of a majority of the Conversion Shares may request that we register all or a portion of their Conversion Shares by filing a Form S-1 registration statement, so along as, prior to such request, we have effected no more than one registration statement pursuant to such registration right. If at any time we are eligible to use a Form S-3 registration statement, holders of Conversion Shares may request that we register, by filing a Form S-3 registration statement, a number of shares of their Class A common stock having an anticipated aggregate offering price, net of underwriting discounts and certain other expenses, of at least $5.0 million, so long as, within the 12 months prior to such request, we have effected no more than one registration statement pursuant to such registration right. The foregoing registration rights are also subject to certain other customary exceptions. Upon receiving a registration request described above, we must file a registration statement as promptly as reasonably practical and, in any case, within 30 days of the request and use commercially reasonable efforts to cause the registration statement to become effective within 90 days of such filing. If we fail to file a registration statement by the applicable deadline or cause all Conversion Shares to be registered for resale and/or otherwise become freely tradeable within six months of the consummation of this offering, we will be obligated to pay liquidated damages to the holders of Conversion Shares party to the Investors’ Rights Agreement.

Subject to certain exclusions, in the event that we register any of our equity securities under the Securities Act after this offering, under the Investors’ Rights Agreement, holders of Conversion Shares will be entitled to certain piggyback registration rights allowing each holder to include its Conversion Shares in the registration, subject to certain limitations. If the underwriters in such registration determine that less than all of the securities requested to be registered can be included in an offering to ensure the success of such offering, then the number of shares to be included in such registration will be allocated among the holders party to the Investors’ Rights Agreement and any selling holder that is DCG or any controlled affiliate of DCG (a “DCG Selling Shareholder”) in proportion (as nearly as practicable) to the number of shares proposed to be included in such offering by each such selling holder and DCG Selling Shareholder.

The Investors’ Rights Agreement also provides that we must pay all registration expenses in connection with effecting any registration described above and contains customary indemnification provisions.

Under the Investors’ Rights Agreement, a holder’s registration rights will terminate when such holder (i) together with its affiliates holds less than 1% of our outstanding capital stock or (ii) may immediately sell all of its registrable shares under Rule 144 without volume limitation.

The above description is a summary of the material terms of the Investors’ Rights Agreement. Reference is made to the more detailed provisions of, and the description above is qualified in its entirety by reference to, the Investors’ Rights Agreement, which is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Private Placement

In the Private Placement Reorganization, GSOIH contributed 3,006,000 LLC Units of Grayscale Operating, LLC, representing a 3.34% ownership interest in the LLC Units, to us in exchange for an equal number of shares of our Class A common stock, and we became the sole managing member of Grayscale Operating, LLC.

Additionally, we issued 86,994,000 shares of Class B common stock to GSOIH for nominal consideration, corresponding to the 86,994,000 LLC Units of Grayscale Operating, LLC collectively held by GSOIH and DCG Grayscale Holdco, both of which are controlled by DCG. GSOIH subsequently distributed 81,000,000 of those shares of Class B common stock to DCG Grayscale Holdco, corresponding to the 81,000,000 LLC Units held by DCG Grayscale Holdco.

Amended LLC Agreement

In connection with the IPO Reorganization, Grayscale Investments, Inc., Grayscale Operating, LLC and each of the Pre-IPO LLC Members will enter into the Amended LLC Agreement. Following the IPO Reorganization, and in accordance with the terms of the Amended LLC Agreement, we will operate our business through Grayscale Operating, LLC. Pursuant to the terms of the Amended LLC Agreement, so long as the Pre-IPO LLC Members continue to own any LLC Units or securities redeemable or exchangeable into shares of our Class A common stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of Grayscale Operating, LLC or own any assets other than securities of Grayscale Operating, LLC and/or any cash or other property or assets distributed by or otherwise received from Grayscale Operating, LLC, unless we determine in good faith that such actions or ownership are in the best interest of Grayscale Operating, LLC.

As the sole managing member of Grayscale Operating, LLC, we will have control over all of the affairs and decision making of Grayscale Operating, LLC. As such, through our officers and directors, we will be responsible for all operational and administrative decisions of Grayscale Operating, LLC and the day-to-day management of Grayscale Operating, LLC’s business.

The holders of LLC Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Grayscale Operating, LLC. Net profits and net losses of Grayscale Operating, LLC will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of LLC Units, though certain non-pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The Amended LLC Agreement will provide for pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect of the taxable income of Grayscale Operating, LLC that is allocated to them. Generally, these tax distributions will be computed based on Grayscale Operating, LLC’s estimate of the net taxable income of Grayscale Operating, LLC allocable to each holder of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of Connecticut (taking into account the non-deductibility of certain expenses and the character of our income).

Except as otherwise determined by us, if at any time we issue a share of our Class A common stock, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Grayscale Operating, LLC, and Grayscale Operating, LLC shall issue to us one LLC Unit (unless such share was issued by us solely to fund the purchase of an LLC Unit from a holder of LLC Units (upon an election by us to exchange such LLC Unit in lieu of redemption following a redemption request by such holder of LLC Units in which case such net proceeds shall instead be transferred to the selling holder of LLC Units as consideration for such purchase, and Grayscale Operating, LLC will not issue an additional LLC Unit to us)). Similarly, except as otherwise determined by us, (i) Grayscale

Operating, LLC will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A common stock and (ii) should Grayscale Operating, LLC issue any additional LLC Units to the Pre-IPO LLC Members or any other person, we will issue an equal number of shares of our Class B common stock to such Pre-IPO LLC Members or any other person. Conversely, if at any time any shares of our Class A common stock are redeemed, purchased or otherwise acquired, Grayscale Operating, LLC will redeem, purchase or otherwise acquire an equal number of LLC Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, purchased or otherwise acquired. In addition, Grayscale Operating, LLC will not effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units.

Under the Amended LLC Agreement, the holders of LLC Units (other than us) will have the right, from and after the completion of this offering (subject to the terms of the Amended LLC Agreement), to require Grayscale Operating, LLC to redeem all or a portion of their LLC Units for, at our election, newly issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume-weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, reverse splits, stock dividends and other similar events affecting the Class A common stock). If we decide to make a cash payment, the holder of an LLC Unit has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Units to Grayscale Operating, LLC for cancellation. The Amended LLC Agreement requires that we contribute cash or shares of our Class A common stock to Grayscale Operating, LLC in exchange for an amount of newly issued LLC Units in Grayscale Operating, LLC that will be issued to us equal to the number of LLC Units redeemed from the holders of LLC Units. Grayscale Operating, LLC will then distribute the cash or shares of our Class A common stock to such holder of an LLC Unit to complete the redemption. In the event of a redemption request by a holder of an LLC Unit, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Units that we or our wholly owned subsidiaries own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of Class B common stock will be canceled on a one-for-one basis if we, following a redemption request of a holder of an LLC Unit, redeem or exchange LLC Units of such holder of an LLC Unit pursuant to the terms of the Amended LLC Agreement.

The Amended LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our board of directors or is otherwise consented to or approved by our board of directors, the holders of LLC Units will be permitted to participate in such offer by delivery of a notice of exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the holders of LLC Units to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the holders of LLC Units may participate in each such offer without being required to exchange LLC Units.

Subject to certain exceptions, Grayscale Operating, LLC will indemnify all of its members and their officers and other related parties, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with Grayscale Operating, LLC’s business or affairs or the Amended LLC Agreement or any related document.

Grayscale Operating, LLC may be dissolved upon (i) the determination by us to dissolve Grayscale Operating, LLC or (ii) any other event which would cause the dissolution of Grayscale Operating, LLC under the Delaware Limited Liability Company Act, unless Grayscale Operating, LLC is continued in accordance with the Delaware Limited Liability Company Act. Upon dissolution, Grayscale Operating, LLC will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Grayscale Operating, LLC’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested LLC Units.

Tax Receivable Agreement

As described under “Organizational Structure,” acquisitions by Grayscale Investments, Inc. of LLC Units from Pre-IPO LLC Members in connection with this offering and future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units and corresponding number of shares of Class B common stock for shares of our Class A common stock or cash, as well as other transactions described herein, are expected to result in tax basis adjustments to the assets of Grayscale Operating, LLC to us and thus produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. The anticipated tax basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

We have entered into the Tax Receivable Agreement with the Pre-IPO LLC Members that will provide for the payment by us to the Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in Grayscale Operating, LLC’s consolidated assets resulting from (a) acquisitions by Grayscale Investments, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering, (b) the acquisition of LLC Units from the Pre-IPO LLC Members using the net proceeds from any future offering, (c) redemptions or exchanges by the Pre-IPO LLC Members of LLC Units and the corresponding number of shares of Class B common stock for shares of our Class A common stock or cash in the future or (d) payments under the Tax Receivable Agreement, and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement.

We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of Grayscale Operating, LLC attributable to the redeemed or exchanged LLC Units, the payments that we may make to the existing Pre-IPO LLC Members could be substantial. For example, if we acquired all of the LLC Units of the Pre-IPO LLC Members in taxable transactions as of this offering, based on an initial public offering price of $ per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and on certain assumptions, including that (i) there are no material changes in relevant tax law and (ii) we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the Tax Receivable Agreement, we expect that the resulting reduction in tax payments for us, as determined for purposes of the Tax Receivable Agreement, would aggregate to approximately $ , substantially all of which would be realized over the next 15 years, and we would be required to pay the Pre-IPO LLC Members % of such amount, or $ , over the same period. The actual increases in tax basis with respect to future taxable redemptions, exchanges or purchases of LLC Units, as well as the amount and timing of any payments we are required to make under the Tax Receivable Agreement in respect of the acquisition of LLC Units from Pre-IPO LLC Members in connection with this offering or future taxable redemptions, exchanges or purchases of LLC Units, may differ materially from the amounts set forth above because the potential future reductions in our tax payments, as determined for purposes of the Tax Receivable Agreement, and the payments we will be required to make under the Tax Receivable Agreement, will each depend on a number of factors, including the market value of our Class A common stock at the time of redemption or exchange, the prevailing federal tax rates applicable to us over the life of the Tax Receivable Agreement (as well as the assumed combined state and local tax rate), the amount and timing of the taxable income that we generate in the future and the extent to which future redemptions, exchanges or purchases of LLC Units are taxable transactions.

Payments under the Tax Receivable Agreement are not conditioned on the Pre-IPO LLC Members’ continued ownership of us. There may be a material negative effect on our liquidity if, as described below, the payments under the Tax Receivable Agreement exceed the actual benefits we receive in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to us by Grayscale Operating, LLC are not sufficient to permit us to make payments under the Tax Receivable Agreement.

In addition, the Pre-IPO LLC Members will not reimburse us for any payments previously made if such tax basis increases or other tax benefits are subsequently disallowed by the IRS, except that any excess payments made to the Pre-IPO LLC Members will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after our determination of such excess. As a result, in such circumstances we could make payments to the Pre-IPO LLC Members under the Tax Receivable Agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the Tax Receivable Agreement provides that (1) in the event that we breach any of our material obligations under the Tax Receivable Agreement, (2) upon certain changes of control or (3) if, with the written approval of a majority of our independent directors, we elect an early termination of the Tax Receivable Agreement, our obligations under the Tax Receivable Agreement (with respect to all LLC Units, whether or not LLC Units have been exchanged or acquired before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the Tax Receivable Agreement. These provisions in the Tax Receivable Agreement may result in situations where the Pre-IPO LLC Members have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the Tax Receivable Agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to fund our obligations under the Tax Receivable Agreement.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of Grayscale Operating, LLC to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid at a rate of SOFR plus 400 basis points.

Our obligations under the Tax Receivable Agreement will also apply with respect to any person that becomes a party to the Tax Receivable Agreement in the future.

Registration Rights Agreement

Prior to the consummation of this offering, we will enter into a Registration Rights Agreement with the Pre-IPO LLC Members (the “Registration Rights Agreement”).

At any time after expiration or waiver of the lock-up for this offering, subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, the Pre-IPO LLC Members may require that we register for public resale under the Securities Act all shares of common stock constituting registrable securities that they request be registered at any time following this offering so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of at least $ . If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, which will not be until at least 12 months after the date of this prospectus, the Pre-IPO LLC Members have the right to require us to register the sale of the registrable securities held by them on Form S-3, subject to offering size and other restrictions. If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder (excluding any registration related to an employee benefit plan or a corporate reorganization or other Rule 145 transaction), the Pre-IPO LLC Members are entitled to notice of such registration and to request that we include registrable securities for resale on such registration statement, and we are required, subject to certain exceptions, to include such registrable securities in such registration statement.

We will undertake in the Registration Rights Agreement to use our reasonable best efforts to file a shelf registration statement on Form S-3 to permit the resale of the shares of Class A common stock issuable upon redemption or exchange of shares of Class B common stock held by Pre-IPO LLC Members.

In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling stockholders and we will bear all fees, costs and expenses (except underwriting discounts and spreads).

Stockholders Agreement

At the closing of this offering, we will enter into the Stockholders Agreement with each of the Pre-IPO LLC Members, which will provide that, for so long as the Pre-IPO LLC Members beneficially hold shares of common stock representing at least 15% of the combined voting power of our common stock, approval by the Pre-IPO LLC Members will be required for certain corporate actions. These actions include: (1) change of control transactions, including mergers or amalgamations, consolidations or a sale of all or substantially all assets; (2) any dissolution, liquidation or reorganization, including filing for bankruptcy and related actions; and (3) any changes to the strategic direction or scope of our principal business or that of Grayscale Operating, LLC. Furthermore, the Stockholders Agreement will provide that the Pre-IPO LLC Members will have the right to nominate directors to our board of directors as follows: so long as the Pre-IPO LLC Members continue to beneficially own (A) at least 50% of the combined voting power of our common stock, the Pre-IPO LLC Members shall be entitled to nominate directors representing a majority of the number of directors on our board of directors, (B) less than 50% but at least 40% of the combined voting power of our common stock, the Pre-IPO LLC Members shall be entitled to nominate directors representing at least 40% of the number of directors on the board of directors, (C) less than 40% but at least 30% of the combined voting power of our common stock, the Pre-IPO LLC Members shall be entitled to nominate directors representing at least 30% of the number of directors on the board of directors, (D) less than 30% but at least 20% of the combined voting power of our common stock, the Pre-IPO LLC Members shall be entitled to nominate directors representing at least 20% of the number of directors on the board of directors and (E) less than 20% but at least 10% of the combined voting power of our common stock, the Pre-IPO LLC Members shall be entitled to nominate directors representing at least 10% of the number of directors on the board of directors.

Indemnification Agreements

We expect to enter into an indemnification agreement at the closing of this offering with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf. See “Management—Indemnification of Officers and Directors.”

Purchases of Ownership Interests from Existing Holders

We intend to use all of the net proceeds from this offering, for the purchase of LLC Units from the Pre-IPO LLC Members (or LLC Units if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Transactions with Related Persons

We earn a daily management fee based on the aggregate value of our investment products’ assets, less liabilities. For the nine months ended September 30, 2025 and the years ended December 31, 2024, 2023 and 2022 we earned $318.7 million, $506.1 million, $512.7 million and $537.0 million, respectively, in management fees from our investment products. The revenue is recorded in the management fee income, related parties on our consolidated statement of operations. A portion of the management fee income was derived from the shares of our investment products held by DCG, Genesis Global Trading and Genesis Capital, wholly owned subsidiaries of DCG, and certain of our other affiliates and certain of our directors and officers.

We have in the past made distributions of excess cash and digital assets to DCG. During the nine months ended September 30, 2025 and the years ended December 31, 2024, 2023 and 2022, we distributed $173.3 million, $289.3 million, $44.8 million and $309.8 million, respectively, in cash to DCG. During the year ended December 31, 2023, we distributed $221.8 million in digital assets to DCG. Additionally, during the nine months ended September 30, 2025 and the years ended December 31, 2024, 2023 and 2022, we paid $10.3 million, $94.9 million, $103.9 million and $105.7 million, respectively, to DCG as payment for income taxes. In addition, during the nine months ended September 30, 2025, we recorded a tax provision adjustment of $6.3 million to DCG and transferred a net deferred tax asset of $0.6 million to DCG, both of which were reflected as adjustments to equity and included within distributions to affiliates during the nine months ended September 30, 2025.

Effective January 1, 2024, we entered into an operating lease with DCG for use of its corporate headquarters office facilities in Stamford, Connecticut, including certain related shared services, including, but not limited to, food services, maintenance and security. The term of the operating lease commenced on January 1, 2024, and continues until January 31, 2034, unless terminated sooner by either party in accordance with the operating lease.

For the nine months ended September 30, 2025 and the years ended December 31, 2024, 2023 and 2022, we made payments to DCG for use of the corporate headquarters and related operational expenses totaling $3.6 million, $3.9 million, $3.6 million and $1.4 million, respectively.

Related Person Transaction Policy

Our board of directors will adopt a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, any transaction or proposed transaction with the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s-length transaction, the extent of the related person’s interest in the transaction and the Company’s benefit and perceived benefit, or lack thereof.

PRINCIPAL STOCKHOLDERS

The following tables set forth information regarding the beneficial ownership of our common stock as of November 1, 2025 (i) prior to this offering and (ii) as adjusted to give effect to the IPO Reorganization, this offering and the purchase of LLC Units from certain Pre-IPO LLC Members as described in “Use of Proceeds” by:

•
each person whom we know to own beneficially more than 5% of our common stock;
•
each of the directors and named executive officers individually; and
•
all directors and executive officers as a group.

The numbers of shares of common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power before this offering that are set forth below are based on the number of shares of Class A common stock and Class B common stock issued and outstanding prior to this offering. See “Organizational Structure.” The numbers of shares of common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power after this offering that are set forth below are based on the number of shares of Class A common stock and Class B common stock to be issued and outstanding immediately after this offering.

Each Pre-IPO LLC Member holds one share of Class B common stock for each LLC Unit such Pre-IPO LLC Member beneficially owns. Shares of Class B common stock will be canceled on a one-for-one basis if we, following a redemption request of a Pre-IPO LLC Member, redeem or exchange LLC Units of such Pre-IPO LLC Member pursuant to the terms of the Amended LLC Agreement. See “Certain Relationships and Related Person Transactions—Amended LLC Agreement.” As a result, the number of shares of Class B common stock listed in the tables below correlates to the number of LLC Units each Pre-IPO LLC Member will beneficially own immediately after this offering. The number of shares of Class A common stock listed in the tables below represents the Class A common stock that will be issued in connection with this offering, the Class A common stock that will be issued upon conversion of the Convertible Preferred Stock upon closing of this offering and the 3,006,000 shares of Class A common stock beneficially owned by DCG as of November 1, 2025.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of November 1, 2025. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person.

The number of shares of common stock outstanding prior to the completion of this offering is based on 3,006,000 shares of our Class A common stock and 86,994,000 shares of our Class B common stock outstanding as of November 1, 2025. The number of shares of Class A common stock outstanding after this offering includes shares of Class A common stock being offered for sale by us in this offering, shares of Class A common stock issuable upon conversion of the Convertible Preferred Stock and 3,006,000 shares of Class A common stock beneficially owned by DCG as of November 1, 2025. The percentage of beneficial ownership for the following table is based on 3,006,000 shares of Class A common stock and 86,994,000 shares of our Class B common stock outstanding as of November 1, 2025, and shares of Class A common stock outstanding (assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock) and shares of our Class B common stock after the completion of this offering. For purposes of computing the percentage of ownership after this offering, we have given effect to the conversion of Convertible Preferred Stock into shares of Class A common stock upon the consummation of this offering (assuming an initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus). Unless otherwise indicated, the address for each listed stockholder is: c/o Grayscale Operating, LLC, 290 Harbor Drive, 4th Floor, Stamford, Connecticut 06902. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

The following table assumes the underwriters’ option to purchase additional shares of Class A common stock is not exercised.

	Class A common stock owned(1)				Class B common stock owned(2)				Combined voting power(3)
	Before this offering		After this offering		Before this offering		After this offering		Before this offering	After this offering
Name of beneficial owner	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Percentage	Percentage
5% Beneficial Owner
Digital Currency Group, Inc.(4)	3,006,000	100%			86,994,000	100%			100%
Hudson Bay Capital Management LP(5)	—	—			—	—			—
Directors and Named Executive Officers
Barry Silbert	—	—			—	—			—
Mark Shifke	—	—			—	—			—
Peter Mintzberg(6)	312,500	9.4%			—	—			*
Edward McGee(7)	68,489	2.2%			—	—			*
Simon Koster	—	—			—	—			—
All directors and executive officers as a group (7 persons)(8)	449,478	13.0%			—	—			*

* Less than 1%

The following table assumes the underwriters’ option to purchase additional shares of Class A common stock is exercised in full.

	Class A common stock owned(1)				Class B common stock owned(2)				Combined voting power(3)
	Before this offering		After this offering		Before this offering		After this offering		Before this offering	After this offering
Name of beneficial owner	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Percentage	Percentage
5% Beneficial Owner
Digital Currency Group, Inc.(4)	3,006,000	100%			86,994,000	100%			100%
Hudson Bay Capital Management LP(5)	—	—			—	—			—
Directors and Named Executive Officers
Barry Silbert	—	—			—	—			—
Mark Shifke	—	—			—	—			—
Peter Mintzberg(6)	312,500	9.4%			—	—			*
Edward McGee(7)	68,489	2.2%			—	—			*
Simon Koster	—	—			—	—			—
All directors and executive officers as a group (7 persons)(8)	449,478	13.0%			—	—			*

* Less than 1%

(1)
On a fully exchanged and converted basis. Subject to the terms of the Amended LLC Agreement, LLC Units are redeemable or exchangeable for shares of our Class A common stock on a one-for-one basis. Shares of Class B common stock will be canceled on a one-for-one basis if we redeem or exchange LLC Units pursuant to the terms of the Amended LLC Agreement. Beneficial ownership of shares of our Class A common stock reflected in this table does not include beneficial ownership of shares of our Class A common stock for which such LLC Units may be redeemed or exchanged.
(2)
On a fully exchanged and converted basis. The Pre-IPO LLC Members hold all of the issued and outstanding shares of our Class B common stock.
(3)
Represents percentage of voting power of the Class A common stock and Class B common stock held by such persons voting together as a single class. Each holder of Class A common stock and Class B common stock is entitled to ten votes per share (subject to the Voting Limitation and until the Sunset Event) on all matters submitted to our stockholders for a vote. See “Description of Capital Stock—Common Stock.”
(4)
Represents shares owned by DCG Grayscale Holdco, LLC and GSO Intermediate Holdings Corporation, each of which is controlled by Digital Currency Group, Inc. Digital Currency Group, Inc. is governed by its board of directors, which has ultimate voting and dispositive power with respect to these shares. Because no individual member of the board of directors has the power to direct such decisions, no natural person is deemed to hold any beneficiary ownership in these shares. The address of Digital Currency Group, Inc. is 290 Harbor Drive, 4th Floor, Stamford, CT 06902.
(5)
Represents shares of Class A common stock issuable upon conversion of the Convertible Preferred Stock owned by HBC ICAV Trading LP and Hudson Bay Special Opportunities Master Fund C LP. Hudson Bay Capital Management LP, the investment manager of each of HBC ICAV Trading LP and Hudson Bay Special Opportunities Master Fund C LP, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of HBC ICAV Trading LP, Hudson Bay Special Opportunities Master Fund C LP and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Capital Management LP is 290 Harbor Drive, 3rd Floor, Stamford, CT 06902.
(6)
Represents 312,500 shares of Class A common stock underlying the exercise of stock options that are exercisable within 60 days of November 1, 2025. Percentage ownership assumes the exercise of such stock options for 312,500 shares of Class A common stock.
(7)
Represents 68,489 shares of Class A common stock underlying the exercise of stock options that are exercisable within 60 days of November 1, 2025. Percentage ownership assumes the exercise of such stock options for 68,489 shares of Class A common stock.
(8)
Represents 449,478 shares of Class A common stock underlying the exercise of stock options that are exercisable within 60 days of November 1, 2025. Percentage ownership assumes the exercise of such stock options for 449,478 shares of Class A common stock.

Description of Capital Stock

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon completion of this offering. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law. Under “Description of Capital Stock,” “we,” “us,” “our” and “our company” refer to Grayscale Investments, Inc.

General

Upon the consummation of this offering, our authorized capital stock will consist of shares of Class A common stock, par value $0.0001 per share, shares of Class B common stock, par value $0.0001 per share, and shares of preferred stock. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

All shares of our Class A common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The Class A common stock will not be subject to further calls or assessments by us. The rights, powers and privileges of our Class A common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

Except as described below, holders of shares of our Class B common stock are entitled to ten votes for each share held of record until the occurrence of the Sunset Event on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. If at any time the ratio at which LLC Units are redeemable or exchangeable for shares of our Class A common stock changes from one-for-one as described under “Certain Relationships and Related Person Transactions—Amended LLC Agreement,” the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.

If, at any time, the aggregate voting power of all outstanding shares of Class B common stock would be greater than 70% of the total voting power of the outstanding shares of capital stock of the Company, then the number of votes per share for each share of Class B common stock shall be deemed for all purposes to be equal to (a) the product of (i) 0.7 and (ii) the number of all then outstanding shares of Class A common stock, divided by (b) the product of (i) 0.3 and (ii) the number of all then outstanding shares of Class B common stock (the “Voting Limitation”). The effect of the Voting Limitation is to limit the aggregate voting power of all outstanding Class B common stock to be no greater than 70% of the combined voting power of our outstanding common stock.

As a result of the Voting Limitation, assuming an initial public offering price of $ per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), each outstanding share of Class B common stock will initially be entitled to votes per share (or votes per share if the underwriters exercise their option to purchase additional shares in full), representing an aggregate of 70% of the combined voting power of our outstanding common stock upon the completion of this offering and the application of the net proceeds from this offering. Without the Voting Limitation, holders of our Class B common stock would in the aggregate have approximately % of the combined voting power of our common stock.

Following the Sunset Event, holders of Class B common stock will be entitled to one vote per share. The “Sunset Event” will occur at 5:00 p.m., New York time, on the first day on which the number of shares of Class B common stock beneficially owned by DCG and its affiliates together represents less than 20% of the total number of the then outstanding shares of our common stock.

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Grayscale Investments, Inc.

Preferred Stock

No shares of preferred stock will be issued or outstanding immediately after the offering contemplated by this prospectus. Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by holders of our common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•
the designation of the series;
•
the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
•
whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•
the dates at which dividends, if any, will be payable;
•
the redemption rights and price or prices, if any, for shares of the series;
•
the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•
the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•
restrictions on the issuance of shares of the same series or of any other class or series; and
•
the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of common stock.

Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Election and Removal of Directors

The number of directors on our board of directors will be fixed from time to time by resolution of the board. No director may be removed except for cause, and directors may be removed for cause by an affirmative vote of shares representing a majority of the total voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors until such time as DCG does not beneficially own shares representing at least a majority of the combined voting power of our common stock, at which time directors may be removed for cause only by an affirmative vote of shares representing 66 2/3% of the total voting power of the outstanding shares of our capital stock. Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office.

Staggered Board

Upon the closing of this offering, our board of directors will be divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2026, 2027 and 2028, respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Limits on Written Consents

Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that holders of our common stock may act by written consent without a meeting until such time as DCG does not beneficially own shares representing at least a majority of the combined voting power of our common stock, at which time holders of our common stock will not be able to act by written consent without a meeting.

Stockholder Meetings

Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that special meetings of our stockholders may be called either (a) by our board of directors acting pursuant to a written resolution adopted by a majority of our board of directors, (b) by the chairman of our board of directors or our Chief Executive Officer or (c) by a stockholder with a majority of voting power of our common stock until such time as DCG does not beneficially own shares representing at least a majority of the combined voting power of our common stock, at which time special meetings may be called only by our board of directors acting pursuant to a resolution adopted by a majority of our board of directors. Our amended and restated certificate of incorporation and our amended and restated bylaws will specifically deny any power of any other person to call a special meeting.

Transferability, Redemption and Exchange

Upon the completion of this offering, there will be LLC Units outstanding. There are no limitations in the Amended LLC Agreement on the number of LLC Units issuable in the future, and we are not required to own a majority of LLC Units. Under the Amended LLC Agreement, the holders of LLC Units will have the right, from and after the completion of this offering (subject to the terms of the Amended LLC Agreement), to require Grayscale Operating, LLC to redeem all or a portion of their LLC Units for, at our election, newly issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume-weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, reverse splits, stock dividends and other similar events affecting the Class A common stock) in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request by a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of Class B common stock will be canceled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the Amended LLC Agreement. See “Certain Relationships and Related Person Transactions—Amended LLC Agreement.”

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock.

Amendment of Certificate of Incorporation

Our amended and restated certificate of incorporation may be amended by the affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock until such time as DCG does not beneficially own shares representing at least a majority of the combined voting power of our common stock, at which time our amended and restated certificate of incorporation may be amended only by the affirmative vote of holders of at least 66 ⅔% of the voting power of our outstanding shares of voting stock.

Amendment of Bylaws

Our amended and restated bylaws may be amended by the affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock until such time as DCG does not beneficially own shares representing at least a majority of the combined voting power of our common stock, at which time our amended and restated bylaws may be amended only by the affirmative vote of holders of at least 66 ⅔% of the voting power of our outstanding shares of voting stock.

Other Limitations on Stockholder Actions

•
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice.
•
In order to submit a nomination for our board of directors, a stockholder must submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation of Liability of Directors and Officers

Our amended and restated certificate of incorporation will provide that no director or officer will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•
a director’s or officer’s breach of the director’s or officer’s duty of loyalty to our company or our stockholders;
•
a director’s or officer’s act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;
•
a director’s unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;
•
a director or officer for any transaction from which the director or officer derived an improper personal benefit; and
•
an officer in any action by or in the right of our company.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our amended and restated bylaws will provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer, employee, agent or trustee. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Forum Selection

The Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Grayscale, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Grayscale to Grayscale or Grayscale’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Grayscale shall be deemed to have notice of and consented to the foregoing forum selection provisions.

Delaware Business Combination Statute

Section 203 of the DGCL prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•
the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or
•
following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. We have expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL until such time as DCG does not beneficially own 20% or more of the then outstanding shares of our common stock, at which time we will automatically become subject to Section 203 of the DGCL.

Anti-Takeover Effects of Some Provisions

Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

•
acquisition of control of us by means of a proxy contest or otherwise, or
•
removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Voting Limitation

Our amended and restated certificate of incorporation has a provision that restricts voting of shares of our common stock by any stockholder that is “bad actor” (as defined in Rule 506(d) under the Securities Act) to the extent required to limit such stockholder's voting rights to be no more than 19.9% of the total voting power of our common stock. This provision is designed to preserve our ability to conduct securities offerings in reliance on Regulation D, which would otherwise be precluded if a “bad actor” were to own 20% or more of the combined voting power of our common stock. Our amended and restated certificate of incorporation provides that DCG and its affiliates are not subject to the foregoing restriction.

Listing

We have applied to list the Class A common stock on the NYSE under the symbol “GRAY.”

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock is (the “Transfer Agent”).

Tokenized Class A Common Stock

Grayscale intends to explore permitting its shareholders to hold their Class A common stock in tokenized form on a blockchain to be selected by Grayscale. Tokenized Class A common stock is not available in this offering. Grayscale intends to introduce this feature in the future as the market for tokenized equities develops. See “Risk Factors—Risk Factors Related to Ownership of Our Class A Common Stock and This Offering—Tokenized Class A common stock, when available, may not be appropriate for all investors.”

Status of Tokenized Class A Common Stock

We expect tokenized Class A common stock to confer on the holder the same financial and legal rights as Class A common stock held in traditional format. This includes shares held in certificated (i.e., paper) or uncertificated (i.e., book-entry) format and registered in the holder’s name, as well as, generally speaking, shares held through an intermediary, as in the case of securities held in a brokerage or bank account and registered in the name of the intermediary or its nominee. See “—Certain Implications of Self-Custody.”

Process for Tokenizing and De-Tokenizing Class A Common Stock

If and when Grayscale enables the tokenization of Class A common stock, any shareholder who wishes to hold tokenized Class A common stock will be required to successfully complete certain onboarding procedures with the transfer agent and registrar for tokenized Class A common stock (the “Digital Transfer Agent”), and to hold such tokenized shares in their own digital wallet, an arrangement referred to as self-custody. The set-up and maintenance of a digital wallet, including safeguarding the private keys for the digital wallet, is the sole responsibility of the shareholder, and neither Grayscale, the Digital Transfer Agent, the underwriters nor any other party will have any responsibility therefor. See “—Certain Implications of Self-Custody.”

Secondary Market Trading

At least initially, Grayscale does not intend to enable direct trading of tokenized Class A common stock within AMMs or other permissionless DEXs, as the regulatory treatment of such trading remains uncertain. As and to the extent clearer guidance emerges from the SEC, Grayscale intends to expand trading venues—ultimately enabling these tokenized shares to transact directly on AMMs and other DEXs. Until these secondary market venues are available, there is no guarantee that tokenized Class A common stock will have any onchain liquidity, though it is possible to trade tokenized shares bilaterally between addresses that have onboarded with the Digital Transfer Agent.

The SEC also has not yet adopted or sufficiently clarified its rules to allow brokers and dealers to interact with tokens of any type, securities or otherwise. Thus, U.S. brokerages may not be available to assist holders of tokenized Class A common stock with operations or investment decisions, to accept tokenized Class A common stock as collateral, or to track a holder’s cost basis in tokenized shares. See “Risk Factors—Risks Related to Ownership of Our Class A Common Stock and This Offering—If and when we enable tokenized Class A common stock, this feature may not be accepted by the market, and because of regulatory uncertainty we may never be in a position to enable onchain trading of tokenized shares, either of which could in turn have an adverse impact on the broader market for our Class A common stock” and “—Due to the regulatory uncertainty concerning how brokers may interact with tokens, there may be no brokerage tracking your cost basis in tokenized Class A common stock.”

Settlement of Trades Involving Tokenized Class A Common Stock

Under Rule 15c6-1 under the Exchange Act, purchases or sales of securities effected through a broker-dealer are generally required to settle within one U.S. business day (T+1), unless the parties to any such transaction expressly agree otherwise. Accordingly, a holder of tokenized Class A common stock who wishes to sell such common stock in a transaction through a broker-dealer that will settle in traditional-format Class A common stock (i.e., any transaction other than a transaction between two holders who have each successfully onboarded with the Digital Transfer Agent and intend to trade in tokenized format) may be required, because of the length of time it may take to reformat such tokenized Class A common stock into traditional format (i.e., to de-tokenize), to specify an alternate settlement cycle at the time of any such sale to prevent a failed settlement, with such attendant risks as becoming subject to buy-ins, market loss liability or other penalties for having failed to deliver on time. Any such seller of tokenized Class A common stock should consult their own legal and financial advisors. See “Risk Factors—Risk Factors Related to Ownership of Our Class A Common Stock and This Offering—Holders of tokenized Class A common stock may experience settlement delays when selling their shares” and “—Tokenized Class A common stock, when available, may not be appropriate for all investors.”

Certain Implications of Self-Custody

Because tokenized Class A common stock is self-custodied, and not held in the custody of an SEC-registered broker, any loss or theft of tokenized Class A common stock would not be covered by SIPC protection, and self-custodied tokenized Class A common stock would not otherwise benefit from regulatory protections and conveniences specifically afforded to holders whose securities are held on their behalf through regulated financial intermediaries, including obligations imposed on such intermediaries for the safe custody of customer assets, insurance or protection schemes, recordkeeping and tax reporting, and corporate action servicing. See “Risk Factors—Risks Related to Ownership of Our Class A Common Stock and This Offering—Vulnerabilities inherent in investors’ digital wallets and cybersecurity risks could result in theft or loss of tokenized shares, which could result in uninsured investor losses” and “—Tokenized Class A common stock, when available, may not be appropriate for all investors.”

The regulatory framework governing broker-dealer activity with respect to digital assets, including tokenized securities, remains uncertain. The SEC has not yet adopted rules or provided definitive guidance clarifying how registered broker-dealers may custody, trade, or otherwise interact with tokens, whether or not such tokens represent securities. As a result, when you hold shares of our Class A common stock in tokenized form, your ownership is not expected to be reflected in a traditional brokerage account, and no broker would be responsible for tracking your cost basis or maintaining customary account records. This lack of brokerage involvement could make it more difficult for you to determine your taxable gain or loss upon the sale or other disposition of your tokenized shares, may complicate your ability to rely on customary account statements, and could expose you to additional administrative burdens and potential adverse tax consequences. See “Risk Factors—Risk Factors Related to Ownership of Our Class A Common Stock and This Offering—Due to the regulatory uncertainty concerning how brokers may interact with tokens, there may be no brokerage tracking your cost basis in tokenized Class A common stock” and “—Tokenized Class A common stock, when available, may not be appropriate for all investors.”

Potential Availability of Crypto Securities on Third-Party Tokenization Platforms

Multiple industry participants are offering or considering offering crypto (or “tokenized”) securities through various “tokenization” platforms that represent, or seek to represent, the economic value of, or other rights with respect to, certain U.S. publicly traded equity securities. Various different tokenization models have been proposed, and they vary in terms of structure and the rights that they advertise as being offered to their crypto security holders.

These third-party tokenization models differ substantially from the tokenized Class A common stock described above under “—Tokenized Class A Common Stock” in that the crypto security is not the same security as, and is not issued by the same issuer as, the U.S. publicly traded equity security that it seeks to represent. Instead, the crypto security is a security issued by the tokenization platform, or an affiliate or contractual counterparty thereof. The tokenization platform, in turn, generally says that it holds in its own name (or the name of its affiliate or contractual counterparty) the U.S. publicly traded equity security that the crypto security seeks to represent. This arrangement is sometimes referred to as “backing,” and the crypto security is said to be “backed by” the U.S. publicly traded equity security. The exact nature of this backing will vary from platform to platform, and these variances may be significant. The regulatory status of these third-party tokenization offerings is unclear at present. We cannot predict whether or when regulatory clarity will be achieved.

If a third-party tokenization platform offers a crypto security that is said to be backed by our Class A common stock, investors should be aware that such a crypto security is not, in fact, a share of Class A common stock or other security issued by Grayscale, does not represent any ownership interest in or contractual obligation against Grayscale, and does not confer on the holder thereof any rights as a Grayscale security holder. Instead, such a crypto security would be solely an obligation of the applicable third-party tokenization platform or its affiliate or contractual counterparty that acted as the issuer, and Grayscale would have no liability or other obligation in respect of any such crypto security, or to any holder of any such crypto security.

The rights of a holder of any crypto security that is said to be backed by our Class A common stock may be materially different from the rights of a holder of our Class A common stock, including economic and voting rights. In addition, any holder of such a crypto security may be exposed to risks that impact the third-party tokenization platform, such as bankruptcy, cybersecurity, fraud, regulatory or tax risks, that a holder of our Class A common stock would not be exposed to. The holder of any crypto security that is said to be backed by our Class A common stock must look solely to the relevant third-party tokenization platform for an understanding of the terms of such backing, any limitations on the transferability of such crypto security, as well as for the enforcement of any rights that such holder may have in relation to such crypto security, as Grayscale will have no responsibility therefor.

Material U.S. Federal Tax Considerations for
Non-U.S. Holders of Common Stock

The following are the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock acquired in this offering by a “Non-U.S. Holder” that does not own, and has not owned, actually or constructively, more than 5% of our Class A common stock. You are a Non-U.S. Holder for U.S. federal income tax purposes if you are a beneficial owner of our Class A common stock and are:

•
a nonresident alien individual;
•
a foreign corporation; or
•
a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, a former citizen or former resident of the United States or a corporation that has expatriated from the United States and is treated as a U.S. corporation, in each case, for U.S. federal income tax purposes. If you are such a person, you should consult your tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of our Class A common stock.

If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities. Partners and beneficial owners in partnerships or other pass-through entities should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them from the ownership and disposition of our Class A common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences and does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income and estate taxes. In addition, this summary does not describe the U.S. federal income tax consequences applicable to you if you are subject to special treatment under U.S. federal income tax laws, including if you are a U.S. expatriate, a financial institution, an insurance company, a tax-exempt organization, a trader, broker or dealer in securities, a “controlled foreign corporation,” a “passive foreign investment company,” a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment. You should consult your tax advisor with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

We have not sought and do not expect to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the ownership or disposition of shares of our Class A common stock that differ from those discussed below.

Dividends

In the event that we do make distributions of cash or other property in respect of our Class A common stock, other than certain pro rata distributions of our Class A common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of our Class A common stock, as described below under “—Gain on Disposition of Our Class A Common Stock.”

Dividends paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed applicable IRS Form W-8 certifying your entitlement to benefits under a treaty. If you do not timely furnish the required documentation, but you qualify for a lower treaty rate, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You should consult your tax advisor regarding your entitlement to benefits under any applicable income tax treaty.

If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. In this case, you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of our Class A common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Gain on Disposition of Our Class A Common Stock

Subject to the discussion below under “—Information Reporting and Backup Withholding” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our Class A common stock unless:

•
the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or
•
we are or have been a “United States real property holding corporation” (a “USRPHC”) as described below, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our Class A common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We will be a USRPHC at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a USRPHC. If we are or were to become a USRPHC at any point during the five-year period preceding your sale or other disposition of our common stock (or during your holding period, if shorter) and our common stock is not regularly traded on an established securities market during the calendar year in which your sale or other disposition of our common stock occurs, you would be subject to tax on the net gain from the sale or other disposition of our common stock (including a distribution treated as a sale of our common stock, as discussed above) under the regular graduated U.S. federal income tax rates applicable to U.S. persons and you could be subject to withholding at a 15% rate on the amount realized on such sale or disposition. You should consult your tax advisor regarding the particular U.S. federal income tax consequences of owning and disposing of our common stock.

If you recognize gain on a sale or other disposition of our Class A common stock that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of our Class A common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of distributions on our Class A common stock, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our Class A common stock. You may be subject to backup withholding on payments on our Class A common stock or on the proceeds from a sale or other disposition of our Class A common stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our Class A common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. Under proposed regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed regulation until final regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or other disposition of our Class A common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax advisor regarding the effects of FATCA on your investment in our Class A common stock.

Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, our Class A common stock will be treated as U.S.-situs property subject to U.S. federal estate tax.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK.

Shares Eligible for Future Sale

Prior to this offering, there has been no public market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares of Class A common stock will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Class A common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have shares of Class A common stock outstanding (or shares of Class A common stock assuming the exercise of the underwriters’ option to purchase additional shares of Class A common stock). Of these shares, the shares, or shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full, sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act.

In addition, upon the consummation of the offering, the Pre-IPO LLC Members will own an aggregate of LLC Units and all of the shares of our Class B common stock. The Pre-IPO LLC Members, from time to time following the offering, may require Grayscale Operating, LLC to redeem or exchange all or a portion of their LLC Units for newly issued shares of Class A common stock on a one-for-one basis. Shares of our Class B common stock will be canceled on a one-for-one basis if we, following a redemption request of a Pre-IPO LLC Member, redeem or exchange LLC Units of such Pre-IPO LLC Member pursuant to the terms of the Amended LLC Agreement. Shares of our Class A common stock issuable to the Pre-IPO LLC Members upon a redemption or exchange of LLC Units would be considered “restricted securities,” as that term is defined under Rule 144 and would also be subject to the lock-up agreements described below under “Lock-up Agreements.”

Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act, each of which is summarized below. As a result of the contractual 180-day lock-up period described below under “Lock-up Agreements” and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

Number of Shares	Date
On the date of this prospectus.
After days from the date of this prospectus (subject, in some cases, to volume, manner of sale and other limitations).

Rule 144

In general, a person who has beneficially owned shares of our Class A common stock that are restricted securities for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to, and in compliance with certain of, the Exchange Act periodic reporting requirements for at least 90 days before the sale, but this clause (ii) will not apply to a sale if such person has beneficially owned such shares for at least one year. Persons who have beneficially owned shares of our Class A common stock that are restricted securities for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•
1% of the number of shares of our Class A common stock then outstanding, which will equal approximately shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock; or
•
the average weekly trading volume of our Class A common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to, and in compliance with certain of, the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.

Form S-8 Registration Statements

We intend to file one or more registration statements on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our Class A common stock that are issuable under the Omnibus Incentive Plan and the ESPP. These registration statements will become effective immediately on filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates.

Lock-up Agreements

Our executive officers, directors, DCG and holders of Convertible Preferred Stock, who together hold all of our outstanding stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock, have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock (including LLC Units) subject to certain exceptions (including dispositions in connection with the IPO Reorganization). These agreements are described in the section titled “Underwriters.” Morgan Stanley & Co. LLC may release any of the securities subject to these lock-up agreements at any time, subject to applicable notice requirements.

Immediately following the consummation of this offering, stockholders subject to lock-up agreements will hold shares of our Class A common stock (assuming the Pre-IPO LLC Members redeem or exchange all their LLC Units for shares of our Class A common stock), representing approximately % of our then-outstanding shares of Class A common stock (or shares of Class A common stock, representing approximately % of our then-outstanding shares of Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom).

We have agreed, subject to certain exceptions, not to issue, sell or otherwise dispose of any shares of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock (including LLC Units) during the 180-day period following the date of this prospectus.

In addition to the restrictions contained in the lock-up agreements described above, equity awards under the Omnibus Incentive Plan are subject to a market stand-off provision imposing restrictions on the ability of holders of such awards to offer, sell or transfer any equity securities acquired pursuant to such awards for a period of 180 days following the date of this prospectus.

Registration Rights

Our Registration Rights Agreement grants registration rights to the Pre-IPO LLC Members. See “Certain Relationships and Related Person Transactions—Registration Rights Agreement.” In addition, our Investors’ Rights Agreement grants holders of Convertible Preferred Stock certain customary demand and piggyback registration rights with respect to the shares of Class A common stock issuable upon the automatic conversion of Convertible Preferred Stock in connection with this offering. See “Certain Relationships and Related Person Transactions—Investors’ Rights Agreement.”

Underwriters

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, BofA Securities, Inc. and Jefferies LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of Class A common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
BofA Securities, Inc.
Jefferies LLC
Cantor Fitzgerald & Co.
Wells Fargo Securities, LLC
Canaccord Genuity LLC
Piper Sandler & Co.
Keefe, Bruyette & Woods, Inc.
Needham & Company, LLC
The Benchmark Company, LLC
Compass Point Research & Trading, LLC
Total:

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $ per share under the public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional shares of Class A common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $ . We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with FINRA up to $ .

We have applied to have our Class A common stock listed on the NYSE under the trading symbol “GRAY.”

We and all of our directors, executive officers, DCG and holders of Convertible Preferred Stock, who together hold all of our outstanding stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock, have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending days after the date of this prospectus (the “restricted period”):

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock;
•
file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock; or
•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock,

whether any such transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock.

Morgan Stanley & Co. LLC may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

We have granted certain of the underwriters a right of first refusal to participate as an underwriter in certain of our future public offerings. Such right of first refusal will be deemed to be underwriting compensation in connection with this offering and will not have a duration of more than three years from the commencement of sales of this offering.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved up to shares of our Class A common stock, or % of the shares offered in this offering, for sale at the initial public offering price through a directed share program to certain eligible investors in GBTC and ETHE and certain individuals identified by our officers and directors.

In order for investors in GBTC or ETHE to be potentially eligible for the directed share program, they must have held shares of GBTC or ETHE as of October 28, 2025. In addition, eligible participants must reside in the United States and be at least 18 years of age. We will invite investors who held shares of GBTC or ETHE as of October 28, 2025 to pre-register for the directed share program. Investors must pre-register for the directed share program by November 24, 2025 to be considered for eligibility for receiving an allocation of shares in the directed share program, but completing the pre-registration process does not guarantee an allocation in the directed share program. We cannot provide any assurance that any eligible participant will receive an allocation in the directed share program.

Shares purchased through the directed share program will not be subject to the terms of the lock-up agreement or market standoff restrictions.

The number of shares of Class A common stock available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program. We will agree to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the shares reserved for the directed share program. will administer our directed share program.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the EU Prospectus Regulation (as defined below), except that offers of shares of Class A common stock may be made to the public in that Relevant State at any time under the following exemptions under the EU Prospectus Regulation:

(a)
to any legal entity which is a qualified investor as defined under Article 2 of the EU Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the EU Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)
in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation;

provided that no such offer of shares of Class A common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

Each person in a Relevant State who receives any communication in respect of, or who acquires any shares under, the offering contemplated hereby will be deemed to have represented, warranted and agreed to and with each of the underwriters and their affiliates and us that:

(a)
it is a qualified investor within the meaning of the EU Prospectus Regulation; and
(b)
in the case of any shares of Class A common stock acquired by it as a financial intermediary, as that term is used in Article 5 of the EU Prospectus Regulation, (i) the shares acquired by it in this offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant State other than qualified investors, as that term is defined in the EU Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the EU Prospectus Regulation and the prior consent of the representatives has been given to the offer or resale; or (ii) where the shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Regulation as having been made to such persons.

We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire ordinary shares in the offer.

United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the FPO; or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the United Kingdom; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) in connection with the issue or sale of any shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “Relevant Persons”). The shares are only available in the United Kingdom to, and any invitation, offer or agreement to purchase or otherwise acquire the shares will be engaged in only with, the Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus or any of its contents.

No shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the Financial Conduct Authority, except that offers of shares of Class A common stock may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation (as defined below):

(a)
to any legal entity which is a “qualified investor” as defined under Article 2 of the UK Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)
in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”),

provided that no such offer of shares of Class A common stock shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Each person in the United Kingdom who acquires any Class A common stock in the offering or to whom any offer is made will be deemed to have represented, acknowledged, and agreed to and with us, the underwriters, and their affiliates that it meets the criteria outlined in this section.

Canada

The shares of Class A common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (the “ASIC”) in relation to this offering. This offering document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (“the Corporations Act”), has not been, and will not be, lodged with the ASIC as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of Class A common stock may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of twelve months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of Class A common stock must observe such Australian on-sale restrictions.

This offering document contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering document is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Switzerland

The shares of Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to, the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or our shares of Class A common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the shares of Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the shares of Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of Class A common stock.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.

Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan or any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and the other applicable laws, regulations and ministerial guidelines of Japan.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering document nor taken steps to verify the information set forth herein and has no responsibility for the offering document. The shares of Class A common stock to which this offering document relate may be illiquid or subject to restrictions on their resale. Prospective purchasers of the shares of Class A common stock offered should conduct their own due diligence on the shares of Class A common stock. If you do not understand the contents of this offering document you should consult an authorized financial advisor.

Hong Kong

The shares of Class A common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation, or document relating to shares of Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares of our Class A common stock or caused our Class A common stock to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares of our Class A common stock or cause our Class A common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where shares of our Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired shares of our Class A common stock under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Brazil

The offer and sale of the securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No 160, dated 13 July 2022, as amended or unauthorized distribution under Brazilian laws and regulations. The securities may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire the securities through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.

Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (the “CMA”), pursuant to resolution number 2-11-2004 dated October 4, 2004, as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Legal Matters

The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for Grayscale Investments, Inc. by Davis Polk & Wardwell LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.

Experts

The financial statement of Grayscale Investments, Inc. (formerly known as GSO Intermediate Holdings I Corporation) as of June 3, 2025 has been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Grayscale Operating, LLC and subsidiaries as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its Class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements we have filed electronically with the SEC.

As a result of this offering, we will be required to file periodic reports and other information with the SEC. We also maintain a website at www.grayscale.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

GRAYSCALE INVESTMENTS, INC.

STATEMENT OF FINANCIAL CONDITION (UNAUDITED)

September 30, 2025
Assets:
Cash	$1
Total assets	$1

Commitments and contingencies

Stockholder’s equity:
Common stock, par value $0.01 per share, 1,000 shares authorized, 100 shares issued and outstanding	$1
Total stockholder’s equity	$1

See accompanying notes to the unaudited financial statements.

GRAYSCALE INVESTMENTS, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENT

1.
Organization

Grayscale Investments, Inc. (the “Company”), formerly known as GSO Intermediate Holdings I Corporation, was incorporated in the state of Delaware on May 2, 2025. The Company’s fiscal year end is December 31. The Company was formed for the purpose of completing an initial public offering of its common stock and related transactions in order to carry on the business of Grayscale Operating, LLC as a publicly-traded entity. The Company will become a holding corporation and its sole assets are expected to be an equity interest in Grayscale Operating, LLC. The Company will be the managing member of Grayscale Operating, LLC and will operate and control all of the businesses and affairs of Grayscale Operating, LLC and, through Grayscale Operating, LLC and its subsidiaries, continue to conduct the business now conducted by these entities.

2.
Summary of Significant Accounting Policies

Basis of presentation

The accompanying statement of financial condition is prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates or assumptions that affect the reported amounts and disclosures in the financial statements. Actual future results could differ from these estimates and assumptions.

Cash

Cash consists of cash on deposit with a financial institution. At September 30, 2025, no funds were restricted.

3.
Stockholder’s Equity

The Company is authorized to issue 1,000 shares of common stock with a par value $0.01 per share. In exchange for $1.00, the Company has issued 100 shares of common stock, all of which were held by DCG Grayscale Holdco, LLC (“DCG Grayscale Holdco”), a wholly-owned subsidiary of Digital Currency Group, Inc. (“DCG”), as of September 30, 2025.

4.
Subsequent Events

The Company evaluated subsequent events through October 24, 2025, the issuance date of its financial statements.

On October 22, 2025, the Company completed a private placement (the “Private Placement”) of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Convertible Preferred Stock”). Pursuant to a securities purchase agreement, the Company issued and sold 25,000,000 shares of the Convertible Preferred Stock in the Private Placement for an aggregate purchase price of $250 million.

The Company used the proceeds from the sale of the 25,000,000 shares of Convertible Preferred Stock in the Private Placement to purchase from Grayscale Operating, LLC 25,000,000 Preferred Units at a price per unit equal to $10, the same price per share at which the Convertible Preferred Stock were sold in the Private Placement. GSO Intermediate Holding Corporation (“GSOIH”), which is a direct wholly-owned subsidiary of DCG Grayscale Holdco, contributed 3,006,000 LLC Units, representing a 3.34% ownership interest in the LLC Units, to the Company in exchange for an equal number of shares of Class A common stock. The Company issued and sold 86,994,000 shares of the Class B common stock to GSOIH at a price per share of $0.0001, corresponding to the 86,994,000 LLC Units held collectively by GSOIH and DCG Grayscale Holdco. GSOIH contributed to DCG Grayscale Holdco 81,000,000 shares of the Class B common stock corresponding to the 81,000,000 LLC Units, representing a 90% ownership interest in the LLC Units, held by DCG Grayscale Holdco.

In connection with the Private Placement, the Company entered into the following series of transactions to implement an internal corporate reorganization, including the following:

•
The Company was renamed to Grayscale Investments, Inc.
•
The Company's certificate of incorporation was amended to authorize the issuance of (i) two classes of common stock: Class A common stock and Class B common stock and (ii) the Convertible Preferred Stock. Each share of Class A common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders and is entitled to economic rights. Each share of Class B common stock is entitled to a maximum of ten votes per share on all matters submitted to a vote of our stockholders, but is subject to a ratable cutback of votes to the extent necessary to ensure that the outstanding shares of Class B common stock, in the aggregate, are entitled to no more than 70% of the total number of votes to which the shares of our Class A common stock and Class B common stock are entitled. The shares of Class B common stock are not entitled to any economic rights.
•
The LLC Agreement of Grayscale Operating, LLC was amended and restated to, among other things, (i) appoint the Company as the sole managing member of Grayscale Operating, LLC and (ii) establish the designations, preferences and rights of preferred units (the “Preferred Units”) of Grayscale Operating, LLC. The economic interests attributable to the Preferred Units are substantially identical to the economic rights of the Convertible Preferred Stock.
•
The GSOIH Omnibus Incentive Plan was assumed by the Company and outstanding equity awards with respect to shares of GSOIH Class A common stock outstanding under the GSOIH Omnibus Incentive Plan were converted, on a one-for-one basis, into awards with respect to shares of Class A common stock of the Company.
•
The Company entered into a Tax Receivable Agreement that obligates us to make payments to the pre-IPO LLC members, GSOIH and DCG Grayscale Holdco (“Pre-IPO LLC Members”), and any future party to the Tax Receivable Agreement generally equal to 85% of the applicable cash savings that we actually realize as a result of certain tax basis adjustments resulting from the purchase of LLC Units from the Pre-IPO LLC Members in connection with or after this offering, future taxable redemptions or exchanges of LLC Units by the holders of LLC Units and from payments made under the Tax Receivable Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder
Grayscale Investments, Inc. (formerly GSO Intermediate Holdings I Corporation):

Opinion on the Financial Statements

We have audited the accompanying statement of financial condition of Grayscale Investments, Inc. (formerly GSO Intermediate Holdings I Corporation) (the Company) as of June 3, 2025, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 3, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion

/s/ KPMG LLP

We have served as the Company’s auditor since 2025.

New York, New York

June 27, 2025

GSO INTERMEDIATE HOLDINGS I CORPORATION

STATEMENT OF FINANCIAL CONDITION

June 3, 2025
Assets:
Cash	$1
Total assets	$1

Commitments and contingencies

Stockholder’s equity:
Common stock, par value $0.01 per share, 1,000 shares authorized, 100 shares issued and outstanding	$1
Total stockholder’s equity	$1

See accompanying notes to the financial statement.

GSO INTERMEDIATE HOLDINGS I CORPORATION

NOTES TO THE FINANCIAL STATEMENT

1.
Organization

GSO Intermediate Holdings I Corporation (the “Company”) was incorporated in the state of Delaware on May 2, 2025. The Company’s fiscal year end is December 31. The Company was formed for the purpose of completing an initial public offering of its common stock and related transactions in order to carry on the business of Grayscale Operating, LLC as a publicly-traded entity. The Company will become a holding corporation and its sole assets are expected to be an equity interest in Grayscale Operating, LLC. The Company will be the managing member of Grayscale Operating, LLC and will operate and control all of the businesses and affairs of Grayscale Operating, LLC and, through Grayscale Operating, LLC and its subsidiaries, continue to conduct the business now conducted by these entities.

2.
Summary of Significant Accounting Policies

Basis of presentation

The accompanying statement of financial condition is prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates or assumptions that affect the reported amounts and disclosures in the financial statements. Actual future results could differ from these estimates and assumptions.

Cash

Cash consists of cash on deposit with a financial institution. At June 3, 2025, no funds were restricted.

3.
Stockholder’s Equity

The Company is authorized to issue 1,000 shares of common stock with a par value $0.01 per share. In exchange for $1.00, the Company has issued 100 shares of common stock, all of which were held by DCG Grayscale Holdco, LLC, a wholly-owned subsidiary of Digital Currency Group, Inc., as of June 3, 2025.

4.
Subsequent Events

The Company evaluated subsequent events through June 27, 2025, the issuance date of its financial statements, and determined that no subsequent events had occurred that would require additional disclosures.

Grayscale Operating, LLC and Subsidiaries

Consolidated Statements of Financial Condition (Unaudited)

(in thousands)

	September 30, 2025	December 31, 2024
Assets:
Current assets:
Cash and cash equivalents	$99,959	$100,188
Prepaid expenses and other assets	6,680	2,859
Digital assets	11,555	338
Deferred offering costs	5,774	—
Due from affiliates	1,088	863
Total current assets	125,056	104,248
Investments in digital asset trusts and funds	995	1,310
Equity investments	1,682	1,876
Property and equipment, net	1,036	1,361
Deferred tax asset, net	—	607
Right-of-use asset, net	12,417	13,981
Total assets	$141,186	$123,383

Liabilities and member’s equity
Liabilities:
Current liabilities:
Accounts payable and accrued expenses	$26,722	$27,776
Tax payable due to affiliate	—	3,984
Operating lease liability with affiliate, current portion	1,936	1,742
Total current liabilities	28,658	33,502
Operating lease liability with affiliate, net of current portion	11,353	12,847
Total liabilities	40,011	46,349

Commitments and Contingencies (Note 15)

Member’s equity:
Member’s equity	101,175	77,034
Total liabilities and member’s equity	$141,186	$123,383

See accompanying notes to the unaudited consolidated financial statements.

Grayscale Operating, LLC and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2025	2024
Operating revenues:
Management fees, related parties	$318,668	$397,866
Total revenue	318,668	397,866

Operating expenses:
Employee compensation and benefits	39,131	33,276
Stock-based compensation	1,155	2,472
Professional fees	38,708	30,763
Marketing	21,046	26,957
General, administrative and other	16,246	13,802
Total operating expenses	116,286	107,270
Operating income	202,382	290,596
Other income:
Realized and unrealized (losses) gains, net	(100)	1,059
Dividend income	2,061	2,891
Other income	184	94
Total other income	2,145	4,044

Income before income taxes	204,527	294,640

Provision for income taxes	1,260	70,953

Net income	$203,267	$223,687

See accompanying notes to the unaudited consolidated financial statements.

Grayscale Operating, LLC and Subsidiaries

Consolidated Statements of Changes in Member’s Equity (Unaudited)

(in thousands)

Member’s Equity
Balance at January 1, 2024	$91,620
Distributions to affiliates	(220,151)
Stock-based compensation	2,472
Net income	223,687
Balance at September 30, 2024	$97,628

Balance at January 1, 2025	$77,034
Distributions to affiliates	(180,281)
Stock-based compensation	1,155
Net income	203,267
Balance at September 30, 2025	$101,175

See accompanying notes to the unaudited consolidated financial statements.

Grayscale Operating, LLC and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$203,267	$223,687
Adjustments to reconcile net income to net cash provided by operating activities:
Revenue recognized from management fees	(318,561)	(397,823)
Proceeds from sale of digital assets	307,924	398,458
Realized gains on sale of digital assets, net	(686)	(1,148)
Unrealized losses on digital assets, net	106	11
Unrealized losses (gains) on investments in digital asset trusts and funds	486	(24)
Unrealized losses on equity investments	194	102
Depreciation	550	520
Stock-based compensation	1,155	2,472
Provision for income taxes	1,260	70,953
Change in operating assets and liabilities:
Prepaid expenses and other assets	(3,821)	1,991
Due from affiliates	(225)	(771)
Right-of-use asset	1,564	1,380
Accounts payable and accrued expenses	(2,314)	2,981
Tax payable due to affiliate	(10,303)	(78,485)
Lease liability	(1,300)	(925)
Net cash provided by operating activities	179,296	223,379

Cash flows from investing activities:
Purchases of equipment	(225)	(539)
Purchases of investments in digital asset trusts and funds	(171)	(366)
Net cash used in investing activities	(396)	(905)

Cash flows from financing activities:
Distributions to affiliates	(173,355)	(220,151)
Deferred offering costs	(5,774)	—
Net cash used in financing activities	(179,129)	(220,151)

Net change in cash and cash equivalents	(229)	2,323
Cash and cash equivalents, beginning of year	100,188	111,478
Cash and cash equivalents, end of year	$99,959	$113,801

Supplemental disclosure of cash flow information:
Cash paid to affiliate for income taxes	$10,303	$78,485
Cash paid for New York City Unincorporated Business Tax	$841	$—

See accompanying notes to the unaudited consolidated financial statements.

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

1.
Organization

Grayscale Operating, LLC (“GSO” or the “Company”) is a Delaware limited liability company formed on July 11, 2024, and is an indirect wholly-owned subsidiary of Digital Currency Group, Inc. (“DCG”). On January 1, 2025, Grayscale Investments, LLC (“GSI”), the predecessor of GSO, consummated an internal corporate reorganization (the “Reorganization”). On January 1, 2025, GSI entered into an agreement and plan of merger with GSO and DCG Grayscale Holdco, LLC (“DGH”), a direct wholly-owned subsidiary of DCG, pursuant to which GSI merged with and into GSO, with GSO surviving the merger as a wholly-owned subsidiary of DGH (the “Merger”). As a result of the Merger, GSO succeeded by operation of law to all the rights, powers, privileges and franchises and became subject to all of the obligations, liabilities, restrictions and disabilities of GSI, including with respect to the Sponsor Contracts (as defined below), all as provided under the Delaware Limited Liability Company Act. Effective January 1, 2025, GSO Intermediate Holding Corporation (“GSOIH”), which is a direct wholly-owned subsidiary of DGH, became the sole managing member of GSO.

Effective January 1, 2025, Grayscale Securities, LLC (“Grayscale Securities”), Grayscale Advisors, LLC (“Grayscale Advisors”), and Grayscale Investments Sponsors, LLC (“GSIS”) are direct wholly-owned subsidiaries of GSO. Grayscale Securities is an introducing broker-dealer, registered with the Securities and Exchange Commission (the “SEC”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and Grayscale Advisors is a registered investment advisor with the SEC and the advisor of Grayscale Bitcoin Miners ETF (Ticker: MNRS), Grayscale Bitcoin Covered Call ETF (Ticker: BTCC), Grayscale Bitcoin Premium Income ETF (Ticker: BPI), Grayscale Bitcoin Adopters ETF (Ticker: BCOR) and Grayscale Ethereum Covered Call ETF (Ticker: ETCO). GSIS is a Delaware limited liability company and is the sponsor or manager of the Grayscale Products (described below). Offices for GSO, GSIS, Grayscale Securities, and Grayscale Advisors are located at 290 Harbor Drive, 4th Floor, Stamford, Connecticut 06902.

In connection with the Reorganization, on January 1, 2025, and promptly following the effectiveness of the Merger, GSO assigned certain contracts pertaining to its role as sponsor and manager of the Grayscale Products (such contracts, the “Sponsor Contracts”) to GSIS, whereby GSIS assumed all of the rights and obligations of GSO under the Sponsor Contracts. Other than the assumption of the Sponsor Contracts by GSIS, the Reorganization does not alter the rights or obligations under any of the Sponsor Contracts. Additionally, GSO and GSIS executed a Certificate of Admission, pursuant to which GSIS was admitted as an additional sponsor and manager of the Grayscale Products. On January 3, 2025, GSO voluntarily withdrew as a sponsor and manager of the Grayscale Products, and, effective May 3, 2025, GSIS is the sole remaining sponsor and manager of the Grayscale Products.

The Merger described above was treated as a reorganization of companies under common control and has been accounted for as a change in reporting entity between entities under common control, as each entity was controlled by DCG. Accordingly, the Company’s consolidated financial statements have been presented, giving retroactive effect to the transactions described above, using historical carrying values of the assets and liabilities of GSI in accordance with Accounting Standards Codification (“ASC”) 250-10-45-21. For tax reporting purposes, GSI was treated as a corporation and was included in the consolidated federal income tax return, as well as various combined state and local income tax returns, with DCG. GSI and DCG had a tax-sharing agreement, pursuant to which the tax liabilities and attributes were settled as payable and utilized by DCG. GSI’s policy was to reflect the income tax expense or benefit and footnote on a separate return basis. GSO is a limited liability company that has elected to be treated as a partnership for tax purposes. It has not made a provision for federal or state income taxes because it is the individual responsibility of each of the Company’s members to separately report their proportionate share of the Company’s taxable income or loss. In connection with the Reorganization, the net deferred tax asset recorded by GSI as of December 31, 2024 was transferred to GSOIH and DGH. Accordingly, the transfer of the net deferred tax asset of $0.6 million is reflected as an adjustment to equity and included within distributions to affiliates during the nine months ended September 30, 2025, within the Consolidated Statements of Changes in Member’s Equity.

As of September 30, 2025, GSIS act as the co-sponsor and co-manager of Grayscale Aave Trust (AAVE), Grayscale Avalanche Trust (AVAX), Grayscale Basic Attention Token Trust (BAT) (OTCQX: GBAT), Grayscale Bitcoin Trust ETF (NYSE Arca: GBTC), Grayscale Bitcoin Cash Trust (BCH) (OTCQX: BCHG), Grayscale Bitcoin Mini Trust ETF (NYSE Arca: BTC), Grayscale Bittensor Trust (TAO), Grayscale Chainlink Trust (LINK) (OTCQX: GLNK), Grayscale Decentraland Trust (MANA) (OTCQX: MANA), Grayscale DeepBook Trust (DEEP), Grayscale Dogecoin Trust (DOGE), Grayscale Ethereum Classic Trust (ETC) (OTCQX: ETCG), Grayscale Ethereum Trust ETF (NYSE Arca: ETHE), Grayscale Ethereum Mini Trust ETF (NYSE Arca: ETH), Grayscale Filecoin Trust (FIL) (OTC Markets: FILG), Grayscale Horizen Trust (ZEN) (OTCQX: HZEN), Grayscale Lido DAO Trust (LDO), Grayscale Litecoin Trust (LTC) (OTCQX: LTCN), Grayscale Livepeer Trust (LPT) (OTCQX: GLIV), Grayscale NEAR Trust (NEAR) (OTCQB: GSNR), Grayscale Optimism Trust (OP), Grayscale Pyth Trust (PYTH), Grayscale Solana Trust (SOL) (OTCQX: GSOL), Grayscale Space and Time Trust (SXT), Grayscale Stacks Trust (STX), Grayscale Stellar Lumens Trust (XLM) (OTCQX: GXLM), Grayscale Story Trust (IP), Grayscale Sui Trust (SUI), Grayscale Walrus Trust (WAL), Grayscale XRP Trust, Grayscale Zcash Trust (ZEC) (OTCQX: ZCSH), Grayscale Decentralized AI Fund LLC, Grayscale Decentralized Finance (DeFi) Fund LLC (OTCQB: DEFG),

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

Grayscale CoinDesk Crypto 5 Fund LLC (NYSE: GDLC), and Grayscale Smart Contract Platform Fund LLC (collectively, the “Grayscale Products” or “Trusts and Funds”), each of which is an affiliate of the Company. GSIS is responsible for the day-to-day administration of the Trusts and Funds which includes monitoring the overall performance of the Trusts and Funds, preparing and providing annual and quarterly reports on behalf of the Trusts and Funds to investors, and is also responsible for selecting and monitoring the Trusts’ and Funds’ service providers. As payment for aforementioned services, GSIS charges the Trusts and Funds a daily management fee.

Grayscale Dynamic Income Fund LP (the “Partnership”) is a Delaware limited partnership that was formed on July 24, 2023 and commenced operations on October 2, 2023. The Partnership was organized for the purpose of optimizing staking rewards from digital assets and generating capital appreciation through investments in digital assets. The Partnership is managed by Grayscale Dynamic Income GP LLC and Grayscale Advisors.

The digital asset custodians of the Company are Coinbase Custody Trust Company, LLC (“Coinbase Custody”), Anchorage Digital Bank N.A. and BitGo Trust Company, Inc. (each a “Custodian” and collectively, the “Custodians”). The Custodians are third-party service providers responsible for safeguarding the digital assets held by the Company and the Grayscale Products and holding the private key(s) that provide access to the digital wallets and vaults of the Company and the Grayscale Products.

2.
Summary of Significant Accounting Policies

Basis of Accounting

These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (the “FASB”) within its Accounting Standards Codification (“ASC”). The following is a summary of significant accounting and reporting policies used in preparing the financial statements.

In the opinion of the Company, the accompanying unaudited financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of September 30, 2025, and its results of operations for the nine months ended September 30, 2025 and 2024, and cash flows for the nine months ended September 30, 2025 and 2024. The statement of financial condition at December 31, 2024, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of GSO and its wholly-owned subsidiaries: GSIS, Grayscale Securities and Grayscale Advisors. All intercompany transactions and balances have been eliminated in consolidation. The Company also evaluates the Grayscale Products and other investment vehicles for potential consolidation under the voting interest entity (“VOE”) model and variable interest entity (“VIE”) model in accordance with FASB ASC Topic 810, Consolidation, and, as a result, consolidated Grayscale Dynamic Income GP LLC and Grayscale Dynamic Income Fund LP as of September 30, 2025 and December 31, 2024. The Company has concluded that it does not have the characteristics of the primary beneficiary or a controlling financial interest and therefore does not consolidate the other Grayscale Products as of September 30, 2025 or December 31, 2024.

Use of Estimates

The preparation of the consolidated financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company’s significant estimates and assumptions include the fair value of stock-based awards. Actual results could differ from those estimates.

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

Cash and Cash Equivalents

Cash and cash equivalents may include cash on hand, cash on trading platforms, cash held at brokers, demand deposits, money market funds and short-term highly liquid investments with original maturities of three months or less. The Company maintains its cash and cash equivalents in bank deposit and brokerage accounts whose balances may exceed federally insured limits. Routinely, cash balances will exceed federally insured levels, however, the Company does not believe there is a significant credit risk with respect to these balances. Regional banks may hold funds for limited periods of time in order to facilitate payment of operating expenses and the Company is exposed to credit risk for such institutions for amounts above federally insured levels during those periods. As of September 30, 2025, the Company held no restricted cash. As of December 31, 2024, restricted cash amounted to approximately $0.2 million, which includes cash deposited in a special bank account for the exclusive benefit of customers related to Grayscale Securities’ role as authorized participant for the Grayscale Products.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets primarily include prepaid amounts relating to various dues and fees for professional services.

Revenue Recognition

The Company recognizes revenue under FASB ASC Topic 606, Revenue from Contracts with Customers. The revenue recognition guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance requires an entity to follow a five-step model to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company recognizes revenue and other income primarily from the following sources:

Management Fees

The Company earns and accrues a daily management fee through its wholly owned subsidiary, GSIS, for acting as the sponsor and manager for the Trusts and Funds. The performance obligation is the management of the Trusts and Funds. While the individual activities that comprise the performance obligation can vary day to day, the nature of the overall performance obligation to provide management service is the same and considered by the Company to be a series of services that have the same pattern of transfer to the customer and the same method to measure progress toward satisfaction of the performance obligation. The daily series of distinct services represents a single performance obligation that is satisfied over time. The Company recognizes revenue ratably as the Trusts and Funds receive and consume the benefits as they are provided by the Company. Consideration for the Company’s services is generally in the form of variable consideration because fees are based on agreed-upon management service fee percentages ranging from 0.15% - 2.5% of the Digital Asset Holdings Fee Basis Amount or Net Asset Value (“NAV”) of the Trusts and Funds (as defined in the respective Trust Agreements and LLC Agreements). Such fees are affected by changes in the Digital Asset Holdings Fee Basis Amount or NAV of the Trusts and Funds, including market appreciation or depreciation and net inflows or outflows. The Company includes variable consideration in revenue when it is no longer probable of significant reversal, i.e., when the associated uncertainty is resolved.

In exchange for the daily performance of management services, the Company accrues management fees in U.S. dollars, which are payable in the underlying digital asset token of the Trusts and Funds. As a result, the Company receives non-cash consideration in the form of units of the digital asset which are typically settled by the end of the month in which they are earned. Changes in the fair value of the non-cash consideration that is delivered for settlement of the manager’s fee is recorded in realized and unrealized (losses) gains, net, on the Consolidated Statements of Operations. In performing management services, the Company has discretion to involve third parties in providing services to the Trusts and Funds. The Company is deemed to be the principal in the arrangement because the Company controls the promised services before they are transferred to customers, and accordingly presents the revenue gross of related costs.

The digital asset tokens received by the Company as non-cash consideration for the U.S. dollar denominated management fees are converted nearly immediately into cash. Any unrealized or realized gain or loss on the difference between the daily U.S. dollar accrual and the value of the digital asset tokens received as settlement of the U.S. dollar-based liability are record in realized and unrealized (losses) gains, net, on the Consolidated Statements of Operations.

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

Realized and Unrealized (Losses) Gains, Net

Investment income is derived from the Company’s holdings of digital assets (including digital asset tokens received for U.S. dollar denominated management fees settled in digital asset tokens), holdings of digital asset trusts and funds, and holdings of equity in portfolio companies, and is included in realized and unrealized (losses) gains, net, on the Consolidated Statements of Operations. The Company records its investment transactions on a trade date basis. Realized gains and losses on the sales of investments are recognized at the date of sale as the difference between the sale proceeds and the cost basis of the investment. The cost basis of each investment is determined using a specific identification method which allocates cost based on a tranche methodology, in which each group of investments acquired through one purchase is deemed a tranche. For U.S. dollar denominated management fees, this cost basis amount reflects the value of the U.S. dollar accrual on a daily basis. Unrealized gains and losses on an investment consist of the change in fair value of an investment for the period.

Management Fee Monetization

The Company utilizes derivative contracts to minimize digital asset price risk that may arise in relation to its management fees, which are accrued for in U.S. dollars but are settled by way of receipt of digital asset tokens, and does not apply hedge accounting for such contracts. As noted above, the management fees are accrued daily in U.S. dollar at fair value, however, the Company receives non-cash consideration in the form of digital asset tokens. This form of consideration introduces price risk between the daily management fee accrual and the date of receipt of the digital asset tokens from the Trusts and Funds. To minimize this risk, the Company enters into forward contracts periodically throughout the month to deliver a fixed quantity of digital asset tokens at a fixed price to trading counterparties. There were no forward contracts outstanding as of September 30, 2025 or December 31, 2024. Any premiums, unrealized and realized gains and losses related to the forward contracts are included in realized and unrealized (losses) gains, net on the Consolidated Statements of Operations.

Digital Assets

The Company uses fair value as its method of accounting for digital assets held that are within the scope of Accounting Standards Update (“ASU”) 2023-08, Intangibles - Goodwill and Other - Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. The fair value for each underlying digital asset is determined by which of the eligible digital asset exchanges is the Company’s principal market, as further detailed below. Realized gains and losses are calculated using the specific identification method. The cost of each digital asset is determined using a specific identification method which allocates cost based on a tranche methodology, which each group of digital assets acquired through one purchase being deemed a tranche. Changes in net unrealized gains or losses for these digital assets are included in realized and unrealized (losses) gains, net on the Consolidated Statements of Operations.

Principal Market and Fair Value Determination

To determine which market is the Company’s principal market (or in the absence of a principal market, the most advantageous market) for purposes of determining fair value of individual digital assets, the Company follows FASB ASC Topic 820, Fair Value Measurement, (“ASC 820”) which outlines the application of fair value accounting. ASC 820 determines fair value to be the price that would be received for digital assets in a current sale, which assumes an orderly transaction between market participants on the measurement date. ASC 820 requires the Company to assume that the digital asset is sold in its principal market to market participants or, in the absence of a principal market, the most advantageous market. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable, and willing and able to transact.

The Company may transact in a Brokered Market, a Dealer Market, Principal-to-Principal Markets, and Exchange Markets, each as defined in the FASB Master Glossary (collectively, “Digital Asset Markets”). In determining which of the eligible Digital Asset Markets is the Company’s principal market, the Company reviews these criteria in the following order:

•
First, the Company reviews a list of Digital Asset Markets that maintain practices and policies designed to comply with anti-money laundering (“AML”) and know-your-customer (“KYC”) regulations, and non-Digital Asset Exchange Markets that the Company reasonably believes are operating in compliance with applicable law, including federal and state licensing requirements, based upon information and assurances provided to it by each market.
•
Second, the Company sorts the remaining Digital Asset Markets from high to low by market-based volume and level of activity of the digital asset traded on each Digital Asset Market in the trailing twelve months.

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

•
Third, the Company then reviews pricing fluctuations and the degree of variances in price on Digital Asset Markets to identify any material notable variances that may impact the volume or price information of a particular Digital Asset Market.
•
Fourth, the Company then selects a Digital Asset Market as its principal market based on the highest market-based volume, level of activity, and price stability in comparison to the other Digital asset Markets on the list. Based on information reasonably available to the Company, Exchange Markets have the greatest volume and level of activity for the asset. The Company therefore looks to accessible Exchange Markets as opposed to the Brokered Market, Dealer Market, and Principal-to-Principal Markets to determine its principal market.

The Company determines its principal market (or in the absence of a principal market the most advantageous market) annually and conducts a quarterly analysis to determine (i) if there have been recent changes to each Digital Asset Market’s trading volume and level of activity in the trailing twelve months, (ii) if any Digital Asset Markets have developed that the Company has access to, or (iii) if recent changes to each Digital Asset Market’s price stability have occurred that would materially impact the selection of the principal market and necessitate a change in the Company’s determination of its principal market.

Fair Value Measurement

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Certain assets of the Company are required to be recorded at fair value either on a recurring or nonrecurring basis. The Company’s non-financial assets such as property and equipment are recorded at cost. Fair value adjustments are made to these non-financial assets, on a nonrecurring basis, in the period an impairment charge is recognized.

The carrying amounts reflected in the Consolidated Statements of Financial Condition for cash and cash equivalents, prepaid expenses and other assets, accounts payable and accrued expenses and tax payable approximate fair value due to their short-term nature.

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

Property and Equipment, net

Property and equipment are stated at cost, less accumulated depreciation. Maintenance and repairs are charged to expense when incurred. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in current earnings. Depreciation is provided using the straight-line method in amounts considered to be sufficient to amortize the cost of the assets to operations over their estimated useful lives as follows:

Asset	Estimated Useful Life
Computer hardware	3 years
Computer software	3 years
Furniture and fixtures	7 years

Property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets. Factors that the Company considers in deciding when to perform an impairment review include significant changes in the Company’s forecasted projections for the asset or asset group for reasons including, but not limited to, significant changes, or planned changes in the Company’s use of the assets and significant negative industry or economic trends. The impairment test is based on a comparison of the undiscounted cash flows expected to be generated from the use of the asset group. If impairment is indicated, the asset is written down by the amount by which the carrying value of the asset exceeds the related fair value of the asset with the related impairment charge recognized within the Consolidated Statements of Operations (see Note 5).

Leases

The Company accounts for its lease obligations in accordance with FASB ASC Topic 842, Leases (“ASC 842”), which requires the recognition of both (i) a lease liability equal to the present value of the remaining lease payments and (ii) an offsetting right-of-use (“ROU”) asset. ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The lease terms may include options to extend or terminate the lease. These options to extend or terminate are assessed on a lease-by-lease basis, and the ROU assets and lease liabilities are adjusted when it is reasonably certain that an option will be exercised. If a lease arrangement does not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Lease expense associated with leases that have a term of 12 months or less as of the commencement date are recognized as a component of general and administrative expenses on a straight-line basis over the lease term.

Stock-Based Compensation

The Company recognizes stock-based compensation expense for all options and SARs, whether expected to be settled in stock or cash, within the scope of FASB ASC Topic 718, Stock Compensation, that are expected to vest. Stock-based compensation expense for stock option awards is measured at the date of grant, based on the fair value of the award, and is recognized using the straight-line method over the employee’s requisite service period, which is generally the vesting period. The amount of compensation cost recognized reflects the estimated number of awards expected to vest. Compensation cost for stock-based awards is recorded within stock-based compensation on the Consolidated Statements of Operations.

The Company accounts for SARs that provide for cash settlement as liability-classified awards in accordance with ASC 718. Compensation cost for SARs is recognized over the requisite service period, which is generally the vesting period, and is adjusted at each reporting date to reflect changes in the fair value of the awards. SARs are remeasured at fair value at the end of each reporting period through the date of settlement. Upon exercise, the Company will settle SARs in cash calculated as the difference between the fair value of the underlying shares at the exercise date and the exercise price.

Certain awards reference the shares of DCG and not the Company (“DCG Awards”). DCG Awards expected to be settled in cash are recorded as a liability on the books and records of DCG. The impact of remeasuring the DCG Awards each reporting period is reflected in the Company’s financial statements, as an offset to capital distribution to DCG (i.e., compensation cost with an offsetting entry to capital distribution). The Company does not record a liability related to employee DCG Awards given the liability-classified awards are reflected as a liability by DCG and are remeasured at intrinsic value under the practical expedient provided by ASU 2016-09, Compensation–Stock Compensation (“ASU 2016-09”).

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

Certain awards reference the shares of GSOIH and contain performance conditions that require the consummation of an initial public offering (“IPO”) before the awards become freely exercisable. In accordance with ASC 718, stock-based compensation expense associated with these awards is not recognized until the IPO is consummated, as such events are not considered probable until they occur. Upon consummation of the IPO, the Company recognizes stock-based compensation expense on a prospective basis over the remaining requisite service period for each vesting tranche. For any tranche in which the requisite service has been rendered as of the IPO date, the remaining unrecognized stock-based compensation expense is recognized in full at that time. SARs classified as liability awards are also remeasured at fair value at each reporting date through the date of settlement.

The Company has elected to account for forfeitures of awards as they occur. As such, stock-based compensation expense is reversed in the period in which a forfeiture is incurred, rather than estimating forfeitures at the grant date.

Marketing

Marketing expenses primarily include costs related to branding, advertising and marketing programs. Marketing and advertising costs are expensed as incurred.

Income Taxes

Effective January 1, 2025 and for the nine months ended September 30, 2025, the Company is a limited liability company and has elected to be treated as a partnership for tax purposes. Accordingly, no provision has been made for federal or state income taxes, since it is the personal responsibility of the individual members of the Company to separately report their proportionate share of the Company’s taxable income or loss. The Company has made a provision for New York City Unincorporated Business Tax which is included in provision for income taxes on the Consolidated Statements of Operations.

For the nine months ended September 30, 2024, GSI, the predecessor, was included in the consolidated federal income tax return, as well as various combined state and local income tax returns, with DCG. GSI and DCG had a tax-sharing agreement, pursuant to which the tax liabilities and attributes were settled as payable and utilized by DCG. GSI’s policy was to reflect the income tax expense or benefit and footnote on a separate return basis.

The Company recognized deferred income tax assets and liabilities for the expected future tax consequences of events on the financial statements in accordance with FASB ASC Topic 740, Income Taxes. Under ASC 740, deferred income tax assets and liabilities are based on the differences between book value of assets and liabilities on the balance sheet and tax bases of assets and liabilities, by applying the enacted statutory tax rates in effect for the years when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that, in the opinion of Management, is “more-likely-than-not” to be realized.

Under ASC 740-10-25, guidance on accounting for uncertainty in income tax positions describes how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. The guidance requires the Company to determine whether a tax position is “more-likely-than-not” to be sustained upon examination, including the resolution of any related appeals or litigation process, based on the technical merits of the position. For tax positions meeting the “more-likely-than-not-threshold”, the tax benefit recognized in the financial statements is the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement with the relevant taxing authorities.

The Company’s policy is to accrue interest and penalties associated with unrecognized tax benefits, if applicable, as a component of provision for income taxes in the Consolidated Statements of Operations, and the corresponding liability in tax payable, in the Consolidated Statements of Financial Condition.

Segment Information

The Company conducts business as a single operating segment as the sponsor and manager of the Grayscale Products, which is based upon the Company’s current organizational and management structure, as well as information used by the Company’s Chief Executive Officer and Chief Financial Officer (the chief operating decision makers, or “CODM”) to assess operating performance and allocate resources.

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

On January 30, 2025, the SEC issued Staff Accounting Bulletin (“SAB”) No. 122 (“SAB 122”). SAB 122 rescinds the previously issued interpretative guidance included within SAB 121 with respect to accounting for obligations to safeguard crypto assets that an entity holds for its customers. SAB 122 directs an entity to apply FASB ASC Topic 450-20, Loss Contingencies, to determine whether an entity has a liability related to risk of loss from an obligation to safeguard crypto assets for customers. The Company has adopted SAB 122 as of December 31, 2024 on a retrospective basis. During the year ended December 31, 2024, the Company entered into a key maintenance agreement with Grayscale Bittensor Trust (TAO) and Grayscale Decentralized AI Fund LLC to facilitate the security of the Bittensor (“TAO”) held by the trust and fund, respectively. As a result of the adoption of SAB 122, the Company did not recognize a safeguarding customer crypto asset or safeguarding customer crypto liability related to its role as key maintainer for Grayscale Bittensor Trust (TAO) and Grayscale Decentralized AI Fund LLC. In March 2025, the Company engaged third-party service providers to serve as the custodian of the trust and fund’s TAO. As a result as of March 31, 2025, the Company no longer serves as key maintainer of Grayscale Bittensor (TAO) of Grayscale Bittensor Trust (TAO) and Grayscale Decentralized AI Fund LLC.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (“ASU 2023-09”), to provide more detailed tax disclosure requirements. The guidance requires entities to disclose qualitative information about significant differences between the statutory tax rate and effective tax rate, income taxes paid, and disaggregate information by foreign and domestic income from continuing operations. The disclosure requirements will be applied on a prospective basis, with the option to apply it retrospectively. This new guidance became effective on January 1, 2025. The Company’s adoption of this new standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Expense Disaggregation Disclosures (“ASU 2024-03”). ASU 2024-03 amends FASB ASC Topic 220, Comprehensive Income, to expand income statement expense disclosures and require disclosure in the notes to the financial statements of specified information about certain costs and expenses. The effective date for ASU 2024-03 is for fiscal years beginning after December 15, 2026. Early adoption is permitted. The Company is currently evaluating the impact of adopting the standard on the Consolidated Financial Statements.

3.
Digital Assets

The following table presents digital assets held by the Company:

	September 30, 2025
(Amounts in thousands, except unit amounts)	Units	Cost Basis	Fair Value
Bitcoin	78	$9,057	$8,908
Ethereum	585	2,254	2,434
Space and Time	932,369	74	60
Walrus	86,181	36	34
DeepBook	288,837	37	33
Horizen	4,005	31	31
Solana	153	33	31
Pyth Network	105,541	17	16
Polkadot	2,149	6	6
Bittensor	5	2	2
Total digital assets		$11,547	$11,555

	December 31, 2024
(Amounts in thousands, except unit amounts)	Units	Cost Basis	Fair Value
Ethereum	101	$234	$336
Bittensor	5	2	2
Total digital assets		$236	$338

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

The following table presents information about the Company’s digital assets:

(Amounts in thousands)	Fair Value
Balance at January 1, 2024	$194
Digital assets received for management fees	397,823
Proceeds from sale of digital assets	(398,458)
Realized gain on sale of digital assets, net	1,148
Unrealized loss on digital assets, net	(11)
Balance at September 30, 2024	$696

Balance at January 1, 2025	$338
Digital assets received for management fees	318,561
Proceeds from sale of digital assets	(307,924)
Realized gain on sale of digital assets, net	686
Unrealized loss on digital assets, net	(106)
Balance at September 30, 2025	$11,555

Realized gains and losses are calculated using the specific identification method. For the nine months ended September 30, 2025 and 2024, the Company recorded net realized gains of approximately $0.7 million and $1.1 million, respectively, from the sale of digital assets which is included in realized and unrealized (losses) gains, net on the Consolidated Statements of Operations.

4.
Fair Value Measurements

The following table presents information about the Company’s assets measured at fair value as of the Consolidated Statements of Financial Condition date:

		Fair Value Measurement Using
(Amounts in thousands)	Total	Level 1	Level 2	Level 3	Net Asset Value
September 30, 2025
Assets
Investments in money market funds(1)	$18,473	$18,473	$—	$—	$—
Equity investments	1,682	—	—	1,682	—
Digital assets	11,555	11,477	78	—	—
Investments in digital asset trusts and funds(2)	995	636	—	—	359
	$32,705	$30,586	$78	$1,682	$359

December 31, 2024
Assets
Investments in money market funds(1)	$71,442	$71,442	$—	$—	$—
Equity investments	1,876	—	—	1,876	—
Digital assets	338	336	2	—	—
Investments in digital asset trusts and funds(2)	1,310	1,061	—	—	249
	$74,966	$72,839	$2	$1,876	$249

(1)
Included in cash and cash equivalents in the Consolidated Statements of Financial Condition.
(2)
Investments not yet quoted on a secondary market are recorded using net asset value and are shown for purposes of reconciling to the Consolidated Statements of Financial Condition.

Equity investments classified as Level 3 primarily represent an investment in an asset manager made in 2021 for which limited distributions have been received to date and no material events or transactions have occurred that would require an adjustment to the

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

carrying value. There were no transfers of financial assets or liabilities to or from Level 3 during the nine months ended September 30, 2025 and 2024.

5.
Property and Equipment, net

Property and equipment, net consists of the following:

(Amounts in thousands)	September 30, 2025	December 31, 2024
Computer hardware	$633	$566
Computer software	1,638	1,530
Furniture and fixtures	131	120
Total property and equipment	2,402	2,216
Accumulated depreciation	(1,366)	(855)
Total property and equipment, net	$1,036	$1,361

Depreciation expense was approximately $0.6 million and $0.5 million for the nine months ended September 30, 2025 and 2024, respectively, and is included in general, administrative, and other expense on the Consolidated Statements of Operations. During the nine months ended September 30, 2025 and 2024, the Company did not record any impairments of property and equipment.

6.
Leases

Effective January 1, 2024, the Company entered into an operating lease with DCG for its corporate headquarters office facilities. The lease has escalating rent payments through the expiration date of January 31, 2034, with the option to terminate the lease beginning on January 1, 2027.

The following table summarizes the Company’s lease cost included in general, administrative and other expense in the Consolidated Statements of Operations:

	Nine months ended September 30,
(Amounts in thousands)	2025	2024
Operating lease cost	$2,009	$2,009
Total lease cost	$2,009	$2,009

Supplemental information related to operating leases is summarized below:

	Nine months ended September 30,
(Amounts in thousands)	2025	2024
Operating cash flows for operating leases	$1,744	$1,553
Right-of-use assets obtained in exchange for lease obligations	$—	$16,010

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

The following table presents information regarding the Company’s operating lease:

(Amounts in thousands)	September 30, 2025	December 31, 2024
Assets
Right-of-use asset, net	$12,417	$13,981
Total lease assets	$12,417	$13,981

Liabilities
Operating lease liability, current portion	$1,936	$1,742
Operating lease liability, net of current portion	11,353	12,847
Total lease liability	$13,289	$14,589

	September 30, 2025	December 31, 2024
Weighted average remaining lease term (in years) - operating leases	5.25	6.00
Weighted average discount rate - operating leases	4.23%	4.23%

The following table summarizes the maturities of lease liabilities at September 30, 2025:

(Amounts in thousands)
Fiscal Year ending December 31,	Operating Leases
2025	$581
2026	2,507
2027	2,689
2028	2,870
2029	3,052
Thereafter	3,234
Total minimum lease payments	$14,933
Less effects of discounting	(1,644)
Total operating lease liability	$13,289

7.
Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

	September 30, 2025	December 31, 2024
Accrued bonus	$10,102	$12,954
Accounts payable	3,186	4,951
Other accrued expenses	13,434	9,871
Total	$26,722	$27,776

8.
Member’s Equity

As of December 31, 2024, pursuant to the terms of the Limited Liability Company Agreement (the “LLC Agreement”) in effect at the time, the business and affairs of the Company were managed and operated by DCG, which controlled the Company’s sole member. On January 1, 2025, GSI completed an internal corporate reorganization following which the Company is managed by its sole managing member, GSO Intermediate Holdings Corporation, which is an indirectly wholly owned subsidiary of DCG.

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

9.
Concentrations

The following table presents information about the Company’s concentration of revenues earned as sponsor or manager of the Grayscale Products:

	Nine months ended September 30,
Grayscale Product	2025	2024
Grayscale Bitcoin Trust ETF	68%	56%
Grayscale Ethereum Trust ETF	20%	38%

The following table presents information about the Company’s concentration of digital asset holdings:

Digital Asset	September 30, 2025	December 31, 2024
Bitcoin	77%	— %
Ethereum	21%	99%

10.
Stock-based Compensation

Digital Currency Group, Inc. 2016 Stock Plan

The 2016 Stock Plan, as amended, (the “2016 Plan”) provides for the grant of stock options and restricted stock to employees, directors, and consultants of DCG or certain subsidiary corporations. As of September 30, 2025, the maximum number of shares of common stock that may be issued over the term of the 2016 Plan shall not exceed 8,211,466 shares. Accordingly, DCG has reserved a sufficient number of shares of common stock to permit the exercise of options in accordance with the terms of the 2016 Plan. DCG’s Board of Directors is responsible for administration of the 2016 Plan and has the sole discretion to determine which grantees will be granted awards and the terms and conditions of the awards granted. Option awards are generally granted with an exercise price equal to the market price of DCG’s stock at the date of grant and generally vests 25% on the one-year anniversary from the grant date with the remaining 75% vesting in equal quarterly installments over the following three years and have 10-year contractual terms.

The following table summarizes the activities related to stock options granted by DCG under the 2016 Plan to the Company’s employees:

	Number of Options (in Shares)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding, January 1, 2025	82,561	$112.14	6.98
Granted	—	—	—
Exercised	—	—	—
Forfeited or canceled	—	—	—
Outstanding September 30, 2025	82,561	$112.14	6.23
Exercisable, September 30, 2025	81,645	$111.87	6.23

During the nine months ended September 30, 2025 and 2024, the Company recorded stock-based compensation expense of $0 and $1.1 million, respectively, related to stock options under the 2016 Plan which is included in stock-based compensation expense on the Consolidated Statements of Operations. As of September 30, 2025, no unrecognized compensation expense related to non-vested awards is expected to be recognized over the weighted average remaining vesting period of 0.3 years, which is dependent on the subsequent intrinsic value of the awards.

Digital Currency Group, Inc. Stock Appreciation Rights Plan

The Stock Appreciation Rights Plan (the “SARs Plan”) provides for the grant of stock appreciation rights to employees, directors, and key persons of DCG and any subsidiary. The SARs Plan provides the employees with the right to receive, at the date the rights are exercised, cash settlements in the amount equal to the fair value of the market appreciation of the common stock since the grant date of

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

the rights. The SARs typically vest 25% on the one-year anniversary from the grant date with the remaining 75% vesting in equal quarterly installments over the following three years. DCG’s Board of Directors is responsible for administration of the SARs Plan and has the sole discretion to determine which grantees will be granted awards and the terms and conditions of the awards granted.

The following table summarizes the activities related to SARs granted by DCG under the SARs Plan to the Company’s employees:

	Number of SARs (in Shares)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding, January 1, 2025	289,240	$36.44	6.37
Granted	—	—	—
Exercised	(102,393)	16.69	—
Forfeited or canceled	(20,940)	29.79	—
Outstanding September 30, 2025	165,907	$49.47	7.00
Exercisable, September 30, 2025	130,802	$54.28	6.86

During the nine months ended September 30, 2025 and 2024, the Company recorded share-based compensation expense of approximately $1.2 million and $1.4 million, respectively, related to SARs which is included in stock-based compensation expense on the Consolidated Statements of Operations. As of September 30, 2025, approximately $0.5 million of unrecognized compensation expense related to non-vested awards is expected to be recognized over the weighted average remaining vesting period of 0.89 years, which is dependent on the subsequent intrinsic value of the awards.

GSO Intermediate Holdings Corporation Omnibus Incentive Plan

The GSOIH Omnibus Incentive Plan was adopted on March 19, 2025, under which employees, non-employee directors, or consultants of the Company are eligible to receive grants of shares as consideration for the provision of certain services to the Company and its subsidiaries and affiliates. The GSOIH Omnibus Incentive Plan provides for the issuance of up to 10,000,000 shares of GSOIH Class A common stock pursuant to the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other cash-based or stock-based awards. The Board of Directors of GSOIH is responsible for the administration of the GSOIH Omnibus Incentive Plan and has the sole discretion to determine which grantees will be granted awards and the terms and conditions of the awards granted. As of September 30, 2025, GSOIH has granted equity-based awards to grantees in the form of stock options and SARs under the GSOIH Omnibus Incentive Plan.

Stock option and SAR awards granted under the GSOIH Omnibus Incentive Plan vest in accordance with the terms of the applicable award agreement. However, both stock options and SARs are exercisable only upon the consummation of an initial public offering (“IPO”) or other qualified liquidity event. As of September 30, 2025, GSOIH had not consummated an IPO or other qualified liquidity event. Accordingly, no compensation expense has been recognized for these awards. The Company will begin recognizing compensation expense in the period in which the IPO or other liquidity event is consummated, based on the grant-date fair value for stock options and the fair value at each reporting date for SARs.

The Company determined the fair value of awards granted utilizing the Black-Scholes valuation model and based upon the assumptions as provided below:

As of September 30, 2025
Exercise price	$24.24
Dividend yield	0.0%
Expected volatility	40% - 44%
Risk-free interest rate	3.7% - 4.1%
Expected life (in years)	4.73 - 6.11

The following table summarizes the activities related to stock options granted by GSOIH under the GSOIH Omnibus Incentive Plan to the Company’s employees:

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

	Number of Options (in Shares)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding, January 1, 2025	—	$—	—
Granted	3,627,647	24.24	—
Forfeited	(653,882)	24.24	—
Outstanding, September 30, 2025	2,973,765	$24.24	9.56
Vested or expected to vest at September 30, 2025	385,095	$24.24	9.48
Exercisable, September 30, 2025	—	—	—

No compensation cost was recognized for stock options during the nine months ended September 30, 2025, as an IPO performance condition has not been satisfied. As of September 30, 2025, total unrecognized compensation cost related to nonvested stock options was $29.6 million, which is expected to be recognized over a weighted-average period of 3.26 years, beginning upon the consummation of an IPO.

Stock Appreciation Rights

SARs provide employees with the right to receive, on the date the rights are exercised, cash settlements in the amount equal to the fair value of the market appreciation of the common stock since the grant date of the rights over and above an exercise price. SARs generally have a maximum contractual term of 10 years from the grant date. SARs typically vest 25% on the one-year anniversary of the vesting commencement date, with the remaining 75% vesting in equal quarterly installments over the following three years, subject to continued service. The SARs are liability-classified awards under ASC 718, as they are expected to be settled in cash. Accordingly, the fair value of the SARs is remeasured at each reporting date until settlement. Compensation cost is recognized over the requisite service period and adjusted each period to reflect changes in fair value.

The following table summarizes the activities related to SARs granted by GSOIH under the GSOIH Omnibus Incentive Plan to the Company’s employees:

	Number of SARs (in Shares)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding, January 1, 2025	—	$—	—
Granted	1,179,084	24.24	—
Forfeited	(118,881)	24.24	—
Outstanding, September 30, 2025	1,060,203	$24.24	9.37
Vested or expected to vest at September 30, 2025	74,037	$24.24	9.45
Exercisable, September 30, 2025	—	—	—

No compensation cost was recognized for SARs during the nine months ended September 30, 2025, as an IPO performance condition had not been satisfied. As of September 30, 2025, total unrecognized compensation cost related to nonvested SARs was $16.5 million, which is expected to be recognized over a weighted-average period of 3.12 years, beginning upon the consummation of an IPO.

11.
Employee Benefit Plans

The Company has a 401(k) savings plan covering all eligible employees in which the Company can make discretionary contributions from its profits. During the nine months ended September 30, 2025 and 2024, the expense recognized in connection with this plan was approximately $1.2 million and $0.7 million, respectively, which is included in employee compensation and benefits expense on the Consolidated Statements of Operations.

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

12.
Income Taxes

Effective January 1, 2025 in connection with the Reorganization, the Company has elected to be treated as a partnership for tax purposes. Accordingly, no provision has been made for federal or state income taxes, since it is the personal responsibility of the individual members of the Company to separately report their proportionate share of the Company’s taxable income or loss for the nine months ended September 30, 2025. The Company has made a provision for New York City Unincorporated Business Tax in the amount of approximately $1.3 million for the nine months ended September 30, 2025. Prior to January 1, 2025, GSI, the predecessor, was treated as corporation for tax purposes.

The components of the income tax provision for the nine months ended September 30, 2024 are as follows:

Nine months ended September 30,
2024
Current income tax expense (benefit):
Federal	$57,806
State and other	11,052
$68,858
Deferred income tax expense (benefit):
Federal	1,629
State and other	466
2,095
Total income tax expense	$70,953

Income tax expense for the nine months ended September 30, 2024 differs from the amount calculated by applying the federal statutory rate of 21% to pretax income as follows:

	Nine months ended September 30, 2024
	Amount	Rate
Tax expense at federal statutory rate	$61,874	21.0%
Increase (decrease) in tax expense at federal statutory rate:
State and local income taxes, net of federal tax	9,016	3.1%
Permanent items	171	0.0%
True-up and rate change	(108)	0.0%
Effective tax rate	$70,953	24.1%

Temporary differences accumulate in deferred income tax balances and are recorded as deferred tax assets and deferred tax liabilities. On December 31, 2024, the components of deferred tax assets and liabilities were as follows:

December 31, 2024
Deferred tax assets
Compensation and benefits	$1,213
Bad debt	300
Other	313
$1,826
Deferred tax liabilities
Depreciation and amortization	(291)
Unrealized gains	(116)
Prepaid expenses	(632)
Other	(180)
(1,219)
Net deferred tax asset	$607

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

In connection with the Reorganization, the net deferred tax asset recorded by GSI as of December 31, 2024 was transferred to GSOIH and DGH.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold of “more-likely-than-not” to be sustained upon examination. The Company has not identified any uncertain tax positions that warrant tax reserves based on the “more-likely-than-not threshold.”

The Company does not have any unrecognized tax benefits to significantly change in the next 12 months.

Management has assessed the positive and negative evidence to determine whether a valuation allowance against the existing gross deferred tax assets is required. Since inception, GSI had generated significant taxable income in each year and projects that sufficient future taxable income will be generated. After consideration of the evidence applicable to GSI, Management believes that it is more-likely-than-not that the gross deferred tax asset will be realized in the future. As a result, at December 31, 2024, GSI did not have a valuation allowance recorded against its deferred tax asset.

GSI was included in the consolidated federal income tax return, as well as various combined state and local income tax returns, with DCG. The Company and DCG have a tax-sharing agreement, pursuant to which the tax attributes are settled as utilized by DCG.

The Company is subject to U.S. federal income tax and state and local income tax in multiple jurisdictions. As of September 30, 2025, the earliest year the Company remains subject to examination by the Internal Revenue Service is for the tax year ending December 31, 2021. The earliest year the Company remains subject to examination by state and local tax authorities is the tax year ending December 31, 2018. The combined New York State City return is currently under audit for tax years ending December 31, 2018 to December 31, 2022.

13.
Credit Agreement

On May 15, 2023, the Company entered into an amended Coinbase Post-Trade Financing Agreement with Coinbase Credit, Inc. (the “Credit Agreement”) providing for a $45.0 million post-trade line of credit which may be drawn upon at any time. The Credit Agreement represents an extension of trading credits used in connection with intraday trading of digital assets on Coinbase Custody’s trading platform. Trading credits are settled by way of delivery of the applicable digital assets traded and are typically settled within one business day of the trade order. Borrowings under the Credit Agreement bear interest at a fixed rate of 0.04% simple interest per calendar day to be paid on the basis of the aggregate maximum amount drawn by the Company in the same type of digital asset for which the trade-trade line of credit was utilized.

As of September 30, 2025 and 2024, there were no outstanding amounts drawn from the Credit Agreement.

14.
Segment Reporting

The Company acts as sponsor and manager to the Grayscale Products as described in Note 1. The Company uses a consolidated approach to assess performance and allocate resources and as such operates in a single reportable segment. The Company’s Chief Executive Officer and Chief Financial Officer are the chief operating decision maker (“CODM”) and regularly receives financial information and management reports that are prepared on a consolidated basis. The CODM uses net income as reported on the Consolidated Statements of Operations and total assets as reported on the Consolidated Statements of Financial Condition to assess operating performance and allocate resources. The CODM receives expense information consistent with the financial information included on the Company’s Consolidated Statement of Operations.

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

15.
Commitments and Contingencies

From time to time, the Company is involved in legal matters relating to claims arising in the ordinary course of business. There are currently no such matters pending that the Company believes could have a material adverse effect on its consolidated results of operations, cash flows or financial position. In addition, in the normal course of business, the Company may enter into contracts with service providers that contain general indemnification clauses. The Company has had no claims or payments pursuant to these agreements, and it believes the likelihood of a claim being made is remote. The Company’s estimate of the value of such guarantees is de minimis, and therefore, no accrual has been made in the consolidated financial statements.

16.
Risk and Uncertainties

The Company’s operating activities expose it to various types of risk that are associated with the sponsorship and management of the Grayscale Products, the markets in which the Grayscale Products operate, as well as the risks associated with digital assets as the consideration received for providing such services is denominated in digital assets. The significant types of risks to which the Company is exposed include, but are not limited to market risk, industry risk, regulatory risk, liquidity risk, concentration risk, credit risk, counterparty risk, and digital asset risk. Certain aspects of those risks include, but are not limited to, the risk of loss related to value of accrued receivables from the Grayscale Products and the ultimate value of the digital assets delivered to the Company, and the risk that the Grayscale Products for which revenues are highly concentrated, and their underlying digital assets will decrease in value such that the Company becomes unprofitable or subject to regulatory changes that may adversely affect the Company. The digital asset industry is currently largely unregulated, highly speculative, and volatile. The price of digital assets has a limited history. During such history, digital asset prices have been volatile and subject to influence by many factors including the levels of liquidity. If digital asset markets continue to experience significant price fluctuations, the Company may experience substantial losses. Several factors may affect the price of digital assets, including, but not limited to, global supply and demand, and competition from other forms of digital asset or payment services. The Company plans to mitigate these risks through continued diversification of its investments and operating activities.

Requests to list the shares of other funds on national securities exchanges have been submitted to the SEC. To date, the SEC has approved applications under Rule 19b-4 of the Exchange Act to list spot digital asset exchange-traded products which hold Bitcoin and Ether, including Grayscale Products, as well as generic listing standards for commodity-based trust shares holding digital assets. In addition, the SEC approved the application to list Grayscale CoinDesk Crypto 5 ETF on NYSE Arca. However, even though NYSE Arca’s requests with respect to with respect to these Grayscale Products and the generic listing standards were approved, there is no guarantee that a similar application to list shares of the other Grayscale Products, on NYSE Arca or another national securities exchange, would also be approved.

The Grayscale Products and the Company face competition with respect to the creation of competing exchange-traded spot Bitcoin and Ether products, among other digital asset vehicles, several of which have applications pending before the SEC or have already received SEC approval. Whether the Grayscale Products with a similar application to list shares on NYSE Arca as an exchange-traded product, is successful in maintaining its scale and achieving its intended competitive position may be impacted by a range of factors, including a Grayscale Product’s timing in entering the market relative to competing spot Bitcoin or other digital asset exchange traded products and its fee structure relative to those competing products. Competitors of Grayscale Products may also charge a substantially lower fee than the sponsor’s fee in an effort to achieve initial market acceptance and scale, which could cause investors to favor such competing products over Grayscale Products. If Grayscale Bitcoin Trust ETF does not maintain sufficient scale due to competition, the Company may have difficulty raising sufficient revenue to cover the costs associated with maintaining Grayscale Bitcoin Trust ETF or other Grayscale Products.

17.
Related Party Transactions

In accordance with the Trusts’ and Funds’ Trust Agreements and LLC Agreements, respectively, the Company earns a daily management fee ranging from 0.15% - 2.5% of the aggregate value of the applicable Trust’s or Fund’s assets, less liabilities. For the nine months ended September 30, 2025 and 2024, the Company earned $318.6 million and $397.8 million, respectively, in management fees related to the Trusts and Funds. The revenue is recorded in the management fees, related parties on the Consolidated Statements of Operations. A portion of the management fees was derived from the shares held by DCG and certain affiliates of the Company in the Trusts and Funds.

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

The Company, from time to time, may temporarily waive all or a portion of the management fee of the Grayscale Products in its discretion for stated periods of time. Effective July 23, 2024, the Company waived a portion of the ETH Trust sponsor’s fee for the first six months, so that the fee was 0% of the NAV of the ETH Trust for the first $2.0 billion of the ETH Trust’s assets. As of December 31, 2024, ETH Trust’s assets did not exceed $2.0 billion and no sponsor’s fee for ETH Trust had been incurred. However, after the six-month waiver period expired on January 23, 2025, the sponsor’s fee for ETH Trust is now 0.15%.

The Company has made, and may continue to make, distributions of excess cash and digital assets to its affiliates, GSOIH and DGH, and DCG. During the nine months ended September 30, 2025, the Company distributed $173.3 million in cash to GSOIH and DGH. Additionally, during the nine months ended September 30, 2025, the Company paid $10.3 million to DCG as payment for income taxes related to the accrued tax liability as of December 31, 2024. The Company recorded a tax provision adjustment of $6.3 million to DCG which was reflected as an adjustment to equity and included within distributions to affiliates during the nine months ended September 30, 2025. In addition, in connection with the Reorganization, the Company transferred the net deferred tax asset of $0.6 million which was reflected as an adjustment to equity and included within distributions to affiliates during the nine months ended September 30, 2025. During the nine months ended September 30, 2024, the Company distributed $220.2 million in cash to DCG. Additionally, during the nine months ended September 30, 2024, the Company paid $78.5 million to DCG as payment for income taxes.

The Company recognizes stock-based compensation expense for options and other arrangements related to awards that reference the shares of DCG and not the Company. Awards that reference the shares of DCG and are expected to be settled in cash are recorded as a liability on the books and records of DCG.

DCG also provides certain shared services to the Company including, but not limited to, occupancy, food services, maintenance and security. In addition, effective January 1, 2024, the Company signed an operating lease with DCG for its corporate headquarters office facilities in Stamford, CT. The term of the operating lease agreement commenced on January 1, 2024 and continues until January 31, 2034, unless terminated sooner by either party in accordance with the lease agreement.

18.
Legal Proceedings

The Company is currently a party to the following legal proceeding:

On May 19, 2025, Genesis Global Capital, LLC (“Genesis Capital”) and Genesis Asia Pacific Pte. Ltd. (“Genesis Asia”) filed a complaint in the United States Bankruptcy Court for the Southern District of New York (“SDNY Bankruptcy Court”) against DCG and certain of its affiliates including the Company alleging that Genesis Capital made certain preferential transfers to the Company during the preference period prior to Genesis Capital’s filing of a bankruptcy petition in SDNY Bankruptcy Court while the Company was allegedly an insider to Genesis Capital pursuant to 11 U.S.C. § 101(31). Genesis Capital seeks to avoid the alleged preferential transfers pursuant to 11 U.S.C. § 547(b), as well as recovery of property and disallowance of claims. The Company believes this lawsuit is without merit and intends to vigorously defend against the claims brought against the Company.

As of the date of this report, the Company does not expect the foregoing proceeding to have a material adverse effect on the Company’s business, financial condition, or results of operations.

The Company may be subject to various litigation, regulatory investigations, and other legal proceedings that arise in the ordinary course of its business.

19.
Subsequent Events

The Company evaluated subsequent events through the date of issuance of the consolidated financial statements and determined there were no subsequent events that require disclosure and/or adjustment.

On October 22, 2025, Grayscale Investments, Inc. (formerly known as GSO Intermediate Holdings I Corporation) completed a private placement (the “Private Placement”) of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Convertible Preferred Stock”). Pursuant to a securities purchase agreement, Grayscale Investments, Inc. issued and sold 25,000,000 shares of the Convertible Preferred Stock in the Private Placement for an aggregate purchase price of $250 million.

Grayscale Operating, LLC and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

In connection with the Private Placement, the LLC Agreement of the Company was amended and restated to, among other things, (i) appoint Grayscale Investments, Inc. as the sole managing member of the Company and (ii) establish the designations, preferences and rights of preferred units (the “Preferred Units”) of the Company. The economic interests attributable to the Preferred Units are substantially identical to the economic rights of the Convertible Preferred Stock.

Grayscale Investments, Inc. used the proceeds from the sale of the 25,000,000 shares of Convertible Preferred Stock in the Private Placement to purchase from the Company 25,000,000 Preferred Units at a price per unit equal to $10, the same price per share at which the Convertible Preferred Stock were sold in the Private Placement. GSOIH contributed 3,006,000 LLC Units, representing a 3.34% ownership interest in the LLC Units, to Grayscale Investments, Inc. in exchange for an equal number of shares of Class A common stock of Grayscale Investments, Inc.

The GSOIH Omnibus Incentive Plan was assumed by Grayscale Investments, Inc. and outstanding equity awards with respect to shares of GSOIH Class A common stock outstanding under the GSOIH Omnibus Incentive Plan were converted, on a one-for-one basis, into awards with respect to shares of Class A common stock of Grayscale Investments, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder
Grayscale Operating, LLC:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial condition of Grayscale Operating, LLC and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in member’s equity, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2024.

New York, New York

March 14, 2025, except for Note 1, as to which the date is July 8, 2025

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

	December 31,
	2024	2023
Assets:
Current assets:
Cash and cash equivalents	$100,188	$111,478
Prepaid expenses and other assets	2,859	3,951
Digital assets	338	194
Due from DCG	863	—
Total current assets	104,248	115,623
Investments in digital asset trusts and funds	1,310	20
Equity investments	1,876	1,862
Property and equipment, net	1,361	1,517
Deferred tax asset, net	607	3,360
Right-of-use asset, net	13,981	—
Total assets	$123,383	$122,382

Liabilities and member’s equity
Liabilities:
Current liabilities:
Accounts payable and accrued expenses	$27,776	$18,665
Tax payable due to DCG	3,984	12,097
Operating lease liability with DCG, current portion	1,742	—
Total current liabilities	33,502	30,762
Operating lease liability with DCG, net of current portion	12,847	—
Total liabilities	46,349	30,762

Commitments and Contingencies (Note 14)

Member’s equity:
Member’s equity	77,034	91,620
Total liabilities and member’s equity	$123,383	$122,382

See accompanying notes to the consolidated financial statements.

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2024	2023
Operating revenues:
Management fees, related parties	$506,157	$512,707
Total revenues	506,157	512,707

Operating expenses:
Employee compensation and benefits	43,878	25,701
Stock-based compensation	2,563	12,725
Provision for related party receivables	—	869
Professional fees	42,309	31,035
Marketing	32,847	19,274
General, administrative and other	19,195	10,560
Total operating expenses	140,792	100,164

Other income:
Realized and unrealized gains, net	2,490	18,107
Dividend income	3,812	1,606
Other income	61	330
Total other income	6,363	20,043

Income before income taxes	371,728	432,586

Provision for income taxes	89,579	107,633

Net income	$282,149	$324,953

See accompanying notes to the consolidated financial statements.

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER'S EQUITY

(in thousands)

Member’s Equity
Balance at January 1, 2023	$20,535
Distributions to DCG	(266,593)
Stock-based compensation	12,725
Net income	324,953
Balance at December 31, 2023	91,620
Distributions to DCG	(299,298)
Stock-based compensation	2,563
Net income	282,149
Balance at December 31, 2024	$77,034

See accompanying notes to the consolidated financial statements.

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$282,149	$324,953
Adjustments to reconcile net income to net cash provided by operating activities:
Revenue recognized from management fees	(506,078)	(512,707)
Revenue from staking	(4)	—
Proceeds from sale of digital assets	507,672	300,075
Realized (gains) on sale of digital assets, net	(1,673)	(17,204)
Unrealized (gains) on digital assets, net	(61)	(535)
Unrealized (gains) on investments in digital asset trusts and funds	(742)	—
Unrealized (gains) on equity investments	(14)	(367)
Depreciation	700	284
Impairment of property and equipment	—	20
Stock-based compensation	2,563	12,725
Deferred income tax benefit, net	2,753	1,470
Provision for related party receivables	—	869
Change in operating assets and liabilities:
Prepaid expenses and other assets	1,092	(2,790)
Right-of-use asset	2,029	—
Due from DCG	(770)	—
Due from related party	—	52
Accounts payable and accrued expenses	9,111	6,451
Tax payable due to DCG	(8,113)	39,112
Lease liability	(1,421)
Due to related party	—	(47)
Net cash provided by operating activities	289,193	152,361

Cash flows from investing activities:
Purchases of equipment	(637)	(1,524)
Purchases of investments	—	(251)
Purchases of investments in digital asset trusts and funds	(548)	(14)
Net cash used in investing activities	(1,185)	(1,789)

Cash flows from financing activities:
Distributions to DCG	(299,298)	(44,806)
Net cash used in financing activities	(299,298)	(44,806)

Net change in cash and cash equivalents	(11,290)	105,766
Cash and cash equivalents, beginning of year	111,478	5,712
Cash and cash equivalents, end of year	$100,188	$111,478

Supplemental disclosure of non-cash investing and financing activities:
Digital asset distributions to DCG	$—	$221,787
Income taxes paid to DCG in digital assets	$—	$39,607

Supplemental disclosure of cash flow information:
Cash paid to DCG for income taxes	$94,940	$64,266

See accompanying notes to the consolidated financial statements.

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.
Organization

Grayscale Investments, LLC (“GSI”) is a Delaware limited liability company formed on May 29, 2013, and is a wholly-owned subsidiary of Digital Currency Group, Inc. (“DCG”). On January 1, 2025, GSI consummated an internal corporate reorganization (the “Reorganization”), pursuant to which GSI merged with and into Grayscale Operating, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of Digital Currency Group, Inc. (“GSO” or the “Company”), with GSO continuing as the surviving company (the “Merger”). As a result of the Merger, GSO succeeded by operation of law to all the rights, powers, privileges and franchises and became subject to all of the obligations, liabilities, restrictions and disabilities of GSI. Please refer to the subsequent events discussed in Note 18, Subsequent Events, for more information.

The Merger described above was treated as a reorganization of companies under common control and has been accounted for as a change in reporting entity between entities under common control, as each entity was controlled by DCG. Accordingly, the Company’s consolidated financial statements have been presented, giving retroactive effect to the transactions described above, using historical carrying values of the assets and liabilities of Grayscale Investments, LLC in accordance with Accounting Standards Codification (“ASC”) 250-10-45-21.

As of December 31, 2024, the Company acts as the sponsor and manager of Grayscale Aave Trust (AAVE), Grayscale Avalanche Trust (AVAX), Grayscale Basic Attention Token Trust (BAT) (OTCQX: GBAT), Grayscale Bitcoin Trust ETF (NYSE Arca: GBTC), Grayscale Bitcoin Cash Trust (BCH) (OTCQX: BCHG), Grayscale Bitcoin Mini Trust ETF (NYSE Arca: BTC), Grayscale Bittensor Trust (TAO), Grayscale Chainlink Trust (LINK) (OTCQX: GLNK), Grayscale Decentraland Trust (MANA) (OTCQX: MANA), Grayscale Dogecoin Trust (DOGE), Grayscale Ethereum Classic Trust (ETC) (OTCQX: ETCG), Grayscale Ethereum Trust ETF (NYSE Arca: ETHE), Grayscale Ethereum Mini Trust ETF (NYSE Arca: ETH), Grayscale Filecoin Trust (FIL) (OTC Markets: FILG), Grayscale Horizen Trust (ZEN) (OTCQX: HZEN), Grayscale Lido DAO Trust (LDO), Grayscale Litecoin Trust (LTC) (OTCQX: LTCN), Grayscale Livepeer Trust (LPT) (OTCQX: GLIV), Grayscale MakerDao Trust (MKR), Grayscale NEAR Trust (NEAR), Grayscale Optimism Trust (OP), Grayscale Pyth Trust (PYTH), Grayscale Solana Trust (SOL) (OTCQX: GSOL), Grayscale Stacks Trust (STX), Grayscale Stellar Lumens Trust (XLM) (OTCQX: GXLM), Grayscale Sui Trust (SUI), Grayscale XRP Trust, Grayscale Zcash Trust (ZEC) (OTCQX: ZCSH), Grayscale Decentralized AI Fund LLC, Grayscale Decentralized Finance (DeFi) Fund LLC (OTCQB: DEFG), Grayscale Digital Large Cap Fund LLC (OTCQX: GDLC), and Grayscale Smart Contract Platform Ex Ethereum (ETH) Fund LLC (collectively, the “Grayscale Products” or “Trusts and Funds”) as of December 31, 2024, each of which is an affiliate of the Company. The Company is responsible for the day-to-day administration of the Trusts and Funds which includes monitoring the overall performance of the Trusts and Funds, preparing and providing annual and quarterly reports on behalf of the Trusts and Funds to investors, and is also responsible for selecting and monitoring the Trusts’ and Funds’ service providers. In addition, during the year ended December 31, 2024, the Company entered into a key maintenance agreement with Grayscale Bittensor Trust (TAO) and Grayscale Decentralized AI Fund LLC to facilitate the security of the Bittensor (TAO) held by the trust and fund, respectively. As payment for aforementioned services, the Company charges the Trusts and Funds a daily management fee.

The Company wholly owns Grayscale Securities, LLC (“Grayscale Securities”), an introducing broker-dealer, registered with the Securities and Exchange Commission (the “SEC”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and Grayscale Advisors, LLC (“Grayscale Advisors”), a registered investment advisor with the SEC and the advisor of Grayscale Bitcoin Miners ETF (Ticker: MNRS). Offices for GSO, Grayscale Securities, and Grayscale Advisors are located at 290 Harbor Drive, 4th Floor, Stamford, Connecticut 06902.

Grayscale Dynamic Income Fund LP (the “Partnership”) is a Delaware limited partnership that was formed on July 24, 2023 and commenced operations on October 2, 2023. The Partnership was organized for the purpose of optimizing staking rewards from digital assets and generating capital appreciation through investments in digital assets. The Partnership is managed by Grayscale Dynamic Income GP LLC and Grayscale Advisors.

The digital asset custodian of the Company is Coinbase Custody Trust Company, LLC (the “Custodian”), a third-party service provider. The Custodian is responsible for safeguarding the digital assets held by the Company and holding the private key(s) that provide access to the Company’s digital wallets and vaults.

2.
Summary of Significant Accounting Policies

Basis of Accounting

These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (the “FASB”) within its Accounting Standards

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Codification (“ASC”). The following is a summary of significant accounting and reporting policies used in preparing the financial statements.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of GSO and its wholly-owned subsidiaries: Grayscale Securities and Grayscale Advisors. All intercompany transactions and balances have been eliminated in consolidation. The Company also evaluates the Grayscale Products and other investment vehicles for potential consolidation under the voting interest entity (“VOE”) model and variable interest entity (“VIE”) model in accordance with FASB ASC Topic 810, Consolidation, and, as a result, consolidated Grayscale Dynamic Income GP, LLC and Grayscale Dynamic Income Fund LP as of December 31, 2024 and 2023. The Company has concluded that it does not have the characteristics of the primary beneficiary or a controlling financial interest and therefore does not consolidate the other Grayscale Products as of December 31, 2024 or 2023.

Use of Estimates

The preparation of the consolidated financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company’s significant estimates and assumptions include the recognition of deferred taxes, the fair value of stock-based awards, and assessing the likelihood of adverse outcomes from pending litigation and regulatory matters. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents may include cash on hand, cash on trading platforms, cash held at brokers, demand deposits, money market funds and short-term highly liquid investments with original maturities of three months or less. The Company maintains its cash and cash equivalents in bank deposit and brokerage accounts whose balances may exceed federally insured limits. Routinely, cash balances will exceed federally insured levels, however, the Company does not believe there is a significant credit risk with respect to these balances. Regional banks may hold funds for limited periods of time in order to facilitate payment of operating expenses and the Company is exposed to credit risk for such institutions for amounts above federally insured levels during those periods. As of December 31, 2024, restricted cash amounted to approximately $0.2 million, which includes cash deposited in a special bank account for the exclusive benefit of customers related to Grayscale Securities’ role as authorized participant for the Grayscale Products. As of December 31, 2023, the Company held no restricted cash.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets primarily include prepaid amounts relating to various dues and fees for professional services.

Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The revenue recognition guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance requires an entity to follow a five-step model to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company recognizes revenue and other income primarily from the following sources:

Management Fees

The Company earns a management fee for acting as the sponsor for the Trusts and Funds. The performance obligation is the management of the Trusts and Funds. While the individual activities that comprise the performance obligation can vary day to day, the nature of the overall performance obligation to provide management service is the same and considered by the Company to be a series of services that have the same pattern of transfer to the customer and the same method to measure progress toward satisfaction of the performance obligation. The series of distinct services represents a single performance obligation that is satisfied over time. The

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Company recognizes revenue ratably as the Trusts and Funds receive and consume the benefits as they are provided by the Company. Consideration for the Company’s services is generally in the form of variable consideration because fees are based on agreed-upon management service fee percentages ranging from 0.15% - 2.5% of the Digital Asset Holdings Fee Basis Amount or Net Asset Value (“NAV”) of the Trusts and Funds (as defined in the respective Trust Agreements and LLC Agreements). Such fees are affected by changes in the Digital Asset Holdings Fee Basis Amount or NAV of the Trusts and Funds, including market appreciation or depreciation and net inflows or outflows. The Company includes variable consideration in revenue when it is no longer probable of significant reversal, i.e., when the associated uncertainty is resolved. In exchange for management services, the Company receives non-cash consideration in the form of units of the digital asset which are typically settled monthly in arrears. The Company measures the estimated fair value of the non-cash consideration at contract inception. Changes in the fair value of the non-cash consideration due to form of the consideration (changes in the market price of digital assets) are not included in the transaction price and therefore, are not included in revenue. In performing management services, the Company has discretion to involve third parties in providing services to the Trusts and Funds. The Company is deemed to be the principal in the arrangement because the Company controls the promised services before they are transferred to customers, and accordingly presents the revenue gross of related costs.

Digital assets received by the Company as non-cash consideration related to management fees are converted nearly immediately into cash.

Realized and Unrealized Gains (Losses), Net

Investment income is derived from the Company’s holdings of digital assets and holdings of equity in portfolio companies, and is included in realized and unrealized gains, net, on the Consolidated Statements of Operations. The Company records its investment transactions on a trade date basis. Realized gains and losses on the sales of investments are recognized at the date of sale as the difference between the sale proceeds and the cost basis of the investment. The cost basis of each investment is determined using a specific identification method which allocates cost based on a tranche methodology, in which each group of investments acquired through one purchase is deemed a tranche. Unrealized gains and losses on an investment consist of the change in fair value of an investment for the period.

Management Fee Monetization

The Company utilizes derivative contracts to minimize digital asset price risk that may arise in relation to its management fees, which are accrued for in U.S. dollars but are settled by way of receipt of digital asset tokens, and does not apply hedge accounting for such contracts. As noted above, the management fees are accrued daily in U.S. dollar at fair value, however, the Company receives non-cash consideration in the form of digital asset tokens. This form of consideration introduces price risk between the daily management fee accrual and the date of receipt of the digital asset tokens from the Trusts and Funds. To minimize this risk, the Company enters into forward contracts periodically throughout the month to deliver a fixed quantity of digital asset tokens at a fixed price to trading counterparties. There were no forward contracts outstanding as of December 31, 2024 or 2023. Any premiums, unrealized and realized gains and losses related to the forward contracts are included in realized and unrealized gains, net on the Consolidated Statements of Operations.

Digital Assets

The Company uses fair value as its method of accounting for digital assets held that are within the scope of Accounting Standards Update (“ASU”) 2023-08, Intangibles - Goodwill and Other - Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. The fair value for each underlying digital asset is determined by which of the eligible digital asset exchanges is the Company’s principal market, as further detailed below. Realized gains and losses are calculated using the specific identification method. The cost of each digital asset is determined using a specific identification method which allocates cost based on a tranche methodology, which each group of digital assets acquired through one purchase being deemed a tranche. Changes in net unrealized gains or losses for these digital assets are included in realized and unrealized gains, net on the Consolidated Statements of Operations.

Principal Market and Fair Value Determination

To determine which market is the Company’s principal market (or in the absence of a principal market, the most advantageous market) for purposes of determining fair value of individual digital assets, the Company follows ASC 820, Fair Value Measurement, (“ASC 820”) which outlines the application of fair value accounting. ASC 820 determines fair value to be the price that would be received for digital assets in a current sale, which assumes an orderly transaction between market participants on the measurement date. ASC 820 requires the Company to assume that the digital asset is sold in its principal market to market participants or, in the absence

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

of a principal market, the most advantageous market. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable, and willing and able to transact.

The Company may transact in a Brokered Market, a Dealer Market, Principal-to-Principal Markets, and Exchange Markets, each as defined in the FASB Master Glossary (collectively, “Digital Asset Markets”). In determining which of the eligible Digital Asset Markets is the Company’s principal market, the Company reviews these criteria in the following order:

•
First, the Company reviews a list of Digital Asset Markets that maintain practices and policies designed to comply with anti-money laundering (“AML”) and know-your-customer (“KYC”) regulations, and non-Digital Asset Exchange Markets that the Company reasonably believes are operating in compliance with applicable law, including federal and state licensing requirements, based upon information and assurances provided to it by each market.
•
Second, the Company sorts the remaining Digital Asset Markets from high to low by market-based volume and level of activity of the digital asset traded on each Digital Asset Market in the trailing twelve months.
•
Third, the Company then reviews pricing fluctuations and the degree of variances in price on Digital Asset Markets to identify any material notable variances that may impact the volume or price information of a particular Digital Asset Market.
•
Fourth, the Company then selects a Digital Asset Market as its principal market based on the highest market-based volume, level of activity, and price stability in comparison to the other Digital asset Markets on the list. Based on information reasonably available to the Company, Exchange Markets have the greatest volume and level of activity for the asset. The Company therefore looks to accessible Exchange Markets as opposed to the Brokered Market, Dealer Market, and Principal-to-Principal Markets to determine its principal market.

The Company determines its principal market (or in the absence of a principal market the most advantageous market) annually and conducts a quarterly analysis to determine (i) if there have been recent changes to each Digital Asset Market’s trading volume and level of activity in the trailing twelve months, (ii) if any Digital Asset Markets have developed that the Company has access to, or (iii) if recent changes to each Digital Asset Market’s price stability have occurred that would materially impact the selection of the principal market and necessitate a change in the Company’s determination of its principal market.

Fair Value Measurement

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Certain assets of the Company are required to be recorded at fair value either on a recurring or nonrecurring basis. The Company’s non-financial assets such as property and equipment are recorded at cost. Fair value adjustments are made to these non-financial assets, on a nonrecurring basis, in the period an impairment charge is recognized.

The carrying amounts reflected in the Consolidated Statements of Financial Condition for cash and cash equivalents, prepaid expenses and other assets, accounts payable and accrued expenses and tax payable approximate fair value due to their short-term nature.

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

Property and Equipment, net

Property and equipment are stated at cost, less accumulated depreciation. Maintenance and repairs are charged to expense when incurred. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in current earnings. Depreciation is provided using the straight-line method in amounts considered to be sufficient to amortize the cost of the assets to operations over their estimated useful lives as follows:

Asset	Estimated Useful Life
Computer hardware	3 years
Computer software	3 years
Furniture and fixtures	7 years

Property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets. Factors that the Company considers in deciding when to perform an impairment review include significant changes in the Company’s forecasted projections for the asset or asset group for reasons including, but not limited to, significant changes, or planned changes in the Company’s use of the assets and significant negative industry or economic trends. The impairment test is based on a comparison of the undiscounted cash flows expected to be generated from the use of the asset group. If impairment is indicated, the asset is written down by the amount by which the carrying value of the asset exceeds the related fair value of the asset with the related impairment charge recognized within the Consolidated Statements of Operations (see Note 5).

Leases

The Company accounts for its lease obligations in accordance with FASB ASC Topic 842, Leases (“ASC 842”), which requires the recognition of both (i) a lease liability equal to the present value of the remaining lease payments and (ii) an offsetting right-of-use (“ROU”) asset. ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The lease terms may include options to extend or terminate the lease. These options to extend or terminate are assessed on a lease-by-lease basis, and the ROU assets and lease liabilities are adjusted when it is reasonably certain that an option will be exercised. If a lease arrangement does not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Lease expense associated with leases that have a term of 12 months or less as of the commencement date are recognized as a component of general and administrative expenses on a straight-line basis over the lease term.

Stock-Based Compensation

The Company recognizes stock-based compensation expense for all options and SARs, whether expected to be settled in stock or cash, within the scope of ASC 718, Stock Compensation, that are expected to vest. The awards reference the shares of DCG and not the Company. Awards expected to be settled in cash are recorded as a liability on the books and records of DCG. Stock-based compensation expense is measured at the date of grant, based on the fair value of the award, and is recognized using the straight-line method over the employee’s requisite service period within employee compensation and benefits on the Consolidated Statements of Operations. The awards are accounted for as employee awards under ASC 718. The impact of remeasuring the awards each reporting period is reflected in the Company’s financial statements, as an offset to capital distribution to DCG (i.e., compensation cost with an offsetting entry to capital distribution). The Company does not record a liability related to employee awards given the liability-classified awards are reflected as a liability by DCG and are remeasured at intrinsic value under the practical expedient provided by ASU 2016-09, Compensation–Stock Compensation (“ASU 2016-09”).

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company accounts for SARs that provide for cash settlement in accordance with ASC 718. Compensation cost is recognized for SARs using a straight-line method over the requisite period of the award, which is generally the vesting term, and is included in stock-based compensation on the Consolidated Statements of Operations. SARs are accounted for as employee awards under ASC 718. The impact of remeasuring SARs each reporting period is reflected in the Company’s financial statements, as an offset to capital distribution to DCG (i.e., compensation cost with an offsetting entry to capital distribution). The Company does not record a liability related to SARs given the liability-classified awards are reflected as a liability by DCG and are remeasured at intrinsic value under the practical expedient provided by ASU 2016-09.

Marketing

Marketing expenses primarily include costs related to branding, advertising and marketing programs. Marketing and advertising costs are expensed as incurred.

Income Taxes

The Company is included in the consolidated federal income tax return, as well as various combined state and local income tax returns, with DCG. The Company and DCG have a tax-sharing agreement, pursuant to which the tax attributes are settled as utilized by DCG. The Company’s policy is to reflect the income tax expense or benefit and footnote on a separate return basis.

The Company recognizes deferred income tax assets and liabilities for the expected future tax consequences of events on the financial statements in accordance with FASB ASC Topic 740, Income Taxes. Under ASC 740, deferred income tax assets and liabilities are based on the differences between book value of assets and liabilities on the balance sheet and tax bases of assets and liabilities, by applying the enacted statutory tax rates in effect for the years when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that, in the opinion of Management, is “more-likely-than-not” to be realized.

Under ASC 740-10-25, guidance on accounting for uncertainty in income tax positions describes how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. The guidance requires the Company to determine whether a tax position is “more-likely-than-not” to be sustained upon examination, including the resolution of any related appeals or litigation process, based on the technical merits of the position. For tax positions meeting the “more-likely-than-not-threshold”, the tax benefit recognized in the financial statements is the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement with the relevant taxing authorities.

The Company’s policy is to accrue interest and penalties associated with unrecognized tax benefits, if applicable, as a component of provision for income taxes in the Consolidated Statements of Operations, and the corresponding liability in tax payable, in the Consolidated Statements of Financial Condition.

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In this reporting period, the Company adopted FASB ASU 2023-07, Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures (“ASU 2023-07”). Adoption of the new standard impacted financial statement disclosures only and did not affect the Company’s financial position or the results of its operations. Operating segments are defined as components of an enterprise that engage in business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources and to assess performance. The Company’s Chief Executive Officer and Chief Financial Officer are the Company’s CODM. The CODM monitors the Company’s operations, reviews the financial results, and manages expenses incurred on a consolidated basis. Accordingly, the Company represents a single operating segment. The CODM assesses performance of the reportable segment and decides how to allocate capital and resources based on consolidated net income that is reported on the Consolidated Statements of Operations as Net Income. In addition, segment assets are reflected on the accompanying Consolidated Statements of Financial Condition and significant segment expenses are included on the accompanying Consolidated Statements of Operations.

On January 30, 2025, the SEC issued Staff Accounting Bulletin (“SAB”) No. 122 (“SAB 122”). SAB 122 rescinds the previously issued interpretative guidance included within SAB 121 with respect to accounting for obligations to safeguard crypto assets that an entity holds for its customers. SAB 122 directs an entity to apply FASB ASC (“ASC”) 450-20, Loss Contingencies, to determine whether an entity has a liability related to risk of loss from an obligation to safeguard crypto assets for customers. The Company has adopted SAB 122 as of December 31, 2024 on a retrospective basis. As a result of the adoption of SAB 122, the Company has not recognized a

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

safeguarding customer crypto asset or safeguarding customer crypto liability related to its role as key maintainer for Grayscale Bittensor Trust (TAO) and Grayscale Decentralized AI Fund LLC.

In December 2023, the FASB issued ASU 2023-08, Intangibles—Goodwill and Other—Crypto Assets: Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”). Under this new standard, entities holding digital assets that qualify as “crypto assets” must measure the digital assets at fair value upon initial recognition and at the end of each reporting period, with changes in fair value reported in realized and unrealized gains (losses), net in the Consolidated Statements of Operations. ASU 2023-08 is effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years, for all entities. Early adoption is also permitted. The Company adopted ASU 2023-08 effective January 1, 2023. The adoption of this standard did not have a material impact on the Company's consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (“ASU 2023-09”), to provide more detailed tax disclosure requirements. The guidance requires entities to disclose qualitative information about significant differences between the statutory tax rate and effective tax rate, income taxes paid, and disaggregate information by foreign and domestic income from continuing operations. The disclosure requirements will be applied on a prospective basis, with the option to apply it retrospectively. The effective date for ASU 2023-09 is for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Expense Disaggregation Disclosures (“ASU 2024-03”). ASU 2024-03 amends FASB ASC Topic 220, Comprehensive Income, to expand income statement expense disclosures and require disclosure in the notes to the financial statements of specified information about certain costs and expenses. The effective date for ASU 2024-03 is for fiscal years beginning after December 15, 2026. Early adoption is permitted. The Company is currently evaluating the impact of adopting the standard on the Consolidated Financial Statements.

3.
Digital Assets

The following table presents digital assets held by the Company:

	December 31, 2024
(Amounts in thousands, except unit amounts)	Units	Cost Basis	Fair Value
Ethereum	101	$234	$336
Bittensor	5	2	2
Total digital assets		$236	$338

	December 31, 2023
(Amounts in thousands, except unit amounts)	Units	Cost Basis	Fair Value
Ethereum	67	$116	$154
Stellar	154,660	19	20
Decentraland	37,573	19	20
Total digital assets		$154	$194

The following table presents information about the Company’s digital assets:

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands)	Fair Value
Balance at January 1, 2023	$31,705
Digital assets received for management fees	512,707
Proceeds from sale of digital assets	(300,075)
Digital asset distributions to DCG	(221,787)
Income taxes paid to DCG in digital assets	(39,607)
Realized gain on sale of digital assets, net	17,204
Unrealized gain on digital assets, net	47
Balance at December 31, 2023	194
Digital assets received for management fees	506,078
Proceeds from sale of digital assets	(507,672)
Revenue from staking	4
Realized gain on sale of digital assets, net	1,673
Unrealized gain on digital assets, net	61
Balance at December 31, 2024	$338

Realized gains and losses are calculated using the specific identification method. For the years ended December 31, 2024 and 2023, the Company recorded net realized gains of $1.7 million and $17.2 million, respectively, from the sale of digital assets which is included in realized and unrealized gains, net on the Consolidated Statements of Operations.

4.
Fair Value Measurements

The following table presents information about the Company’s assets measured at fair value as of the Consolidated Statements of Financial Condition date:

		Fair Value Measurement Using
(Amounts in thousands)	Total	Level 1	Level 2	Level 3	Net Asset Value
December 31, 2024
Assets
Investments in money market funds(1)	$71,442	$71,442	$—	$—	$—
Equity investments	1,876	—	—	1,876	—
Digital assets	338	336	2	—	—
Investments in digital asset trusts and funds(2)	1,310	1,061	—	—	249
	$74,966	$72,839	$2	$1,876	$249

December 31, 2023
Assets
Investments in money market funds(1)	$57,436	$57,436	$—	$—	$—
Equity investments	1,862	—	—	1,862	—
Digital assets	194	194	—	—	—
Investments in digital asset trusts and funds(2)	20	—	—	—	20
	$59,512	$57,630	$—	$1,862	$20

(1)
Included in cash and cash equivalents in the Consolidated Statements of Financial Condition.
(2)
Investments not yet quoted on a secondary market are recorded using net asset value and are shown for purposes of reconciling to the Consolidated Statements of Financial Condition.

Equity investments classified as Level 3 primarily represent an investment in an asset manager made in 2021 for which limited distributions have been received to date and no material events or transactions have occurred that would require an adjustment to the carrying value. There were no transfers of financial assets or liabilities to or from Level 3 during the years ended December 31, 2024 and 2023.

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.
Property and Equipment, net

Property and equipment, net consists of the following:

	December 31,
(Amounts in thousands)	2024	2023
Computer hardware	$566	$546
Computer software	1,530	1,314
Furniture and fixtures	120	126
Total property and equipment	2,216	1,986
Accumulated depreciation	(855)	(469)
Total property and equipment, net	$1,361	$1,517

Depreciation expense was $0.7 million and $0.3 million for the years ended December 31, 2024 and 2023, respectively, and is included in general, administrative, and other expense on the Consolidated Statements of Operations. During the year ended December 31, 2024, the Company did not record any impairments of property and equipment. During the year ended December 31, 2023, the Company recorded impairments of property and equipment in the amount of less than $0.1 million, and is included in general, administrative, and other expense on the Consolidated Statement of Operations.

6.
Leases

Effective January 1, 2024, the Company has entered into an operating lease with DCG for its corporate headquarters office facilities. The lease has escalating rent payments through the expiration date of January 31, 2034 with the option to terminate the lease beginning on January 1, 2027. The Company was not party to any lease agreements for the year ended December 31, 2023.

The following table summarizes the Company’s lease cost included in general, administrative and other expense in the Consolidated Statements of Operations for the year ended December 31, 2024:

Year ended December 31,
(Amounts in thousands)	2024
Operating lease cost	$2,678
Total lease cost	$2,678

Supplemental information related to operating leases is summarized below:

Year ended December 31,
(Amounts in thousands)	2024
Operating cash flows for operating leases	$2,071
Right-of-use assets obtained in exchange for lease obligations	$16,010

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table presents information regarding the Company’s operating lease:

(Amounts in thousands)	As of December 31, 2024
Assets
Right-of-use asset, net	$13,981
Total lease assets	$13,981

Liabilities
Operating lease liability, current portion	$1,742
Operating lease liability, net of current portion	12,847
Total lease liability	$14,589

As of December 31, 2024
Weighted average remaining lease term (in years) - operating leases	6.00
Weighted average discount rate - operating leases	4.23%

The following table summarizes the maturities of lease liabilities at December 31, 2024:

(Amounts in thousands)
Fiscal Year ending December 31,	Operating Leases
2025	$2,325
2026	2,507
2027	2,689
2028	2,870
2029	3,052
Thereafter	3,234
Total minimum lease payments	$16,677
Less effects of discounting	(2,088)
Total operating lease liability	$14,589

7.
Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

	December 31,
(Amounts in thousands)	2024	2023
Accrued bonus	$12,954	$9,000
Accounts payable	4,951	2,040
Other accrued expenses	9,871	7,625
Total	$27,776	$18,665

8.
Member’s Equity

As of December 31, 2024, pursuant to the terms of the Limited Liability Company Agreement (the “LLC Agreement”) in effect at the time, the business and affairs of the Company were managed and operated by DCG, which controlled the Company’s sole member. On January 1, 2025, GSI completed an internal corporate reorganization following which the Company is managed by its sole managing member, GSO Intermediate Holdings Corporation, which is an indirectly wholly owned subsidiary of DCG. Please refer to Note 18, Subsequent Events, for more information.

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.
Concentrations

The following table presents information about the Company’s concentration of revenues earned as sponsor or manager of the Grayscale Products:

December 31,
Grayscale Product	2024	2023
Grayscale Bitcoin Trust ETF	57%	70%
Grayscale Ethereum Trust ETF	36%	26%
Grayscale Digital Large Cap Fund, LLC	3%	1%
Grayscale Ethereum Classic Trust (ETC)	1%	1%
Grayscale Litecoin Trust (LTC)	1%	1%

The following table presents information about the Company’s concentration of digital asset holdings:

December 31,
Digital Asset	2024	2023
Ethereum	99%	80%
Bittensor	1%	— %
Stellar	— %	10%
Decentraland	— %	10%

10.
Stock-based Compensation

Digital Currency Group, Inc. 2016 Stock Plan

The 2016 Stock Plan, as amended, (the “2016 Plan”) provides for the grant of stock options and restricted stock to employees, directors, and consultants of DCG or certain subsidiary corporations. As of December 31, 2024 and 2023, the maximum number of shares of common stock that may be issued over the term of the 2016 Plan shall not exceed 7,438,100 shares. Accordingly, DCG has reserved a sufficient number of shares of common stock to permit the exercise of options in accordance with the terms of the 2016 Plan. DCG’s Board of Directors is responsible for administration of the 2016 Plan and has the sole discretion to determine which grantees will be granted awards and the terms and conditions of the awards granted. Option awards are generally granted with an exercise price equal to the market price of DCG’s stock at the date of grant and generally vests 25% on the one-year anniversary from the grant date with the remaining 75% vesting in equal quarterly installments over the following three years and have 10-year contractual terms.

The following table summarizes the activities related to stock options granted by DCG under the 2016 Plan to the Company’s employees:

	Number of Options (in Shares)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding, January 1, 2023	89,024	$117.97	7.90
Granted	107,411	27.93	—
Exercised	—	—	—
Forfeited or cancelled	—	—	—
Outstanding, December 31, 2023	196,435	$68.73	8.73
Granted	21,748	50.92	—
Exercised	(91,121)	27.93	—
Forfeited or cancelled	(48,976)	62.39	—
Outstanding, December 31, 2024	78,086	$115.37	6.84
Exercisable, December 31, 2024	75,796	$114.73	6.85

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

During the years ended December 31, 2024 and 2023, the Company recorded stock-based compensation expense of $1.1 million and $1.5 million, respectively, related to stock options under the 2016 Plan which is included in stock-based compensation expense on the Consolidated Statements of Operations. During the year ended December 31, 2024, the Company modified certain options held by a former key employee to accelerate one year of additional vesting on such awards, resulting in the recognition of incremental stock-based compensation expense of $0.8 million. As of December 31, 2024, no unrecognized compensation expense related to non-vested awards is expected to be recognized over the weighted average remaining vesting period of 1.0 year, which is dependent on the subsequent intrinsic value of the awards.

Digital Currency Group, Inc. Stock Appreciation Rights Plan

The Stock Appreciation Rights Plan (the “SARs Plan”) provides for the grant of stock appreciation rights to employees, directors, and key persons of DCG and any subsidiary. The SARs Plan provides the employees with the right to receive, at the date the rights are exercised, cash settlements in the amount equal to the fair value of the market appreciation of the common stock since the grant date of the rights. The SARs typically vest 25% on the one-year anniversary from the grant date with the remaining 75% vesting in equal quarterly installments over the following three years. DCG’s Board of Directors is responsible for administration of the SARs Plan and has the sole discretion to determine which grantees will be granted awards and the terms and conditions of the awards granted.

The following table summarizes the activities related to SARs granted by DCG under the SARs Plan to the Company’s employees:

	Number of SARs (in Shares)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding, January 1, 2023	345,823	$22.90	2.93
Granted	248,102	27.93	—
Exercised	—	—	—
Forfeited or cancelled	(2,575)	136.52	—
Outstanding, December 31, 2023	591,350	$24.52	5.66
Granted	19,691	27.93	—
Exercised	(313,714)	12.85	—
Forfeited or cancelled	(8,087)	59.23	—
Outstanding, December 31, 2024	289,240	$36.44	6.37
Exercisable, December 31, 2024	178,086	$37.44	5.18

During the years ended December 31, 2024 and 2023, the Company recorded share-based compensation expense of $1.5 million and $11.2 million, respectively, related to SARs which is included in stock-based compensation expense on the Consolidated Statements of Operations. As of December 31, 2024, $2.2 million of unrecognized compensation expense related to non-vested awards is expected to be recognized over the weighted average remaining vesting period of 1.6 years, which is dependent on the subsequent intrinsic value of the awards.

11.
Employee Benefit Plans

The Company has a 401(k) savings plan covering all eligible employees in which the Company can make discretionary contributions from its profits. During the years ended December 31, 2024 and 2023, the expense recognized in connection with this plan was approximately $0.9 million and $0.5 million, respectively, which is included in employee compensation and benefits expense on the Consolidated Statements of Operations.

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.
Income Taxes

The components of the income tax provision for the years ended December 31, 2024 and 2023, are as follows:

	Year ended December 31,
(Amounts in thousands)	2024	2023
Current income tax expense (benefit):
Federal	$72,876	$85,075
State and other	13,950	20,892
	$86,826	$105,967
Deferred income tax expense (benefit):
Federal	2,181	1,561
State and other	572	105
	2,753	1,666
Total income tax expense	$89,579	$107,633

Income tax expense for the years ended December 31, 2024 and 2023, differs from the amount calculated by applying the federal statutory rate of 21% to pretax income as follows:

	Year ended December 31,
(Amounts in thousands)	2024
Tax expense at federal statutory rate	$78,063	21.0%
Increase (decrease) in tax expense at federal statutory rate:
State and local income taxes, net of federal tax	11,352	3.1%
Permanent items	240	0.0%
True-up and rate change	(76)	(0.0)%
Effective tax rate	$89,579	24.1%

	Year ended December 31,
	2023
(Amounts in thousands)	Amount	Rate
Tax expense at federal statutory rate	$90,842	21.0%
Increase (decrease) in tax expense at federal statutory rate:
State and local income taxes, net of federal tax	16,754	3.9%
Permanent items	203	0.1%
True-up and rate change	(166)	(0.1)%
Effective tax rate	$107,633	24.9%

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Temporary differences accumulate in deferred income tax balances and are recorded as deferred tax assets and deferred tax liabilities. On December 31, 2024 and 2023, the components of deferred tax assets and liabilities were as follows:

	Year ended December 31,
(Amounts in thousands)	2024	2023
Deferred tax assets
Compensation and benefits	$1,213	$4,455
Bad debt	300	216
Other	313	40
	$1,826	$4,711
Deferred tax liabilities
Depreciation and amortization	(291)	(280)
Unrealized gains	(116)	(103)
Prepaid expenses	(632)	(968)
Other	(180)	—
	(1,219)	(1,351)
Net deferred tax asset	$607	$3,360

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold of “more-likely-than-not” to be sustained upon examination. The Company has not identified any uncertain tax positions that warrant tax reserves based on the “more-likely-than-not threshold.”

The Company does not have any unrecognized tax benefits to significantly change in the next 12 months.

Management has assessed the positive and negative evidence to determine whether a valuation allowance against the existing gross deferred tax assets is required. Since inception, the Company has generated significant taxable income in each year and projects that sufficient future taxable income will be generated. After consideration of the evidence applicable to the Company, Management believes that it is more-likely-than-not that the gross deferred tax asset will be realized in the future. As a result, at December 31, 2024 and 2023, the Company did not have a valuation allowance recorded against its deferred tax asset.

The Company is included in the consolidated federal income tax return, as well as various combined state and local income tax returns, with DCG. The Company and DCG have a tax-sharing agreement, pursuant to which the tax attributes are settled as utilized by DCG.

The Company is subject to U.S. federal income tax and state and local income tax in multiple jurisdictions. As of December 31, 2024, the earliest year the Company remains subject to examination by the Internal Revenue Service is for the tax year ending December 31, 2021. The earliest year the Company remains subject to examination by state and local tax authorities is the tax year ending December 31, 2018. The combined New York State City return is currently under audit for tax years ending December 31, 2018 to December 31, 2022.

13.
Credit Agreement

On May 15, 2023, the Company entered into an amended Coinbase Post-Trade Financing Agreement with Coinbase Credit, Inc. (the “Credit Agreement”) providing for a $45.0 million post-trade line of credit which may be drawn upon at any time. The Credit Agreement represents an extension of trading credits used in connection with intraday trading of digital assets on the Custodian’s trading platform. Trading credits are settled by way of delivery of the applicable digital assets traded and are typically settled within one business day of the trade order. Borrowings under the Credit Agreement bear interest at a fixed rate of 0.04% simple interest per calendar day to be paid on the basis of the aggregate maximum amount drawn by the Company in the same type of digital asset for which the trade-trade line of credit was utilized.

As of December 31, 2024 and 2023, there were no outstanding amounts drawn from the Credit Agreement.

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.
Commitments and Contingencies

From time to time, the Company is involved in legal matters relating to claims arising in the ordinary course of business. There are currently no such matters pending that the Company believes could have a material adverse effect on its consolidated results of operations, cash flows or financial position. In addition, in the normal course of business, the Company may enter into contracts with service providers that contain general indemnification clauses. The Company has had no claims or payments pursuant to these agreements, and it believes the likelihood of a claim being made is remote. The Company’s estimate of the value of such guarantees is de minimis, and therefore, no accrual has been made in the consolidated financial statements.

15.
Risk and Uncertainties

The Company’s operating activities expose it to various types of risk that are associated with the sponsorship and management of the Grayscale Products, the markets in which the Grayscale Products operate, as well as the risks associated with digital assets as the consideration received for providing such services is denominated in digital assets. The significant types of risks to which the Company is exposed include, but are not limited to market risk, industry risk, regulatory risk, liquidity risk, concentration risk, credit risk, counterparty risk, and digital asset risk. Certain aspects of those risks include, but are not limited to, the risk of loss related to value of accrued receivables from the Grayscale Products and the ultimate value of the digital assets delivered to the Company, and the risk that the Grayscale Products for which revenues are highly concentrated, and their underlying digital assets will decrease in value such that the Company becomes unprofitable or subject to regulatory changes that may adversely affect the Company. The digital asset industry is currently largely unregulated, highly speculative, and volatile. The price of digital assets has a limited history. During such history, digital asset prices have been volatile and subject to influence by many factors including the levels of liquidity. If digital asset markets continue to experience significant price fluctuations, the Company may experience substantial losses. Several factors may affect the price of digital assets, including, but not limited to, global supply and demand, and competition from other forms of digital asset or payment services. The Company plans to mitigate these risks through continued diversification of its investments and operating activities.

Requests to list the shares of other funds on national securities exchanges have been submitted to the SEC. On January 10, 2024 and May 23, 2024, the SEC approved NYSE Arca’s 19b-4 application to list the shares of Grayscale Bitcoin Trust ETF and Grayscale Ethereum Trust ETF, respectively, on NYSE Arca as exchange-traded products. However, even though NYSE Arca’s requests with respect to Grayscale Bitcoin Trust ETF and Grayscale Ethereum Trust ETF were approved, there is no guarantee that a similar application to list shares of the other Grayscale Products, on NYSE Arca or another national securities exchange, would also be approved.

Grayscale Bitcoin Trust ETF and the Company face competition with respect to the creation of competing exchange-traded spot Bitcoin products, among other digital asset vehicles, several of which have applications pending before the SEC or have already received SEC approval. Whether Grayscale Bitcoin Trust ETF, or any other Grayscale Product with a similar application to list shares on NYSE Arca as an exchange-traded product, is successful in maintaining its scale and achieving its intended competitive position may be impacted by a range of factors, including Grayscale Product’s timing in entering the market relative to competing spot Bitcoin or other digital asset exchange traded products and its fee structure relative to those competing products. Competitors of Grayscale Bitcoin Trust ETF, Grayscale Ethereum Trust ETF or other Grayscale Products may also charge a substantially lower fee than the sponsor’s fee in an effort to achieve initial market acceptance and scale, which could cause investors to favor such competing products over Grayscale Bitcoin Trust ETF, Grayscale Ethereum Trust ETF or other Grayscale Products. If Grayscale Bitcoin Trust ETF does not maintain sufficient scale due to competition, the Company may have difficulty raising sufficient revenue to cover the costs associated with maintaining Grayscale Bitcoin Trust ETF or other Grayscale Products.

16.
Related Party Transactions

In accordance with the Trusts’ and Funds’ Trust Agreements and LLC Agreements, respectively, the Company earns a daily management fee ranging from 0.15% - 2.5% of the aggregate value of the applicable Trust’s or Fund’s assets, less liabilities. For the years ended December 31, 2024 and 2023, the Company earned $506.1 million and $512.7 million, respectively, in management fees related to the Trusts and Funds. The revenue is recorded in the management fees, related parties on the Consolidated Statements of Operations. A portion of the management fees was derived from the shares held by DCG, Genesis Global Trading, Inc. and Genesis Global Capital, LLC (“Genesis”), wholly owned subsidiaries of DCG, and certain affiliates of the Company in the Trusts and Funds.

The Company may lend and receive digital asset loans from affiliate companies and generate revenue from interest income earned on such loans. The Company accrues interest income on digital asset loans in the same token in which the loan was issued. The Company did not lend any digital assets during the year ended December 31, 2024. The Company had approximately $0.9 million of digital asset loans to Genesis outstanding as of December 31, 2023. The Company assessed the likelihood of recognizing benefit from certain digital asset loans due from its affiliates and determined recognition of a reserve on all amounts due from Genesis to be appropriate. The

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Company recognized a reserve in the amount of approximately $0.9 million during the year ended December 31, 2023, which is included in provision for related party receivables on the Consolidated Statement of Operations. The Company will continue to assess the applicability of the reserve on these receivables.

On July 23, 2024, Grayscale Ethereum Trust ETF completed its pro rata distribution of 310,158,500 shares of Grayscale Ethereum Mini Trust ETF (the “ETH Trust”) to shareholders of Grayscale Ethereum Trust ETF as of July 18, 2024. In connection therewith, on July 23, 2024, Grayscale Ethereum Trust ETF contributed to the ETH Trust an amount of Ether equal to 10% of the total Ether held by Grayscale Ethereum Trust ETF as of July 18, 2024, equal to 292,262.98913350 Ether, as consideration and in exchange for the issuance of shares of the ETH Trust. The ETH Trust began trading on NYSE Arca on July 31, 2024 under the trading symbol “ETH.” The Company acts as the sponsor of the ETH Trust.

The Company, from time to time, may temporarily waive all or a portion of the management fee of the Grayscale Products in its discretion for stated periods of time. Effective July 23, 2024, the Company waived a portion of the ETH Trust sponsor’s fee for the first six months, so that the fee was 0% of the NAV of the ETH Trust for the first $2.0 billion of the ETH Trust’s assets. As of December 31, 2024, ETH Trust’s assets did not exceed $2.0 billion and no sponsor’s fee for ETH Trust had been incurred. However, after the six-month waiver period expired on January 23, 2025, the sponsor’s fee for ETH Trust is now 0.15%.

On July 31, 2024, Grayscale Bitcoin Trust ETF completed its pro rata distribution of 303,690,100 shares of Grayscale Bitcoin Mini Trust ETF (the “BTC Trust”) to shareholders of Grayscale Bitcoin Trust ETF as of July 30, 2024. In connection therewith, on July 31, 2024, Grayscale Bitcoin Trust ETF contributed to the BTC Trust an amount of Bitcoin equal to 10% of the total Bitcoin held by Grayscale Bitcoin Trust ETF as of the July 31, 2024, equal to 26,935.83753443 Bitcoin, as consideration and in exchange for the issuance of shares of the BTC Trust. The BTC Trust began trading on NYSE Arca on July 31, 2024 under the trading symbol “BTC.” The Company acts as the sponsor of the BTC Trust and earns a daily management fee of 0.15% of the aggregate value of the BTC Trust’s assets, less liabilities.

The Company has made, and may continue to make, distributions of excess cash and digital assets to DCG. During the year ended December 31, 2024, the Company distributed $289.3 million in cash to DCG. Additionally, during the year ended December 31, 2024, the Company paid $94.9 million to DCG as payment for income taxes. During the year ended December 31, 2023, the Company distributed $266.6 million to DCG, of which $44.8 million was distributed in cash and $221.8 million was distributed in digital assets. Additionally, during the year ended December 31, 2023, $103.9 million of the total distribution to DCG represented payment for income taxes, which consisted of $64.3 million in cash and $39.6 million in digital assets.

The Company recognizes stock-based compensation expense for all options and other arrangements. The awards reference the shares of DCG and not the Company. Awards expected to be settled in cash are recorded as a liability on the books and records of DCG.

DCG also provides certain shared services to the Company including, but not limited to, occupancy, food services, maintenance and security. In addition, effective January 1, 2024, the Company signed an operating lease with DCG for its corporate headquarters office facilities in Stamford, CT. The term of the operating lease agreement commenced on January 1, 2024 and continues until January 31, 2034, unless terminated sooner by either party in accordance with the lease agreement.

17.
Legal Proceedings

The Company and Grayscale Bitcoin Trust ETF, are currently parties to the following legal proceeding:

On January 30, 2023, Osprey Funds, LLC (“Osprey”) filed a suit in Connecticut Superior Court against the Company alleging that statements the Company made in its advertising and promotion of Grayscale Bitcoin Trust ETF violated the Connecticut Unfair Trade Practices Act (“CUPTA”), and seeking statutory damages and injunctive relief. On April 17, 2023, the Company filed a motion to dismiss the complaint and, following briefing, a hearing on the motion to dismiss was held on June 26, 2023. On October 23, 2023, the Court denied the Company’s motion to dismiss. On November 6, 2023, the Company filed a motion for reargument of the Court’s order denying the Company’s motion to dismiss. On November 16, 2023, Osprey filed an opposition to the Company’s motion for reargument, and on November 30, 2023, the Company filed a reply in further support of its motion for reargument. On March 11, 2024, the Court denied the Company’s motion for reargument. On March 25, 2024, the Company filed an application for interlocutory appeal. On March 28, 2024, Osprey filed an opposition to the Company’s application for interlocutory appeal. On April 1, 2024, the Court denied the Company’s application for interlocutory appeal. On April 10, 2024, Osprey filed a motion to amend the complaint. The amended complaint went into effect on April 25, 2024. A scheduling order was entered by the Court with trial scheduled to begin on July 15, 2025. On July 31, 2024, the Company filed a motion to strike the amended complaint. On August 30, 2024, Osprey filed an opposition to the Company’s motion to strike the amended complaint. On October 11, 2024, the Court denied the Company’s motion to strike. On

GRAYSCALE OPERATING, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

November 22, 2024, the Company filed a motion for summary judgment on the grounds that CUTPA does not apply to practices undertaken in connection with the purchase and sale of securities, and the Court granted the Company’s motion for summary judgment on February 7, 2025. On February 10, 2025, Osprey filed a motion for reargument. The Company and the Grayscale Bitcoin Trust ETF believe that judgment was properly granted in their favor and intend to vigorously defend against any attempts to overturn the judgment.

As of the date of this report, the Company does not expect the foregoing proceeding to have a material adverse effect on the Company’s business, financial condition, or results of operations.

The Company may be subject to various litigation, regulatory investigations, and other legal proceedings that arise in the ordinary course of its business.

18.
Subsequent Events

The Company has evaluated subsequent events through July 8, 2025, the date these consolidated financial statements were available to be issued.

On January 1, 2025, Grayscale Investments, LLC (“GSI”) consummated an internal corporate reorganization (the “Reorganization”). On January 1, 2025, GSI entered into an agreement and plan of merger with GSO and DCG Grayscale Holdco, LLC (“DGH”), a direct wholly-owned subsidiary of DCG, pursuant to which GSI merged with and into GSO, with GSO surviving the merger as a wholly-owned subsidiary of DGH (the “Merger”). As a result of the Merger, GSO succeeded by operation of law to all the rights, powers, privileges and franchises and became subject to all of the obligations, liabilities, restrictions and disabilities of GSI, including with respect to the Sponsor Contracts (as defined below), all as provided under the Delaware Limited Liability Company Act. Effective January 1, 2025, GSS and GSA are direct wholly-owned subsidiaries of GSO. In addition, on January 1, 2025, GSO Intermediate Holding Corporation (“GSOIH”), which is a direct wholly-owned subsidiary of DGH, became the sole managing member of GSO.

In connection with the Reorganization, on January 1, 2025, and promptly following the effectiveness of the Merger, GSO assigned certain contracts pertaining to its role as sponsor and manager of the Grayscale Products (such contracts, the “Sponsor Contracts”) to GSIS, whereby GSIS assumed all of the rights and obligations of GSO under the Sponsor Contracts. Other than the assumption of the Sponsor Contracts by GSIS, the Reorganization does not alter the rights or obligations under any of the Sponsor Contracts.

In connection with the Reorganization, on January 1, 2025, and promptly following the effectiveness of the Merger, GSO and GSIS executed a Certificate of Admission, pursuant to which GSIS was admitted as an additional sponsor or manager of the Grayscale Products. On January 3, 2025, GSO voluntarily withdrew as a sponsor or manager of the Grayscale Products, and, effective May 3, 2025, GSIS shall be the sole remaining sponsor or manager of the Grayscale Products.

The Reorganization did not have a material impact on the operations of the Company.

In March 2025, GSO, as sponsor and manager of Grayscale Bittensor Trust (TAO) and Grayscale Decentralized AI Fund LLC, engaged third-party service providers to custody the Bittensor (“TAO”) of trust and fund, respectively. The custodians are responsible for safeguarding the TAO held by the trust and fund, and holding the private key(s) that provide access to the trust and fund’s digital wallets and vaults. As a result, the Company no longer serves as key maintainer of Grayscale Bittensor (TAO) of Grayscale Bittensor Trust (TAO) and Grayscale Decentralized AI Fund LLC.

On February 10, 2025, Osprey filed a motion for reargument and the Court denied Osprey’s motion for reargument on March 19, 2025. On March 31, 2025, Osprey filed a Notice of Appeal of the summary judgment decision and the Court’s denial of the motion for reargument to the Connecticut Appellate Court. On May 12, 2025, Osprey withdrew the amended complaint and the appeal.

On May 19, 2025, Genesis Global Capital, LLC (“Genesis Capital”) and Genesis Asia Pacific Pte. Ltd. (“Genesis Asia”) filed a complaint in the United States Bankruptcy Court for the Southern District of New York (“SDNY Bankruptcy Court”) against DCG and certain of its affiliates including the Company alleging that Genesis Capital made certain preferential transfers to the Company during the preference period prior to Genesis Capital’s filing of a bankruptcy petition in SDNY Bankruptcy Court while the Company was allegedly an insider to Genesis Capital pursuant to 11 U.S.C. § 101(31). Genesis Capital seeks to avoid the alleged preferential transfers pursuant to 11 U.S.C. § 547(b), as well as recovery of property and disallowance of claims. The Company believes this lawsuit is without merit and intends to vigorously defend against it.

Shares

Class A common stock

PRELIMINARY PROSPECTUS

, 2025

Morgan Stanley	BofA Securities	Jefferies	Cantor

Wells Fargo Securities	Canaccord Genuity	Piper Sandler	Keefe, Bruyette & Woods A Stifel Company	Needham & Company

Benchmark A StoneX Company	Compass Point

Until , 2026, all dealers that buy, sell or trade our shares of Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Estimated expenses, other than underwriting discounts and commissions, of the sale of our Class A common stock, are as follows (in thousands):

Amount to Be Paid
SEC registration fee	$	*
FINRA filing fee		*
Listing fee		*
Transfer agent and registrar’s fees		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*
Total	$	*

* To be provided by amendment.

Each of the amounts set forth above, other than the SEC registration fee and the FINRA filing fee, is an estimate.

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s amended and restated bylaws provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a director for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) for an officer in any action by or in the right of the corporation. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding all securities sold or issued by the predecessors, including to the registrant, in the three years preceding the date of this registration statement. No underwriters were involved in these sales. There was no general solicitation of investors or advertising, and we did not pay or give, directly or indirectly, any commission or other remuneration, in connection with the offering of these shares. In each of the transactions described below, the recipients of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.

(a)
Class A common stock

On October 22, 2025, in connection with the transactions that we refer to as the Private Placement Reorganization, we issued 3,006,000 shares of Class A common stock to GSO Intermediate Holdings Corporation in exchange for 3,006,000 LLC Units of Grayscale Operating, LLC.

(b)
Class B common stock

On October 22, 2025, in connection with the transactions that we refer to as the Private Placement Reorganization, we issued 86,994,000 shares of Class B common stock to GSO Intermediate Holdings Corporation for nominal consideration.

(c)
Series A Convertible Preferred Stock

On October 22, 2025, we issued and sold 25,000,000 shares of our Series A Convertible Preferred Stock at a price per share of $10 in a private placement transaction. These shares of Series A Convertible Preferred Stock were issued to a limited number of investors, all of which have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the prospective investment.

The offers, sales and issuances of the securities described in (a), (b) and (c) above were exempt from registration under the Securities Act of 1933 in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

Item 16. Exhibits and Financial Statement Schedules

(a)
Exhibits.

See the Exhibit index on the page immediately preceding the signature page for a list of exhibits filed as part of this registration statement, which Exhibit index is incorporated herein by reference.

(b)
Financial statement schedules.

All financial statement schedules are omitted because they are not required or are not applicable, or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Form of Second Amended and Restated Certificate of Incorporation of Grayscale Investments, Inc. to be in effect prior to the consummation of the offering made under this Registration Statement
3.2*	Form of Second Amended and Restated By-Laws of Grayscale Investments, Inc. to be in effect prior to the consummation of the offering made under this Registration Statement
3.3#	Certificate of Designation of Preferences, Rights and Limitations of the Convertible Preferred Stock
5.1*	Opinion of Davis Polk & Wardwell LLP
10.1*	Form of Third Amended and Restated Limited Liability Company Agreement of Grayscale Operating, LLC
10.2*	Form of Registration Rights Agreement between Grayscale Investments, Inc. and the Pre-IPO LLC Members
10.3#	Tax Receivable Agreement, dated October 22, 2025, between Grayscale Investments, Inc. and the Pre-IPO LLC Members
10.4*	Form of Stockholders Agreement between Grayscale Investments, Inc. and the Pre-IPO LLC Members
10.5*	Form of Indemnification Agreement for Directors and Officers
10.6*	Grayscale Investments, Inc. Amended & Restated Omnibus Incentive Plan
10.7*	Grayscale Investments, Inc. Employee Stock Purchase Plan
10.8	Form of Stock Option Grant Notice and Stock Option Award Terms under the Grayscale Investments, Inc. Omnibus Incentive Plan (Pre-IPO)
10.9*	Form of Restricted Stock Unit Award Agreement under the Grayscale Investments, Inc. Omnibus Incentive Plan (IPO Founder Award)
10.10*	Form of Restricted Stock Unit Award Agreement under the Grayscale Investments, Inc. Omnibus Incentive Plan (IPO Executive Awards)
10.11	Digital Currency Group, Inc. 2016 Stock Option and Grant Plan
10.12	Form of Non-Qualified Stock Option Agreement under the Digital Currency Group, Inc. 2016 Stock Option and Grant Plan
10.13	Digital Currency Group, Inc. Stock Appreciation Rights Plan
10.14	Form of Stock Appreciation Rights Agreements under the Digital Currency Group, Inc. Stock Appreciation Rights Plan
10.15#	Second Amended & Restated Employment Agreement, between Peter Mintzberg and Grayscale Operating, LLC, dated as of October 16, 2025
10.16#	Employment Agreement, between Edward McGee and Grayscale Operating, LLC, dated as of October 22, 2025
10.17*	Employment Agreement, between Craig Salm and Grayscale Operating, LLC, dated as of October 22, 2025
10.18*	Employment Agreement, between Diana Zhang and Grayscale Operating, LLC, dated as of April 3, 2025
10.19†#	Separation Agreement between Michael Sonnenshein and Grayscale Investments, LLC, dated June 25, 2024
10.20*	Separation Agreement between Hugh Ross and Grayscale Operating, LLC, dated April 28, 2025
10.21	Form of Retention Bonus Letter
10.22*	Non-Employee Director Compensation Policy
10.23†#	BTC Mini Prime Broker Agreement, dated May 2, 2024, among Coinbase, Inc. and Grayscale Bitcoin Mini Trust and Grayscale Investments Sponsors, LLC
10.24†#	ETH Mini Prime Broker Agreement, dated May 23, 2024 among Coinbase, Inc. and Grayscale Ethereum Mini Trust and Grayscale Investments Sponsors, LLC
10.25†#	ETHE Prime Broker Agreement, dated May 22, 2024 among Coinbase, Inc. and Grayscale Ethereum Trust and Grayscale Investments Sponsors, LLC
10.26†#	GBTC Prime Broker Agreement, dated December 29, 2023 among Coinbase, Inc. and Grayscale Bitcoin Trust and Grayscale Investments Sponsors, LLC
10.27#	Investors’ Rights Agreement, dated October 22, 2025, among Grayscale Investments, Inc. and the investors listed therein
21.1	Subsidiaries of the registrant
23.1	Consent of KPMG LLP (Grayscale Investments, Inc.)
23.2	Consent of KPMG LLP (Grayscale Operating, LLC)
23.3*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
107	Filing Fee Table

* To be filed by amendment.

† Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S‑K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

# Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S‑K as the registrant has determined that (i) the omitted information is not material and (ii) the omitted information is the type that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 13th day of November 2025.

Grayscale Investments, Inc.
By:	/s/ Peter Mintzberg
Name: Peter Mintzberg
Title: Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter Mintzberg, Craig Salm and Edward McGee his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Mintzberg	Chief Executive Officer and Director (principal executive officer)	November 13, 2025
Peter Mintzberg

/s/ Edward McGee	Chief Financial Officer and Director (principal financial officer and principal accounting officer)	November 13, 2025
Edward McGee

/s/ Barry Silbert	Director	November 13, 2025
Barry Silbert

/s/ Mark Shifke	Director	November 13, 2025
Mark Shifke

/s/ Simon Koster	Director	November 13, 2025
Simon Koster